                                                 This filing is made pursuant to
                                                 Rule 424(b)(3) under the
                                                 Securities Act of 1933 in
                                                 connection with Registration
                                                 No. 333-46031





                         ST. JOSEPH MEDICAL CORPORATION
                        505 SOUTH MAIN STREET, SUITE 200
                            ORANGE, CALIFORNIA 92868


                                                               FEBRUARY 17, 1998


Dear Shareholder:


     You are cordially invited to attend a Special Meeting of Shareholders of St. Joseph Medical Corporation ("SJMC"), which will be held at 9:00 a.m., local time, on March 19, 1998 at 505 South Main Street, Suite 200, Orange, California (the "SJMC Special Meeting").



     At the SJMC Special Meeting, holders of SJMC Class A Voting Common Stock and SJMC Class B Non-Voting Common Stock (together, the "SJMC Common Stock") will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of January 21, 1998, as amended as of January 28, 1998 (the "Merger Agreement") by and among FPA Medical Management, Inc. ("FPA"), FPA Medical Management of California, Inc., a wholly owned subsidiary of FPA ("FPA California"), Orange Coast Managed Care Services, Inc. ("OCMCS") and SJMC. A copy of the Merger Agreement is included as Appendix A to the attached Proxy Statement/Prospectus. On the terms and subject to the conditions of the Merger Agreement, SJMC will be merged with and into FPA California (the "SJMC Merger") and immediately thereafter OCMCS will be merged with and into FPA California (the "OCMCS Merger") (together, the "Combined Merger"). Both the SJMC Merger and the OCMCS Merger must be approved for the Combined Merger to be consummated. As a result of the SJMC Merger and the OCMCS Merger, SJMC and OCMCS will cease to exist as separate entities.



     Upon consummation of the SJMC Merger, each outstanding share of SJMC Common Stock will be converted into the right to receive a number of shares of FPA Common Stock equal to the SJMC Exchange Ratio, which is based on a formula set forth in the Merger Agreement and described in the attached Proxy Statement/Prospectus. SHAREHOLDERS OF SJMC WILL BE ABLE TO OBTAIN THE SJMC EXCHANGE RATIO BEGINNING AT THE END OF THE SECOND BUSINESS DAY PRECEDING THE SJMC SPECIAL MEETING BY CALLING (714) 560-5088. SHAREHOLDERS WHO LIVE OUTSIDE THE LOCAL CALLING AREA MAY CALL COLLECT FROM 9:00 A.M. TO 5:00 P.M., LOCAL TIME.


     THE BOARD OF DIRECTORS OF SJMC, AFTER CAREFUL CONSIDERATION, HAS APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE SJMC MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, SJMC AND ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     Please complete, sign, date and promptly return the accompanying proxy even if you are planning to attend the meeting. A return envelope is enclosed for your use and no postage is required if mailed in the United States. If you do attend the SJMC Special Meeting and wish to vote in person, you may revoke your proxy at that time.

                                          Very truly yours,

                                          /s/ R. WILLIAM BUSTER, M.D.

                                          R. William Buster, M.D.
                                          President

                    ORANGE COAST MANAGED CARE SERVICES, INC.
                        505 SOUTH MAIN STREET, SUITE 200
                            ORANGE, CALIFORNIA 92868


                                                               February 17, 1998


Dear Stockholder:


     You are cordially invited to attend a Special Meeting of Stockholders of Orange Coast Managed Care Services, Inc. ("OCMCS"), which will be held at 9:00 a.m., local time, on March 19, 1998 at 505 South Main Street, Suite 200, Orange, California (the "OCMCS Special Meeting").



     At the OCMCS Special Meeting, holders of OCMCS' Common Stock, OCMCS' Series A Preferred Stock and OCMCS' Series B Preferred Stock (the Series A and Series B Preferred Stock hereinafter referred to as the "OCMCS Preferred Stock", and together with the OCMCS Common Stock, hereinafter referred to as the "OCMCS Voting Securities") will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of January 21, 1998, as amended as of January 28, 1998 (the "Merger Agreement") by and among FPA Medical Management, Inc. ("FPA"), FPA Medical Management of California, Inc., a wholly owned subsidiary of FPA ("FPA California"), St. Joseph Medical Corporation ("SJMC") and OCMCS. A copy of the Merger Agreement is included as Appendix A to the attached Proxy Statement/Prospectus. On the terms and subject to the conditions of the Merger Agreement, SJMC will be merged with and into FPA California (the "SJMC Merger") and immediately thereafter OCMCS will be merged with and into FPA California (the "OCMCS Merger") (together, the "Combined Merger"). Both the SJMC Merger and the OCMCS Merger must be approved for the Combined Merger to be consummated. As a result of the SJMC Merger and the OCMCS Merger, SJMC and OCMCS will cease to exist as separate entities.



     Upon consummation of the OCMCS Merger, each outstanding share of OCMCS Common Stock (including shares of OCMCS Common Stock underlying OCMCS Series B Preferred Stock, on an as-converted basis, and including shares of OCMCS Common Stock underlying fully vested options, assuming payment of the exercise price for such options) will be converted into the right to receive a number of shares of FPA Common Stock equal to the OCMCS Exchange Ratio, which is based on a formula set forth in the Merger Agreement and described in the attached Proxy Statement/Prospectus. STOCKHOLDERS AND OPTIONHOLDERS OF OCMCS WILL BE ABLE TO OBTAIN THE OCMCS EXCHANGE RATIO BEGINNING AT THE END OF THE SECOND BUSINESS DAY PRECEDING THE OCMCS SPECIAL MEETING BY CALLING (714) 560-5088. STOCKHOLDERS WHO LIVE OUTSIDE THE LOCAL CALLING AREA MAY CALL COLLECT FROM 9:00 A.M. TO 5:00 P.M., LOCAL TIME.


     THE BOARD OF DIRECTORS OF OCMCS, AFTER CAREFUL CONSIDERATION, HAS APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE OCMCS MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, OCMCS AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     Please complete, sign, date and promptly return the accompanying proxy even if you are planning to attend the meeting. A return envelope is enclosed for your use and no postage is required if mailed in the United States. If you do attend the OCMCS Special Meeting and wish to vote in person, you may revoke your proxy at that time.
                                          Very truly yours,

                                          /s/ CHARLES T. MADDEN

                                          Charles T. Madden
                                          President and Chief Executive Officer

     ST. JOSEPH MEDICAL         ORANGE COAST MANAGED            FPA MEDICAL
        CORPORATION             CARE SERVICES, INC.           MANAGEMENT, INC.
      PROXY STATEMENT             PROXY STATEMENT                PROSPECTUS
                                                              3,846,154 SHARES
                                                                COMMON STOCK


     This Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to the shareholders of St. Joseph Medical Corporation, a California professional corporation ("SJMC"), and to the stockholders of Orange Coast Managed Care Services, Inc., a Delaware corporation ("OCMCS"), in connection with the solicitation of proxies by the Board of Directors of SJMC (the "SJMC Board") and by the Board of Directors of OCMCS (the "OCMCS Board") for use at a Special Meeting of SJMC shareholders to be held at 505 South Main Street, Suite 200, Orange, California on March 19, 1998, at 9:00 a.m. local time (the "SJMC Special Meeting") and at a Special Meeting of OCMCS stockholders to be held at 505 South Main Street, Suite 200, Orange, California on March 19, 1998, at 9:00 a.m. local time (the "OCMCS Special Meeting"). At the SJMC Special Meeting and the OCMCS Special Meeting, the shareholders of SJMC and the stockholders of OCMCS, respectively, will be asked to approve the Agreement and Plan of Merger dated as of January 21, 1998, as amended as of January 28, 1998 (the "Merger Agreement"), by and among FPA Medical Management, Inc., a Delaware corporation ("FPA"), FPA Medical Management of California, Inc., a California corporation and wholly owned subsidiary of FPA ("FPA California"), SJMC and OCMCS, relating to the merger of SJMC with and into FPA California (the "SJMC Merger") and immediately thereafter the merger of OCMCS with and into FPA California (the "OCMCS Merger" and, collectively with the SJMC Merger, the "Combined Merger"). Both the SJMC Merger and the OCMCS Merger must be approved for the Combined Merger to be consummated. As a result of the Combined Merger, SJMC and OCMCS will cease to exist as separate entities. See "THE MERGER AGREEMENT -- The Combined Merger." A copy of the Merger Agreement is included in the Proxy Statement/Prospectus as Appendix A and incorporated by reference herein.


     The aggregate number of shares of FPA Common Stock, par value $.002 per share ("FPA Common Stock"), to be issued in the Combined Merger (the "Merger Consideration") shall be determined based on the average of the closing prices of FPA Common Stock for the twenty-one (21) consecutive trading days ending on the second trading day prior to Closing (as defined below) as reported on the Nasdaq National Market System ("Nasdaq") (the "FPA Closing Price"). The following table sets forth the calculation of the aggregate number of shares of FPA Common Stock to be issued as the Merger Consideration depending on the FPA Closing Price:

                  FPA CLOSING PRICE                              MERGER CONSIDERATION
    ----------------------------------------------  ----------------------------------------------
    Greater than $24.00                             2,500,000
    Less than or equal to $24.00 and greater than   the quotient equal to $60,000,000 divided by
      or equal to $20.6897                          FPA Closing Price
    Less than $20.6897 and greater than $17.24      2,900,000
    Less than or equal to $17.24                    the quotient equal to $50,000,000 divided by
                                                    FPA Closing Price

     If the FPA Closing Price is less than $15.00, FPA may terminate the Merger Agreement. See "THE MERGER AGREEMENT -- Termination."

     SEE "RISK FACTORS" BEGINNING AT PAGE 29 FOR A DISCUSSION OF CERTAIN CONSIDERATIONS IN EVALUATING THE COMBINED MERGER AND FPA.


     In connection with the Combined Merger (i) each outstanding share of SJMC Class A Voting Common Stock, par value $.001 per share, and each outstanding share of SJMC Class B Non-Voting Common Stock, par value $.001 per share (collectively, the "SJMC Common Stock"), will be exchanged for the right to receive a number of shares of FPA Common Stock equal to the SJMC Exchange Ratio (as defined below) and (ii) each outstanding share of OCMCS Common Stock, par value $.001 per share (the "OCMCS Common Stock"), including for such purpose the shares of OCMCS Common Stock underlying (A) each outstanding share of OCMCS Series B Preferred Stock, par value $.001 per share (the "OCMCS Series B Preferred Stock"), and (B) each option to purchase shares of OCMCS Common Stock (the "OCMCS Options") (taking into account accelerated vesting of such OCMCS Options as a result of the OCMCS Merger), will be exchanged for the right to receive a number of shares of FPA Common Stock equal to the OCMCS Exchange Ratio (as defined below) (collectively, the "Exchange Ratios"). The outstanding shares of OCMCS Common Stock, the shares of OCMCS Common Stock underlying the OCMCS Series B Preferred Stock and the shares of OCMCS Common Stock underlying the OCMCS Options are collectively referred to herein as the "OCMCS Stock."

                                                        (continued on next page)

 THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
  SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS FEBRUARY 17, 1998.

     The outstanding shares of OCMCS Series A Preferred Stock, par value $.001 per share (the "OCMCS Series A Preferred Stock"), all of which are held by SJMC, will be cancelled without consideration in connection with the OCMCS Merger. The portion of the Merger Consideration to be allocated to the SJMC shareholders is expressed by the fraction, the numerator of which shall be the number of shares of OCMCS Common Stock into which the shares of OCMCS Series A Preferred Stock held by SJMC are convertible, and the denominator of which shall be the sum of
(i) the shares of OCMCS Stock and (ii) the number of shares of OCMCS Common Stock into which the shares of the OCMCS Series A Preferred Stock held by SJMC are convertible (such fraction is hereinafter referred to as the "SJMC Percentage"), both as of the Effective Time (as defined below) of the Merger Agreement. The percentage of the Merger Consideration to be allocated to the OCMCS stockholders is equal to 100% minus the SJMC Percentage (the "OCMCS Percentage"). The Exchange Ratios can be represented by the following formulas:


                                              Merger Consideration X SJMC Percentage
                  SJMC Exchange Ratio   =      Number of shares of SJMC Common Stock

                                              Merger Consideration X OCMCS Percentage
                  OCMCS Exchange Ratio  =         Number of shares of OCMCS Stock


     The determination of the Merger Consideration and the calculation of the SJMC Exchange Ratio and the OCMCS Exchange Ratio are more fully described in this Proxy Statement/Prospectus. See "THE COMBINED MERGER -- Merger Consideration." SHAREHOLDERS OF SJMC COMMON STOCK, STOCKHOLDERS OF OCMCS COMMON STOCK AND OCMCS SERIES B PREFERRED STOCK AND HOLDERS OF OCMCS OPTIONS WILL BE ABLE TO OBTAIN THE SJMC EXCHANGE RATIO AND THE OCMCS EXCHANGE RATIO BEGINNING AT THE END OF THE SECOND BUSINESS DAY PRECEDING THE DAY OF THE SJMC SPECIAL MEETING AND THE OCMCS SPECIAL MEETING BY CALLING (714) 560-5088. SJMC SHAREHOLDERS AND OCMCS STOCKHOLDERS WHO LIVE OUTSIDE THE LOCAL CALLING AREA MAY CALL COLLECT FROM 9:00 A.M. TO 5:00 P.M., LOCAL TIME.


     An affirmative vote for the Merger Agreement by an OCMCS stockholder or SJMC shareholder shall constitute agreement by such stockholder or shareholder to the indemnification provisions of the Merger Agreement and shall limit the ability of FPA and FPA California to claim for indemnification and recover from such stockholder or shareholder more than the value of the merger consideration received by such OCMCS stockholder or SJMC shareholder. See "THE MERGER AGREEMENT -- Indemnification."


     The shares of FPA Common Stock are traded on Nasdaq under the symbol "FPAM." On February 12, 1998, the closing price of FPA Common Stock was $22.25. Assuming the FPA Closing Price was equal to $22.25, and based on the number of shares of OCMCS Stock and SJMC Common Stock on February 12, 1998, the Merger Consideration would consist of 2,696,629 shares of FPA Common Stock; 1,530,337 of such shares would be allocated to the SJMC Merger (the "SJMC Merger Consideration") and 1,166,292 of such shares would be allocated to the OCMCS Merger (the "OCMCS Merger Consideration"). The SJMC Exchange Ratio would be
2.1670 and the OCMCS Exchange Ratio would be 0.2131.


     The shares of FPA Common Stock to be received in exchange for the OCMCS Common Stock, the OCMCS Preferred Stock and the OCMCS Options (except as otherwise provided in the Merger Agreement) shall be contractually restricted from sale, transfer or other disposition for a period of 90 days commencing as of the Effective Time.


     To the extent that FPA, FPA California, SJMC or OCMCS waive compliance with material provisions of or conditions to consummation of the Combined Merger, FPA, FPA California, SJMC and OCMCS will amend this Proxy Statement/Prospectus, and SJMC and OCMCS will resolicit stockholder votes to the extent required by law.



     This Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to shareholders of SJMC and stockholders of OCMCS on or about February 17, 1998.


     This Proxy Statement/Prospectus also constitutes the Prospectus of FPA filed as part of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of FPA Common Stock to be issued to shareholders of SJMC and stockholders of OCMCS in the Combined Merger.

     No persons have been authorized to give any information or to make any representation other than those contained in this Proxy Statement/Prospectus in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, such information or representation should not be relied upon as having been authorized by FPA, FPA California, SJMC or OCMCS. This Proxy Statement/Prospectus does not constitute an offer to sell, or the solicitation of an offer to purchase, any securities, or the solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation of an offer or proxy solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities offered hereby shall, under any circumstances, create any implication that there has been no change in the affairs of FPA, FPA California, SJMC or OCMCS since the date hereof or that the information set forth or incorporated by reference herein is correct as of any time subsequent to its date. All information herein with respect to FPA and FPA California has been furnished by FPA, all information herein with respect to SJMC has been furnished by SJMC, and all information herein with respect to OCMCS has been furnished by OCMCS.

                             AVAILABLE INFORMATION

     FPA is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the offices of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Regional Offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or from the Commission's Internet Web site at http://www.sec.gov. Shares of FPA Common Stock are traded on the Nasdaq National Market System under the symbol FPAM. Reports and other information concerning the registrant may be inspected at the Nasdaq National Market.

     FPA has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-4 with respect to the securities offered hereby. This Proxy Statement/Prospectus also constitutes the Prospectus of FPA filed as part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules of the Commission. Statements made in this Proxy Statement/Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be qualified in its entirety by such reference. The Registration Statement and any amendments thereto, including exhibits filed as part thereof, are available for inspection and copying at the Commission's offices as described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by FPA (File No. 0-24276) with the Commission pursuant to the Exchange Act, are incorporated by reference in this Proxy Statement/Prospectus:

     1. FPA's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission on March 31, 1997, as amended by Form 10-K/A filed with the Commission on April 29, 1997.

     2. FPA's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 filed with the Commission on May 15, 1997.

     3. FPA's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 filed with the Commission on August 14, 1997.

     4. FPA's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 filed with the Commission on November 14, 1997.

     5. FPA's Current Report on Form 8-K dated March 17, 1997 filed with the Commission on May 16, 1997, as amended by Form 8-K/A filed with the Commission on May 28, 1997.

     6. FPA's Current Report on Form 8-K dated July 31, 1997 filed with the Commission on July 31, 1997, as amended by Form 8-K/A filed with the Commission on October 10, 1997.

     7. The audited combined balance sheets of Foundation Health Medical Services (a wholly owned subsidiary of Foundation Health Corporation) and affiliates as of June 30, 1995 and 1996 and the related combined statements of operations, shareholders' deficit and cash flows for each of the three years in the period ended June 30, 1996 contained in FPA's Registration Statement on Form S-4 dated February 13, 1997.

     8. FPA's Current Report on Form 8-K dated December 9, 1997 filed with the Commission on December 10, 1997.

     9. The description of the FPA Common Stock contained in FPA's Registration Statement on Form 8-A dated October 20, 1994.


     All documents and reports subsequently filed by FPA pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the OCMCS and SJMC Special Meetings shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or with respect to FPA in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded, except as so modified or superseded, shall not be deemed to constitute a part of this Proxy Statement/Prospectus.


     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHICH THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, WITHOUT CHARGE, ON WRITTEN OR ORAL REQUEST DIRECTED TO FPA MEDICAL MANAGEMENT, INC., 3636 NOBEL DRIVE, SUITE 200, SAN DIEGO, CALIFORNIA 92122, ATTENTION: JAMES A. LEBOVITZ (TELEPHONE NUMBER (619) 453-1000). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MARCH 12, 1998, THE DATE WHICH IS FIVE BUSINESS DAYS PRIOR TO THE DATE OF THE SJMC AND OCMCS SPECIAL MEETINGS.


     Some of the information presented in this Proxy Statement/Prospectus constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The safe harbor provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward looking statements made by SJMC or OCMCS. Although FPA, FPA California, SJMC and OCMCS believe that their expectations are based on reasonable assumptions within the bounds of their knowledge of their respective businesses and operations, there can be no assurance that actual results of FPA's, FPA California's, SJMC's or OCMCS' operations will not differ materially from expectations. Factors which could cause actual results to differ from expectations include, among others, FPA's ability to successfully integrate acquisitions, FPA's ability to manage growth, the difficulty of controlling health care costs, the reliance of FPA on capitated revenue and FPA's ability to comply with governmental and other regulations, laws and licenses. Specific reference is made to the risks and uncertainties described under "RISK FACTORS," and contained in FPA's periodic reports and registration statements filed with the Commission.

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
AVAILABLE INFORMATION.................................................................    2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................    2
GLOSSARY OF CERTAIN DEFINED TERMS.....................................................    6
SUMMARY...............................................................................    9
  FPA MEDICAL MANAGEMENT, INC.........................................................    9
  THE COMBINED MERGER.................................................................   13
  THE SJMC SPECIAL MEETING............................................................   23
  THE OCMCS SPECIAL MEETING...........................................................   25
  FPA, SJMC AND OCMCS COMPARATIVE PER SHARE DATA......................................   27
  MARKET PRICE AND DIVIDEND DATA......................................................   28
RISK FACTORS..........................................................................   29
  Risks Relating to FPA...............................................................   29
  Risks Relating to SJMC and OCMCS....................................................   39
  Risks Relating to the Combined Merger...............................................   41
THE SJMC SPECIAL MEETING..............................................................   43
  Date, Time and Place................................................................   43
  Purpose of the SJMC Special Meeting.................................................   43
  Revocation of Proxies...............................................................   43
  Quorum..............................................................................   43
  Vote Required.......................................................................   43
  Record Date; Stockholders Entitled to Vote..........................................   44
  Voting of Proxies...................................................................   44
  Solicitation of Proxies.............................................................   44
  Dissenter's Rights..................................................................   44
  Security Ownership of Certain SJMC Beneficial Owners and Management.................   45
THE OCMCS SPECIAL MEETING.............................................................   46
  Date, Time and Place................................................................   46
  Purpose of the OCMCS Special Meeting................................................   46
  Revocation of Proxies...............................................................   46
  Quorum..............................................................................   46
  Vote Required.......................................................................   47
  Record Date; Stockholders Entitled to Vote..........................................   47
  Voting of Proxies...................................................................   47
  Solicitation of Proxies.............................................................   47
  Stockholders' Rights of Appraisal...................................................   48
  Security Ownership of Certain OCMCS Beneficial Owners and Management................   48
THE COMBINED MERGER...................................................................   50
  Effects of the Combined Merger......................................................   50
  Merger Consideration................................................................   50
  Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares....   51
  Nasdaq Listing......................................................................   52
  Background of the Combined Merger...................................................   52
  Recommendation of the SJMC Board of Directors and Reasons for the SJMC Merger.......   54
  Recommendation of the OCMCS Board of Directors and Reasons for the OCMCS Merger.....   56
  Opinion of OCMCS' Financial Advisor.................................................   57
  Effective Time of the Combined Merger...............................................   60
  Interests of Certain Persons in the Combined Merger.................................   61
  Certain Federal Income Tax Consequences.............................................   62

                                                                                       PAGE
                                                                                       ----
  Accounting Treatment................................................................   63
  Resale of FPA Common Stock by Affiliates............................................   63
  Certain Regulatory Matters..........................................................   64
  Rights of Dissenting Shareholders and Stockholders..................................   65
  Board of Directors of FPA Following the Merger......................................   68
  Executive Officers of FPA Following the Combined Merger.............................   68
THE MERGER AGREEMENT..................................................................   69
  The Combined Merger.................................................................   69
  Effective Time......................................................................   69
  Fractional Shares...................................................................   70
  Surrender and Payment...............................................................   70
  Treatment of OCMCS Options..........................................................   70
  Certain Representations and Warranties..............................................   70
  Conduct of Business Pending the Combined Merger.....................................   71
  Certain Additional Agreements.......................................................   72
  Conditions to Consummation of the Combined Merger...................................   76
  Termination.........................................................................   77
  Effect of Termination...............................................................   77
  Indemnification.....................................................................   78
  Amendment...........................................................................   79
  Waiver..............................................................................   79
COMPARISON OF RIGHTS OF HOLDERS OF SJMC VOTING SECURITIES, OCMCS VOTING SECURITIES AND
  FPA COMMON STOCK....................................................................   80
  Preferred Stock.....................................................................   80
  Board of Directors..................................................................   80
  Bylaws..............................................................................   81
  Stockholder Meetings................................................................   81
  Indemnification.....................................................................   81
  Stockholder Voting Requirements.....................................................   82
  Action by Consent...................................................................   83
SELECTED HISTORICAL AND PRO FORMA INFORMATION.........................................   84
SELECTED HISTORICAL FINANCIAL DATA -- FPA.............................................   92
SELECTED FINANCIAL DATA -- SJMC AND OCMCS.............................................   93
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  -- SJMC AND OCMCS...................................................................   94
BUSINESS OF SJMC AND OCMCS............................................................   97
LEGAL MATTERS.........................................................................   99
ADDITIONAL INFORMATION................................................................   99
EXPERTS...............................................................................   99
  INDEX TO ST. JOSEPH MEDICAL CORPORATION AND ORANGE COAST MANAGED CARE SERVICES, INC.
     AUDITED COMBINED FINANCIAL STATEMENTS............................................  F-1
  APPENDIX A -- AGREEMENT AND PLAN OF MERGER DATED AS OF JANUARY 21, 1998 BY AND AMONG
                FPA, FPA CALIFORNIA, SJMC AND OCMCS AND AMENDMENT NUMBER ONE TO
                AGREEMENT AND PLAN OF MERGER DATED AS OF JANUARY 28, 1998 BY AND AMONG
                FPA, FPA CALIFORNIA, SJMC AND OCMCS...................................  A-1
  APPENDIX B -- OPINION OF COWEN & COMPANY AS FINANCIAL ADVISOR TO OCMCS..............  B-1
  APPENDIX C -- CALIFORNIA GENERAL CORPORATION LAW CHAPTER 13.........................  C-1
  APPENDIX D -- DELAWARE GENERAL CORPORATION LAW SECTION 262..........................  D-1

                       GLOSSARY OF CERTAIN DEFINED TERMS

AGREEMENT OF MERGER........  The Agreement of Merger to be filed with the
                             Secretary of State of Delaware and the Secretary of State of California in connection with the Combined Merger.

APB NO. 16.................  Accounting Principles Board Opinion No. 16, as
                             amended.

CALIFORNIA CODE............  California General Corporation Law.

CAPITATION.................  A per enrollee, per month amount paid pursuant to
                             Payor contracts in exchange for which the PPM or physician group is financially responsible to provide the enrollee with all necessary medical care specified by the capitation arrangement.

CLOSING....................  The closing of the Combined Merger.

CLOSING DATE...............  The date on which the Closing occurs.

CODE.......................  The Internal Revenue Code of 1986, as amended.

COMBINED MERGER............  The SJMC Merger and the OCMCS Merger.

COMMISSION.................  The Securities and Exchange Commission.

COWEN......................  Cowen & Company, financial advisor to OCMCS with respect to the Combined Merger.

DELAWARE ACT...............  Delaware General Corporation Law.

DEPARTMENT.................  The California Department of Corporations.

DOJ........................  The United States Department of Justice.

EFFECTIVE TIME.............  The time at which the Combined Merger will become effective as provided for in the Agreement of Merger or such other time as to which FPA, FPA California, SJMC and OCMCS shall agree.

EXCHANGE ACT...............  Securities Exchange Act of 1934, as amended.

EXCHANGE AGENT.............  American Stock Transfer & Trust Company or another bank or trust company designated by FPA acting as an exchange agent.

FPA........................  FPA Medical Management, Inc.

FPA BOARD..................  The Board of Directors of FPA Medical Management,
                             Inc.

FPA CALIFORNIA.............  FPA Medical Management of California, Inc.

FPA CLOSING PRICE..........  The average closing price of FPA Common Stock as reported on Nasdaq for the twenty-one (21) consecutive trading days ending on the second trading day prior to the Closing Date.

FPA COMMON STOCK...........  FPA Medical Management, Inc. Common Stock, par
                             value $.002 per share.

FPA NETWORK................  Professional Corporations, other providers of medical services and Payors affiliated with FPA.

FTC........................  The United States Federal Trade Commission.

GLOBAL CAPITATION..........  A capitation arrangement whereby the PPM or physician group generally is financially responsible to provide enrollees with all necessary inpatient and outpatient medical care.

HMO........................  Health maintenance organization.

HSR ACT....................  Hart-Scott-Rodino Antitrust Improvements Act of
                             1976, as amended.

IPA........................  Independent practice association.

KNOX-KEENE ACT.............  Knox-Keene Health Care Service Plan Act.

MERGER AGREEMENT...........  The Agreement and Plan of Merger dated as of
                             January 21, 1998, as amended as of January 28, 1998, by and among FPA, FPA California, SJMC and OCMCS.

MERGER CONSIDERATION.......  The aggregate number of shares of FPA Common Stock to be issued to SJMC shareholders and OCMCS stockholders in the Combined Merger.

NASDAQ.....................  The Nasdaq National Market System.

OCMCS BOARD................  The Board of Directors of OCMCS.

OCMCS COMMON STOCK.........  OCMCS Common Stock, $.001 par value per share.

OCMCS EXCHANGE RATIO.......  The number of shares of FPA Common Stock issuable in exchange for each share of OCMCS Stock in connection with the OCMCS Merger.

OCMCS MERGER...............  The merger of OCMCS with and into FPA California.

OCMCS MERGER
  CONSIDERATION............  That portion of the Merger Consideration allocated to the OCMCS Merger.

OCMCS OPTIONS..............  Options to purchase shares of OCMCS Common Stock.

OCMCS OPTION PLAN..........  OCMCS' 1996 Stock Option Plan.

OCMCS PERCENTAGE...........  That percentage of the Merger Consideration allocated to the holders of OCMCS Stock.

OCMCS PREFERRED STOCK......  OCMCS Series A Preferred Stock, $.001 par value per share, and OCMCS Series B Preferred Stock, $.001 par value per share.


OCMCS RECORD DATE..........  February 13, 1998.


OCMCS RECORD HOLDERS.......  Holders of OCMCS Stock as of the OCMCS Record Date.


OCMCS SPECIAL MEETING......  The Special Meeting of Stockholders of OCMCS to be
                             held on March 19, 1998 at 9:00 a.m., local time at 505 South Main Street, Suite 200, Orange, California, as the same may be adjourned or postponed.



OCMCS STOCK................  The total number of outstanding shares of OCMCS
                             Common Stock and the shares of OCMCS Common Stock underlying (i) OCMCS Series B Preferred Stock and
                             (ii) OCMCS Options.


OCMCS VOTING SECURITIES....  The outstanding shares of OCMCS Common Stock and
                             OCMCS Preferred Stock as of the Effective Time.

PAYORS.....................  HMOs and other prepaid health insurance plans which provide physician and related health care services to enrollees.

PPM........................  Physician practice management company.

PROFESSIONAL
CORPORATIONS...............  Professional corporations affiliated with FPA.

PROXY
STATEMENT/PROSPECTUS.......  This proxy statement/prospectus relating to the
                             Combined Merger.

REGISTRATION STATEMENT.....  The registration statement filed under the
                             Securities Act of which this Proxy
                             Statement/Prospectus forms a part.

RULE 144...................  Rule 144 promulgated under the Securities Act.

RULE 145...................  Rule 145 promulgated under the Securities Act.

SECURITIES ACT.............  Securities Act of 1933, as amended.

SJMC BOARD.................  The Board of Directors of SJMC.

SJMC COMMON STOCK..........  The outstanding SJMC Class A Voting Common Stock,
                             $.001 par value per share, and Class B Non-Voting Common Stock, $.001 par value per share.

SJMC EXCHANGE RATIO........  The number of shares of FPA Common Stock issuable in exchange for each share of SJMC Common Stock in connection with the SJMC Merger.

SJMC MERGER................  The merger of SJMC with and into FPA California.

SJMC MERGER
CONSIDERATION..............  That portion of the Merger Consideration allocated to the SJMC Merger.

SJMC PERCENTAGE............  That percentage of the Merger Consideration allocated to the holders of SJMC Common Stock.


SJMC RECORD DATE...........  February 13, 1998.


SJMC RECORD HOLDERS........  Holders of SJMC Common Stock as of the SJMC Record
                             Date.


SJMC SPECIAL MEETING.......  The Special Meeting of stockholders of SJMC to be held on March 19, 1998 at 9:00 a.m. local time at 505 South Main Street, Suite 200, Orange, California, as the same may be adjourned or postponed.


SJMC VOTING SECURITIES.....  The outstanding shares of SJMC Common Stock as of the Effective Time.

SURVIVING CORPORATION......  FPA California after the Combined Merger.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere or incorporated by reference in this Proxy Statement/Prospectus. The information contained in this summary is qualified in its entirety by, and should be read in conjunction with, the detailed information and financial statements, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus and the documents incorporated herein by reference.

                          FPA MEDICAL MANAGEMENT, INC.


     FPA is a national physician practice management company which acquires, organizes and manages primary care physician practice networks and provides contract management services to hospital-based emergency departments. FPA provides primary and specialty care services to prepaid managed care enrollees and fee-for-service patients through a network of independent practice association physicians and owned primary care physician groups. FPA manages all covered primary and specialty medical care for each enrollee in exchange for monthly capitation payments pursuant to Payor contracts. Under certain Payor contracts, certain of FPA's subsidiaries and Professional Corporations also accept the financial risk for hospital services. FPA is affiliated with approximately 7,690 primary care physicians (including emergency room physicians), who provide services to approximately 1,193,720 enrollees of health maintenance organizations ("HMOs") or other prepaid health insurance plans (collectively, "Payors"). FPA, through its subsidiary Sterling Healthcare Group, Inc. ("Sterling"), provides management services pursuant to approximately 150 contracts to hospital emergency departments, urgent care, radiology and correctional facilities.



     FPA's strategy is to increase enrollment by adding new Payor relationships and new providers to the existing FPA Network and by expanding the FPA Network into new geographic areas where the penetration of managed healthcare is growing. FPA believes it can attract new Payor and provider relationships because of its ability to manage the cost of health care without sacrificing quality. FPA seeks to control the two "gatekeeping" points of entry into the managed health care delivery system -- the primary care physician's office and the emergency room -- thereby giving FPA a platform for coordinating all aspects of patient care under global capitation Payor contracts. FPA is also pursuing national and multi-state Payor contracts, which facilitate more rapid development of provider networks in new markets and thus should enable FPA to increase enrollment in an accelerated manner. FPA or certain of its subsidiaries have recently entered into multi-state Payor contracts with NYLCare Health Plans, Oxford Health Plans, WellPoint Health Network, Inc., PacifiCare Health Systems, Inc., Aetna U.S. Healthcare and Foundation Health Systems, Inc. whereby the FPA Network will be accessible to certain members of each of the Payors in agreed upon geographic areas.


     FPA's relationships with its subsidiaries and affiliated professional corporations (the "Professional Corporations"), other providers of medical services and Payors (collectively, the "FPA Network") offer physicians the opportunity to participate more effectively in managed care programs by organizing physician groups within geographic areas to contract with Payors. FPA enhances physician practice operations by assuming administrative functions necessary in a managed care environment. These functions include claims adjudication, utilization management of medical services, Payor contract negotiations, credentialing, financial reporting and the operation of management information systems. Under these arrangements, FPA, on behalf of the Professional Corporations, is responsible for the payment of the cost of medical services, including professional, ancillary and medical management services, and is entitled to amounts received from Payors in excess of such costs. FPA believes that its management model is appealing to physicians because it allows the physicians to retain control of their own practices while gaining access to more patients through participation in a managed care program.

     Except where otherwise permitted by law or regulation, FPA does not engage in the practice of medicine. Due to the constraints of the corporate practice of medicine doctrine, FPA cannot own the majority of shares of the voting stock of the Professional Corporations in most states. FPA has direct or indirect unilateral and perpetual control over the assets and operations of the Professional Corporations which are consolidated with FPA through the ownership of such Professional Corporations by certain physicians who are employees of

FPA or one of its subsidiaries. Each stockholder/director of such Professional Corporations has entered into a succession agreement with FPA which requires such stockholder/director to sell to a designee of FPA such stockholder/director's shares of stock in the relevant Professional Corporation for a nominal amount if such stockholder/director is terminated from employment with FPA.

     Agreements with Payors and providers are entered into with, and approved by, either a subsidiary of FPA or one of the Professional Corporations, depending on applicable state law. In the states where the corporate practice of medicine doctrine prohibits the ownership of professional corporations other than by physicians or physician-owned professional corporations, in most cases the capitation payments are received by the Professional Corporations and are generally assigned to FPA pursuant to administrative services agreements. Where subsidiaries of FPA contract directly with Payors, such subsidiaries receive the capitation payments.

     The FPA Network manages all covered primary and specialty medical care for each enrollee in exchange for monthly capitation payments pursuant to Payor contracts. Specialty care physician services, inpatient hospitalization and certain other services managed by primary care physicians are subject to pre-authorization guidelines and are provided through contracts negotiated by FPA for the Professional Corporations based on discounted fee-for-service, per diem or capitation rates. Contracts with Payors and primary care physicians generally include shared risk arrangements and other incentives designed to encourage the provision of high-quality, cost-effective health care. Under certain Payor contracts, certain of FPA's subsidiaries and Professional Corporations also accept the financial risk for hospital services. Because the Professional Corporations and certain of FPA's subsidiaries are obligated to provide medical services, some of the costs of which are variable, for fixed capitation fees, FPA's profitability may vary based on the ability of FPA and its affiliated providers to control such health care costs.


     FPA recruits physicians and contracts for their services to provide staffing of emergency departments. FPA also assists its hospital clients in such areas as physician scheduling, operations support, quality assurance and departmental accreditation, as well as billing and record keeping. In addition, FPA has expanded its hospital-based services to include the management of anesthesiology departments and rural health care clinics.


     The future growth of FPA is largely dependent on a continued increase in the number of new enrollees in the FPA Network. This growth may come from (i) affiliations with, or acquisitions of, individual or group physician practices serving enrollees of Payors in the FPA Network or of new Payors, (ii) increased membership in plans of Payors with which the Professional Corporations or subsidiaries of FPA have contracts and whose members are patients of physicians in the FPA Network or (iii) agreements with Payors, physicians and hospitals in other geographic markets. The process of identifying and consummating suitable acquisitions of, or affiliations with, physician groups can be lengthy and complex. The environment for such acquisitions and affiliations is subject to increasing competitive pressures. There can be no assurance that FPA will be successful in identifying, acquiring or affiliating with additional physician groups or hospitals or that the Professional Corporations or subsidiaries of FPA will be able to contract with new Payors. In addition, there can be no assurance that FPA's acquisitions will be successfully integrated on a timely basis or that the anticipated benefits of these acquisitions will be realized; failure to effectively accomplish the integration of acquired entities may have a material adverse effect on FPA's results of operations and financial condition. FPA's ability to expand is also dependent upon its ability to comply with legal and regulatory requirements in the jurisdictions in which it operates or will operate and to obtain necessary regulatory approvals, certificates and licenses.

     FPA is regularly in discussions with potential acquisition candidates and may from time to time enter into letters of intent or definitive agreements with respect to the acquisition of such businesses. There can be no assurance that FPA will acquire any additional businesses.


     The health care industry is subject to extensive federal and state legislation and regulation. Changes in the regulations or interpretations of existing regulations could significantly affect the business and results of operations of FPA.

     FPA's executive offices are located at 3636 Nobel Drive, Suite 200, San Diego, California 92122 and its telephone number is (619) 453-1000.


     FPA Recent Developments. FPA entered into an Agreement and Plan of Merger dated February 10, 1998 between FPA and Meridian Medical Group, Inc., a Georgia professional corporation ("Meridian"), whereby Meridian will merge with and into FPA. Meridian is a primary care medical group which employs approximately 55 physicians who provide healthcare services to approximately 67,900 managed care members at nine clinics in the Atlanta, Georgia area. FPA anticipates that the merger will be consummated in the first quarter of 1998 and is subject to Meridian shareholder approval and other customary closing conditions.



     For certain financial information regarding FPA and the Combined Merger, see "SELECTED HISTORICAL AND PRO FORMA INFORMATION" and "SELECTED HISTORICAL FINANCIAL DATA -- FPA."

                       ST. JOSEPH MEDICAL CORPORATION AND

                    ORANGE COAST MANAGED CARE SERVICES, INC.


     Orange Coast Managed Care Services, Inc. ("OCMCS") is a physician practice management company headquartered in Orange County, California. OCMCS provides a wide range of medical management services, organizational development and contracting support to St. Joseph Medical Corporation, a California professional corporation ("SJMC"), including administrative support to St. Joseph IPA, an independent practice association ("SJIPA"), and St. Joseph Medical Group, a primary care medical group ("SJMG"), in the areas of network development, provider contracting, claims processing, financial management, management information systems, quality management, utilization management and grievance resolution, billing and collections and medical office support services. SJMC operates two divisions: SJIPA and SJMG. A third division, the occupational medicine division, was sold effective as of September 30, 1997 to U.S. Healthworks of California, Inc., an affiliate of U.S. Healthworks, Inc. SJMC owns approximately 64% of the OCMCS Voting Securities.


     SJMC was formed in 1992 as the result of a merger between St. Joseph Multi-Specialty Group, Inc. and Saint Joseph Hospital Medical Group. OCMCS was formed as a Delaware corporation on November 9, 1995. In December 1995, OCMCS and SJMC restructured their operations and entered into a 50 year management services agreement (the "MSA"), whereby OCMCS provides the management and administrative services, as described above, to SJIPA and SJMG. SJMC retains exclusive control over the medical aspects of its operations.

     SJIPA operates a physician network in Orange County, California, which provides health care services to members of various Payors, including preferred provider organizations. As of December 1997, SJIPA had contracts with Payors to provide medical care to approximately 129,000 members (120,200 commercial/point of service members and 8,800 Medicare members). SJIPA's network of providers includes more than 580 physicians, of whom approximately 190 are primary care physicians.

     SJMG delivers primary medical care through nine clinics located in central Orange County. SJMG employs approximately 48 primary care physicians to provide services to approximately 54,800 managed care members as of December 31, 1997. SJMG is SJIPA's largest primary care provider. SJMG currently provides medical services to approximately 50,100 of SJIPA's 129,000 HMO members, as well as a comparable number of fee-for-service patients. SJMG also provides primary medical care services to nearly 4,700 IPA members who are not affiliated with SJIPA. SJMG was formed in late 1994 and is the result of a combination of the practices of approximately 40 primary care physicians representing a wide range of primary care disciplines (pediatrics, family practice and internal medicine) and located in central Orange County, California.

     The executive offices of OCMCS and SJMC are located at 505 South Main Street, Suite 200, Orange, California 92868, and their telephone number is (714) 560-5000.

                              THE COMBINED MERGER

Effects of the
  Combined Merger..........  Pursuant to the Merger Agreement, SJMC will merge with and into FPA California (the "SJMC Merger") and immediately thereafter OCMCS will merge with and into FPA California (the "OCMCS Merger") (collectively, the "Combined Merger"). As a result of the Combined Merger, SJMC and OCMCS will cease to exist as separate entities (FPA California is sometimes referred to in this Proxy Statement/Prospectus as the "Surviving Corporation"). The aggregate number of shares of FPA Common Stock, par value $.002 per share ("FPA Common Stock") to be issued in the Combined Merger (the "Merger Consideration") shall be determined based on the average of the closing prices of FPA Common Stock for the twenty-one (21) consecutive trading days ending on the second trading day prior to Closing (as defined below) as reported on the Nasdaq National Market System ("Nasdaq") (the "FPA Closing Price"). The following table sets forth the calculation of the aggregate number of shares of FPA Common Stock to be issued as the Merger Consideration depending on the FPA Closing Price:

                                     FPA CLOSING PRICE                MERGER CONSIDERATION
                                 -------------------------          -------------------------
                                 Greater than $24.00                2,500,000
                                 Less than or equal to              the quotient equal to
                                 $24.00 and greater than            $60,000,000 divided by
                                 or equal to $20.6897               FPA Closing Price
                                 Less than $20.6897 and             2,900,000
                                 greater than $17.24
                                 Less than or equal to              the quotient equal to
                                 $17.24                             $50,000,000 divided by
                                                                    FPA Closing Price

                             If the FPA Closing Price is less than $15.00, FPA may terminate the Merger Agreement. See "THE MERGER AGREEMENT -- Termination."

                             In connection with the Combined Merger: (i) each outstanding share of SJMC Class A Voting Common Stock, par value $.001 per share ("SJMC Class A Common Stock"), and each outstanding share of SJMC Class B Non-Voting Common Stock, par value $.001 per share ("SJMC Class B Common Stock") (collectively, the "SJMC Common Stock"), will be exchanged for the right to receive a number of shares of FPA Common Stock equal to the SJMC Exchange Ratio (as defined below) and (ii) each outstanding share of OCMCS Common Stock, par value $.001 per share (the "OCMCS Common Stock"), including for such purpose the shares of OCMCS Common Stock underlying (A) each outstanding share of OCMCS Series B Preferred Stock, par value $.001 per share (the "OCMCS Series B Preferred Stock") and (B) each option to purchase shares of OCMCS Common Stock (the "OCMCS Options") (taking into account accelerated vesting of such OCMCS Options as a result of the OCMCS Merger), will be exchanged for the right to receive a number of shares of FPA Common Stock equal to the OCMCS Exchange Ratio (as defined below)(collectively, the "Exchange Ratios"). The outstanding shares of OCMCS Common Stock, the shares of OCMCS Common Stock underlying the OCMCS

                             Series B Preferred Stock and the shares of OCMCS Common Stock underlying OCMCS Options are collectively referred to herein as the "OCMCS Stock." The outstanding shares of OCMCS Series A Preferred Stock, $.001 par value per share (the "OCMCS Series A Preferred Stock"), all of which are held by SJMC, will be cancelled without consideration in connection with the OCMCS Merger. Each share of OCMCS Common Stock and OCMCS Preferred Stock held in OCMCS' treasury will be canceled and extinguished and will cease to exist and no consideration will be delivered with respect thereto. If applicable, each outstanding share of SJMC Common Stock, OCMCS Common Stock or OCMCS Preferred Stock, the holder of which is eligible for dissenters' rights to appraisal in accordance with the Delaware General Corporation Law ("Delaware Act") or the California General Corporation Law ("California Code") will not be converted into a right to receive shares of FPA Common Stock, but such holder will be entitled to only such rights as are granted under applicable provisions of the Delaware Act or the California Code. See "THE COMBINED MERGER -- Rights of Dissenting Shareholders and Stockholders." The portion of the Merger Consideration to be allocated to the SJMC shareholders is expressed by the fraction, the numerator of which shall be the number of shares of OCMCS Common Stock into which the shares of OCMCS Series A Preferred Stock held by SJMC are convertible, and the denominator of which shall be the sum of (i) the shares of OCMCS Stock and (ii) the number of shares of OCMCS Common Stock into which the shares of the OCMCS Series A Preferred Stock held by SJMC are convertible (the fraction is hereinafter referred to as the "SJMC Percentage"), both as of the Effective Time (as defined below) of the Merger Agreement. The percentage of the Merger Consideration to be allocated to the OCMCS stockholders is equal to 100% minus the SJMC Percentage (the "OCMCS Percentage"). The Exchange Ratios can be represented by the following formulas:

                                 SJMC                   Merger Consideration X SJMC Percentage
                                 Exchange Ratio   =      Number of shares of SJMC Common Stock

                                 OCMCS                  Merger Consideration X OCMCS Percentage
                                 Exchange Ratio   =         Number of shares of OCMCS Stock


                             The determination of the Merger Consideration and the calculation of the SJMC Exchange Ratio and the OCMCS Exchange Ratio are more fully described in this Proxy Statement/Prospectus. See "THE COMBINED MERGER -- Merger Consideration." SHAREHOLDERS OF SJMC COMMON STOCK, STOCKHOLDERS OF OCMCS COMMON STOCK AND OCMCS SERIES B PREFERRED STOCK AND HOLDERS OF OCMCS OPTIONS WILL BE ABLE TO OBTAIN THE SJMC EXCHANGE RATIO AND THE OCMCS EXCHANGE RATIO BEGINNING AT THE END OF THE SECOND BUSINESS DAY PRECEDING THE DAY OF THE SJMC SPECIAL MEETING AND THE OCMCS SPECIAL MEETING BY CALLING (714) 560-5088. SJMC SHAREHOLDERS AND OCMCS STOCKHOLDERS WHO LIVE OUTSIDE THE LOCAL CALLING AREA MAY CALL COLLECT FROM 9:00 A.M. TO 5:00 P.M., LOCAL TIME.



                             The shares of FPA Common Stock are traded on Nasdaq under the symbol "FPAM." On February 12, 1998, the closing price of FPA Common Stock was $22.25. Assuming the FPA Closing Price was equal to $22.25, and based on the number of shares of OCMCS Stock and

                             SJMC Common Stock outstanding on the date of the Merger Agreement, the Merger Consideration would consist of 2,696,629 shares of FPA Common Stock; 1,530,337 of such shares would be allocated to the SJMC Merger (the "SJMC Merger Consideration") and 1,166,292 of such shares would be allocated to the OCMCS Merger (the "OCMCS Merger Consideration"). The SJMC Exchange Ratio would be 2.1670 and the OCMCS Exchange Ratio would be 0.2131.


                             The following table sets forth the SJMC Exchange Ratio and the OCMCS Exchange Ratio depending on the FPA Closing Price:


                                                          SJMC              OCMCS
                               FPA CLOSING PRICE     EXCHANGE RATIO     EXCHANGE RATIO
                               -----------------     --------------     --------------
                                    $ 15.00               2.6786             0.2635
                                    $ 17.25               2.3304             0.2292
                                    $ 20.68               2.3304             0.2292
                                    $ 22.25               2.1670             0.2131
                                    $ 24.00               2.0090             0.1976


                             The actual market price of the FPA Common Stock may vary, which may cause a change in the Exchange Ratios and the Merger Consideration. Each SJMC shareholder and OCMCS stockholder and OCMCS optionholder is urged to obtain updated FPA market information.


                             During the period from October 1, 1997 through February 4, 1998, the market price of FPA Common Stock ranged from a low of $14 7/8 to a high of $39 13/16 per share. FPA's stock price may be affected by a number of factors, including announcements of new legislative proposals or legislation affecting the managed care industry, the performance of, and investor expectations for, FPA, analysts' comments regarding the managed care industry generally and FPA in particular, announcements by FPA of pending transactions and general economic and market conditions. Because one factor in determining the Exchange Ratios is the FPA Closing Price, a risk to the SJMC shareholders and OCMCS stockholders of such FPA stock price volatility is that a significant change in the price of FPA Common Stock could occur between the date of the OCMCS and SJMC Special Meetings (hereinafter referred to collectively as the "Special Meetings") and the Closing Date. FPA, OCMCS and SJMC anticipate that the Special Meetings will occur on the Closing Date and that the SJMC shareholders and OCMCS stockholders will be able to obtain the Exchange Ratios commencing at the end of the second business day preceding the date of such Special Meetings.


                             Since the Exchange Ratios cannot be calculated until the second business day immediately preceding the Closing Date, the number of shares of FPA Common Stock to be issued to the holders of SJMC Common Stock, OCMCS Stock and holders of OCMCS Options, may differ from the estimates provided in this Proxy Statement/Prospectus.

                             No fractional shares of FPA Common Stock will be issued in connection with the Combined Merger, and in lieu of any such fractional share, each holder of SJMC Common Stock, OCMCS Stock and OCMCS Options who would otherwise have been entitled to a fraction of a share of FPA Common Stock will be entitled to receive a cash payment equal to such fraction multiplied by the FPA Closing Price.

Indemnification............  The Merger Agreement provides that each of the
                             OCMCS stockholders and the SJMC shareholders shall jointly and severally indemnify, defend and hold harmless each of FPA and FPA California and their respective directors, shareholders, officers, employees, agents, affiliates, successors and assigns from and against any and all claims, liabilities, obligations, losses, actual costs, expenses (including, without limitation, reasonable attorneys' fees and costs), fines and damages (individually a "Loss" and collectively "Losses"), arising out of: (a) a breach or violation by OCMCS or SJMC of any covenant made by either OCMCS or SJMC in the Merger Agreement or in any agreement, certificate or similar document delivered pursuant thereto; or (b) a breach of, or any inaccuracy in, any of the representations or warranties made by OCMCS or SJMC in the Merger Agreement or in any schedule, exhibit, agreement, instrument, certificate or similar document required to be delivered pursuant to the terms thereof. FPA shall not be able to claim indemnification and recover from the OCMCS stockholders and the SJMC shareholders more than the Merger Consideration and no OCMCS stockholder or SJMC shareholder will be responsible for more than the value of the merger consideration received by such stockholder or shareholder. The Merger Agreement provides that the Boards of Directors of OCMCS and SJMC shall each appoint two shareholder representatives to represent their respective shareholders and stockholders in the event a claim for indemnity is made against the OCMCS stockholders or SJMC shareholders under the Merger Agreement. By tendering their shares of OCMCS Voting Securities or SJMC Voting Securities in connection with the Combined Merger, shareholders of SJMC and stockholders of OCMCS will be deemed to have consented to be bound by the decisions and actions of the shareholder representatives representing the OCMCS stockholders and SJMC shareholders. See "THE MERGER AGREEMENT -- Indemnification."

Resale Restrictions........  The shares of FPA Common Stock to be received in exchange for the OCMCS Common Stock, the OCMCS Preferred Stock and the OCMCS Options shall be contractually restricted from sale, transfer or other disposition for a period of 90 days commencing as of the Effective Time; provided, however, that the holders of OCMCS Options may sell, transfer or otherwise dispose of that number of shares of FPA Common Stock received upon exercise of such OCMCS Options whose value equals the sum of the exercise price payable with respect to such OCMCS Option and the minimum statutory federal and state withholding taxes immediately due and payable upon such exercise. All shares of FPA Common Stock subject to such transfer restriction shall contain a legend to such effect which shall be removed effective upon the 91st day after the Effective Time. See "THE MERGER AGREEMENT -- Certain Additional Agreements."

                             All shares of FPA Common Stock received by SJMC shareholders and OCMCS stockholders will be freely tradeable, except for the 90 day period described in the immediately preceding paragraph and except that shares of FPA Common Stock received by persons who are deemed to be "affiliates" (as such term is defined in the Securities Act) of SJMC, OCMCS or FPA at the time of the Special Meetings may be resold by them only in certain permitted circumstances under the Securities Act, other applicable securities laws and rules related to "pooling of interests" accounting treatment. See "THE COMBINED
                             MERGER -- Resale of FPA Common Stock by
                             Affiliates."

Recommendation of SJMC's
  Board of Directors.......  The SJMC Board believes that the terms of the SJMC
                             Merger are fair to and in the best interests of the holders of the SJMC Common Stock and has approved the Merger Agreement and the related transactions. The SJMC Board recommends that SJMC shareholders approve the Merger Agreement. See "THE COMBINED MERGER -- Recommendation of the SJMC Board of Directors and Reasons for the SJMC Merger."


                             The SJMC Board considered a number of material factors, favorable, neutral and adverse, in its evaluation of the SJMC Merger, each of which is described in "THE COMBINED MERGER -- Recommendation of the SJMC Board of Directors and Reasons for the SJMC Merger." See "RISK FACTORS."



Recommendation of OCMCS'
  Board of Directors.......  The OCMCS Board believes that the terms of the
                             OCMCS Merger are fair to and in the best interests of the holders of the OCMCS Common Stock and OCMCS Preferred Stock (together, the "OCMCS Voting Securities") and has approved the Merger Agreement and the related transactions. The OCMCS Board recommends that OCMCS stockholders approve the Merger Agreement. See "THE COMBINED
                             MERGER -- Recommendation of the OCMCS Board of Directors and Reasons for the OCMCS Merger."



                             The OCMCS Board considered a number of material factors, favorable, neutral and adverse, in its evaluation of the OCMCS Merger, each of which is described in "THE COMBINED MERGER -- Recommendation of the OCMCS Board of Directors and Reasons for the OCMCS Merger." See "RISK FACTORS."



Opinion of OCMCS' Financial
  Advisor..................  Cowen has acted as financial advisor to OCMCS in connection with the OCMCS Merger and has delivered to the OCMCS Board a written opinion dated February 5, 1998 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger Consideration in the aggregate is fair from a financial point of view. The full text of the written opinion of Cowen dated February 5, 1998, which sets forth the assumptions made, matters considered and limitations on the review undertaken with respect to the OCMCS Merger, is attached as Appendix B to this Proxy Statement/Prospectus and should be read carefully in its entirety. The opinion of Cowen relates only to the fairness of the Merger Consideration in the aggregate from a financial point of view, does not address any other aspect of the OCMCS Merger or related transactions and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the OCMCS Special Meeting. See "THE COMBINED MERGER -- Opinion of OCMCS' Financial Advisor."

Effective Time of the
  Combined Merger..........  The Combined Merger will become effective at the time (the "Effective Time") specified in the Agreement of Merger (the "Agreement of Merger") to be filed with the Secretary of State of Delaware and the Secretary of State of California. The filing will be made on or as soon as practicable after the closing of the Combined Merger (the "Closing"). It is anticipated that the Closing will occur on the date of the Special Meetings. See "THE MERGER AGREEMENT -- Effective Time."

Conditions to the Combined
  Merger...................  The obligations of FPA, FPA California, SJMC and
                             OCMCS to consummate the Combined Merger are subject to certain conditions including (i) obtaining the approval of the shareholders of SJMC and the stockholders of OCMCS of the Merger Agreement, (ii) the approval for inclusion on Nasdaq of the FPA Common Stock to be issued in connection with the Combined Merger, (iii) the expiration or termination of the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iv) the approval, without any conditions having or which would be reasonably expected to have a material adverse effect on FPA California, of the California Department of Corporations (the "Department") of the material modification application of FPA California pursuant to Section 1352 of the Knox-Keene Health Care Service Plan Act of 1975, as amended (the "Knox-Keene Act"), (v) the absence of any injunction or restraining order that prevents the consummation of the Combined Merger, (vi) the receipt by each party of various certificates, consents, instruments and agreements required by the Merger Agreement, and (vii) the accuracy in all material respects of the representations and warranties of each party and performance in all material respects of all agreements, covenants and obligations by each party. Additionally, the obligation of FPA and FPA California to consummate the Combined Merger is subject to the condition that FPA shall have received a letter from Deloitte & Touche LLP to the effect that the SJMC Merger qualifies as a "pooling of interests" for financial and accounting purposes and from Ernst & Young LLP to the effect that SJMC meets the conditions that must be met to be a party to a business combination accounted for as a "pooling of interests."

                             Either FPA, FPA California, SJMC or OCMCS may extend the time for performance of any of the obligations of the other parties or may waive compliance with those obligations. To the extent material provisions or conditions are waived, including, among others, the condition that the SJMC Merger be treated as a "pooling of interests" for accounting and financial reporting purposes, FPA, FPA California, SJMC and OCMCS will amend this Proxy Statement/Prospectus, and SJMC and OCMCS will resolicit shareholder and stockholder votes, respectively, to the extent required by applicable law. In the event the FPA Closing Price is less than $15.00, FPA may terminate the Merger Agreement. See "THE MERGER AGREEMENT -- Conditions to Consummation of the Combined Merger," and "-- Termination."

Termination, Amendment and
  Waiver...................  The Merger Agreement may be terminated at any time prior to the Effective Time by mutual consent of FPA, FPA California, SJMC and OCMCS, or, generally, by any of the parties, if, among other things,

                             (i) the Combined Merger shall not have been completed by May 1, 1998, except that such termination date shall be extended automatically for consecutive 30 day periods if the only conditions to close which shall not have been satisfied are effectiveness of the Registration Statement or the approval of the Department and the parties are using their best efforts to obtain such approvals; provided if such approvals are not obtained by August 1, 1998, any of the parties may terminate the Agreement, (ii) any required governmental or regulatory approval is not obtained, (iii) any of the parties materially breaches any of its representations, warranties or covenants under the Merger Agreement, (iv) the Combined Merger is prohibited by court order or (v) if the respective Boards of Directors of OCMCS or SJMC in good faith believe such termination is necessary or appropriate for such Boards to act in accordance with their fiduciary obligations. In the event that the FPA Closing Price is below $15.00, FPA may terminate the Merger Agreement. Each of FPA, FPA California, SJMC and OCMCS may terminate the Merger Agreement if the respective conditions to each such party's obligations have not been satisfied or waived on or prior to the Closing Date. See "THE MERGER AGREEMENT -- Termination," "-- Amendment" and "-- Waiver."



Rights of SJMC
  Shareholders.............  SJMC is a California professional corporation and the rights of its shareholders are governed by the California Code, the California Business and Professions Code and SJMC's Articles of Incorporation and Bylaws. If the SJMC Merger is consummated, SJMC's shareholders will become stockholders of FPA, and their rights will be governed by the Delaware Act and the Certificate of Incorporation and Bylaws of FPA. There are certain material differences between shareholders' rights under SJMC's Articles of Incorporation and Bylaws and stockholders' rights under FPA's Certificate of Incorporation and Bylaws. The material differences include the procedures for (i) nominating, electing and removing each corporation's directors; (ii) amending each corporation's bylaws; (iii) calling special meetings of each corporation's shareholders and stockholders; and (iv) voting by each corporation's shareholders and stockholders. In addition, the corporations are governed by different state statutory codes. See "COMPARISON OF RIGHTS OF HOLDERS OF SJMC VOTING SECURITIES, OCMCS VOTING SECURITIES AND FPA COMMON STOCK."


Rights of OCMCS
  Stockholders.............  Both FPA and OCMCS are Delaware corporations and the rights of their respective stockholders are governed by the Delaware Act and their respective Certificates of Incorporation and Bylaws. If the OCMCS Merger is consummated, OCMCS' stockholders will become stockholders of FPA, and their rights will be governed by the Certificate of Incorporation and Bylaws of FPA. There are certain material differences between stockholders' rights under OCMCS' Certificate of Incorporation and Bylaws and FPA's Certificate of Incorporation and Bylaws. The material differences include the procedures for (i) nominating, electing and removing each corporation's directors; (ii) amending each corporation's bylaws; and (iii) voting by each corporation's stockholders. See "COMPARISON OF RIGHTS OF HOLDERS OF SJMC VOTING SECURITIES, OCMCS VOTING SECURITIES AND FPA COMMON STOCK."

Treatment of Stock
  Options..................  There are outstanding options to purchase 1,489,354 shares of OCMCS Common Stock, of which options to purchase 1,325,000 shares are held by officers and directors of OCMCS and options to purchase 164,354 shares are held by current or former employees of or independent contractors to OCMCS. Pursuant to the Merger Agreement, each OCMCS Option, if exercised, will be exchanged for the right to receive (subject to payment of the applicable OCMCS Option exercise price and applicable federal and state withholding taxes) a number of shares of FPA Common Stock equal to the OCMCS Exchange Ratio. See "THE MERGER AGREEMENT -- Treatment of OCMCS Options."



Dissenters' Rights.........  Holders of SJMC Common Stock who exercise dissenter's rights with respect to the Combined Merger in accordance with the procedures prescribed in Chapter 13 of the California Code will be entitled to receive cash for their SJMC Common Stock if such shareholders (i) have not voted in favor of the SJMC Merger, (ii) have demanded that the corporation purchase the holders' shares at their fair market value and (iii) have submitted their certificates endorsed with a statement that such shares are dissenting shares. If the corporation denies that the shares are dissenting shares, the holder must, within sixty (60) days of receiving notice of the approval of the transaction, file a complaint in the superior court of the proper county, demanding that the court determine whether the shares are dissenting shares, or the fair market value of the shares or both. Failure to take any of the steps required under Chapter 13 of the California Code on a timely basis may result in the loss of dissenter's rights. A copy of Chapter 13 of the California Code relating to dissenter's rights is attached to this Proxy Statement/Prospectus as Appendix C. See "THE COMBINED MERGER -- Rights of Dissenting Shareholders and Stockholders." Holders of OCMCS Common Stock and OCMCS Preferred Stock who exercise dissenter's rights with respect to the OCMCS Merger in accordance with the procedures prescribed in
                             Section 262 of the Delaware Act will be entitled to receive cash for their OCMCS Stock if such stockholders (i) deliver to OCMCS' Secretary before the vote on the Merger Agreement at the OCMCS Special Meeting a written demand for appraisal,
                             (ii) continuously hold their shares from the date the appraisal demand is made through the Effective Time, (iii) neither vote in favor of the OCMCS Merger nor consent thereto in writing and (iv) file a petition in the Delaware Court of Chancery within 120 days of the Effective Time demanding a determination of the "fair value" of their shares. Failure to take any of the steps required under
                             Section 262 of the Delaware Act on a timely basis may result in the loss of appraisal rights. A copy of Section 262 of the Delaware Act relating to dissenters' rights is attached to this Proxy Statement/Prospectus as Appendix D. See "THE COMBINED MERGER -- Rights of Dissenting Shareholders and Stockholders."



Regulatory Filings.........  Consummation of the Combined Merger is subject to certain regulatory approvals. The HSR Act prohibits completion of the Combined Merger until notifications have been given and certain information provided to the Federal Trade Commission (the "FTC") and the Department of Justice (the "DOJ") and the specified waiting period requirements of the HSR Act have been satisfied. Early termination of the waiting period was granted by the FTC on February 13, 1998. The Combined Merger is also subject to review and approval by the Department under the Knox-Keene Act with respect to the operations of FPA California. FPA California filed on February 2, 1998, notice of material modification for approval of the Combined Merger with the Department. See "THE COMBINED
                             MERGER -- Certain Regulatory Matters."

Interest of Certain Persons
in the Combined Merger.....  In considering the recommendation of the OCMCS
                             Board of Directors, OCMCS stockholders should be aware that certain members of management of OCMCS and certain members of the OCMCS Board of Directors may have interests in the Combined Merger that are different from, or in addition to, the interests of OCMCS stockholders generally. See "THE COMBINED MERGER -- Interests of Certain Persons in the Combined Merger."

Material Federal Income Tax
  Consequences.............  The Combined Merger is intended to qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Assuming the Combined Merger so qualifies as a reorganization within the meaning of Section 368(a) of the Code, in general, no gain or loss will be recognized by holders of SJMC Common Stock and OCMCS Stock with respect thereto on the surrender of their SJMC Common Stock and OCMCS Stock in exchange for FPA Common Stock, except with respect to cash received in lieu of fractional shares, and no gain or loss will be recognized by FPA, FPA California, SJMC or OCMCS. For a further discussion of the federal income tax consequences of the Combined Merger, see "THE COMBINED
                             MERGER -- Certain Federal Income Tax Consequences."


Accounting Treatment.......  The SJMC Merger will be treated as a "pooling of interests" for accounting and financial reporting purposes, if permissible. The OCMCS Merger will be accounted for using the "purchase" method of accounting. See "THE COMBINED MERGER -- Accounting Treatment."



Risk Factors...............  Certain factors to be considered in connection with an investment in FPA Common Stock and approval of the Merger Agreement are set forth under "RISK FACTORS." Risks relating to FPA include no assurance of successful integration of acquisitions, risks associated with expanded service offering; risks of financial leverage; risks associated with aggressive growth strategy; difficulty in maintaining growth; risks related to intangible assets; difficulty in controlling health care costs, capitated nature of revenue; risks related to full risk capitation; risks related to fee-for-service contracts; dependence on government and other third party payors; reliance on certain payors; terminability of Payor contracts; dependence on primary care physicians and emergency medicine physicians; risks related to classification of physicians as independent contractors; state laws regarding prohibition of corporate practice of medicine; possible negative effects of prospective health care reform; possible negative effects of governmental regulations; antitrust regulation; competitive market forces; potential liabilities; fluctuations in quarterly results; possible volatility of stock price; dependence upon key personnel, employment contracts; risk of dilution and additional capital needs; shares eligible for future sale; and antitakeover effect of certain provisions. Risks relating to SJMC and OCMCS include similar risks as those stated for FPA with respect to the operation of a healthcare business and certain other risks relating to OCMCS' and SJMC's contracts and operations, including risks related to dependence on certain payors; dependence on hospital relationships; dependence on independent contractors; control of health care costs; potential exposure to professional liability; availability of insurance; and Knox-Keene Act compliance. Risks relating to the Combined Merger include the impact on FPA's financial statements; no assurance of successful integration of certain operations; Exchange Ratio may not fully reflect changes in the price of FPA Common Stock; need for additional capital; possible loss of business; rights of SJMC shareholders and OCMCS stockholders following the Combined Merger; and federal income tax consequences.


Surrender of
Certificates...............  Promptly after the Effective Date, FPA's exchange agent will mail a transmittal form and exchange instructions to each holder of record of SJMC Common Stock, OCMCS Stock and OCMCS Options (in the case of OCMCS Optionholders, notice shall be mailed to the optionholder within five (5) business days of the Effective Time). CERTIFICATES FOR SHARES OF SJMC COMMON STOCK AND OCMCS STOCK SHOULD NOT BE SURRENDERED UNTIL SUCH TRANSMITTAL FORM AND EXCHANGE INSTRUCTIONS ARE RECEIVED. See "THE MERGER AGREEMENT -- Surrender and Payment" and
                             "-- Treatment of OCMCS Options."

                            THE SJMC SPECIAL MEETING


Special Shareholder
Meeting....................  The special meeting of shareholders of SJMC (the
                             "SJMC Special Meeting") will be held on March 19, 1998 at 9:00 a.m. local time at 505 South Main Street, Suite 200, Orange, California.


Matter to be Considered at
the SJMC Special Meeting...  At the SJMC Special Meeting, shareholders will be asked to approve and adopt the Merger Agreement.

                             SJMC'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE MERGER AGREEMENT.

Quorum; Vote Required......  The presence in person or by proxy of holders of a majority of the issued and outstanding shares of SJMC Class A Voting Common Stock and the SJMC Class B Non-Voting Common Stock (collectively, the "SJMC Voting Securities") is necessary to constitute a quorum at the SJMC Special Meeting. Notwithstanding the designation as non-voting of the SJMC Class B Non-Voting Common Stock, the holders of SJMC Class B Non-Voting Common Stock are entitled to vote in the event of a merger transaction. Under California law, two classes of common shares differing only as to voting rights are considered as a single class of shares for purposes of determining the approval required in a merger context. Therefore, while California law requires a merger be approved by the outstanding shares of each class of each corporation whose Board of Directors must approve the transaction, the affirmative vote of a majority of the SJMC Voting Securities is required with respect to the SJMC Merger. Approval of the possible adjournment or postponement of the SJMC Special Meeting requires the affirmative vote of a majority of the SJMC Voting Securities present either in person or by proxy at the SJMC Special Meeting. See "THE SJMC SPECIAL MEETING -- Vote Required" and "THE MERGER AGREEMENT -- Conditions to Consummation of the Combined Merger." An affirmative vote for the Merger Agreement by an SJMC shareholder shall constitute agreement by such shareholder to the indemnification provisions of the Merger Agreement and shall limit the ability of FPA and FPA California to claim indemnification and recover from such shareholder more than the value of the merger consideration received by such SJMC shareholder. See "THE MERGER
                             AGREEMENT -- Indemnification."


SJMC Record Date;
Outstanding SJMC Stock.....  Only shareholders of record of SJMC Common Stock
                             ("SJMC Record Holders") at the close of business on February 13, 1998 (the "SJMC Record Date") are entitled to notice of and to vote at the SJMC Special Meeting. On that date, there were 706,206 shares of SJMC Common Stock outstanding, of which 403,416 shares were SJMC Class A Common Stock and 302,790 were SJMC Class B Common Stock with each share of SJMC Common Class A Voting Common Stock and Class B Non-Voting Common Stock entitled to one vote per share, with respect to voting on the Merger Agreement.



Security Ownership of SJMC
  Management...............  As of the SJMC Record Date, the directors and officers of SJMC as a group owned approximately 27.1% of the voting power represented by the SJMC Voting Securities. See "THE COMBINED
                             MERGER -- Interests of Certain Persons in the Combined Merger" and "THE SJMC

                             SPECIAL MEETING -- Security Ownership of Certain SJMC Beneficial Owners and Management."


Reasons for the SJMC
  Merger...................  The Board of Directors of SJMC, after careful consideration, has approved the Merger Agreement and the transactions contemplated thereby and determined that the SJMC Merger is fair to, and in the best interests of, SJMC and its shareholders and recommends a vote FOR the approval and adoption of the Merger Agreement. The SJMC Board believes the SJMC Merger offers SJMC an attractive opportunity to strengthen its competitive position and enhance its profile with physicians and Payors. Furthermore, the SJMC Merger will allow SJMC to align with a leading PPM in a consolidating industry while at the same time affording shareholders enhanced liquidity due to the developed market for FPA's publicly traded shares. Disadvantages include the possibility that FPA will not be able to integrate successfully recent acquisitions, the possibility that FPA will not be able to sustain its growth strategy, FPA's leveraged balance sheet and the possible volatility of FPA's stock price. See "THE COMBINED
                             MERGER -- Recommendation of the SJMC Board of Directors and Reasons for the SJMC Merger."

                           THE OCMCS SPECIAL MEETING


Special Stockholder
Meeting....................  The special meeting of stockholders of OCMCS (the
                             "OCMCS Special Meeting") will be held on March 19, 1998 at 9:00 a.m. local time at 505 South Main Street, Suite 200, Orange, California.


Matter to be Considered at
the OCMCS Special
  Meeting..................  At the OCMCS Special Meeting, stockholders will be asked to approve and adopt the Merger Agreement.

                             OCMCS' BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE MERGER AGREEMENT.

Quorum; Vote Required......  The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of OCMCS Common Stock, Series A Preferred Stock and OCMCS Series B Preferred Stock (collectively, the "OCMCS Voting Securities") is necessary to constitute a quorum at the OCMCS Special Meeting. For purposes of constituting a quorum and for all matters to be voted upon at the OCMCS Special Meeting, both the OCMCS Series A Preferred Stock and the OCMCS Series B Preferred Stock shall be treated on an as-converted basis. Approval of the Merger Agreement requires the affirmative vote of a majority of the OCMCS Voting Securities, voting together as a class, a majority of the OCMCS Common Stock, and a majority of each of the OCMCS Series A Preferred Stock and the OCMCS Series B Preferred Stock, with each of the OCMCS Common Stock, OCMCS Series A Preferred Stock and OCMCS Series B Preferred Stock voting as a separate class. Approval of the possible adjournment or postponement of the OCMCS Special Meeting requires the affirmative vote of a majority of the OCMCS Voting Securities present either in person or by proxy at the OCMCS Special Meeting. See "THE OCMCS SPECIAL MEETING -- Voting Required" and "THE MERGER AGREEMENT -- Conditions to Consummation of the Combined Merger." An affirmative vote for the Merger Agreement by an OCMCS stockholder shall constitute agreement by such stockholder to the indemnification provisions of the Merger Agreement and shall limit the ability of FPA and FPA California to claim indemnification and recover from such stockholder more than the value of the merger consideration received by such OCMCS stockholder. See "THE MERGER AGREEMENT -- Indemnification."


OCMCS Record Date;
  Outstanding OCMCS
  Stock....................  Only stockholders of record of OCMCS Common Stock and OCMCS Preferred Stock ("OCMCS Record Holders") at the close of business on February 13, 1998 (the "OCMCS Record Date") are entitled to notice of and to vote at the OCMCS Special Meeting. On that date, there were 875,000 shares of OCMCS Common Stock outstanding, 7,181,150 shares of OCMCS Series A Preferred Stock outstanding, convertible into 7,181,150 shares of OCMCS Common Stock, and 3,107,742 shares of OCMCS Series B Preferred Stock outstanding, convertible into 3,107,742 shares of OCMCS Common Stock, with each share of OCMCS Common Stock entitled to one vote per share. Each share of OCMCS Series A Preferred Stock and OCMCS Series B Preferred Stock is entitled to that number of votes that is equal to the number of shares of OCMCS Common Stock into which such OCMCS

                             Preferred Stock is convertible, with respect to all matters to be considered at the OCMCS Special Meeting.


Security Ownership of OCMCS
  Management and SJMC......  As of the OCMCS Record Date, the directors and officers of OCMCS and their affiliates as a group owned approximately 34.9% of the voting power represented by the OCMCS Voting Securities (other than SJMC). As of the OCMCS Record Date, SJMC owned approximately 64.3% of the voting power represented by the OCMCS Voting Securities. See "THE COMBINED MERGER -- Interests of Certain Persons in the Combined Merger" and "THE OCMCS SPECIAL
                             MEETING -- Security Ownership of Certain OCMCS Beneficial Owners and Management."



Reasons for the Combined
  Merger...................  The Board of Directors of OCMCS, after careful consideration, has approved the Merger Agreement and the transactions contemplated thereby and determined that the OCMCS Merger is fair to, and in the best interests of, OCMCS and its stockholders and recommends a vote FOR the approval and adoption of the Merger Agreement. The OCMCS Board believes the OCMCS Merger offers OCMCS an attractive opportunity to strengthen its competitive position and enhance its profile with physicians and Payors. Furthermore, the OCMCS Merger will allow OCMCS to align with a leading PPM in a consolidating industry while at the same time affording stockholders enhanced liquidity due to the developed market for FPA's publicly traded shares. Disadvantages include the possibility that FPA will not be able to integrate successfully recent acquisitions, the possibility that FPA will not be able to sustain its growth strategy, FPA's leveraged balance sheet and the possible volatility of FPA's stock price. See "THE COMBINED
                             MERGER -- Recommendation of the OCMCS Board of Directors and Reasons for the OCMCS Merger."

                 FPA, SJMC AND OCMCS COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data of FPA and combined per share data of FPA, SJMC and OCMCS on an unaudited pro forma basis, based on the assumption that the Combined Merger occurred at the beginning of the earliest period presented and that the merger of SJMC with and into FPA California was accounted for as a pooling of interests. Historical financial data of FPA has been restated to include the effects of the October 1996 merger with Sterling, the March 1997 merger with AHI Healthcare Systems, Inc. ("AHI"), the June 1997 Merger with HealthCap, Inc. ("HealthCap"), the September 1997 merger with Axminster Medical Group, Inc. ("Axminster"), and the October 1997 merger with Health Partners, Inc. ("Health Partners"), all of which were accounted for as "poolings of interests." Historical net earnings per common share of SJMC and OCMCS have not been presented as SJMC and OCMCS are nonpublic companies. The pro forma comparative per share data gives effect to the Combined Merger assuming the issuance of 2,900,000 shares of FPA Common Stock in the Combined Merger.

HISTORICAL EARNINGS (LOSS) PER SHARE DATA

                                                   YEARS ENDED DECEMBER 31,       NINE MONTHS ENDED
                                                 ----------------------------       SEPTEMBER 30,
                                                  1994       1995       1996            1997
                                                 ------     ------     ------     -----------------
FPA..........................................    $(0.19)    $(0.39)    $(2.54)         $ (0.34)

FPA, SJMC AND OCMCS PRO FORMA COMBINED EARNINGS (LOSS) PER SHARE DATA

                                                              YEARS ENDED
                                                             DECEMBER 31,        NINE MONTHS ENDED
                                                           -----------------       SEPTEMBER 30,
                                                            1995       1996            1997
                                                           ------     ------     -----------------
Pro forma combined per FPA share.......................    $(0.30)    $(2.64)         $ (0.27)
Pro forma equivalent per SJMC share....................     (0.70)     (6.09)           (0.62)
Pro form equivalent per OCMCS share....................                (0.30)           (0.03)

BOOK VALUE PER COMMON SHARE

                                                                     DECEMBER 31,     SEPTEMBER 30,
                                                                         1996             1997
                                                                     ------------     -------------
FPA -- Historical................................................       $ 4.11           $  4.06
SJMC -- Historical...............................................        (8.31)            (5.07)
OCMCS -- Historical..............................................         0.93              0.91
Pro forma combined per FPA share.................................                           4.05
Pro forma equivalent per SJMC share..............................                           9.36
Pro forma equivalent per OCMCS share.............................                           0.47

---------------

(1) Assumes the conversion of OCMCS Preferred Stock into OCMCS Common Stock as of September 30, 1997.

                         MARKET PRICE AND DIVIDEND DATA

     FPA Common Stock is listed on Nasdaq under the symbol "FPAM." The SJMC Series A and Series B Common Stock and the OCMCS Common Stock and OCMCS Preferred Stock are not traded on any securities market or exchange.

     The range of high and low bid prices, as reported on Nasdaq, for FPA Common Stock for the periods indicated, is as follows:

                                                                         HIGH     LOW
                                                                         ----     ---
        1996
          First Quarter................................................  13 1/4    8 5/8
          Second Quarter...............................................  20 1/8   12 1/8
          Third Quarter................................................  27 1/8   12 1/2
          Fourth Quarter...............................................  29 1/2   16 3/8

        1997
          First Quarter................................................  28 1/2   18 1/4
          Second Quarter...............................................  24 1/2   14 7/8
          Third Quarter................................................  35 1/4   22 7/8
          Fourth Quarter...............................................  39 13/16 16 7/8

        1998
          First Quarter (through February 4, 1998).....................  20 1/4   14 7/8


     The closing price of FPA Common Stock on Nasdaq on January 21, 1998, the last full trading day prior to the public announcement of the Merger Agreement, was $18.063 and on February 12, 1998 was $22.25.


     FPA declared no cash dividends during 1995, 1996 or 1997 and has no plans to declare cash dividends in the foreseeable future. FPA's Credit Agreement with BankBoston, N.A. and the lenders parties thereto and FPA's 6 1/2% Convertible Subordinated Debentures limit the ability of FPA to pay cash dividends.


     As of the SJMC Record Date, there were 172 holders of record of SJMC Class A Common Stock and 96 holders of record of SJMC Class B Common Stock.



     As of the OCMCS Record Date, there were ten holders of record of OCMCS Common Stock, one holder of record of OCMCS Series A Preferred Stock and 11 holders of record of OCMCS Series B Preferred Stock.


     OCMCS has not paid or declared any cash dividends on the OCMCS Common Stock, OCMCS Series A Preferred Stock or OCMCS Series B Preferred Stock. Similarly, SJMC has not paid or declared any cash dividends on either its Class A Voting Common Stock or its Class B Non-Voting Common Stock.

                                  RISK FACTORS

     In addition to other information in this Proxy Statement/Prospectus, the following factors should be considered carefully in evaluating the proposals to be voted on at the SJMC Special Meeting and the OCMCS Special Meeting. All information contained herein includes the financial results of AHI, HealthCap, Axminster and Health Partners, for all periods from the effective dates of their respective mergers with FPA, all of which were accounted for as poolings of interests.

RISKS RELATING TO FPA

     No Assurance of Successful Integration of Acquisitions; Expanded Service Offering. Since 1994, FPA has pursued an aggressive growth strategy. FPA's growth has been achieved primarily through acquisitions, several of which have been completed during the last twelve months. Several of these acquisitions are large transactions which involve significant risks and uncertainties for FPA. FPA intends to continue to pursue growth through acquisitions. See
"SUMMARY -- FPA MEDICAL MANAGEMENT, INC. -- FPA Recent Developments." The success of past and future acquisitions is largely dependent on the ability of FPA to integrate the operations of the acquired companies into FPA's operations in an efficient and effective manner. The process of integrating management services, which includes management information systems, claims administration and billing services, utilization management of medical services, care coordination and case management, quality and cost monitoring and physician recruitment, as well as administrative functions, facilities and other aspects of operations, while managing a larger and geographically expanded entity, presents a significant challenge to FPA's management. In addition, integration must be carried out so that FPA is able to control medical and administrative costs. The ability to control such costs is key to the successful future operations of FPA. There can be no assurance that FPA's acquisitions will be successfully integrated on a timely basis or that the anticipated benefits of these acquisitions, including cost savings, will be realized. Furthermore, there can be no assurance that any cost savings which are realized will not be offset by increases in other expenses or operating losses. FPA will encounter similar uncertainties and risks with respect to any future acquisitions it may make. Failure to effectively accomplish the integration of acquired companies could have a material adverse effect on FPA's results of operations and financial condition.

     Certain of the companies recently acquired by FPA have recently or historically operated at a loss. Other acquired companies have experienced fluctuations in quarter-to-quarter operating results. See "Fluctuations in Quarterly Results." FPA has commenced the institution of certain measures intended to reduce these losses and quarterly fluctuations and to operate the acquired businesses profitably. However, there can be no assurance that FPA will reverse these trends or operate these entities profitably. If there are continuing operating losses at the acquired companies, FPA may need additional capital to fund its business, and there can be no assurance that such additional capital can be obtained or, if obtained, it will be on terms acceptable to FPA.

     FPA is regularly in discussions with potential acquisition candidates and may from time to time enter into letters of intent or definitive agreements with respect to the acquisition of such businesses. No assurance can be given as to FPA's ability to compete successfully at favorable prices for available acquisition candidates or to complete future acquisitions, or as to the financial effect on FPA of any acquired business. Future acquisitions by FPA may involve the issuance of additional shares of common stock, which could have a dilutive effect on earnings per share, or could involve significant cash expenditures and may result in increased indebtedness and interest and amortization expenses or decreased operating income, which could have an adverse impact on FPA's future operating results.

     The integration of acquired entities also requires the dedication of management resources, which may distract the attention of management from the day-to-day business of the combined companies. Furthermore, new acquisitions may expose the FPA Network to new Payors and providers with which it has had no previous business experience. FPA cannot predict whether it will be able to enroll into the FPA Network all members currently served by physicians affiliated with newly acquired entities. Also, there can be no assurance that there will not be substantial unanticipated costs or other material adverse effects associated with acquisition and integration activities, any of which could result in significant one-time charges to earnings or otherwise adversely affect FPA's operating results.

     In addition, through Sterling, FPA manages and supports hospital-based emergency departments. These services present certain risks and uncertainties due to FPA's relative unfamiliarity with these types of services and the market for such services. There can be no assurance that FPA will be successful in developing and integrating Sterling's operations and services.

     Risks of Financial Leverage. FPA's indebtedness is significant in relation to its total capitalization. Giving effect to amounts drawn down pursuant to FPA's $315 Million Credit Agreement (including the term loan) with BankBoston, N.A., as Administrative Agent for the Lenders parties thereto, dated June 30, 1997, as amended (the "Credit Agreement"), and the issuance of FPA's 6 1/2% Convertible Subordinated Debentures due 2001 (the "Debentures") in December 1996, FPA's indebtedness accounts for approximately 169% of FPA's total capitalization as of September 30, 1997. While FPA believes it will be able to service its debt, there can be no assurance to that effect. The degree to which FPA is leveraged could affect its ability to service its indebtedness, make capital expenditures, respond to market conditions and extraordinary capital needs, take advantage of certain business opportunities or obtain additional financing. Unexpected declines in FPA's future business, or the inability to obtain additional financing on terms acceptable to FPA, if required, could impair FPA's ability to meet its debt service obligations or fund acquisitions and, therefore, could materially adversely affect FPA's business and future prospects.

     Growth Strategy; Difficulty in Maintaining Growth. The future growth of FPA is largely dependent on a continued increase in the number of new enrollees in the FPA Network. This growth may come from (i) affiliations with, or acquisitions of, individual or group physician practices serving enrollees of Payors in the FPA Network or of new Payors, (ii) increased membership in plans of Payors with which the Professional Corporations and certain FPA subsidiaries have contracts and whose members are patients of physicians in the FPA Network or (iii) agreements with Payors, physicians and hospitals in other geographic markets. The process of identifying and consummating suitable acquisitions of, or affiliations with, physician groups can be lengthy and complex. The marketplace for such acquisitions and affiliations is subject to increasing competitive pressures. There can be no assurance that FPA will be successful in identifying, acquiring or affiliating with additional physician groups or hospitals or that the subsidiaries and Professional Corporations will be able to contract with new Payors. In addition, there can be no assurance that FPA's acquisitions will be successfully integrated on a timely basis or that the anticipated benefits of these acquisitions will be realized; failure to effectively accomplish the integration of acquired entities may have a material adverse effect on FPA's results of operations and financial condition. FPA's ability to expand is also dependent upon its ability to comply with legal and regulatory requirements in the jurisdictions in which it operates or will operate and to obtain necessary regulatory approvals, certificates and licenses.

     Risks Related to Intangible Assets. As a result of FPA's various acquisition transactions, intangible assets of approximately $408 million have been recorded as of September 30, 1997 on FPA's balance sheet. Such intangible assets totaled approximately 256% of FPA's stockholders' equity as of September 30, 1997. Using amortization periods ranging from four to 30 years (with an average amortization period of approximately 29 years), amortization expense relating to such intangible assets will be approximately $14.7 million per year. Further acquisitions that result in the recognition of additional intangible assets would cause amortization expense to further increase. A portion of the amortization generated by these intangible assets is not deductible for tax purposes.

     At the time of or following each acquisition, FPA evaluates each acquisition and establishes an appropriate amortization period based on the specific underlying facts and circumstances of each such acquisition. Subsequent to such initial evaluation, FPA periodically reevaluates such facts and circumstances to determine if the related intangible asset continues to be realizable and if the amortization period continues to be appropriate. As the underlying facts and circumstances subsequent to the date of acquisition can change, there can be no assurance that the value of such intangible assets will be realized by FPA. In the past, FPA has recorded charges for impairment of goodwill, including (i) in 1995, $434,000 related to the sale and closing of primary care centers and (ii) in 1996, $4.1 million relating to a 1995 acquisition in Arizona (as a result of continuing losses in the acquired entity), $14.8 million related to certain emergency room department contracts (which were terminated after acquisition of the contracting entity) and $14.6 million related to certain acquisitions made by former AHI entities in 1994 and 1995 which recognized significant losses in 1996 which gave rise to the determination that the goodwill balances were impaired. Although at September 30, 1997 the net unamortized balance of intangible assets acquired was not considered to be impaired, any future determination, based on reevaluation of the underlying facts and circumstances, that a significant impairment has occurred would require the write-off of the impaired portion of unamortized intangible assets, which could have a material adverse effect on FPA's business and results of operations.

     Difficulty in Controlling Health Care Costs; Capitated Nature of
Revenue. Agreements with Payors typically provide for the Professional Corporations and certain FPA subsidiaries to receive prepaid monthly fees per enrollee known as "capitation" payments. FPA's profitability primarily depends upon its ability to control costs and the ability of the subsidiaries and Professional Corporations to incur less in medical, hospital and administrative costs than the capitation revenue received from Payors. Such profitability is achieved through effective management of the provision of medical services by physicians in the FPA Network, including controlling utilization of specialty care physicians and other ancillary providers, purchasing services from physicians outside the FPA Network at competitive prices and negotiating favorable rates with hospitals. Agreements with Payors may also contain shared risk arrangements under which additional compensation can be earned based on the provision of high quality, cost-effective health care to enrollees but which may require that a portion of any loss in connection with such shared risk arrangements be assumed by FPA, thereby reducing FPA's net income. The amount of non-capitated medical and hospital costs in any period could be affected by factors beyond the control of the FPA Network, such as changes in treatment protocols, epidemics, disasters, new technologies and inflation. To the extent that specialty care physicians' fees or hospital costs have not been capitated and enrollees require more specialty care than anticipated or have higher than anticipated hospital utilization rates, revenue paid to the FPA Network by Payors may not be sufficient to cover the costs the FPA Network is obligated to pay. FPA purchases stoploss insurance protection which provides thresholds or "attachment points," generally $100,000 for inpatient services per year, at which substantially all financial exposure for inpatient services of an enrollee beyond such threshold is contractually shifted to the insurer up to a specified level (generally $1 million), at which point the risk of loss returns to FPA. In California only, stoploss insurance protection thresholds are $125,000 for inpatient services. There can be no assurance that FPA will be able to negotiate favorable stoploss attachment points in the future. The failure of FPA to negotiate favorable attachment points in the future could have a material adverse effect on FPA's financial condition, results of operations and/or liquidity.

     Risks Related to Full Risk Capitation. Under capitation contracts generally, Professional Corporations and certain of FPA's subsidiaries accept capitation payments and, as a result, accept the financial risk for the provision of health care services, including those not normally performed and provided by professional corporations comprised of primary care physicians under payor contracts (e.g., specialty care physician services). Under substantially all Payor contracts, the subsidiaries and Professional Corporations accept the financial risk for the provision of outpatient medical services. Under certain Payor contracts, certain of FPA's subsidiaries and Professional Corporations also accept the financial risk for hospital services. Approximately 16.2% and 16.3% of FPA's total operating revenue for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, was generated from contracts in which the subsidiaries and Professional Corporation accepted the financial risk for outpatient medical and hospital services. The failure to negotiate favorable prices or rates in contracts with providers of these services on behalf of the subsidiaries and Professional Corporations or to control effectively the utilization of these services, could have a material adverse effect on FPA's business and results of operations.

     Risks Related to Fee-for-Service Contracts. Sterling provides physician practice management services to hospitals under fee-for-service contracts and flat-rate contracts. In general, under fee-for-service contracts, Sterling's revenues are derived from amounts billed to patients and collected for the account of Sterling. In contrast, under flat-rate contracts Sterling's revenue is derived from payments of negotiated amounts paid by the hospital. Under fee-for-service contracts, Sterling accepts responsibility for billing and collection, and consequently assumes the financial risks related to changes in patient volume, payor mix and third party reimbursement rates. Any change in reimbursement policies and practices, payor mix, patient volume or covered services could materially adversely affect the operations of FPA, particularly under fee-for-service contracts. Sterling's fee-for-service contractual arrangements also involve a credit risk related to uncollectibility of accounts. In addition, fee-for-service contracts have less favorable cash flow characteristics than flat-rate contracts due to longer collection periods. Failure to manage adequately the collection risks and working capital demands associated with fee-for-service contracts could have a material adverse effect on FPA's business and results of operations.

     Dependence on Government and Other Third Party Payors. Primarily as a result of the Sterling business, a significant portion of FPA's operating revenue is derived from payments made by government-sponsored health care programs as well as from other Payors. For the year ended December 31, 1996 and the nine months ended September 30, 1997, approximately 39% and 32%, respectively, of FPA's revenue was derived from government Payors. The Medicare and Medicaid programs are subject to substantial regulation by the federal and state governments, which are continually revising and reviewing the programs and their regulations. In addition, funds received under these programs are subject to audit with respect to the proper billing for physician services and, accordingly, retroactive adjustments of revenue from these programs may occur. While FPA seeks to comply with applicable Medicare and Medicaid reimbursement regulations, there can be no assurance that FPA would be found to be in compliance with such regulations should it be subject to audit. Continuing budgetary constraints at both the federal and state level and the rapidly escalating costs of health care and reimbursement programs have led, and may continue to lead, to significant reductions in government and other third party reimbursements for certain medical charges and to the negotiation of reduced contract rates or capitated or other financial risk-shifting payment systems by third party payors with service providers. Both the federal government and various states are considering imposing limitations on the amount of funding available for various health care services. In recent years, the U.S. Congress has considered various budget proposals intended to reduce the rate of increase in Medicare and Medicaid expenditures through cost savings and other measures. The Balanced Budget Act of 1997, which became effective October 1, 1997, includes, among other matters, Medicare and Medicaid reform legislation. The Medicare legislation will, among other things, (i) reduce Medicare payments to managed care plans and alter the payment structure; (ii) require managed care plans to make medically necessary care available 24 hours a day; (iii) prohibit plans from restricting provider advice about medical care or treatment ("gag clauses"); (iv) eliminate the 50/50 enrollment rule and replace it with enhanced quality and outcome measures; (v) authorize provider-sponsored organizations to contract directly with Medicare; and (vi) establish a medical savings account demonstration project. The Medicaid legislation will, among other things, (i) enable states to require Medicaid beneficiaries to enroll in managed care plans without receiving federal waivers; (ii) repeal the 75/25 enrollment rule and replace it with quality assurance standards; (iii) ban "gag clauses"; and (iv) provide states with greater discretion to set reimbursement rates. FPA cannot predict the effect that this legislation or current and future proposals regarding government funded programs would have on its operations. Additionally, Resource Based Relative Value Scale ("RBRVS"), a system of reimbursement designed to reallocate medical reimbursement among medical specialties, took effect on January 1, 1992 and has been phased in over a four-year period. Under the regulations relating to the RBRVS fee structure, the aggregate fee payments from Medicare for certain emergency department procedures may be reduced in some circumstances. There can be no assurance that the payments under governmental and private third party payor programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. Furthermore, changes in reimbursement regulations, policies, practices, interpretations or statutes that place material limitations on reimbursement amounts or practices could have a material adverse effect on FPA's business and results of operations.

     Reliance on Certain Payors. For the year ended December 31, 1994, CareAmerica of Southern California, Inc. ("CareAmerica") accounted for 9.7% of FPA's operating revenue. For the year ended December 31, 1995, Foundation Health Systems, Inc. ("Foundation") accounted for 21.8% of FPA's operating revenue. For the year ended December 31, 1996, Foundation and PCA Qualicare accounted for 13.3% and 9.3%, respectively, of FPA's operating revenue. For the nine months ended September 30, 1997, Foundation and PCA Qualicare accounted for 17.1% and 15.1%, respectively, of FPA's operating revenue.

     Terminability of Payor Contracts. Contracts with Payors generally provide for terms of one to thirty years, may be terminated earlier without cause, upon notice and upon renewal or in a number of other circumstances and are subject to negotiation of capitation rates, covered benefits and other terms and conditions. At times, Payor contracts may be continued on a month-to-month basis while the parties renegotiate the terms of the contracts. Agreements with hospitals to provide contract management services generally have terms of one or two years and are renewable automatically unless either party gives written notice of its intent not to renew at least 90 days prior to the end of the term. Many of these agreements provide for termination by the hospital without cause on relatively short notice. There can be no assurance that any of such contracts will not be terminated early, will be renewed or that they will contain favorable terms. Since January 1994, a number of Sterling's hospital services agreements have been terminated as a result of nonrenewal, termination by the hospital, termination by Sterling or hospital closure. Future consolidation in the health care industry may result in future hospital services agreements being terminated. The loss of any Payor or hospital contract and the failure to regain or retain such Payor's members or the related revenues without entering into new Payor relationships or hospital contracts could have a material adverse effect on FPA's results of operations.

     As of September 30, 1997, approximately 34% of FPA's membership is pursuant to Payor agreements with Foundation. The terms of these Payor agreements are thirty years with automatic five-year renewal periods. These agreements commit certain Professional Corporations and FPA subsidiaries to, among other things, contract with Foundation for all benefit programs and to maintain sufficient medical personnel to provide reasonable and adequate access to professional services for all benefit programs offered by Foundation, keep care centers open given specified levels of patients and agree to certain pricing and contracting parameters with Foundation. The agreements may be terminated in a number of circumstances, including the event of a material breach or a violation of applicable laws, rules or regulations. A significant modification to or termination of such agreements would have a material adverse effect on FPA's results of operations.

     Dependence on Primary Care Physicians and Emergency Medicine
Physicians. Primary care physicians are an integral part of the FPA Network, as they provide and manage medical services offered to enrollees. FPA's growth depends, in part, on its ability to retain existing and attract additional primary care physicians to the FPA Network. There can be no assurance that physicians presently in the FPA Network will not leave the FPA Network, that FPA will be able to attract additional primary care physicians into the FPA Network or that the amount of capitation or fee-for-service payments to physicians will not have to be increased. To the extent that primary care physicians leave the FPA Network or capitation or fee-for-service payments to physicians are increased, FPA's results of operations may be materially adversely affected. In order to provide management services to hospital emergency departments, FPA must recruit and retain sufficient numbers of qualified physicians. There is a substantial shortage of board certified emergency medicine physicians, and FPA competes with many types of health care providers, as well as teaching, research and governmental institutions, for the services of such physicians. An inability to recruit and retain emergency medicine physicians could adversely affect FPA's ability to add new and retain existing hospital clients.


     On December 5, 1996, the Thomas-Davis Medical Centers, P.C. ("TDMC") (an FPA-affiliated professional corporation) physicians located in Tucson, Arizona (the "petitioners") voted to be represented by the Federation of Physicians and Dentists (the "Union"). On February 13, 1997, the TDMC employees located in Tucson voted to be represented by the Union of Health and Hospital Care Employees. On September 24, 1997, the District Court Judge for the United States District Court for the District of Arizona granted a temporary injunction and ordered, among other things, FPA and TDMC to recognize the Union as the exclusive bargaining agent for the petitioners and to refrain from making unilateral changes in the terms and conditions of employment, and upon request of the Union, to recognize and bargain in good faith with the Union as the exclusive collective bargaining agent of the petitioners concerning wages, hours and other terms and conditions of employment. TDMC and the Union commenced bargaining on October 1, 1997. TDMC and FPA are in the process of appealing certain aspects related to such representation; however, there can be no assurance as to the outcome of such appeals. Although FPA does not expect union affiliations of its Arizona employees to have a material adverse effect on its results of operations or financial condition, there can be no assurance that future affiliations and/or collective bargaining arrangements will not have a material adverse effect on FPA's results of operations.

     Risks Related to Classification of Physicians as Independent
Contractors. FPA's subsidiary, Sterling, generally contracts with emergency room physicians as independent contractors to provide services to its hospital clients. These independent contractor physicians are paid on an hourly basis. Pursuant to such compensation arrangements, independent contractor physicians do not share in the profit derived by FPA from FPA's operations. Because FPA regards its contracted physicians as independent contractors and not as employees, FPA does not withhold federal or state income taxes, make federal or state unemployment tax payments or provide workers' compensation insurance for such physicians. There can be no assurance that federal or state taxing authorities or other parties will not challenge the classification of such independent contractor physicians and determine that such physicians should be classified as employees. In the event that the physicians under contract with FPA are determined to be employees, FPA's results of operations will be materially and adversely affected and FPA may be subject to retroactive taxes and penalties.

     State Laws Regarding Prohibition of Corporate Practice of Medicine. In certain states in which FPA conducts or may conduct business, general business corporations are not permitted to practice medicine, exercise control over physicians who practice medicine or engage in certain practices such as fee-splitting with physicians. The corporate practice of medicine doctrine refers to the rendering directly, or through employment, of medical services by a general business corporation. As stated in the Notes to FPA's Consolidated Financial Statements incorporated by reference herein, FPA believes that it has perpetual and unilateral control over the assets and operations of the various affiliated Professional Corporations whose operations FPA consolidates. There can be no assurance that regulatory authorities will not take the position that such control conflicts with state laws regarding the corporate practice of medicine or other federal or state restrictions. Although FPA believes its operations as currently conducted are in material compliance with existing applicable laws, there can be no assurance that the existing organization of FPA and its contractual arrangements with affiliated physicians will not be successfully challenged in such states as constituting the unlicensed practice of medicine or that the enforceability of the provisions of such arrangements, including non-competition agreements, will not be limited. In the event of action by any regulatory authority limiting or prohibiting FPA from carrying on its business or from expanding the operations of FPA to certain jurisdictions, structural and organization modifications of such organization or arrangements may be required, which could have an adverse effect on FPA's business and results of operations.

     Because certain state laws prohibit general business corporations from controlling professional corporations contractually or otherwise, FPA has structured its contracts with the Professional Corporations so that such corporations retain the right to enter into contracts for the provision of medical services or make other financial commitments. Such contracts allow the Professional Corporations to make commitments which could be on terms which may not be advantageous to FPA. For example, a Professional Corporation could decline to enter into Payor contracts which are negotiated for it by FPA or, alternatively, could decide to enter into Payor contracts which FPA does not believe are financially advantageous. Physicians who contract with these corporations may also have the legal right to decline to use other physicians in the FPA Network or specialists having a pre-existing, subcapitated or fixed fee relationship with the FPA Network. These decisions, if made by a Professional Corporation or a physician, could have a material adverse effect on FPA's business and results of operations.

     Possible Negative Effects of Prospective Health Care Reform. Various plans have been proposed and are being considered on federal, state and local levels to reduce costs in health care spending. Although FPA believes its management model responds to the concerns addressed by such plans, it is not possible to assess the likelihood that any of these proposals will be enacted or to assess the impact any of these proposals may have on reimbursement to health care providers. Any plan to control health care costs, however, could result in lower rates of reimbursement. Lower rates of reimbursement may reduce the amount ultimately received by FPA and, accordingly, may have a material adverse effect on FPA's business and results of operations.

     In recent years, legislation has been proposed in Congress to implement an "any willing provider" law on a national level. These laws, which are in effect in some states, require managed care organizations, such as

HMOs, to contract with any physician who is appropriately licensed and who meets applicable membership criteria. Such laws could limit the flexibility of managed care organizations, such as FPA, to achieve efficiency by controlling the size of their primary care provider networks and the number of specialty care providers to whom enrollees are referred. At present, no state in which FPA Network physicians practice has such a law although "any willing provider" laws have been proposed in states in which FPA operates. FPA cannot predict what effect such laws would have on its operations.

     Possible Negative Effects of Governmental Regulations. The health care industry is subject to extensive federal and state regulation. Changes in the regulations or reinterpretations of existing regulations may significantly affect the FPA Network. FPA and the Professional Corporations are subject to federal legislation that prohibits activities and arrangements that provide kickbacks or other economic inducements for the referral of business under the Medicare and Medicaid programs. Noncompliance with the federal anti-kickback legislation can result in exclusion from the Medicare and Medicaid programs and civil and criminal penalties. The federal government has promulgated "safe harbor" regulations that identify certain business and payment practices which are deemed not to violate the federal anti-kickback statute. In addition, federal legislation currently restricts the ability of physicians to refer Medicare or Medicaid patients to certain entities in which they have an ownership interest or compensation arrangement for health care services, including clinical laboratory services. With respect to the self-referral prohibitions, the entity and the referring physician are prohibited from receiving Medicare or Medicaid reimbursement for services rendered and civil penalties may be assessed. Many states, including states in which FPA does business, have similar anti-kickback and anti-referral laws. Penalties similar to those imposed by federal law are provided for violation of state anti-kickback and anti-referral laws. FPA believes that its operations comply with all applicable anti-kickback and anti-referral laws. In addition, health care reforms may expand existing anti-kickback and anti-referral laws to apply to all health care payors, not just Medicare and Medicaid. It is unclear how any reform legislation would affect health care provider networks or other types of managed care arrangements. There can be no assurance that FPA will be able to comply with any new laws.

     Furthermore, a number of states prohibit sharing professional fees (or fee splitting) with anyone other than a member of the same profession. There can be no assurance that such laws will ultimately be interpreted in a manner consistent with the practices of FPA.

     Federal and state laws regulate insurance companies, HMOs and other managed care organizations. Many states also regulate the establishment and operation of networks of health care providers. Generally, these laws do not apply to the hiring and contracting of physicians by other health care providers. There can be no assurance that regulators of the states in which FPA operates would not apply these laws to require licensure of FPA's operations as an HMO, an insurer or a provider network. FPA believes that it is in compliance with these laws in the states in which it does business, but there can be no assurance that interpretations of these laws by the regulatory authorities in these states or in the states in which FPA may expand will not require licensure or a restructuring of some or all of FPA's operations. In the event that FPA is required to become licensed under these laws, the licensure process can be lengthy and time consuming and, unless the regulatory authority permits FPA to continue to operate while the licensure process is progressing, FPA could experience a material adverse change in its business while the licensure process is pending. In addition, many of the licensing requirements mandate strict financial and other requirements which FPA may not be able to meet. Further, once licensed, FPA would be subject to continuing oversight by and reporting to the respective regulatory agency.

     Although under the laws of most states the business of insurance generally is defined to include the acceptance of financial risk and has not extended to physician networks, the Knox-Keene Act, a California statute that applies to managed care health service plans, requires all health care service plans to be licensed by the Department. The Department has determined that physician management companies like FPA must apply for and operate under a restricted Knox-Keene license. FPA's restricted license application was approved by the Department in December 1996. The loss or revocation of such license would have a material adverse effect on FPA's business and results of operations.

     In addition, there can be no assurance that regulatory authorities in the other states in which FPA or its affiliates operate will not impose similar requirements or that future interpretations of insurance laws and health care network laws by the regulatory authorities in these states or other states will not require licensure or a restructuring of some or all of the operations of FPA.

     The National Association of Insurance Commissioners ("NAIC") recently adopted the Managed Care Plan Network Adequacy Model Act (the "Model Act") which is intended to establish standards for the creation and maintenance of networks by health carriers and establish requirements for written agreements among health carriers offering managed care plans, participating providers and intermediaries, like FPA, which negotiate provider contracts, regarding the standards, terms and provisions under which a participating provider will provide services to covered persons. An NAIC model insurance act does not carry the force of law unless it is adopted by applicable state legislatures. FPA does not know which states, if any, will adopt the Model Act. There can be no assurance that FPA will be able to comply with the Model Act if it is adopted in any state in which FPA does business or the effects such compliance could have on FPA's operations.

     Antitrust Regulation. FPA's affiliated IPAs and Professional Corporations are separate legal entities due to legal and regulatory requirements; if they are deemed to be competitors in specified markets, they may be subject to various laws which prohibit anti-competitive conduct, including price fixing, concerted refusals to deal and division of market. Alternatively, if FPA's affiliated IPAs and Professional Corporations, although separate entities, are deemed to be part of a single entity or system, they may be subject to laws that prohibit anti-competitive combinations or activities if the number of affiliated physicians in specified markets exceeds certain thresholds. FPA believes that it is in compliance with the antitrust laws, but there can be no assurance that FPA's interpretation is consistent with that of federal or state authorities or courts or that such circumstances will remain as FPA grows and matures and as further regulations are promulgated and interpretations thereof issued.

     Competitive Market Forces. The managed care industry is highly competitive and is subject to continuing changes in how services are provided and how providers are selected and paid. Increased enrollment in prepaid health care plans because of health care reform or for other reasons, increased participation by physicians in group practices and other factors may attract entrants into the physician practice management services segment of the managed care industry and result in increased competition for FPA. In addition, local physician groups and hospitals are also trying to combine their services into integrated delivery networks. Certain of FPA's competitors are significantly larger and better capitalized, provide a wider variety of services, may have greater experience in providing physician practice management services and may have longer established relationships with Payors. Accordingly, FPA may not be able to continue to increase the number of providers in the FPA Network, negotiate contracts with new Payors on behalf of the Professional Corporations or renegotiate favorable contracts with current Payors. The inability of FPA to increase the number of providers in the FPA Network and negotiate favorable contracts with Payors could have a material adverse effect on FPA.

     In addition, as a result of consolidations among Payors, certain Payors are able to negotiate or are in the process of negotiating significant reductions in the capitation payments to providers. Further, certain Payors have deleted shared risk arrangements from their contracts with providers thereby decreasing the amount of compensation such Payors are paying providers. To date, none of the Payors has deleted shared risk arrangements from its contract with any Professional Corporations. If Payors negotiate cost reductions with such Professional Corporations or eliminate shared risk arrangements in which the Professional Corporations are currently participating, such actions could have a material adverse effect on FPA's results of operations.

     Potential Liabilities. In recent years, physicians, hospitals and other participants in the managed health care industry have become subject to an increasing number of lawsuits alleging medical malpractice as well as claims based on the withholding of approval for or reimbursement of necessary medical services. Many of these lawsuits involve large claims and substantial defense costs. FPA and certain of its subsidiaries have been named as parties in certain such lawsuits and claims and will likely be named as a party in similar suits and claims in the future. FPA maintains an errors and omissions policy relating to its utilization review activities and is included as a named or additional insured on the policies of the Professional Corporations. There can be no assurance that insurance coverage for lawsuits brought or which may be brought against FPA will be sufficient to cover FPA's expenses or losses. There can be no assurance that insurance coverage will be sufficient and, if insufficient, that such suits or claims will not have a material adverse effect on FPA's financial condition and results of operations. Furthermore, FPA could be held liable for the negligence of a contracted health care professional if such health care professional were regarded as an employee or agent of FPA in the practice of medicine. The Texas legislature has enacted legislation effective September 1, 1997 which provides that a health insurance carrier, health maintenance organization or managed care entity has the duty to exercise ordinary care when making health care treatment decisions and is liable for damages for harm to an insured or enrollee proximately caused by its failure to exercise such ordinary care or proximately caused by treatment decisions made by its employees, agents, ostensible agents or representatives acting on its behalf and over whom it exercises influence or control. Given the recent enactment of this legislation and the lack of judicial interpretation thereof, FPA cannot assess the impact this legislation may have on its operations in Texas; however, if the legislation is utilized by patients to bring successful malpractice actions against managed care entities such as FPA, the cost of providing health care as well as the cost of insurance coverage against such actions could increase, which could have an adverse impact on FPA's results of operations. In addition to any potential tort liability of FPA, FPA's emergency department contracts with hospitals generally contain provisions under which FPA agrees to indemnify the hospital for losses resulting from the malpractice of contracted physicians.

     An increasing number of health care providers and other entities are parties to lawsuits alleging fraudulent billing practices under the federal Civil False Claims Act. The Civil False Claims Act permits a person (generally an employee or former employee of the health care provider or other entity) to assert the rights of the government by initiating a qui tam action against a health care provider or other entity if such person has or purports to have information that the health care provider or other entity falsely and fraudulently submitted a claim to the government for payment. Upon filing, the government has the opportunity to intervene and assume control of the case. Penalties of up to $10,000 for each false or fraudulent claim presented to the government for payment may be awarded as well as treble damages. Defendants also may be excluded permanently or for a period of time from participation in the Medicare and Medicaid programs. Because of penalties and treble damages, many of these lawsuits involve large monetary claims and substantial defense costs. If a qui tam action is successfully prosecuted, no assurance can be made that such event would not have a material adverse effect on FPA and its operations.


     AHI is a defendant in a class action securities lawsuit entitled In re AHI Healthcare Systems, Inc. Securities Litigation filed in the United States District Court for the Central District of California, Western Division. The suit was initially filed on December 20, 1995 against AHI, certain of its officers and directors, and all of the underwriters of AHI's common stock in AHI's initial public offering. The suit asserts that AHI artificially inflated the price of its stock by, among other things, misleading securities analysts and by failing to disclose in its initial public offering prospectus alleged difficulties with the acquisition of Lakewood Health Plan, Inc. and with two of AHI's Payor contracts with FHP, Inc. The plaintiffs seek unspecified damages on behalf of the stockholders who purchased AHI's common stock between September 28, 1995 and December 19, 1995. On January 17, 1997 the district court (i) granted AHI's motion for partial summary judgment and dismissed the class plaintiffs' claims concerning the alleged misrepresentations regarding AHI's intended use of initial public offering proceeds and AHI's relationship with FHP, Inc. but (ii) denied summary judgment on the claims relating to the proposed acquisition of Lakewood Health Plan, Inc. As a result, only those claims relating to Lakewood Health Plan and AHI's alleged liability for the public statements of securities analysts following AHI remain in the suit. FPA intends to vigorously defend this lawsuit and does not expect that the outcome of this lawsuit will have a material adverse effect on FPA's results of operations.


     Fluctuations in Quarterly Results. FPA's financial statements (including interim financial statements) contain accruals which are calculated quarterly for estimates of amounts assigned by certain FPA subsidiaries and the Professional Corporations to FPA and paid by Payors based upon hospital utilization ("shared risk revenues"). Quarterly results have in the past and may in the future be affected by adjustments to such estimates for actual costs incurred. Historically, these FPA subsidiaries and the Professional Corporations and Payors generally reconcile differences between actual and estimated amounts receivable or payable relating to

Payor shared risk arrangements in the second or third quarter of each year. In the event that these subsidiaries, Professional Corporations and Payors are unable to reconcile such differences, extensive negotiation, arbitration or litigation relating to the final settlement of these amounts may occur. To the extent that the FPA Network expands to include additional Payors, the timing of these adjustments may vary; this variation in timing may cause FPA's quarterly results not to be directly comparable to corresponding quarters in other years. FPA's financial statements also include estimates of costs for covered medical benefits incurred by enrollees, which costs have not yet been reported by the providers. While these estimates are based on information available to FPA at the time of calculation, actual costs may differ from FPA's estimates of such amounts. If the actual costs differ significantly from the amounts estimated by FPA, adjustments will be required and quarterly results may be affected. Quarterly results may also be affected by movements of Payor members from one Payor to another, particularly during periods of open enrollment for HMOs. Fluctuations in FPA's quarterly operating results could result in significant volatility in, and otherwise adversely affect, the market price of FPA Common Stock.

     Possible Volatility of Stock Price. Recently, there has been significant volatility in the market prices of securities of companies in the health care industry, including the price of FPA Common Stock. Many factors, including announcements of new legislative proposals or laws relating to health care reform, the performance of, and investor expectations for, FPA, analysts' comments, the trading volume in FPA Common Stock and general economic and market conditions, may influence the market price of FPA Common Stock. Accordingly, there can be no assurance as to the price at which FPA Common Stock will trade in the future.

     Dependence Upon Key Personnel; Employment Contracts. FPA depends on the active participation of its executive officers and directors, particularly Dr. Sol Lizerbram, Chairman of the Board, Dr. Seth Flam, President and Chief Executive Officer, and Dr. Stephen Dresnick, President of Sterling. The loss of the services of Drs. Lizerbram, Flam or Dresnick could have a material adverse effect upon FPA's future operations. FPA has an employment contract with each of Drs. Lizerbram, Flam and Dresnick. FPA has not purchased key-man life insurance on any of its key personnel.

     Risk of Dilution and Additional Capital Needs. FPA's expansion strategy includes acquisitions of, and affiliations with, individual and group physician practices as well as organizations that provide management services to such practices. Such acquisitions or affiliations may be consummated using newly issued shares of FPA Common Stock, or securities convertible into or exercisable for the purchase of FPA Common Stock, as consideration. The issuance of additional shares of FPA Common Stock may have a dilutive effect on the net tangible book value or earnings per share of FPA following such issuance.

     FPA's expansion strategy also requires substantial capital investments. Capital is needed not only for the acquisition of the assets of physician practices, but also for their effective integration, operation and expansion and for the addition of medical equipment and technology. In the event that FPA Common Stock does not maintain sufficient valuation, or potential acquisition candidates are unwilling to accept FPA Common Stock as part of the consideration for the sale of the assets of their businesses, FPA may be required to utilize more of its cash resources. There can be no assurance that FPA will have sufficient cash resources or will be able to obtain additional financing or that, if available, such financing will be on terms acceptable to FPA. Furthermore, an inability to obtain additional capital through subsequent debt or equity financings may negatively affect FPA's existing operations and its future growth.

     Shares Eligible for Future Sale. Sales of substantial amounts of FPA Common Stock in the public market after conversion of the Debentures, or otherwise, or the perception that such sales could occur, may adversely affect prevailing market prices of the FPA Common Stock. As of January 31, 1998, 43,114,644 shares of FPA Common Stock were issued and outstanding and FPA had outstanding options or warrants to purchase 7,965,533 shares of FPA Common Stock. In addition, 3,107,900 shares of FPA Common Stock are issuable upon conversion of the Debentures. FPA has granted registration rights to certain former AHI stockholders in the event that such stockholders are unable to sell a specified number of shares in accordance with the provisions of Rule 144, although FPA does not believe a registration statement regarding such shares will need to be filed. FPA has also granted registration rights covering 299,165 shares of FPA Common Stock. All remaining FPA shares are freely tradeable, without restriction under the Securities Act.

     Anti-Takeover Effect of Certain Provisions. FPA's Certificate of Incorporation and Bylaws contain certain provisions that could have the effect of making it more difficult for a person to acquire, or of discouraging a third party from attempting to acquire, control of FPA. FPA's Certificate of Incorporation authorizes the FPA Board of Directors without the approval of the stockholders to issue preferred stock. The rights of the holders of FPA Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging a person from acquiring a majority of the outstanding FPA Common Stock. There are no shares of preferred stock presently outstanding and FPA has no present plans to issue any shares of preferred stock.

     Under FPA's Credit Agreement, FPA may not enter into any merger or consolidation arrangement or purchase any securities of or any assets constituting a business unit of another person except, among other things, for Permitted Acquisitions (as defined in the Credit Agreement). These provisions could serve to impede or prevent a change of control of FPA or have a depressive effect on FPA's stock price. The approval of the Lenders under the Credit Agreement is not required for consummation of the Combined Merger.

RISKS RELATING TO SJMC AND OCMCS

     OCMCS, SJMC and FPA are engaged in similar businesses, and thus each of OCMCS and SJMC are subject to many of the risks applicable to health care companies, such as FPA, including but not limited to those described herein for FPA under the headings "Risks Relating to FPA -- Difficulty in Controlling Health Care Costs; Capitated Nature of Revenue," "-- Risks Related to Full Risk Capitation," "-- Risks Related to Fee-for-Service Contracts," "-- Dependence on Government and Other Third Party Payors," "-- Terminability of Payor Contracts," "-- Dependence on Primary Care Physicians and Emergency Medicine Physicians" (except that SJMC employs both primary care and specialist physicians, but generally does not employ or primarily contract with emergency medicine physicians), "-- Risks Related to Classification of Physicians as Independent Contractors," "-- State Laws Regarding Prohibition of Corporate Practice of Medicine," "-- Possible Negative Effects of Prospective Health Care Reform,"
"-- Possible Negative Effects of Governmental Regulations," "-- Antitrust Regulation," "-- Competitive Market Forces" and "-- Potential Liabilities." In addition, OCMCS and SJMC are subject to the following risks:

     Dependence on Certain Payors. OCMCS derives revenue from its management agreement with SJMC which, in turn, derives its revenue from contracts between its physician networks and payors, which contracts generally are for terms of one to three years, may be terminated earlier upon notice and are subject to annual negotiation of capitation rates, shared risk pools, covered benefits and/or other terms and conditions. Certain Payors represent a substantial percentage of these contracts, although such Payors generally enter into separate contracts (with various termination dates) with each physician network. For the year ended December 31, 1997, SecureHorizons (senior plan) and PacifiCare (commercial plan) accounted for 18% and 17%, respectively, of operating revenue.

     Although OCMCS considers its relationships with Payors to be generally good, there can be no assurance that Payors will not exercise their early termination rights or elect not to renew their contracts with OCMCS' affiliated physician network. In the event that Payors elect to terminate or fail to renew their contracts with OCMCS' affiliated physician network, OCMCS will experience revenue reductions which, if significant, could affect OCMCS' results of operations and liquidity. In addition, the loss of one or more Payor contracts could impact OCMCS' ability to reach or maintain critical mass and economies of scale, further impacting OCMCS' results of operations. In addition, there can be no assurance that Payors will not attempt to renegotiate financial and other terms less advantageous to OCMCS, or that OCMCS' administrative costs will not rise without corresponding revenue increases as Payors delegate additional services to OCMCS or as the standards, such as those imposed by the National Committee on Quality Assurance, governing the performance of services OCMCS or SJMC already performs become more stringent. Further, there can be no assurance that enrollment under certain contracts currently in place will not decline.

     Dependence on Hospital Relationships. SJMC currently utilizes one hospital, St. Joseph Hospital of Orange ("SJHO"), as its primary hospital. While SJMC and its physicians could obtain similar hospital services for its patients and enrollees at other hospitals within Orange County, California, there can be no assurance that, should the relationship with SJHO be altered or impaired, it would not have a material adverse effect on the operations, business conditions or profitability of SJMC and OCMCS. A number of contractual arrangements between OCMCS and SJMC, on the one hand, and SJHO, on the other hand, exist, which by their terms can be altered or terminated upon consummation of the Combined Merger. Although the consent of certain of the providers (including SJHO) and the Payors which contract with OCMCS and SJMC must be obtained as a condition to consummation of the Combined Merger (see "THE MERGER AGREEMENT -- Conditions to Consummation of the Combined Merger"), which conditions may be waived by FPA, OCMCS and SJMC, there can be no assurance that a satisfactory resolution of any or all matters relating to such arrangements can or will occur prior to consummation of the Combined Merger. Although SJHO is a significant minority stockholder of OCMCS and currently has (and has exercised) the right to place one representative on the OCMCS Board of Directors, an affiliate of SJHO is a direct competitor of SJMC in the provision of medical services.

     Dependence on Independent Contractors. SJMC's business and, in turn, OCMCS' business depend to a significant degree on their ability to recruit and retain on a contractual basis a sufficient number of qualified physicians to serve their patients. There can be no assurance that physicians presently contracted by SJMC will not leave SJMC, that SJMC will be able to attract additional primary care or specialty physicians or that the amount of capitation or other payments to physicians will not have to be increased to retain such physicians. To the extent that primary care physicians leave SJMC or capitation or other payments to physicians are increased, SJMC's results of operations and, following the Combined Merger, FPA's results of operations with respect to the OCMCS and SJMC businesses may be materially adversely affected.

     Control of Health Care Costs. The success of OCMCS and SJMC will depend in large part on the effective management of health care costs. Changes in health care practices, inflation, new technologies, major epidemics, natural disasters and numerous other factors affecting the delivery and cost of health care are beyond the control of management and may adversely affect the operating results of OCMCS and SJMC. Additionally, effective management of health care costs relies in large part upon the obtaining and evaluation of data from physicians, hospitals and other health care providers that is reliable and available in a timely fashion. OCMCS and SJMC, as independent entities, have and, in the absence of the Combined Merger, would continue to have to make significant investments in both their information systems and their utilization and quality management systems.

     Potential Exposure to Professional Liability; Availability of
Insurance. Physicians, medical groups, hospitals, management companies and other participants in the health care industry have become subject in recent years to an increasing number of lawsuits alleging medical malpractice and related legal theories. These lawsuits can involve large claims and substantial defense costs. OCMCS does not engage in the practice of medicine or provide medical services, nor does it control the practice of medicine by physicians within its physician networks or the compliance with regulatory requirements directly applicable to such physicians and the physician network entities with whom they contract. However, OCMCS is subject to, and from time to time may be involved in, litigation related to certain of its nonmedical, administrative functions such as utilization review and physician credentialing, or may be named as a defendant in a medical malpractice action. OCMCS maintains professional liability and general liability insurance in amounts deemed appropriate by management based on the nature and risks of OCMCS' business. In addition, each independent contractor physician, as well as SJMC, is required to maintain professional liability insurance coverage, and OCMCS is indemnified under the management agreement with SJMC for liabilities resulting from the performance of medical services by SJMC, its employees and agents. Although OCMCS currently is not a party to any material litigation relating to the practice of medicine, there can be no assurance that OCMCS will not become involved in such litigation in the future, that any claim or claims arising from such litigation will not exceed OCMCS' insurance coverage or that such coverage will continue to be available on a commercially reasonable basis. SJMC has been named in a number of lawsuits which, for the most part, relate to claims of medical malpractice. SJMC does not believe that these lawsuits, individually or in the aggregate, would have a material adverse effect on the results of operations or financial condition of SJMC's business.

     Knox-Keene Act Compliance. Laws in all states regulate the business of insurance and the operation of HMOs. Generally, the business of insurance is defined to include the acceptance of financial risk and has not extended to physician networks. Under the Department's current interpretation of the Knox-Keene Act, the Department could take the view that OCMCS' operations, as currently conducted, are subject to the provisions of the Knox-Keene Act. In July 1997, OCMCS caused an application to be filed for the issuance of a limited Knox-Keene health care service plan license for its California operations. The limited license, if granted, would allow for the receipt of capitation payments from HMOs by the OCMCS plan for both hospital and medical professional services, but would not allow the OCMCS plan to market directly to employers and subscribers. OCMCS has received comments from the Department on its application, but has not completed the licensure process as of this date. In the course of its regulatory oversight, there can be no assurance the Department will not impose requirements adverse to OCMCS' business and, following the Combined Merger, FPA's business.

RISKS RELATING TO THE COMBINED MERGER

     Impact on FPA's Financial Statements. FPA expects to incur non-recurring costs in connection with the Combined Merger aggregating approximately $9.5 million relating primarily to certain employee termination costs, financial advisory fees, professional fees and restructuring costs. Costs of approximately $7.4 million relating to the SJMC Merger will be expensed in the quarter in which the Closing occurs. In addition, FPA expects to record goodwill relating to the OCMCS Merger of approximately $14.7 million. See "SELECTED HISTORICAL AND PRO FORMA INFORMATION."

     No Assurance of Successful Integration of Certain Operations. FPA, FPA California, SJMC and OCMCS have entered into the Merger Agreement with the expectation that the Combined Merger will result in certain benefits for the combined company. Achieving the anticipated benefits of the Combined Merger will depend in part upon whether the integration of the companies' businesses is achieved in an efficient and effective manner. There can be no assurance that this will occur. The combination of the companies will require, among other things, coordination of the companies' operations and consolidation of Payor and provider contracts. The successful integration of the operations of OCMCS, SJMC, FPA California and FPA will depend in large part upon the successful integration of information systems and data, utilization and quality management systems. There can be no assurance that integration will be accomplished on a timely basis, or at all. The integration of certain operations following the Combined Merger will require the dedication of management resources which may distract attention from the day-to-day business of the combined company. In particular, the management services provided by FPA to physicians, hospitals and Payors in the FPA Network, which include management information systems, claims administration and billing services, utilization management of medical services, care, coordination and case management, quality and cost monitoring and physician recruitment, will have to be extended to new members of the FPA Network as a result of the Combined Merger. Failure to effectively accomplish the integration of the companies' operations could have a material adverse effect on FPA's results of operations and financial condition.


     Exchange Ratio May Not Fully Reflect Changes in FPA Stock Price. The FPA Closing Price at the Effective Time may vary significantly from the FPA closing price as of the date of the Merger Agreement, the date hereof or the date on which the SJMC shareholders and the OCMCS stockholders vote on the Combined Merger due to, among other factors, changes in the business, operations and prospects of FPA, market assessments of the likelihood that the Combined Merger will be consummated and the timing thereof and general market and economic conditions. Since the actual number of shares of FPA Common Stock issuable to SJMC shareholders and OCMCS shareholders in the Combined Merger depends on the FPA Closing Price, there is no guarantee as to the number of shares or value of the FPA Common Stock that SJMC shareholders and OCMCS stockholders will receive. Each SJMC shareholder and OCMCS stockholder is urged to obtain updated FPA market information. SJMC SHAREHOLDERS AND OCMCS STOCKHOLDERS WILL BE ABLE TO OBTAIN THE EXCHANGE RATIOS AT THE END OF THE SECOND BUSINESS DAY PRECEDING THE SJMC AND OCMCS SPECIAL MEETINGS BY CALLING (714) 560-5088. SJMC SHAREHOLDERS AND OCMCS STOCKHOLDERS WHO LIVE

OUTSIDE THE LOCAL CALLING AREA MAY CALL COLLECT FROM 9:00 A.M. TO 5:00 P.M., LOCAL TIME. SEE "THE COMBINED MERGER -- MERGER CONSIDERATION."


     Need for Additional Capital. Upon consummation of the Combined Merger, FPA will be a larger company and may therefore require additional capital in order to continue to expand its operations. Failure to secure additional capital could have an adverse effect on FPA's results of operations.

     Possible Loss of Business. Despite the efforts of each of FPA, FPA California, SJMC and OCMCS, current key independent contractor physicians, Payors, employees or clients of SJMC and OCMCS may not continue to contract with FPA or FPA California following the Combined Merger. The loss of a material number of independent contractor physicians, employees or clients could adversely affect the operations of FPA and FPA California. Neither FPA, SJMC nor OCMCS is aware that any of their respective physicians, employees or clients intend to end their relationship with FPA California as the Surviving Corporation following the consummation of the Combined Merger. The consent of certain of the providers and Payors which contract with OCMCS and SJMC to the Combined Merger under their respective Payor or provider agreements is required as a condition to Closing. There can be no assurance that such consents, if obtained, will be on terms substantially similar to the terms of the existing contractual arrangements or that the parties will not agree to waive certain required consents. See "THE MERGER AGREEMENT -- Conditions to Consummation of the Combined Merger."

     Rights of SJMC Shareholders and OCMCS Stockholders Following the Combined Merger. Following the Combined Merger, holders of SJMC Common Stock, OCMCS Common Stock and OCMCS Preferred Stock will become holders of FPA Common Stock. Certain differences exist between the rights of the SJMC shareholders under the SJMC Articles of Incorporation and Bylaws, the California Code and the California Business and Professions Code, the rights of the OCMCS stockholders under the OCMCS Certificate of Incorporation and Bylaws, and the rights of FPA stockholders under the FPA Certificate of Incorporation and Bylaws. Among other things, the differences include a classified board of directors in the case of FPA, different requirements and procedures for calling special meetings of stockholders, different requirements and procedures for nomination and removal of directors, and supermajority vote requirements for certain provisions in the case of SJMC.

     Federal Income Tax Consequences. The Combined Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the Code. If for any reason the Combined Merger does not qualify as a reorganization, then among other effects, the SJMC shareholders and the OCMCS stockholders may recognize gain or loss in such transaction and, prior to closing, FPA, SJMC and OCMCS will amend this Proxy Statement/Prospectus and SJMC and OCMCS will resolicit stockholder votes to the extent required by law. No ruling from the Internal Revenue Service has been requested regarding the federal income tax consequences of the Combined Merger. See "THE COMBINED MERGER -- Certain Federal Income Tax Consequences."

                            THE SJMC SPECIAL MEETING

     This Proxy Statement/Prospectus is being furnished to the shareholders of SJMC in connection with the solicitation of proxies by and on behalf of the SJMC Board of Directors for use at the SJMC Special Meeting.

DATE, TIME AND PLACE


     The SJMC Special Meeting will be held on March 19, 1998 at 9:00 a.m., local time, at 505 South Main Street, Suite 200, Orange, California.


PURPOSE OF THE SJMC SPECIAL MEETING


     At the SJMC Special Meeting, the shareholders of SJMC will be asked to consider and vote upon the adoption and approval of the Merger Agreement under which, among other things, SJMC will be merged with and into FPA California and immediately thereafter OCMCS will be merged with and into FPA California. As a result of the Combined Merger, the separate existences of SJMC and OCMCS will cease. Pursuant to the Combined Merger, each outstanding share of SJMC Common Stock will be exchanged for the right to receive a number of shares of FPA Common Stock equal to the SJMC Exchange Ratio. The SJMC Exchange Ratio will vary based on the FPA Closing Price. Assuming an FPA Closing Price equal to $22.25, which was the closing price of FPA Common Stock on February 12, 1998, and based on 12,653,246 shares of OCMCS Stock and 706,206 shares of SJMC Common Stock, the SJMC Exchange Ratio would be 2.1670. Based upon such assumptions, the SJMC Merger Consideration would consist of approximately 1,530,337 shares of FPA Common Stock, representing approximately 3.34% of the total issued and outstanding shares of FPA Common Stock after the Combined Merger. See "THE COMBINED MERGER -- Merger Consideration."


     The SJMC Board has approved the Merger Agreement and recommends a vote FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby.

     Pursuant to the Merger Agreement, the Board of Directors of SJMC will appoint a number of shareholder representatives to represent the SJMC shareholders in the event a claim for indemnity is made against the shareholders of SJMC under the indemnification provisions set forth in the Merger Agreement. If the SJMC shareholders vote for the adoption and approval of the Merger Agreement, such approval shall also constitute approval of the SJMC shareholder representatives. See "THE MERGER AGREEMENT -- Indemnification."

REVOCATION OF PROXIES

     Any holder of SJMC Voting Securities has the unconditional right to revoke his or her proxy at any time prior to the voting thereof at the SJMC Special Meeting by (i) filing a written revocation with the Secretary of SJMC prior to the voting of such proxy, (ii) giving a duly executed proxy bearing a later date or (iii) attending the SJMC Special Meeting and voting in person. Attendance by a shareholder at the SJMC Special Meeting will not in and of itself revoke his or her proxy.

QUORUM

     The presence, in person or by proxy, of the holders of a majority of the SJMC Voting Securities at the SJMC Special Meeting is necessary to constitute a quorum at the SJMC Special Meeting. Abstentions and non-votes will be included in determining the presence of a quorum.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the SJMC Voting Securities present, either in person or by proxy, at the SJMC Special Meeting is required to approve the Merger Agreement and the possible adjournment or postponement of the SJMC Special Meeting. An affirmative vote for the Merger Agreement by an SJMC shareholder shall constitute agreement by such shareholder to the indemnification provisions of the Merger Agreement and shall limit the ability of FPA and FPA California to claim indemnification and recover from such shareholder more than the value of the merger consideration received by such shareholder. See "THE MERGER AGREEMENT -- Indemnification."

RECORD DATE; STOCKHOLDERS ENTITLED TO VOTE


     The SJMC Board has established February 13, 1998 as the SJMC Record Date. On the SJMC Record Date, there were 706,206 shares of SJMC Common Stock outstanding, of which, 403,416 were SJMC Class A Common Stock and 302,790 were SJMC Class B Common Stock. Each share of SJMC Common Stock is entitled to one vote, with respect to voting on the Merger Agreement.


     In the event the SJMC Merger is not approved and adopted by the shareholders of SJMC or the OCMCS Merger is not approved and adopted by the stockholders of OCMCS, the Merger Agreement may be terminated in accordance with its terms. Both the SJMC Merger and the OCMCS Merger must be approved for the Combined Merger to be consummated. See "THE MERGER AGREEMENT -- Termination."

VOTING OF PROXIES

     At the SJMC Special Meeting, abstentions and non-votes will have the effect of a vote against adoption of the Merger Agreement. Because abstentions are treated as shares present and entitled to vote at the SJMC Special Meeting, they will have the effect of a vote against approval of the possible adjournment or postponement of the SJMC Special Meeting. Non-votes are not allowed to vote at the SJMC Special Meeting and will have no effect on the outcome of a proposal to approve the possible adjournment or postponement of the SJMC Special Meeting.

     If a holder of SJMC Voting Securities does not return a signed proxy card and does not attend the meeting and vote in person, his or her shares will not be voted. Shares not voted will have the effect of a vote against the Merger Agreement at the SJMC Special Meeting.

SOLICITATION OF PROXIES

     Solicitation of proxies for use at the SJMC Special Meeting may be made in person or by mail, telephone, telecopy or telegram. SJMC will conduct the solicitation of proxies for the SJMC Special Meeting and will bear the cost of the solicitation of such proxies from its shareholders. In addition to solicitation by mail, the directors, officers and employees of SJMC may solicit proxies from SJMC shareholders by telephone or telegram or in person. Such directors, officers and employees will not be compensated for such solicitation.

DISSENTER'S RIGHTS


     Holders of SJMC Voting Securities are entitled to dissenter's rights under Chapter 13 of the California Code for such securities. The Merger Agreement provides that any SJMC Voting Securities outstanding immediately before the Effective Time and held by a shareholder who has not voted in favor of or consented to the Merger in writing and who complies with all the provisions of Chapter 13 of the California Code concerning the right of holders of shares of capital stock to dissent from the Merger and require appraisal of their shares ("Dissenting Shares") will not be converted into the right to receive the SJMC Merger Consideration as described above, but instead will be converted, at the Effective Time, by virtue of the Combined Merger and without any further action, into the right to receive any consideration that may be determined to be due to the dissenting shareholder pursuant to the California Code; provided, that SJMC Voting Securities outstanding immediately before the Effective Time and held by a dissenting shareholder who, after the Effective Time, fails to perfect or withdraws or loses his or her right to dissent, in either case pursuant to the California Code, will be deemed to be converted as of the Effective Time into the right to receive that number of shares of FPA Common Stock determined by the SJMC Exchange Ratio, without interest or dividends thereon.


     The full text of Section 1300 of the California Code is attached hereto as Appendix C, and any holder of SJMC Voting Securities desiring to exercise dissenter's rights in connection with the SJMC Merger should consult with legal counsel prior to taking any action in order to ensure that the shareholder complies with the applicable statutory provision. Failure to take any of the steps required under
Section 1300 of the California Code on a timely basis may result in the loss of dissenter's rights. See "THE COMBINED MERGER -- Rights of Dissenting Shareholders and Stockholders" and Appendix C hereto.

SECURITY OWNERSHIP OF CERTAIN SJMC BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of SJMC's securities as of December 31, 1997 by: (i) each of SJMC's directors and officers, (ii) all directors and officers of SJMC as a group and
(iii) each person known to SJMC to be a beneficial owner of five percent (5%) or more of any class of SJMC's Voting Securities. Except as otherwise indicated, each shareholder listed below has sole voting and investment power with respect to the shares beneficially owned by such person. The address of all directors, executive officers and shareholders identified in the table is in care of SJMC's principal executive offices.


                                                                           AMOUNT
                                                                             AND
                                                                          NATURE OF
                                                                         BENEFICIAL
                                                                          OWNERSHIP      PERCENTAGE
       NAME OF BENEFICIAL OWNER                  TITLE OF CLASS           OF SHARES       OF CLASS
---------------------------------------    --------------------------    -----------     ----------
Directors and Officers:
  R. William Buster, M.D.                  Class A Voting Common            23,508(1)        5.8%
                                           Class B Non-Voting Common        21,283           7.0%
  Marshall Rowen, M.D.                     Class A Voting Common             5,977(2)        1.5%
                                           Class B Non-Voting Common         1,940             *
  Shashidhar Acharya, M.D.                 Class A Voting Common            12,889           3.2%
                                           Class B Non-Voting Common         9,301           3.1%
  Bharat Bhimani, M.D.                     Class A Voting Common             4,202(3)        1.0%
                                           Class B Non-Voting Common         3,880           1.3%
  Richard Bond, D.O.                       Class A Voting Common             1,455             *
                                           Class B Non-Voting Common         2,545             *
  William Collins, M.D.                    Class A Voting Common             2,747
                                           Class B Non-Voting Common         2,095             *
  William McMaster, M.D.                   Class A Voting Common               646             *
                                           Class B Non-Voting Common         2,751             *
  Maria Minon, M.D.                        Class A Voting Common            11,755           2.9%
                                           Class B Non-Voting Common         8,527           2.8%
  Richard Pitts, D.O.                      Class A Voting Common            21,065(1)        5.2%
                                           Class B Non-Voting Common        14,373           4.8%
  Norman Rosen, M.D.                       Class A Voting Common            10,122           2.5%
                                           Class B Non-Voting Common         8,012           2.6%
  Laurence Wellikson, M.D.                 Class A Voting Common            13,236           3.3%
                                           Class B Non-Voting Common         9,031           3.0%
All Directors and Officers                 Class A Voting Common           107,602          26.7%
  as a Group (12 persons)                  Class B Non-Voting Common        83,738          27.7%


---------------

 *  Indicates beneficial ownership of less than one percent (1%).

(1) By virtue of their shareholdings, these individuals are also beneficial owners of five percent (5%) or more of a class of SJMC Voting Securities. For purposes of this table, their respective shareholdings are reflected only once.

(2) These shares are held by the Rowen Family Trust established by Dr. Rowen and his wife, of which Dr. and Mrs. Rowen are the trustees.

(3) These shares are held by the Bhimani Family Trust under trust agreement dated August 24, 1982, of which Dr. Bhimani and his wife are the trustees.

                           THE OCMCS SPECIAL MEETING


     This Proxy Statement/Prospectus is being furnished to the stockholders of OCMCS in connection with the solicitation of proxies by and on behalf of the Board of Directors for use at the OCMCS Special Meeting. This Proxy Statement/Prospectus and the related form of proxy for OCMCS are first being mailed to OCMCS stockholders on or about February 17, 1998.


DATE, TIME AND PLACE


     The OCMCS Special Meeting will be held on March 19, 1998 at 9:00 a.m., local time, at 505 South Main Street, Suite 200, Orange, California.


PURPOSE OF THE OCMCS SPECIAL MEETING


     At the OCMCS Special Meeting, the stockholders of OCMCS will be asked to consider and vote upon the adoption and approval of the Merger Agreement under which, among other things, SJMC will be merged with and into FPA California and immediately thereafter OCMCS will be merged with and into FPA California. As a result of the Combined Merger, the separate existences of SJMC and OCMCS will cease. Pursuant to the OCMCS Merger, each outstanding share of OCMCS Stock and each OCMCS Option (if exercised) will be exchanged for the right to receive a number of shares of FPA Common Stock equal to the OCMCS Exchange Ratio. The outstanding shares of OCMCS Series A Preferred Stock, all of which are held by SJMC, will be cancelled without consideration in connection with the OCMCS Merger. In addition, each share of OCMCS Common Stock and OCMCS Preferred Stock held in OCMCS' treasury will be cancelled and extinguished and will cease to exist, and no consideration will be delivered with respect thereto. The exercise of OCMCS Options requires the holder thereof to make payment of the exercise price in order to receive shares of FPA Common Stock. The OCMCS Exchange Ratio will vary based on the FPA Closing Price. Assuming an FPA Closing Price equal to $22.25, which was the closing price of FPA Common Stock on February 12, 1998, based on 12,653,246 shares of OCMCS Stock and 706,206 shares of SJMC Common Stock, the OCMCS Exchange Ratio would be 0.2131. Based upon such assumptions, the OCMCS Merger Consideration would consist of approximately 1,166,292 shares of FPA Common Stock, representing approximately 2.55% of the total issued and outstanding shares of FPA Common Stock after the Combined Merger. See "THE COMBINED MERGER -- Merger Consideration."


     The OCMCS Board has approved the Merger Agreement and recommends a vote FOR approval and adoption of the Merger Agreement and the transaction contemplated thereby.

     Pursuant to the Merger Agreement, the Board of Directors of OCMCS will appoint a number of stockholder representatives to represent the OCMCS stockholders in the event a claim for indemnity is made against the OCMCS stockholders under the indemnification provisions set forth in the Merger Agreement. If the OCMCS stockholders vote for the adoption and approval of the Merger Agreement, such approval shall also constitute approval of the OCMCS stockholder representatives. See "THE MERGER AGREEMENT -- Indemnification."

REVOCATION OF PROXIES

     Any holder of OCMCS Voting Securities has the unconditional right to revoke his or her proxy at any time prior to the voting thereof at the OCMCS Special Meeting by (i) filing a written revocation with the Secretary of OCMCS prior to the voting of such proxy, (ii) giving a duly executed proxy bearing a later date or (iii) attending the OCMCS Special Meeting and voting in person. Attendance by a stockholder at the OCMCS Special Meeting will not in and of itself revoke his or her proxy.

QUORUM

     The presence, in person or by proxy, of the holders of a majority of the OCMCS Voting Securities (with the OCMCS Preferred Stock weighted on an as-converted basis) at the OCMCS Special Meeting is necessary to constitute a quorum at the OCMCS Special Meeting. Abstentions and non-votes will be included in determining the presence of a quorum.

VOTE REQUIRED

     For purposes of voting at the OCMCS Special Meeting, the shares of OCMCS Preferred Stock will be voted on an as-converted basis. The affirmative vote of the holders of a majority of the OCMCS Voting Securities, voting together as a class, either in person or by proxy, at the OCMCS Special Meeting is required to approve the Merger Agreement, as well as the affirmative vote of the holders of a majority of the OCMCS Common Stock, the OCMCS Series A Preferred Stock, and the OCMCS Series B Preferred Stock, each voting separately as a class. The affirmative vote of the holders of a majority of the OCMCS Voting Securities present, either in person or by proxy, at the OCMCS Special Meeting is required to approve the possible adjournment or postponement of the OCMCS Special Meeting. An affirmative vote for the Merger Agreement by an OCMCS stockholder shall constitute agreement by such stockholder to the indemnification provisions of the Merger Agreement and shall limit the ability of FPA and FPA California to claim indemnification and recover from such stockholder more than the value of the merger consideration received by such OCMCS stockholder. See "THE MERGER AGREEMENT -- Indemnification."

RECORD DATE; STOCKHOLDERS ENTITLED TO VOTE


     The OCMCS Board has established February 13, 1998 as the OCMCS Record Date. On the OCMCS Record Date, there were 875,000 shares of OCMCS Common Stock outstanding, 7,181,150 shares of OCMCS Series A Preferred Stock outstanding, convertible into 7,181,150 shares of OCMCS Common Stock, and 3,107,742 shares of OCMCS Series B Preferred Stock outstanding, convertible into 3,107,742 shares of OCMCS Common Stock. Each share of OCMCS Common Stock is entitled to one vote with respect to all matters to be voted upon at the OCMCS Special Meeting. Each share of OCMCS Series A Preferred Stock and each share of OCMCS Series B Preferred Stock is entitled to that number of votes that is equal to the number of shares of OCMCS Common Stock into which such OCMCS Preferred Stock is convertible, with respect to all matters to be voted upon at the OCMCS Special Meeting.


     In the event the OCMCS Merger is not approved and adopted by the stockholders of OCMCS or the SJMC Merger is not approved and adopted by the shareholders of SJMC, the Merger Agreement may be terminated in accordance with its terms. Both the OCMCS Merger and the SJMC Merger must be approved for the Combined Merger to be consummated. See "THE MERGER AGREEMENT -- Termination."

VOTING OF PROXIES

     At the OCMCS Special Meeting, abstentions and non-votes will have the effect of a vote against adoption of the Merger Agreement. Because abstentions are treated as shares present and entitled to vote at the OCMCS Special Meeting, they will have the effect of a vote against approval of the possible adjournment or postponement of the OCMCS Special Meeting. Non-votes are not allowed to vote at the OCMCS Special Meeting and will have no effect on the outcome of a proposal to approve the possible adjournment or postponement of the OCMCS Special Meeting.

     If a holder of OCMCS Voting Securities does not return a signed proxy card and does not attend the meeting and vote in person, his or her shares will not be voted. Shares not voted will have the effect of a vote against the Merger Agreement at the OCMCS Special Meeting.

SOLICITATION OF PROXIES

     Solicitation of proxies for use at the OCMCS Special Meeting may be made in person or by mail, telephone, telecopy or telegram. OCMCS will conduct the solicitation of proxies for the OCMCS Special Meeting and will bear the cost of the solicitation of such proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of OCMCS may solicit proxies from OCMCS stockholders by telephone or telegram or in person. Such directors, officers and employees will not be compensated for such solicitation.

STOCKHOLDERS' RIGHTS OF APPRAISAL

     Holders of OCMCS Voting Securities as of the OCMCS Record Date have the right to demand judicial appraisal of, and obtain a cash payment for, the "fair value" of their shares (exclusive of any element of value arising from the accomplishment or expectation of the OCMCS Merger) pursuant to Section 262 of the Delaware Act. In order to exercise such rights, such holders of OCMCS Voting Securities must perfect their right to exercise the right of appraisal. To perfect this right, OCMCS stockholders must (i) deliver to OCMCS' Secretary before the vote on the Merger Agreement at the OCMCS Special Meeting a written demand for appraisal, (ii) continuously hold their shares from the date the appraisal demand is made through the Effective Time, (iii) neither vote in favor of the OCMCS Merger nor consent thereto in writing and (iv) file a petition in the Delaware Court of Chancery within 120 days of the Effective Time demanding a determination of the "fair value" of their shares of OCMCS Common Stock. The full text of Section 262 of the Delaware Act is attached hereto as Appendix D, and any holder of OCMCS Voting Securities desiring to exercise dissenters' rights of appraisal in connection with the OCMCS Merger should consult with legal counsel prior to taking any action in order to ensure that the stockholder complies with the applicable statutory provision. Failure to take any of the steps required under Section 262 of the Delaware Act on a timely basis may result in the loss of appraisal rights. See "THE COMBINED MERGER -- Rights of Dissenting Shareholders and Stockholders" and Appendix D hereto.

SECURITY OWNERSHIP OF CERTAIN OCMCS BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of OCMCS' securities as of December 31, 1997 by: (i) each of OCMCS' directors and officers, (ii) all directors and officers of OCMCS as a group and
(iii) each person known to OCMCS to be a beneficial owner of five percent (5%) or more of any class of OCMCS Voting Securities. Except as otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by such person. The address of all directors, executive officers and stockholders identified in the table is in care of OCMCS' principal executive offices.


                                                                           AMOUNT AND
                                                                           NATURE OF
                                                                           BENEFICIAL
                                                                          OWNERSHIP OF        PERCENTAGE OF
        NAME OF BENEFICIAL OWNER                  TITLE OF CLASS             SHARES             CLASS(12)
  ------------------------------------          -------------------    ------------------     -------------
  Directors and Officers:
    Charles T. Madden                                 Common                  231,250(1)           15.2%
    Marshall Rowen, M.D.                              Common                  180,000(2)           11.8%
    Christopher C. Ohman                              Common                  192,708(3)           12.7%
    R. William Buster, M.D.                           Common                  236,250(4)           15.5%
    R. Judd Jessup                                    Common                   12,500(5)              *
    William McMaster, M.D.                            Common                    6,250(6)              *
    Maria Minon, M.D.                                 Common                    6,250(7)              *
    Ronald Moreland                                   Common                   42,083(8)            2.8%
    James Tananbaum, M.D.                             Common                   33,750(9)            2.2%
    Paul Viviano                                      Common                    6,250(10)             *
    Laurence Wellikson, M.D.                          Common                   47,917(11)           3.2%
  All Directors and Officers                          Common                  995,208              65.5%
  as a Group (11 persons)
  St. Joseph Medical Corporation                Series A Preferred          7,181,150             100.0%
  Sierra Ventures V, L.P.                       Series B Preferred          2,000,000              64.4%
  St. Joseph Hospital of Orange                 Series B Preferred          1,007,742              32.4%


---------------

  * Indicates beneficial ownership of less than one percent (1%).

 (1) Includes 31,250 shares of OCMCS Common Stock subject to options which may be exercised within sixty (60) days of December 31, 1997. This number does not include 200,000 shares held by the Charles and Katherine Madden Charitable Remainder Unitrust for the benefit of the Madden family, of which Thomas G. Donovan is the trustee and has sole voting and investment power with respect to such shares.

 (2) Includes 100,000 shares of OCMCS Common Stock subject to options which may be exercised within sixty (60) days of December 31, 1997 and 80,000 shares issued to the Rowen Family Trust, of which Dr. and Mrs. Rowen are the trustees. Each of Dr. Rowen's adult children, Eric Murrow Rowen, Scott Jeffrey Rowen and Mark Steven Rowen, own 50,000 shares of OCMCS Common Stock. Dr. Rowen disclaims beneficial ownership with respect to such shares and has no voting or investment power with respect to such shares.

 (3) Includes 192,708 shares of OCMCS Common Stock subject to options which may be exercised within sixty (60) days of December 31, 1997.

 (4) Includes 156,250 shares of OCMCS Common Stock subject to options which may be exercised within sixty (60) days of December 31, 1997.

 (5) Includes 12,500 shares of OCMCS Common Stock subject to options which may be exercised within sixty (60) days of December 31, 1997. Mr. Jessup also owns 10,000 shares of Series B Preferred Stock which represents less than 1% of the Series B Preferred Stock.

 (6) Includes 6,250 shares of OCMCS Common Stock subject to options which may be exercised within sixty (60) days of December 31, 1997.

 (7) Includes 6,250 shares of OCMCS Common Stock subject to options which may be exercised within sixty (60) days of December 31, 1997.

 (8) Includes 42,083 shares of OCMCS Common Stock subject to options which may be exercised within sixty (60) days of December 31, 1997.

 (9) Includes 33,750 shares of OCMCS Common Stock subject to options which may be exercised within sixty (60) days of December 31, 1997.

(10) Includes 6,250 shares of OCMCS Common Stock subject to options which may be exercised within sixty (60) days of December 31, 1997.

(11) Includes 32,917 shares of OCMCS Common Stock subject to options which may be exercised within sixty (60) days of December 31, 1997, 4,000 shares issued to Dr. Wellikson's son, Brian Wellikson, 8,000 shares issued to Dr. Wellikson's son, Noah Wellikson, and 3,000 shares issued to Dr. Wellikson's son, Joshua Wellikson. This number does not include 150,000 shares issued to the Laurence and Sharon Wellikson Charitable Remainder Unitrust, of which Paul Fives is the trustee and has sole voting and investment power with respect to such shares.


(12) Includes 644,457 shares of Common Stock subject to options which may be exercised within sixty (60) days of December 31, 1997.

                              THE COMBINED MERGER

EFFECTS OF THE COMBINED MERGER

     The Merger Agreement provides that the Combined Merger will be consummated following approval by the holders of SJMC Voting Securities and OCMCS Voting Securities and the satisfaction or waiver of all other conditions to consummation of the Combined Merger. At the Effective Time, SJMC will be merged with and into FPA California and immediately thereafter OCMCS will be merged with and into FPA California. As a result of the Combined Merger, the separate existence of SJMC and OCMCS will cease. Shareholders of SJMC and stockholders of OCMCS will become stockholders of FPA and their rights will be governed by the Certificate of Incorporation and Bylaws of FPA and by the Delaware Act.

MERGER CONSIDERATION

     The Merger Consideration shall be determined based on the FPA Closing Price. The following table sets forth the calculation of the aggregate number of shares of FPA Common Stock to be issued as the Merger Consideration depending on the FPA Closing Price:

           FPA CLOSING PRICE                          MERGER CONSIDERATION
----------------------------------------    ----------------------------------------
Greater than $24.00                         2,500,000
Less than or equal to $24.00 and greater    the quotient equal to $60,000,000
  than or equal to $20.6897                 divided by FPA Closing Price
Less than $20.6897 and greater than         2,900,000
  $17.24
Less than or equal to $17.24                the quotient equal to $50,000,000
                                            divided by FPA Closing Price

     IF THE FPA CLOSING PRICE IS LESS THAN $15.00, FPA MAY TERMINATE THE MERGER AGREEMENT. See "THE MERGER AGREEMENT -- Termination."

     In connection with the Combined Merger: (i) each outstanding share of SJMC Common Stock will be exchanged for the right to receive a number of shares of FPA Common Stock equal to the SJMC Exchange Ratio and (ii) each outstanding share of OCMCS Common Stock including for such purpose the shares of OCMCS Common Stock underlying (A) each outstanding share of OCMCS Series B Preferred Stock and (B) each OCMCS Option (taking into account accelerated vesting of such OCMCS Options as a result of the OCMCS Merger) will be exchanged for the right to receive a number of shares of FPA Common Stock equal to the OCMCS Exchange Ratio. The outstanding shares of OCMCS Series A Preferred Stock, all of which are held by SJMC, will be cancelled without consideration in connection with the OCMCS Merger. The Exchange Ratios can be represented by the following formulas:

SJMC                        =       Merger Consideration X SJMC Percentage
                                    --------------------------------------
Exchange Ratio                      Number of shares of SJMC Stock

OCMCS                       =       Merger Consideration X OCMCS Percentage
                                    --------------------------------------
Exchange Ratio                      Number of shares of OCMCS Stock


     SHAREHOLDERS OF SJMC COMMON STOCK, STOCKHOLDERS OF OCMCS COMMON STOCK AND OCMCS SERIES B PREFERRED STOCK AND HOLDERS OF OCMCS OPTIONS WILL BE ABLE TO OBTAIN THE SJMC EXCHANGE RATIO AND THE OCMCS EXCHANGE RATIO BEGINNING AT THE END OF THE SECOND BUSINESS DAY PRECEDING THE DAY OF THE SJMC SPECIAL MEETING AND THE OCMCS SPECIAL MEETING BY CALLING (714) 560-5088. SJMC SHAREHOLDERS AND OCMCS STOCKHOLDERS WHO LIVE OUTSIDE THE LOCAL CALLING AREA MAY CALL COLLECT FROM 9:00 A.M. TO 5:00 P.M., LOCAL TIME.



     The shares of FPA Common Stock are traded on Nasdaq under the symbol "FPAM." On February 12, 1998, the closing price of FPA Common Stock was $22.25. Assuming the FPA Closing Price was equal to $22.25, and based on the number of shares of OCMCS Stock and SJMC Common Stock outstanding on the date of the Merger Agreement, the Merger Consideration would consist of 2,696,629 shares of FPA Common Stock; 1,530,337 of such shares would be allocated to the SJMC Merger Consideration representing approximately 3.34% of the shares of FPA Common Stock to be issued and outstanding after the Combined

Merger, and 1,166,292 of such shares would be allocated to the OCMCS Merger Consideration representing approximately 2.55% of the shares of FPA Common Stock to be issued and outstanding after the Combined Merger. The SJMC Exchange Ratio would be 2.1670 and the OCMCS Exchange Ratio would be 0.2131.


     During the period from October 1, 1997 through February 4, 1998, the market price of FPA Common Stock has ranged from a low of $14 7/8 to a high of $39 13/16 per share. FPA's stock price may be affected by a number of factors, including announcements of new legislative proposals or legislation affecting the managed care industry, the performance of, and investor expectations for, FPA, analysts' comments regarding the managed care industry generally and FPA in particular, announcements by FPA of pending transactions and general economic and market conditions.

     Since the Exchange Ratios cannot be calculated until the second business day immediately preceding the Closing Date, the number of shares of FPA Common Stock to be issued to the holders of SJMC Voting Securities, OCMCS Voting Securities and holders of OCMCS Options, may differ from the estimates provided in this Proxy Statement/Prospectus.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     The conversion of SJMC Common Stock, OCMCS Stock and OCMCS Options (upon payment of the exercise price and applicable withholding taxes) into the right to receive FPA Common Stock will occur automatically at the Effective Time.

     As soon as practicable after the Effective Time, American Stock Transfer & Trust Company or another bank or trust company designated by FPA and reasonably acceptable to SJMC and OCMCS, in its capacity as exchange agent (the "Exchange Agent"), will send a transmittal form to each SJMC shareholder and OCMCS stockholder of record. The transmittal form will contain instructions with respect to the surrender of certificates representing SJMC Common Stock and OCMCS Stock to be exchanged for FPA Common Stock.

     SJMC SHAREHOLDERS AND OCMCS STOCKHOLDERS SHOULD NOT FORWARD SJMC AND OCMCS STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. SJMC SHAREHOLDERS AND OCMCS STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     Until the certificates representing SJMC Common Stock and OCMCS Stock are surrendered for exchange after the consummation of the Combined Merger, holders of such certificates will not be paid dividends on the FPA Common Stock into which such shares will be exchanged. When such certificates are surrendered, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate which represents shares of SJMC Common Stock and OCMCS Stock at the Effective Time will be deemed to evidence ownership of the shares of FPA Common Stock into which those shares are entitled to be exchanged by virtue of the Combined Merger.

     Within five (5) business days after the Effective Time, FPA shall mail, or cause to be mailed by the Exchange Agent, to each holder of record of an agreement which immediately prior to the Effective Time represented an outstanding OCMCS Option (collectively, the "OCMCS Option Agreements") notification of the number of shares of FPA Common Stock with respect to which such OCMCS Option is exercisable as a result of the OCMCS Merger as described in the Merger Agreement. Upon surrender of an OCMCS Option Agreement in accordance with its terms for cancellation to FPA and payment of the exercise price specified in such OCMCS Option Agreement and applicable federal and state withholding taxes, the holder of such OCMCS Option shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of FPA Common Stock to which such holder of OCMCS Options shall become entitled based on the OCMCS Exchange Ratio, and (ii) if applicable, a check representing the amount of cash in lieu of fractional shares of FPA Common Stock.

     All shares of FPA Common Stock issued upon the exchange of shares of SJMC Common Stock and OCMCS Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of SJMC Common Stock and OCMCS Stock.

     No fractional shares of FPA Common Stock will be issued to any SJMC shareholder or OCMCS stockholder upon consummation of the Combined Merger. For each fractional share that would otherwise be issued, the Exchange Agent will pay by check an amount equal to such fraction multiplied by the FPA Closing Price.

NASDAQ LISTING

     It is a condition to the Combined Merger that the shares of FPA Common Stock to be issued in the Combined Merger be authorized for inclusion on Nasdaq.

BACKGROUND OF THE COMBINED MERGER

  FPA

     FPA's strategy for enhancing long-term value for its stockholders has been to increase the number of enrollees and primary care physicians in the FPA Network and to negotiate favorable contracts with Payors to provide physician and related health care services to enrollees who select FPA primary care physicians. The FPA Board believes that by doing so, FPA can enhance revenues and earnings. FPA has grown significantly as a result of acquisitions. The FPA Board periodically reviews various strategic opportunities to enhance profitability and increase stockholder value. In this regard, the FPA Board continually evaluates the acquisition of other entities and medical practices and has considered longer term acquisition opportunities and other strategic alternatives. The FPA Board determined that the Combined Merger would enhance FPA by expanding the geographic scope of its California operations into Orange County, by increasing its provider and Payor contracts in California and by adding approximately 129,000 additional managed care lives to its operations.

  SJMC and OCMCS

     During 1996 and early 1997, OCMCS and SJMC were exploring opportunities for enhancing their operations in Orange County, California and expanding operations elsewhere through possible acquisitions, joint ventures, contractual arrangements and other arrangements. In the course of considering these various alternatives, OCMCS and SJMC management was made aware of strong informal interest by several entities as to the possible purchase of OCMCS and SJMC. While the stated business plan of OCMCS and SJMC at such time was to remain independent and to continue to grow their respective businesses, OCMCS and SJMC had been unsuccessful in the prior year in consummating a large potential acquisition and had not been able to meet certain of the material objectives of their business plan by the late Spring of 1997. It further had become clear by such time from the various preliminary joint venture discussions undertaken by OCMCS that OCMCS would not likely be able to enter into a significant joint venture transaction without limiting its autonomy and/or limiting in some manner further appreciation of stockholder value. OCMCS and SJMC also witnessed during the preceding two years the acquisition of competitive medical groups by a medical foundation affiliated with SJHO, SJMC's primary hospital and a stockholder of OCMCS, the consolidation of competitive provider groups by MedPartners, Inc. within the Orange County area, the consolidation of previously competitive hospitals by certain of the large hospital companies, and the continuing consolidation of HMOs in California.

     In July 1997, the OCMCS Board of Directors met to consider the business plan of OCMCS in light of the foregoing and conducted a detailed review of its competition and current market conditions, financial performance and condition, strategic relationships, access to capital and the needs of its stockholders, contracting physicians and patients served by its physicians. Following such review, the OCMCS Board of Directors determined to assess the opportunities available for a strategic affiliation or sale of OCMCS and, to that end, created a special committee (the "Special Committee"). The Special Committee consists of all OCMCS directors without conflicts of interest. In addition, four of the OCMCS directors on the Special Committee also serve on the SJMC Board of Directors.

     Pursuant to the MSO Purchase Agreement dated December 13, 1995, among OCMCS, SJMC and SJHO and other related agreements, SJHO had a "right of first offer" arrangement with OCMCS and SJMC with respect to certain corporate transactions (such as a sale or strategic affiliation). Pursuant to such agreements, prior to soliciting offers, OCMCS and SJMC were required to notify SJHO in writing of their intent to enter into one of the specified corporate transactions. As a result, on July 8, 1997, the Special Committee provided SJHO with the notice required under the MSO Agreement. Under the terms of the MSO Agreement, OCMCS was required to negotiate exclusively with SJHO in good faith as to such a transaction for a period of 60 days. On July 24, 1997, the Chief Executive Officer of OCMCS sent a follow-up letter to the Chief Executive Officer of SJHO noting the absence of any communication, proposal or inquiry from SJHO and affirming the readiness of OCMCS to enter into negotiations with SJHO.

     On August 1, 1997, OCMCS received a written response from SJHO requesting that the exclusivity period be extended for an additional 90 days. The letter did not, however, contain any specific proposal. On August 4, 1997, OCMCS sent a letter to SJHO rejecting SJHO's request for an additional 90-day exclusivity period and requesting a specific and complete offer from SJHO. In addition, OCMCS identified to SJHO that a Special Committee of the Board of OCMCS had been formed for purposes of conducting negotiations with SJHO and other parties, should agreement not be reached with SJHO regarding a transaction before expiration of the 60-day exclusivity period.

     On August 11, 1997, SJHO requested due diligence information from OCMCS and SJMC and requested a meeting with representatives of OCMCS. SJHO failed to provide specific terms regarding a transaction in SJHO's letter. On August 13, 1997, SJHO signed a confidentiality and non-disclosure agreement for the benefit of OCMCS and SJMC. In response to the request for information and in reliance upon the confidentiality agreement, OCMCS transmitted selected due diligence materials on August 14, 1997. On August 19, 1997, SJHO submitted a request to OCMCS for additional due diligence material. The 60-day exclusivity period expired on September 6, 1997, without OCMCS having received any proposal from SJHO or having reached any agreement with SJHO regarding a possible transaction.

     The Special Committee, after interviewing five investment banking firms to assist it with its consideration of strategic alternatives, in early August 1997 retained Cowen & Company ("Cowen") to act as financial advisor to OCMCS in order to assist the Special Committee. At the direction of the Special Committee, Cowen initially contacted ten potential buyers and/or strategic partners for the OCMCS and SJMC business. Each of such potential buyers entered into a confidentiality agreement and received a confidential memorandum dated September 1997 prepared by Cowen concerning OCMCS and SJMC. On October 14, 1997, seven of the ten potential buyers submitted an initial indication of interest. After a review of all the indications of interest, the Special Committee invited four of the potential buyers to conduct a due diligence examination of OCMCS and SJMC. Throughout October 1997, the four potential buyers continued to have discussions with management and completed their preliminary due diligence. In November 1997, OCMCS and SJMC management made presentations to the prospective buyers. The presentations were held on November 4, 5, 10 and 20, 1997. All four potential buyers submitted offers, and senior management of OCMCS, with its legal and financial advisors, and SJMC and its legal advisors, negotiated with the potential buyers to reach mutually acceptable terms for a transaction. During that time, senior management of OCMCS conducted numerous meetings and held discussions about potential transactions with representatives of OCMCS' institutional investors, members of the Special Committee, the legal advisors of OCMCS and SJMC, the financial advisor of OCMCS and members of the OCMCS and SJMC Boards. The Special Committee requested that revised bids be submitted by all four of the potential buyers by November 25, 1997. Of the four potential buyers that the Special Committee was still considering, three potential bidders (including SJHO as well as FPA) submitted revised bids, with FPA submitting the highest bid and being the only bidder who provided comments to a proposed acquisition agreement which had been circulated to the bidders. The Special Committee determined, however, that each of the bids needed further revision or clarification because of certain ambiguities in the bids with respect to the value of the consideration offered for the SJMC and OCMCS businesses. Cowen conducted informal discussions with all three remaining bidders to determine their level of interest in consummating an acquisition or merger. At the instruction of the Special Committee, Cowen communicated a December 8, 1997, deadline for "final" bids. On December 3, 1997, FPA responded to the request for final bids with a "pre-emptive bid," requiring exclusivity on the part of OCMCS and SJMC for a period of thirty (30) days immediately following receipt of the FPA bid. A meeting of the Special Committee was held on December 5, 1997 to review and discuss the pre-emptive bid from FPA and the status of the other bidders. It was noted that the FPA bid was significantly greater in value than any of the prior bids, offered immediate liquidity if desired by the stockholders of OCMCS and the shareholders of SJMC, subject to certain time restrictions on sale of shares due to pooling and contractual requirements, and had the greatest likelihood of timely completion. In addition, the Special Committee noted that throughout the bid process, FPA had consistently recognized and been sensitive to issues regarding physician management and policies and procedures at OCMCS and SJMC.

     The Special Committee determined that OCMCS stockholders and SJMC shareholders would receive greater value from a transaction with FPA due to its strategic fit, its complementary business plan, the proximity of FPA to OCMCS in terms of integration of operations and the market capitalization and liquidity of the FPA Common Stock. Additionally, the negotiated period of exclusivity (which expired on January 15, 1998) was determined not to materially impair the marketability and value of OCMCS and SJMC if a transaction with FPA did not occur. Accordingly, the two other potential buyers were notified of the pre-emptive bid.

     On December 5, 1997, representatives of FPA and OCMCS and SJMC, together with their respective legal advisors and the financial advisors to FPA and OCMCS, conducted discussions concerning the ability to treat the transaction, or a portion thereof, as a pooling of interests for accounting purposes. On December 8, 1997, the Special Committee met and reviewed the terms of the FPA bid. Following lengthy discussions, the Special Committee resolved to recommend to the full Boards of OCMCS and SJMC that their respective companies enter into exclusive negotiations with FPA.

     On December 9, 1997, the OCMCS Board held a meeting at which the Special Committee presented its reasons for recommending entering into a period of exclusive negotiations with FPA. The OCMCS Board determined that it was in OCMCS's best interests to enter into exclusive negotiations with FPA. The OCMCS Board further determined that final approval for a transaction with FPA would be contingent upon satisfactory resolution of two conditions: (1) that SJIPA's and SJMG's physician compensation programs remain in place for an extended period beyond the closing and (2) that the ultimate transaction structure optimize accounting, tax and securities constraints for the benefit of the OCMCS stockholders and the SJMC shareholders, including but not limited to pooling of interests accounting treatment.

     On December 11, 1997, the SJMC Board met to consider the FPA proposal. Representatives of the Special Committee delivered a presentation concerning the FPA bid and, following such presentation, the Board of SJMC voted to approve the entry by SJMC into an exclusive period of negotiation with FPA through January 15, 1998. In the last two weeks of December 1997 and early January 1998, OCMCS and SJMC representatives negotiated the Merger Agreement and conducted due diligence with respect to FPA.

     On January 13, 1998, both the OCMCS Board and the SJMC Board met separately to consider approval of the Merger Agreement and the transactions contemplated thereby. The OCMCS Board and the SJMC Board concluded at their respective meetings that the transaction was fair and in the best interests of OCMCS stockholders and SJMC shareholders and approved the transaction. Negotiations were completed and the Merger Agreement was signed on January 21, 1998.

RECOMMENDATION OF THE SJMC BOARD OF DIRECTORS AND REASONS FOR THE SJMC MERGER

     On January 13, 1998, the SJMC Board determined that the proposed SJMC Merger and the terms and conditions of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, SJMC and its shareholders and resolved to recommend that the shareholders of SJMC vote FOR approval and adoption of the Merger Agreement. In reaching its decision to enter into and recommend the Merger Agreement, the SJMC Board consulted with management, as well as its accounting and legal advisors, and considered a number of factors, including without limitation and without assigning relative weights thereto, the following factors:

          (i) the attractive opportunity to strengthen SJMC's competitive position and enhance its profile among physicians and Payors;

          (ii) the increasing competitive pressures within the managed care sector of the health care industry, including the trend toward consolidation among Payors, providers and physician practice management companies;

          (iii) the belief that there were strategic benefits which could be attained by combining FPA and SJMC's operations including, but not limited to, forming one of the largest physician practice management companies in California and in the nation and thereby providing the combined company with the opportunity to operate more effectively and profitably in an increasingly competitive environment as a result of the size, geographic scope and expertise of the combined company (especially in light of a shared operational approach between the two entities, with both companies having focused significantly on IPA management);

          (iv) the belief that certain synergies could be attained by spreading the costs of infrastructure over a greater membership base (particularly in light of FPA's presence in the neighboring counties of San Diego and Los Angeles) and by combining operations and development activities, thereby reducing general and administrative expenses and contributing to the ability of the combined company to compete effectively in the future;

          (v) the terms and conditions of the Merger Agreement and related agreements and the likelihood that the conditions to the SJMC Merger would be satisfied, as well as the prospects of OCMCS as an independent entity and as an affiliated entity with FPA;

          (vi) the willingness of management to support the SJMC Merger;

          (vii) the liquidity desire of the SJMC shareholders and the trading volume of FPA Common Stock and its effect on such liquidity, as well as the general financial condition and results of operations of FPA; and

          (viii) the willingness of FPA to commit to maintaining existing physician compensation and governance programs.

     In addition to the foregoing factors, the SJMC Board also considered several negative factors or outcomes that could result from the SJMC Merger, including, but not limited to:

          (i) the risk that the SJMC Merger would not be consummated;

          (ii) the ability of FPA to integrate and continue successfully SJMC's operations after the SJMC Merger;

          (iii) the ability of FPA to sustain its growth strategy; and

          (iv) the amount of FPA's indebtedness in relation to its total capitalization.

     The SJMC Board reviewed all of these factors, without focusing on any one individual factor, and concluded that on balance, the risks relating to the SJMC Merger are outweighed by the potential benefits to be achieved through the SJMC Merger.

     The foregoing discussion of the information and factors considered is not intended to be exhaustive, but it does include the material factors considered by the SJMC Board in its evaluation of the SJMC Merger. The SJMC Board determined that the SJMC Merger was fair to and in the best interest of the SJMC shareholders and that SJMC should proceed with the SJMC Merger.

     ACCORDINGLY, THE SJMC BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF SJMC VOTE "FOR" APPROVAL OF THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

RECOMMENDATION OF THE OCMCS BOARD OF DIRECTORS AND REASONS FOR THE OCMCS MERGER

     On January 13, 1998, the OCMCS Board determined that the proposed Merger and the terms and conditions of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, OCMCS and its stockholders and resolved to recommend that the stockholders of OCMCS vote FOR approval and adoption of the Merger Agreement. In reaching its decision to enter into and recommend the Merger Agreement, the OCMCS Board consulted with management, as well as its financial, accounting and legal advisors, and considered a number of factors, including, without limitation and without assigning relative weights thereto, the following factors:

          (i) the attractive opportunity to strengthen OCMCS's competitive position and enhance its profile among physicians and Payors;

          (ii) the increasing competitive pressures within the managed care sector of the health care industry, including the trend toward consolidation among Payors, providers and physician practice management companies;

          (iii) the belief that there were strategic benefits which could be attained by combining FPA and OCMCS' operations including, but not limited to, forming one of the largest physician practice management companies in California and in the nation and thereby providing the combined company with the opportunity to operate more effectively and profitably in an increasingly competitive environment as a result of the size, geographic scope and expertise of the combined company (especially in light of a shared operational approach between the two entities, with both companies having focused significantly on IPA management);

          (iv) the belief that certain synergies could be attained by spreading the costs of infrastructure over a greater membership base (particularly in light of FPA's presence in the neighboring counties of San Diego and Los Angeles) and by combining operations and development activities, thereby reducing general and administrative expenses and contributing to the ability of the combined company to compete effectively in the future;

          (v) the advice of Cowen rendered to the OCMCS Board and the delivery of a written opinion letter dated February 5, 1998 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger Consideration in the aggregate is fair from a financial point of view (see "-- Opinion of OCMCS' Financial Advisor");

          (vi) the terms and conditions of the Merger Agreement and the likelihood that the conditions to the OCMCS Merger would be satisfied, as well as the prospects of OCMCS as an independent entity and as an affiliated entity with FPA;

          (vii) the willingness of management to support the OCMCS Merger;

          (viii) the liquidity desire of the OCMCS stockholders and the trading volume of FPA Common Stock and its effect on such liquidity, as well as the general financial condition and results of operations of FPA; and

          (ix) the willingness of FPA to commit to maintaining existing physician compensation and governance programs.

     If the OCMCS Merger is consummated, the Board of Directors of OCMCS believes that OCMCS will have access to additional capital, management resources and clinical information systems which could enhance the competitiveness and profitability of OCMCS. Finally, the Board believes that the OCMCS Merger will provide OCMCS stockholders, through their ownership of FPA Common Stock, with enhanced liquidity due to the market capitalization of FPA, as well as the opportunity to realize additional appreciation in the value of their investment to the extent the foregoing potential benefits of the OCMCS Merger are realized.

     In addition to the foregoing factors, the OCMCS Board also considered several negative factors or outcomes that could result from the OCMCS Merger, including, but not limited to:

          (i) the risk that the OCMCS Merger would not be consummated;


          (ii) the ability of FPA to integrate and continue successfully OCMCS' operations after the OCMCS Merger;


          (iii) the ability of FPA to sustain its growth strategy; and

          (iv) the amount of FPA's indebtedness in relation to its total capitalization.

     The OCMCS Board reviewed all of these factors, without focusing on any one individual factor, and concluded that on balance, the risks relating to the combined company were outweighed by the potential benefits to be achieved through the OCMCS Merger.

     The foregoing discussion of the information and factors considered by the OCMCS Board is not intended to be exhaustive, but it does include the material factors considered by the OCMCS Board in its evaluation of the OCMCS Merger. The OCMCS Board determined that the OCMCS Merger was fair to and in the best interest of the OCMCS stockholders and that OCMCS should proceed with the OCMCS Merger.

     ACCORDINGLY, THE OCMCS BOARD RECOMMENDS THAT THE STOCKHOLDERS OF OCMCS VOTE "FOR" APPROVAL OF THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

OPINION OF OCMCS' FINANCIAL ADVISOR

     Pursuant to an engagement letter dated August 6, 1997 (the "Cowen Engagement Letter"), the Board of Directors of OCMCS engaged Cowen to serve as its financial advisor. Cowen was selected by OCMCS as its financial advisor, and to render an opinion to OCMCS, because Cowen is a nationally recognized investment banking firm and because certain principals of Cowen have substantial experience in transactions similar to the Combined Merger and are familiar with OCMCS and its businesses. As part of its investment banking business, Cowen is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes. In addition, a limited partner of Cowen owns less than 0.5% of the outstanding shares of OCMCS Series B Preferred Stock.

     The full text of the written opinion of Cowen, dated February 5, 1998, is attached hereto as Appendix B and is incorporated by reference. Holders of OCMCS Voting Securities are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Cowen. This summary of the written opinion of Cowen is qualified in its entirety by reference to the full text of such opinion. Cowen's analyses and opinion were prepared for and addressed to OCMCS and are directed only to the fairness, from a financial point of view, of the aggregate consideration to be paid in the Combined Merger and do not constitute an opinion as to the merits of the Combined Merger or a recommendation to any holders of OCMCS Voting Securities as to how to vote on the OCMCS Merger.

     In arriving at its opinion, Cowen (a) reviewed the combined financial statements of OCMCS and SJMC for the fiscal year ended December 31, 1996, and the seven months ended July 31, 1997 and certain other relevant financial and operating data of OCMCS and SJMC provided to Cowen by management of OCMCS; (b) reviewed FPA's publicly available combined consolidated financial statements for the fiscal year ended December 31, 1996 and the nine month periods ended September 30, 1996 and September 30, 1997, certain publicly available filings with the Commission and certain other relevant financial and operating data of FPA provided to Cowen by management of FPA; (c) reviewed the Merger Agreement;
(d) held meetings and discussions with management and senior personnel of OCMCS to discuss the business, operations, historical financial results and future prospects of OCMCS and SJMC; (e) reviewed financial projections furnished by the management of OCMCS including, among other things, the capital structure, revenue, net income, cash flow, capital requirements and other data of OCMCS and SJMC; (f) reviewed the combined valuation of

OCMCS and SJMC in comparison to certain publicly traded companies; (g) compared the Combined Merger with the acquisition of other companies through certain other transactions; (h) analyzed the potential pro forma financial effects of the Combined Merger; (i) held a meeting with senior management of FPA to discuss FPA's historical financial results and financial projections furnished by the management of FPA, as well as the future prospects of FPA; and (j) conducted such other studies, analyses, inquiries and investigations as Cowen deemed appropriate. At the request of OCMCS, Cowen also solicited third party indications of interest in acquiring OCMCS and SJMC.

     Upon the advice of OCMCS' management and with the consent of OCMCS, Cowen relied upon the accuracy and completeness of the financial and other information that was available to it from public sources, that was provided to it by OCMCS or FPA or that was otherwise reviewed by it. Cowen did not assume any responsibility for independent verification of such information, including financial information. In addition, Cowen assumed the attainability of the financial results in the financial forecasts, projections and estimates of operating efficiencies and potential synergies provided by OCMCS' and FPA's respective managements as to the expected future financial performance of their respective companies, and management of OCMCS confirmed that such forecasts, projections and estimates provided a reasonable basis for Cowen's opinion. Because such forecasts, projections and estimates are inherently subject to uncertainty, none of OCMCS, FPA, Cowen or any other person assumes responsibility for their accuracy. Further, Cowen did not make an independent evaluation or appraisal of any of the properties or assets of the Company, SJMC or FPA, nor was Cowen furnished with any such evaluation or appraisal.

     For the purposes of rendering its opinion, Cowen assumed that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Combined Merger will be satisfied without waiver thereof. Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the Merger Agreement will be obtained and that in the course of obtaining those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Combined Merger. Cowen further assumed that there have been no material changes in the assets, financial condition, results of operations, business or prospects of OCMCS, SJMC or FPA since the date of the last financial statements received by Cowen. Cowen did not express any opinion as to the likely trading range for FPA Common Stock following consummation of the Combined Merger or otherwise. Cowen's opinion was necessarily based on general economic, market, financial and other conditions as they existed on, and could be evaluated as of, February 5, 1998, as well as on the information made available to it as of February 5, 1998. It should be understood that, although developments subsequent to February 5, 1998 may affect its opinion, Cowen does not have any obligation to update, revise or reaffirm its opinion.

     For purposes of this opinion, Cowen analyzed as a whole the consideration to be paid by FPA and to be received by all holders of OCMCS Voting Securities, OCMCS Options and SJMC Common Stock. Cowen is not expressing any opinion as to the allocation of such consideration between OCMCS and SJMC or amongst such shares of OCMCS Voting Securities and OCMCS Options.

     The following is a summary of certain financial analyses performed by Cowen to arrive at its opinion. Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the management of OCMCS the assumptions on which such analyses were based and other factors, including the historical and projected financial results of OCMCS, SJMC and FPA. No limitations were imposed by OCMCS with respect to the investigations made or procedures followed by Cowen in rendering its opinion.

     Analysis of Certain Combined Mergers. Cowen reviewed the financial terms, to the extent publicly available, of 13 selected mergers (collectively, the "Selected Mergers") involving the acquisition of companies in the physician practice management industry, which were announced or completed since November 1993 with total consideration of $20 million or more. Cowen reviewed the market capitalization of common stock plus total debt less cash and equivalents ("Enterprise Value") paid in the Selected Mergers as a multiple of latest reported twelve month ("LTM") revenues, and earnings before interest expense, income, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT").

     Such analyses indicated that, on the basis of the Enterprise Value paid, the Selected Mergers had a median valuation of (i) 0.92 times LTM revenues, (ii)
14.5 times LTM EBITDA, and (iii) 17.1 times LTM EBIT. The corresponding multiples of OCMCS and SJMC, collectively, implied by FPA's offer, before synergies, are as follows: (i) 0.58 times LTM revenues, (ii) 29.9 times LTM EBITDA, and (iii) 74.0 times LTM EBIT.

     Although the Selected Mergers were used for comparison purposes, none of such Mergers is directly comparable to the Combined Merger, and none of the companies acquired in such Selected Mergers is directly comparable to OCMCS and SJMC, collectively. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or the company to which they are being compared.

     Analysis of Certain Publicly Traded Companies. To provide contextual data and comparative market information, Cowen compared selected historical operating and financial ratios for OCMCS and SJMC to the corresponding data and ratios of certain other companies (the "Selected Companies") which Cowen deemed comparable to OCMCS and SJMC. These companies were MedPartners, PhyCor, FPA, PhyMatrix Corp., Advanced Health Corporation and ProMedCo. Such data and ratios include the Enterprise Value of such Selected Companies as multiples of revenues, EBITDA and EBIT for the LTM period. Cowen also examined the ratios of the current stock prices of the Selected Companies to the LTM earnings per share ("EPS") and estimated 1998 calendar year EPS (as estimated by Institutional Brokers Estimating System and First Call).

     Such analysis indicated that, for the Selected Companies, (i) the median value of Enterprise Value as a multiple of LTM revenues was 1.37 times, (ii) the median value of Enterprise Value as a multiple of LTM EBITDA was 10.9 times,
(iii) the median value of Enterprise Value as a multiple of LTM EBIT was 14.3 times, and (iv) the median value of price per share as a multiple of estimated EPS for the 1998 calendar year was 15.1 times.

     The corresponding multiples of OCMCS and SJMC, collectively, implied by FPA's offer, before synergies, are as follows: (i) LTM revenues, 0.58 times,
(ii) LTM EBITDA, 29.9 times, (iii) LTM EBIT, 74.0 times and (iv) estimated EPS for the 1998 calendar year, 25.7 times.

     Although the Selected Companies were used for comparison purposes, none of such companies is directly comparable to OCMCS and SJMC, collectively. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies or the companies to which they are being compared.

     Pro Forma Earnings Analysis. Cowen analyzed the potential effect of the Combined Merger on the projected combined income statement of FPA for the second half of the fiscal year ending 1998. This analysis was based on projections for OCMCS and SJMC, collectively, and FPA provided by OCMCS' and FPA's management. This analysis concluded that the Combined Merger would be slightly accretive to FPA's projected EPS for the second half of the fiscal year ending 1998, including the possible effect of cost savings and synergies of $1.4 million in the Combined Merger. Without these potential cost savings and synergies, the Combined Merger would decrease FPA's projected EPS for the second half of the year ending 1998 by approximately $0.03 per share.

     Stock Trading History. Cowen reviewed the historical market prices and trading volumes of FPA Common Stock from January 30, 1997 to January 30, 1998 and found that only 15.9% of the total traded volume has been below $18.00. Cowen also compared FPA's closing stock price with an index of the Selected Companies. This information was presented solely to provide OCMCS with background information regarding

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

the stock prices of FPA over the period indicated. Cowen noted that over the indicated periods the high and low prices for shares of FPA Common Stock were $40.00 and $16.875, respectively.

     The summary set forth above does not purport to be a complete description of the analyses performed by Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Cowen believes, and has advised OCMCS, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of OCMCS, SJMC and FPA. These analyses performed by Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty and none of OCMCS, SJMC, FPA, Cowen or any other person assumes responsibility for their accuracy. As mentioned above, OCMCS took into account several factors in making its determination to recommend that OCMCS enter into the Merger Agreement. The analyses of Cowen and its opinion should not be considered as determinative of the decision of OCMCS to enter into the Merger Agreement.

     Pursuant to the Cowen Engagement Letter, OCMCS has agreed to pay certain fees to Cowen for its financial advisory services provided in connection with the Combined Merger. If the Combined Merger is consummated, Cowen will be entitled to receive an aggregate Combined Merger fee in an amount equal to 1% of the value of the consideration received in the Combined Merger. If the Combined Merger is not consummated, Cowen will receive only the retainer fee of $50,000 that was paid to Cowen by OCMCS on or about August 6, 1997. Additionally, OCMCS has agreed to reimburse Cowen for its out-of-pocket expenses (including the reasonable fees and expenses of its counsel) incurred or accrued during the period of, and in connection with Cowen's engagement. OCMCS has also agreed to indemnify Cowen against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of services performed by Cowen as financial advisor to OCMCS in connection with the Combined Merger, unless it is finally judicially determined that such liabilities arose out of Cowen's gross negligence or willful misconduct. The terms of the fee arrangement with Cowen, which are customary in mergers of this nature, were negotiated at arm's length between OCMCS and Cowen, and OCMCS was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to Cowen is contingent upon consummation of the Combined Merger.

EFFECTIVE TIME OF THE COMBINED MERGER

     Upon the terms and subject to the conditions of the Merger Agreement, SJMC will be merged with and into FPA California and immediately thereafter OCMCS will be merged with and into FPA California. The Combined Merger will become effective when the Agreement of Merger is filed with the Secretary of State of Delaware and the Secretary of State of California or at such time thereafter as is provided in the Agreement of Merger. The filing of the Agreement of Merger will be made as soon as practicable on or after the Closing.

     The Closing shall take place on the Closing Date, at the offices of FPA, 3636 Nobel Drive, Suite 200, San Diego, California, unless another date or place is agreed to by the parties. See "THE MERGER AGREEMENT -- Conditions to Consummation of the Combined Merger."

INTEREST OF CERTAIN PERSONS IN THE COMBINED MERGER

     No officer, director or person holding more than 5% of the voting power of either OCMCS or SJMC or their associates will have a material interest in the Combined Merger except as described below and the interest arising from the ownership of securities of OCMCS or SJMC by such persons, which interests are shared pro rata by all holders of the same class of security.

     Pursuant to the terms of their employment agreements with OCMCS, Drs. Rowen, Wellikson and Mills and Messrs. Madden, Moreland and Ohman are entitled to receive certain payments following the termination of their employment with OCMCS without cause or for "Good Reason." "Good Reason" is defined in the OCMCS employment agreements for executive officers as a reduction in such employee's employment responsibilities in any significant manner or the assignment of such employee to a primary office located outside of Orange County, California.

     Dr. Rowen's employment agreement provides that, if Dr. Rowen's employment is terminated without cause or by Dr. Rowen for Good Reason, Dr. Rowen shall be entitled to receive for three months following such termination a monthly payment equal to his then current monthly base salary, plus the pro rata portion of the average annual bonus paid to him for the two years prior to his termination date. In addition, he shall be entitled to health insurance for six months following the date of termination. Dr. Wellikson's employment agreement provides that, if Dr. Wellikson's employment is terminated without cause or for Good Reason, Dr. Wellikson will be entitled to receive for nine months following such termination a monthly amount equal to his then current monthly base salary plus the pro rata portion of the average annual bonus paid to him for the two years prior to his termination date. If Dr. Mills' employment is terminated without cause or for Good Reason as a result of a merger or acquisition, Dr. Mills shall be entitled to receive for nine months following such termination a monthly amount equal to his then current monthly base compensation. In addition, Dr. Mills shall be provided with health insurance until the earlier of nine months from the date of termination or the date on which he secures comparable employment.

     Pursuant to the terms of Mr. Madden's employment agreement, upon the termination of Mr. Madden's employment without cause or for Good Reason, Mr. Madden will be entitled to receive for nine months following such termination monthly payments equal to his then current monthly base compensation, plus the pro rata portion of the average annual bonus paid to him for the two years prior to his termination date, car allowance and life insurance premiums, as well as health insurance from the date of termination through the earlier to occur of nine months from the date of termination or until Mr. Madden secures comparable employment.

     Mr. Ohman's employment agreement provides that, upon a termination of Mr. Ohman's employment without cause or for Good Reason, Mr. Ohman shall be entitled to receive for nine months following such termination monthly payments equal to his then current monthly base compensation plus his pro rata share of the average annual bonus paid to him for the two years prior to the date of termination. In addition, Mr. Ohman shall receive health insurance from the date of termination through the earlier to occur of nine months from the date of termination or until he secures comparable employment.

     Mr. Moreland's employment agreement provides that, upon a termination of Mr. Moreland's employment without cause or for Good Reason, Mr. Moreland shall be entitled to receive for six months following such termination monthly payments equal to his then current monthly base compensation plus his pro rata share of the average annual bonus paid to him for the two years (or one year if Mr. Moreland has less than two years of service) prior to the date of termination. In addition, Mr. Moreland shall receive health insurance from the date of termination through the earlier to occur of six months from the date of termination or until he secures comparable employment.


     In addition, pursuant to the terms of their stock option agreements with OCMCS, upon a change in control of OCMCS, all of the unvested options held by the persons named above shall become immediately vested. As of the OCMCS Record Date, Dr. Rowen has unvested options to purchase 60,000 shares of OCMCS Common Stock, Dr. Wellikson has unvested options to purchase 190,000 shares of OCMCS Common Stock and Messrs. Madden, Moreland and Ohman have unvested options to purchase 75,000,

121,250 and 62,500 shares of OCMCS Common Stock, respectively. Dr. Maria Minon and Dr. William McMaster, each a member of the Board of Directors of both OCMCS and SJMC, Dr. William Buster, an SJMC officer and member of the Board of Directors of both OCMCS and SJMC, Dr. James Tananbaum, an OCMCS officer and member of the Board of Directors of OCMCS, Dr. Richard Bond, a member of the Board of Directors of SJMC, R. Judd Jessup, a member of the Board of Directors of OCMCS, and Paul Viviano, a member of the Board of Directors of OCMCS, have options to purchase 14,167, 14,167, 150,000, 27,500, 10,000, 18,333 and 14,167
shares of OCMCS Common Stock, respectively.


     The Merger Agreement also provides that FPA will maintain in effect following the Closing the rights to indemnification of OCMCS and SJMC directors and officers permitted in their respective charters. See "THE MERGER
AGREEMENT -- Certain Additional Agreements."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary discusses the material federal income tax consequences of the Combined Merger. The summary is based upon the Code, applicable Treasury Regulations thereunder and administrative rulings and judicial authority as of the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, and any such change could affect the continuing validity of the discussion. The discussion assumes that holders of shares of SJMC Common Stock and OCMCS Stock hold such shares as a capital asset. Further, the discussion does not address the tax consequences that may be relevant to a particular stockholder subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, non-United States persons, stockholders who acquired shares of SJMC Common Stock or OCMCS Stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan, and holders of options granted under OCMCS' stock option plan (the "OCMCS Option Plan"). This discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction or the tax consequences of transactions effected prior to or after the Combined Merger (whether or not such transactions are in connection with the Combined Merger), except to the extent, if at all, that such prior or subsequent transactions would affect the tax treatment of the Combined Merger.

     Neither SJMC, OCMCS nor FPA has requested a ruling from the Internal Revenue Service ("IRS") with regard to any of the federal income tax consequences of the Combined Merger.

     Consequences to SJMC, OCMCS, FPA and FPA California. As of the date hereof, it is intended that the Combined Merger will constitute a reorganization pursuant to Section 368(a) of the Code and that for federal income tax purposes no gain or loss will be recognized by FPA, SJMC, OCMCS or FPA California.

     Consequences to SJMC Shareholders and OCMCS Stockholders. Under the reorganization provisions of Section 368(a) of the Code, if applicable to the Combined Merger, (i) no gain or loss will be recognized by holders of SJMC Common Stock or OCMCS Stock with respect thereto as a result of the surrender of their shares of SJMC Common Stock and OCMCS Stock in exchange for shares of FPA Common Stock pursuant to the Combined Merger (except as discussed below with respect to cash received in lieu of fractional shares), and (ii) the aggregate tax basis of the shares of FPA Common Stock received in the Combined Merger (including any fractional shares of FPA Common Stock deemed received) will be the same as the aggregate tax basis of the shares of SJMC Common Stock and OCMCS Stock surrendered in exchange therefor in the Combined Merger. The holding period of the shares of FPA Common Stock received (including the holding period of fractional shares of FPA Common Stock deemed received) will include the holding period of shares of SJMC Common Stock and OCMCS Stock surrendered in exchange therefor.

     Fractional Shares. If a holder of shares of SJMC Common Stock or OCMCS Stock receives cash in lieu of a fractional share interest in FPA Common Stock in the Combined Merger, such fractional share interest will be treated as having been distributed to the holder, and such cash amount will be treated as received in redemption of, the fractional share interest. Under Section 302 of the Code, if such redemption is "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code, the holder will generally recognize capital gain or loss equal to the cash amount received for the fractional share of FPA Common Stock reduced by the portion of the holder's tax basis in shares of SJMC Common

Stock or OCMCS Stock surrendered that is allocable to the fractional share interest in FPA Common Stock. Under these rules, a shareholder of SJMC or stockholder of OCMCS should recognize capital gain or loss on the receipt of cash in lieu of a fractional share interest in FPA Common Stock. For non-corporate holders of SJMC Common Stock or OCMCS Stock, such capital gain will be taxed at ordinary income tax rates if the holder's holding period in the fractional share interest is 12 months or less, at a maximum federal income tax rate of 28% if the holder's holding period in the fractional share interest is more than 12 months and not more than 18 months, and at a maximum federal income tax rate of 20% if the holder's holding period in such fractional share interest is more than 18 months. The above discussion relates to tax consequences in connection with the receipt by SJMC shareholders and OCMCS stockholders, of FPA Common Stock pursuant to the Merger Agreement. SJMC shareholders and OCMCS stockholders may incur certain other tax consequences in connection with any resale of such FPA Common Stock.

     THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE COMBINED MERGER. THUS, SJMC SHAREHOLDERS, OCMCS STOCKHOLDERS AND HOLDERS OF OCMCS OPTIONS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE COMBINED MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

ACCOUNTING TREATMENT


     The SJMC Merger will be accounted for using the "pooling of interests" method of accounting pursuant to Accounting Principles Board Opinion No. 16, as amended ("APB No. 16"), if such treatment is available. The "pooling of interests" method of accounting assumes that the combining companies have been merged from inception, and the historical financial statements for periods prior to consummation of the SJMC Merger are restated as though FPA and SJMC had been combined from inception. The restated financial statements are adjusted to conform the accounting policies of the separate companies. See "SELECTED HISTORICAL AND PRO FORMA INFORMATION -- PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) OF FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES." It is a condition to the Combined Merger that FPA receive a letter from its independent auditors, Deloitte & Touche LLP, to the effect that the SJMC Merger qualifies as a "pooling of interests" for financial and accounting purposes and from SJMC's independent auditors, Ernst & Young LLP, to the effect that SJMC meets the conditions that must be met to be a party to a business combination accounted for as a pooling of interests. The OCMCS Merger will be accounted for using the "purchase" method of accounting. FPA expects to record goodwill relating to the OCMCS Merger of approximately $14.7 million.


RESALE OF FPA COMMON STOCK BY AFFILIATES

     The FPA Common Stock to be issued to shareholders of SJMC and stockholders of OCMCS in connection with the Combined Merger has been registered under the Securities Act pursuant to the Registration Statement of which this Proxy Statement/Prospectus forms a part. The FPA Common Stock received by the shareholders of SJMC and stockholders of OCMCS upon consummation of the Combined Merger will be freely transferable under the Securities Act, except (i) for shares of FPA Common Stock to be received in exchange for OCMCS Stock and OCMCS Options, which shall be restricted from sale, transfer or other dispositions for a period of 90 days commencing as of the Effective Time; provided that holders of OCMCS Options may sell, transfer or otherwise dispose of that member of shares of FPA Common Stock to pay the exercise price and the minimum federal and state withholding taxes, if any due and payable upon such exercise; and (ii) for shares issued to any person who may be deemed an "Affiliate" (as defined below) of SJMC, OCMCS or FPA within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145"). Affiliates are generally defined as persons who control, are controlled by, or are under common control with SJMC, OCMCS or FPA at the time of the SJMC and OCMCS Special Meetings (generally, directors, certain executive officers and major stockholders). Affiliates of SJMC, OCMCS or FPA may not sell their shares of FPA Common Stock acquired in connection with the Combined Merger, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for one year following the Effective Time, an Affiliate (together with certain related persons) would be entitled to sell shares of FPA Common Stock acquired in connection with the Combined Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 promulgated under the Securities Act ("Rule 144"). Additionally, the number of shares to be sold by an Affiliate (together with certain related persons and certain persons acting in concert) during such one-year period within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of FPA Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would remain available to Affiliates only if FPA remained current with its information filings with the Commission under the Exchange Act. One year after the Effective Time, an Affiliate would be able to sell such FPA Common Stock without such manner of sale or volume limitations, provided that FPA was current with its Exchange Act information filings and such Affiliate was not then an Affiliate of FPA. Two years after the Effective Time, an Affiliate would be able to sell such shares of FPA Common Stock without any restrictions, provided that such Affiliate has not been an Affiliate of FPA for at least three months prior thereto. In addition, under rules relating to "pooling of interests" accounting, shares of FPA Common Stock issued to affiliates of SJMC may not be resold by them until combined results of operations of FPA and SJMC covering at least thirty days of operations are published.

CERTAIN REGULATORY MATTERS


     The HSR Act and the rules and regulations thereunder provide that certain transactions may not be consummated until required information and materials have been furnished to the FTC and the DOJ and certain waiting periods have expired or been terminated. Early termination of the waiting period was granted by the FTC on February 13, 1998. See "THE MERGER AGREEMENT -- Conditions to Consummation of the Combined Merger."


     Notwithstanding the expiration of the waiting period of the HSR filings, the FTC, DOJ or others could take action under the antitrust laws, before or after the Effective Time, seeking the divestiture by FPA of all or any part of the assets of SJMC and OCMCS acquired in the Combined Merger. Certain persons, such as states' attorneys general and private parties, could challenge the Combined Merger as violative of antitrust laws and seek to enjoin the consummation of the Combined Merger and, in the case of private persons, also seek to obtain treble damages. There can be no assurance that a challenge to the Combined Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. Should the FTC, DOJ or others request information or seek to enforce antitrust laws, delay in consummation of the Combined Merger could occur. Neither SJMC nor OCMCS intends to seek any further stockholder or shareholder approval or authorization of the Merger Agreement as a result of any action that it may take relating to any FTC, DOJ or other actions, inquiries or objections, unless required to do so by applicable law.

     The Combined Merger is subject to review and approval by the Department which has regulated FPA California and its managed care activities since December 1996. FPA and OCMCS and SJMC believe that the notice of material modification was filed with the Department pertaining to the Combined Merger in accordance with the legal requirements.

RIGHTS OF DISSENTING SHAREHOLDERS AND STOCKHOLDERS

  SJMC

     Holders of SJMC Voting Securities as of the SJMC Record Date ("SJMC Record Holders") are entitled to dissenter's rights under Chapter 13 of the California Code for such securities. The following discussion represents a summary of the material provisions of Chapter 13 of the California Code. For

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

additional information, reference is made to the full text of Chapter 13 of the California Code, which is reprinted in its entirety as Appendix C to this Proxy Statement/ Prospectus. A person having a beneficial interest in SJMC Voting Securities as of the SJMC Record Date held of record in the name of another person, such as a nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect his or her dissenter's rights under Chapter 13 of the California Code.

     The Merger Agreement provides that any SJMC Voting Securities outstanding immediately before the Effective Time and held by a shareholder who has not voted in favor of or consented to the SJMC Merger in writing and who complies with all the provisions of Chapter 13 of the California Code concerning the right of holders of shares of capital stock to dissent from the SJMC Merger and require appraisal of their shares ("Dissenting Shares") will not be converted into the right to receive the SJMC Merger Consideration as described above, but instead will be converted, at the Effective Time, by virtue of the SJMC Merger and without any further action, into the right to receive any consideration that may be determined to be due to the dissenting shareholder pursuant to the California Code; provided, that SJMC Voting Securities outstanding immediately before the Effective Time and held by a dissenting shareholder who, after the Effective Time, fails to perfect or withdraws or loses his or her right to dissent, in either case pursuant to the California Code, will be deemed to be converted as of the Effective Time into the right to receive that number of shares of FPA Common Stock determined by the SJMC Exchange Ratio, without interest or dividends thereon. A copy of Chapter 13 of the California Code is attached as Appendix C to this Proxy Statement. SJMC SHAREHOLDERS ARE URGED TO READ CAREFULLY THIS ATTACHMENT WHICH DESCRIBES THE SPECIFIC PROCEDURES THAT MUST BE FOLLOWED UNDER THE CALIFORNIA CODE FOR A SHAREHOLDER TO PERFECT HIS OR HER RIGHTS AS A DISSENTING SHAREHOLDER.

     Under Section 1300 of the California Code, if the approval of the outstanding shares of a corporation is required for a merger or reorganization (as defined in Section 181 of the California Code), each shareholder of the corporation may require the corporation to purchase for cash at their fair market value the shares owned by such shareholder which are dissenting shares.

     If any SJMC shareholders hold dissenting shares (shares which are outstanding on the date of the SJMC Merger and were not voted in favor of the SJMC Merger), SJMC is required under Section 1301 of the California Code to mail to each such shareholder a notice of the approval of the reorganization by the outstanding shares of SJMC within ten (10) days after the date of such shareholder approval. Such notice must include (1) a statement of price determined by SJMC to represent the fair market value of the outstanding shares and (2) a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's rights under such sections. The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization and shall exclude any appreciation or depreciation in consequence of the proposed merger or reorganization. The notice to shareholders delivered under Section 1301 must also be accompanied by a copy of Sections 1300 through 1304 of the California Code (Appendix C hereto).

     Any shareholder who has the right to require the Surviving Corporation to purchase such shareholder's shares for cash pursuant to Chapter 13 of the California Code must make a written demand on the corporation for the purchase of such shareholder's shares for cash. A demand is not effective unless it is received by the Surviving Corporation or its transfer agent within 30 days after the date the notice of approval referenced above was mailed to the shareholder.

     The shareholder's demand shall state the number and class of shares held of record by the shareholder which the shareholder demands that the Surviving Corporation purchase as well as a statement of the shareholder's determination of the fair market value. The shareholder must submit to the Surviving Corporation the certificate(s) representing the shares for which the shareholder has made demand, endorsed with a statement that such shares (or a portion thereof) are dissenting shares. The Surviving Corporation and the shareholder agree that the shares are dissenting shares and agree upon the price for such shares. Payment shall be made within 30 days after the amount has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied.

     If the Surviving Corporation denies that the shares are dissenting shares, or the Surviving Corporation and the shareholder fail to agree upon the fair market value of the shares, then such shareholder, within six months after the date on which the notice of approval by the outstanding shares was mailed to shareholders, may file a complaint in the superior court of the proper county, asking the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares, or both. If the fair market value of the shares is in issue, the court shall appoint one or more impartial appraisers to determine the fair market value of the subject shares. The costs of the action, including reasonable compensation to be paid to the appraisers, shall be assessed or apportioned as the court considers equitable. If, however, the appraisal exceeds the price offered by the Surviving Corporation for the dissenting shares, the Surviving Corporation shall pay the costs. Except as expressly limited by Chapter 13, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of such shares is agreed or determined. Shareholders considering the exercise of their dissenter's rights should be aware that the "fair market value" of their SJMC Voting Securities as determined under Chapter 13 could be more than, the same as, or less than the value of the SJMC Merger Consideration they would have received if they did not exercise their dissenter's rights.

     No shareholder who has rights as a dissenting shareholder shall have any right, legal or equitable, to the validity of the merger/reorganization or to have it set aside, except in an action to test whether the number of shares required to approve the merger/reorganization were legally obtained.

  OCMCS

     Holders of OCMCS Voting Securities as of the OCMCS Record Date (the "OCMCS Record Holders") are entitled to appraisal rights under Section 262 of the Delaware Act ("Section 262") for such securities. The following discussion represents a summary of the material provisions of Section 262. For additional information, reference is made to the full text of Section 262, which is reprinted in its entirety as Appendix D to this Proxy Statement/Prospectus. A person having a beneficial interest in OCMCS Voting Securities as of the OCMCS Record Date held of record in the name of another person, such as a nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect the appraisal rights provided under Section 262.

     Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the OCMCS Special Meeting, not less than 20 days prior to the meeting, a constituent corporation must notify each of the holders of its stock for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section
262. THIS PROXY STATEMENT/PROSPECTUS SHALL CONSTITUTE SUCH NOTICE TO THE RECORD HOLDERS OF OCMCS COMMON STOCK AND OCMCS PREFERRED STOCK. ANY SUCH STOCKHOLDER WHO WISHES TO EXERCISE SUCH APPRAISAL RIGHTS SHOULD REVIEW THE FOLLOWING DISCUSSION AND APPENDIX D CAREFULLY BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS UNDER THE DELAWARE ACT.

     Under the Delaware Act, an OCMCS Record Holder who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the Effective Time, who otherwise complies with the statutory requirements set forth in Section 262 and who neither votes in favor of approval of the Merger Agreement and the OCMCS Merger nor consents thereto in writing will be entitled to have his or her OCMCS Voting Securities appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares as described below. Such holders are, in such circumstances, entitled to appraisal rights because they hold shares of a constituent corporation to the OCMCS Merger and may be required by the Merger Agreement to accept the Merger Consideration.

     An OCMCS Record Holder wishing to exercise his or her appraisal rights must deliver to the Secretary of OCMCS, before the vote on the Merger Agreement at the OCMCS Special Meeting, a written demand for appraisal of his or her OCMCS Voting Securities. Merely voting or delivering a proxy directing a vote against approval of the Merger Agreement and the OCMCS Merger will not constitute a demand for appraisal. A written demand is required by law. Such written demand must reasonably inform OCMCS of the identity of the OCMCS Record Holder and that such holder intends thereby to demand appraisal of the holder's shares. All written demands for appraisal of OCMCS Voting Securities should be sent or delivered to OCMCS at 505 South Main Street, Suite 200, Orange, California 92868, Attention: Corporate Secretary. In addition, an OCMCS Record Holder wishing to exercise his or her appraisal rights must hold such shares of record on the date the written demand for appraisal is made and must hold such shares continuously through the Effective Time. Stockholders who hold their OCMCS Voting Securities in nominee form and who wish to exercise appraisal rights must take all necessary steps in order that a demand for appraisal is made by the record holder of such shares and are urged to consult with their nominee to determine the appropriate procedures for the making of a demand for appraisal by the record holder.

     Within ten days after the Effective Time of the OCMCS Merger, FPA California, as the surviving corporation in the OCMCS Merger, must send a notice as to the effectiveness of the OCMCS Merger to each person who has satisfied the appropriate provisions of Section 262 and who is entitled to appraisal rights under Section 262. Within 120 days after the Effective Time, any OCMCS Record Holder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth (i) the aggregate number of shares of OCMCS Common Stock and OCMCS Preferred Stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and
(ii) the aggregate number of holders of such shares. Any such statement must be mailed within ten days after a written request therefor has been received by the Surviving Corporation.

     Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any OCMCS Record Holder who has complied with the foregoing procedures and who is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the "fair value" of such shares. The Surviving Corporation is not under any obligation to file a petition with respect to the appraisal of the "fair value" of the OCMCS Voting Securities and neither FPA nor OCMCS presently intends that the Surviving Corporation file such a petition. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262. An OCMCS Record Holder of OCMCS Voting Securities will fail to perfect, or effectively lose, his or her right to appraisal if no petition for appraisal of shares of OCMCS Voting Securities is filed within 120 days after the Effective Time.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the holders of OCMCS Voting Securities entitled to appraisal rights and will appraise the "fair value" of the OCMCS Voting Securities, exclusive of any element of value arising from the accomplishment or expectation of the Merger. Stockholders considering seeking appraisal should be aware that the "fair value" of their OCMCS Voting Securities as determined under Section 262 could be more than, the same as, or less than the value of the OCMCS Merger Consideration they would have received if they did not seek appraisal. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy.

     The Delaware Court of Chancery will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose OCMCS Voting Securities have been appraised. The costs of the action may be determined by such court and taxed upon the parties as the court deems equitable. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any holder of OCMCS Voting Securities in connection with an appraisal, including without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the OCMCS Voting Securities entitled to appraisal.

     If any OCMCS Record Holder who demands appraisal of his or her shares under
Section 262 fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in the Delaware Act, the OCMCS Voting Securities of such stockholder will be deemed to receive OCMCS Merger Consideration in accordance with the Merger Agreement. A holder may withdraw his or her demand for appraisal by delivering to the Surviving Corporation a written withdrawal of his or her demand for appraisal and acceptance of the OCMCS Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of the Surviving Corporation. Failure to follow the steps required by Section 262 of the Delaware Act for perfecting appraisal rights may result in the loss of such rights.

     Any OCMCS Record Holder who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the OCMCS Voting Securities subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to OCMCS Record Holders as of a date prior to the Effective Time).

                      BOARD OF DIRECTORS AND MANAGEMENT OF
                       FPA FOLLOWING THE COMBINED MERGER

BOARD OF DIRECTORS OF FPA FOLLOWING THE MERGER

     Upon consummation of the Combined Merger, Seth Flam, Sol Lizerbram, Sheldon Derezin, Stephen J. Dresnick, Kevin Ellis, Howard Hassman and Herbert A. Wertheim, each of whom is currently a director of FPA, will continue to serve as directors of FPA.

EXECUTIVE OFFICERS OF FPA FOLLOWING THE COMBINED MERGER

     The following table sets forth certain information, including age and positions, of each person who will continue to serve as an executive officer of FPA upon consummation of the Combined Merger:

            NAME              AGE                     POSITION
----------------------------  ---   ---------------------------------------------
Dr. Sol Lizerbram...........  49    Chairman of the Board of Directors
Dr. Seth Flam...............  39    President, Chief Executive Officer and
                                    Director
Dr. Stephen J. Dresnick.....  46    Vice Chairman of the Board of Directors and
                                    President, Sterling Healthcare Group, Inc.
Steven M. Lash..............  43    Executive Vice President, Chief Financial
                                    Officer and Treasurer
James A. Lebovitz...........  40    Senior Vice President, General Counsel and
                                    Secretary
Dr. Howard Hassman..........  41    Executive Vice President -- Corporate
                                    Development and Director
Dr. Kevin Ellis.............  41    Executive Vice President and Chief Medical
                                    Officer and Director

                              THE MERGER AGREEMENT

     The following is a summary of the material provisions of the Merger Agreement not summarized elsewhere in this Proxy Statement/Prospectus. A copy of the Merger Agreement is attached as Appendix A to this Proxy
Statement/Prospectus and is incorporated herein by reference. The following summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement.

THE COMBINED MERGER

     The Merger Agreement provides that, subject to the approval and adoption of the Merger Agreement by the shareholders of SJMC and stockholders of OCMCS and the satisfaction or waiver of other conditions to the Combined Merger, SJMC will be merged with and into FPA California and immediately thereafter OCMCS will be merged with and into FPA California in accordance with the Delaware Act and the California Code. As a result of the Combined Merger, the separate existence of SJMC and OCMCS will cease.

     At the Effective Time:

          (i) Each issued and outstanding share of SJMC Common Stock, OCMCS Stock and each OCMCS Option (if exercised), except as provided for below, will be exchanged for the right to receive a number of shares of FPA Common Stock based on the applicable Exchange Ratios. For a discussion of the Exchange Ratios, see "THE COMBINED MERGER -- Merger Consideration."

          (ii) The outstanding shares of OCMCS Series A Preferred Stock will be cancelled without consideration in connection with the OCMCS Merger.

          (iii) Each share of OCMCS Common Stock and OCMCS Preferred Stock held in OCMCS' treasury will be cancelled and extinguished and will cease to exist, and no consideration will be delivered with respect thereto.

          (iv) If applicable, each outstanding share of SJMC Common Stock and OCMCS Stock, the holder of which (a) has not voted in favor of the Combined Merger, (b) has perfected such holder's dissenters' rights to appraisal in accordance with the pertinent provisions of the Delaware Act or the California Code, whichever is applicable, and (c) has not effectively withdrawn or lost such rights to appraisal, will not be converted into a right to receive shares of FPA Common Stock, but such holder shall be entitled only to such rights as are granted under the applicable provisions of the Delaware Act or the California Code, whichever is applicable. See "THE COMBINED MERGER -- Rights of Dissenting Shareholders and Stockholders."

     At the Effective Time, holders of SJMC Common Stock and OCMCS Stock will cease to have any rights as holders of such shares, other than, if applicable, dissenters' rights to appraisal, but will have the right to receive shares of FPA Common Stock and cash in lieu of any fractional shares of FPA Common Stock.

DESIGNATION OF SHAREHOLDER REPRESENTATIVES

     The Merger Agreement provides that the Board of Directors of each of OCMCS and SJMC shall appoint shareholder representatives to represent the stockholders and shareholders of OCMCS and SJMC, respectively, in connection with any claim for indemnity made by FPA or FPA California against such shareholders or stockholders pursuant to the Merger Agreement. The parties to the Merger Agreement determined that in the event of a claim for indemnity, in light of the large number of shareholders and stockholders of SJMC and OCMCS, respectively, the designation of shareholder representatives was a necessary mechanism to ensure a prompt response to and disposition of any claim which may be made for indemnity pursuant to the Merger Agreement. See " -- Indemnification."

EFFECTIVE TIME

     The Combined Merger will become effective on such date as the duly prepared and executed Agreement of Merger (along with duly executed officers' certificates for each of FPA California, SJMC and OCMCS) is filed with the Secretary of State of Delaware in accordance with the Delaware Act and the Secretary of State of California in accordance with the California Code. The filing of the Agreement of Merger will be made simultaneously with or as soon as practicable after the Closing Date.

FRACTIONAL SHARES

     No certificates or scrip for fractional shares of FPA Common Stock will be issued in connection with the Combined Merger. In lieu of any such fractional share, each holder of SJMC Common Stock, OCMCS Stock or OCMCS Options who would otherwise have been entitled to a fraction of a share of FPA Common Stock upon surrender of the holder's stock certificates for exchange or OCMCS Option Agreement for cancellation, as the case may be, will be entitled to receive from the Exchange Agent a cash payment (rounded down to the nearest whole cent) equal to such fraction multiplied by the FPA Closing Price.

SURRENDER AND PAYMENT

     From and after the Effective Time, as required by the Merger Agreement, FPA will make available to the Exchange Agent certificates representing the appropriate number of shares of FPA Common Stock and cash to be paid in lieu of fractional shares of FPA Common Stock issuable in connection with the Combined Merger. Promptly after the Effective Time, the Exchange Agent shall mail to each holder of a certificate or certificates that immediately prior to the Effective Time represented SJMC Common Stock ("SJMC Certificates"), OCMCS Common Stock and OCMCS Series B Preferred ("OCMCS Certificates") a letter of transmittal and instructions for surrendering the SJMC Certificates and the OCMCS Certificates, and each holder thereof will be entitled to receive, upon surrender to the Exchange Agent of one or more SJMC Certificates or OCMCS Certificates, certificates representing the number of whole shares of FPA Common Stock into which such shares are converted in the Combined Merger and cash in consideration of fractional shares of FPA Common Stock, as described above.

TREATMENT OF OCMCS OPTIONS


     As of February 13, 1998, there were outstanding OCMCS Options to purchase 1,489,354 shares of OCMCS Common Stock. Within five business days after the Effective Time, FPA shall mail, or cause to be mailed by the Exchange Agent, to each holder of record of OCMCS Options granted under the OCMCS Option Plan, notification of the number of shares of FPA Common Stock, with respect to which such OCMCS Options are exercisable as a result of the Merger. Upon surrender of an OCMCS Option Agreement in accordance with its terms for cancellation to FPA and payment of the exercise price and applicable federal and state withholding taxes, the holders of such OCMCS Options shall be entitled to (i) a certificate representing that number of shares of FPA Common Stock to which such holder is entitled in the Combined Merger based on the OCMCS Exchange Ratio and (ii) cash in lieu of fractional shares of FPA Common Stock, as described above.


CERTAIN REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of each of FPA, FPA California, SJMC and OCMCS (which are subject, in certain cases, to specified exceptions, and which shall continue until the first anniversary of the Closing Date, except for representations related to taxes, which shall survive until expiration of the applicable statute of limitations, and claims related to fraud, which shall survive until expiration of the applicable statute of limitations) relating to, among other things, the following: (i) organization and qualification to do business; (ii) capitalization; (iii) subsidiaries; (iv) the authorization, execution, delivery and enforceability of the Merger Agreement and the transactions contemplated thereunder; (v) the absence of any governmental or regulatory consent or approval required to enter into the Merger Agreement and to consummate the transactions contemplated thereby, except as so disclosed; (vi) the absence of any conflict, breach or default of any corporate charter documents or applicable law in connection with entering into the Merger Agreement; (vii) the accuracy of the financial information contained therein; (viii) the absence of certain changes or events; (ix) the absence of undisclosed liabilities; (x) the absence of pending or threatened legal proceedings; (xi) the accuracy of the information each party has supplied with

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

respect to the filings required with the Commission in order to consummate the Combined Merger and the transactions contemplated by the Merger Agreement; (xii) certain tax matters including the tax-free status of the transaction under sections 368(a)(1)(A) and 368(a)(2)(D) of the Code; (xiii) matters concerning employee benefit plans and ERISA; (xiv) title to assets; (xv) permits of each of SJMC and OCMCS; (xvi) agreements; (xvii) insurance; (xviii) compliance with laws; and (xix) accounting matters. Such representations and warranties are limited to the extent that any event or occurrence that has or, if it occurred reasonably would be expected to have, an adverse effect in each case in excess of Five Hundred Thousand Dollars ($500,000) for SJMC and OCMCS and Fifty Million Dollars ($50,000,000) for FPA and its subsidiaries taken as a whole, on the business, condition (financial or otherwise), results of operations, prospects, assets (including intangible assets), properties or liabilities (including contingent liabilities) of SJMC, OCMCS and FPA, respectively.

CONDUCT OF BUSINESS PENDING THE COMBINED MERGER

     At all times from and after the date of the Merger Agreement until the Effective Time, each of SJMC and OCMCS covenant and agree (unless expressly provided for in the Merger Agreement or to the extent that the other party shall otherwise consent in writing) to: (i) conduct its business only in the ordinary course consistent with past practice; (ii) use all commercially reasonable efforts to preserve intact in all material respects its present business organization and reputation, to maintain its assets in good working order and condition; keep available the services of its key officers and employees; (iii) maintain insurance on its tangible assets and businesses in such amounts and against such risks and losses consistent with past practice; and (iv) preserve its relationships with customers and others having business dealings with them.

     At all times from and after the date of the Merger Agreement until the Effective Time, each of SJMC and OCMCS has agreed that it will not (unless expressly provided for in the Merger Agreement, or to the extent that the other party shall otherwise consent in writing): (i) amend or propose to amend its certificate or articles of incorporation or bylaws; (ii) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock; (iii) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; (v) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any options with respect thereto except for such repurchases of shares required by contract, the SJMC Bylaws or applicable law; (vi) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any options with respect thereto (other than the issuance of shares of OCMCS Common Stock upon exercise of previously granted options pursuant to the OCMCS Option Plan in accordance with their present terms), or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto; (vii) acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are Material, individually or in the aggregate, to SJMC or OCMCS;
(viii) other than dispositions of assets which are not, individually or in the aggregate, Material to SJMC or OCMCS, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties; (ix) except to the extent required by applicable law or as necessary or appropriate to comply with GAAP, (A) permit any material change in (y) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy or (z) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (B) make any material tax election or settle or compromise any material income tax liability with any governmental or regulatory authority; (x) enter into, adopt, amend in any material respect (except as may be required by applicable law) or terminate any SJMC Employee Benefit Plan or OCMCS Employee Benefit Plan or, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to SJMC or OCMCS, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of the date hereof; provided, however, that SJMC or OCMCS may pay

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

normal and customary bonuses so long as the aggregate payments made do not exceed Three Million Dollars ($3,000,000) and, provided, further, that SJMC or OCMCS may hire and terminate employees in the ordinary course of business after discussion with FPA and FPA California; (xi) enter into any contract or amend or modify any existing contract, or engage in any new transaction, outside the ordinary course of business or not consistent with past practice or not on an arm's length basis, with any affiliate of SJMC or OCMCS; (xii) make any capital expenditures or commitments for additions to plant, property or equipment constituting capital assets except in the ordinary course of business consistent with past practice in an aggregate amount exceeding Two Hundred Fifty Thousand Dollars ($250,000) (excluding for purposes of this limitation the capital expenditures required for the Santa Ana primary care facility improvements);
(xiii) make any change in the material lines of business in which it participates or is engaged; (xiv) take any action to cause the transactions contemplated by the Merger Agreement not to be treated as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code; or (xv) enter into any contract, agreement, commitment or arrangement to do or engage in any of the foregoing.

     From the date of the Merger Agreement until the Closing Date, at the end of each month during such period, OCMCS and SJMC on a combined basis shall have cash and marketable securities equal to certain agreed upon amounts.

     At all times from and after the date of the Merger Agreement until the Closing Date, each of FPA and FPA California covenants and agrees that (except as expressly contemplated or permitted by the Merger Agreement, or to the extent that SJMC and OCMCS shall otherwise consent in writing): (i) it shall not make any material changes to its business or structure which would reasonably be expected to have an adverse effect on the consideration to be received by the SJMC shareholders and the OCMCS stockholders; (ii) it shall use all reasonable efforts to take all such actions as are necessary to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under the Merger Agreement; and (iii) it shall not take any action to cause the transactions contemplated by the Merger Agreement not to be treated as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code.

     Each of FPA, FPA California, SJMC and OCMCS has further agreed prior to the Effective Time to confer on a regular and frequent basis with the other with respect to its business and operations and other matters relevant to the Combined Merger and shall promptly advise the other of any change or event, including any complaint, investigation or hearing by any governmental or regulatory authority on the constitution or threat of litigation, having or which can be reasonably foreseen to have, a material adverse effect on OCMCS, SJMC, FPA or FPA California, as the case may be, or on the ability of any of the parties to consummate the transactions contemplated by the Merger Agreement.

CERTAIN ADDITIONAL AGREEMENTS

     Pursuant to the Merger Agreement, FPA, FPA California, SJMC and OCMCS have made the following additional agreements.

     Access to Information. Each of SJMC and OCMCS shall, throughout the period commencing on the date of the Merger Agreement and ending at the Effective Time, to: (i) provide FPA and FPA California and their directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives (collectively, "Representatives") with full access, upon reasonable prior notice and during normal business hours, to their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of such party, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by SJMC or OCMCS, pursuant to the requirements of federal or state securities laws or filed with any other governmental or regulatory authority as it relates to the Merger Agreement and the transactions contemplated thereby, and (y) all other information and data concerning the business and operations of SJMC or OCMCS as FPA and FPA California or any of such other persons reasonably may request so long as such information relates to the Merger Agreement and the transactions contemplated thereby. FPA has

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

agreed to provide OCMCS and SJMC promptly upon filing copies of all reports filed by FPA with the Commission.

     Confidentiality. Each of FPA, FPA California, SJMC and OCMCS will hold, and will use its best efforts to cause its Representatives to hold, in strict confidence, unless (i) compelled to disclose by judicial or administrative process or by other requirements of applicable laws or governmental or regulatory authorities (including, without limitation, in connection with obtaining the necessary approvals of the Merger Agreement or the transactions contemplated thereby of governmental or regulatory authorities), or (ii) disclosed in any action or proceeding brought by a party to the Merger Agreement in pursuit of its rights or in the exercise of its remedies thereunder, all documents and information concerning the other party furnished to it by such other party or its Representatives in connection with the Merger Agreement or the transactions contemplated thereby, except to the extent that such documents or information can be shown to (x) have been previously known by OCMCS, SJMC, FPA or FPA California, as the case may be, or its Representatives, (y) have been in the public domain (either prior to or after the furnishing of such documents or information thereunder) through no fault of OCMCS, SJMC, FPA or FPA California, as the case may be, and its Representatives or (z) be or have become available to OCMCS, SJMC, FPA or FPA California, as the case may be, on a nonconfidential basis from a source which, to the best of the receiving party's knowledge after due inquiry, is not prohibited from disclosing such information to OCMCS, SJMC, FPA or FPA California, as the case may be, by a legal, contractual or fiduciary obligation to the other parties. In the event that the Merger Agreement is terminated without the transactions contemplated thereby having been consummated, upon the request of OCMCS, SJMC, FPA or FPA California, as the case may be, the other party will, and will cause its Representatives to, promptly (and in no event later than five (5) days after such request) redeliver or cause to be redelivered all copies of documents and information furnished by OCMCS, SJMC, FPA or FPA California, as the case may be, or its representatives to such party and its Representatives in connection with the Merger Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by OCMCS, SJMC, FPA or FPA California, as the case may be, or its Representatives.

     Inclusion of Shares on Nasdaq. FPA agreed to file the application for original listing of the shares of FPA Common Stock to be issued in the Combined Merger in accordance with the Merger Agreement with the Nasdaq National Market.

     Regulatory and Other Approvals. Subject to the terms and conditions of the Merger Agreement, each of FPA, FPA California, SJMC and OCMCS agreed to proceed diligently and in good faith and to use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to, as promptly as practicable, (i) obtain all consents, approvals or actions of, make all filings with and give all notices to governmental or regulatory authorities or any other public or private third parties required of FPA, FPA California, SJMC or OCMCS to consummate the Combined Merger and the other matters contemplated hereby and (ii) provide such other information and communications to such governmental or regulatory authorities or other public or private third parties as the other party or such governmental or regulatory authorities or other public or private third parties may reasonably request in connection therewith. Each party agreed promptly to file a notification and report in accordance with the HSR Act and to use its best efforts to complete the Federal Government's antitrust review of the transactions contemplated herein under the HSR Act which includes promptly furnishing any additional information requested of it under the HSR Act. Each party shall bear the cost of its respective HSR Act filing. FPA California agreed promptly to file a notice of material modification with the Department in accordance with the Knox-Keene Act, subject to review by SJMC and OCMCS prior to such filing, and shall use its best efforts to (i) cause the Department's review of the transactions contemplated herein under the Knox-Keene Act to be completed as promptly as practicable, which includes promptly furnishing any additional information requested of it under the Knox-Keene Act, and (ii) obtain approval of such notice of material modification from the Department. FPA and FPA California shall bear the cost of the Knox-Keene Act notice of material modification filing and obtaining the Department's approval.

     Employee Benefit Plans. In the Merger Agreement, FPA agreed that FPA shall, or shall cause FPA California to, provide employee benefits for the benefit of SJMC and OCMCS employees who become FPA

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

or FPA California employees, which, in the aggregate, are substantially similar to those provided under the FPA Employee Benefit Plans applicable to similarly situated employees of FPA or its affiliates. Other than with respect to the FPA Employee Stock Purchase Plan, FPA shall give each SJMC and OCMCS employee full credit for the service credited to such employee under the respective SJMC or OCMCS Employee Benefit Plans and FPA shall waive any applicable waiting periods under the FPA Employee Benefit Plans, subject to applicable law.

     FPA agreed to honor, and agreed to cause the Surviving Corporation to honor, in accordance with their terms, all existing employment, severance, consulting and salary continuation agreements between SJMC and OCMCS and any current or former officer, director, employee or consultant to SJMC or OCMCS.

     Directors' and Officers' Indemnification and Insurance. FPA agreed to indemnify all past or present directors, officers, employees, agents and stockholders who are officers or directors of SJMC or OCMCS against any liability or losses (including attorney's fees for counsel who are reasonably acceptable to FPA) any of them may incur because of any claim brought against them prior to or within five years from the Effective Time as officers, directors, employees, agents or stockholders of SJMC or OCMCS, and in connection therewith, agreed to advance attorney's fees to them to defend any such claim; provided that any such indemnification by FPA and FPA California shall be in excess of any available insurance coverage; and provided, further, that FPA shall not be obligated pursuant to the Merger Agreement to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action, except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. FPA may obtain directors' and officers' liability insurance to cover these obligations.

     Malpractice Protection. As of the Effective Time, FPA California shall procure and maintain professional liability insurance for the benefit of the SJMC shareholders with commercially reasonably limits of coverage, but no less than $1,000,000 per claim and $3,000,000 in the aggregate covering professional services rendered by such shareholders after the Effective Time. FPA California shall also procure and maintain business and medical malpractice coverage similar in type and amount to that maintained by SJMC immediately prior to the Closing to protect the SJMC shareholders after the Closing.

     Provider Relations and Compensation Programs. As of the Effective Time, FPA California shall establish an Orange County Quality Improvement Committee substantially as currently in existence for its California operations. The initial membership of the Committee shall be selected by FPA California and the Board of Directors of SJMC prior to the Effective Time. FPA California shall also establish two Leadership Councils (the St. Joseph IPA Leadership Council and the St. Joseph Medical Group Leadership Council) with designated members. The Leadership Councils shall be advisory councils providing, respectively, advice on the operations of the IPA and medical group operations. FPA California will maintain for two years after the Effective Time the SJMC compensation program for the SJMC IPA physicians and the SJMG Medical Group physicians as in effect as of the date of the Merger Agreement, unless there is an adverse change in the California healthcare market place in which event FPA California may reassess and modify the IPA and medical group compensation programs to meet such changed conditions. After the Effective Time, FPA California may re-negotiate contracts for services provided on a fee-for-service basis.

     Expenses. Whether or not the Combined Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such cost or expense, except as otherwise provided therein.

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

     Brokers or Finders. Each of FPA, SJMC and OCMCS represented that no broker, finder or investment banker is entitled to any broker's, finder's or other fee or commission in connection with any of the transactions contemplated by the Merger Agreement, except Cowen, and Volpe, Brown, Whelan & Company, LLC. Cowen's fees and expenses will be paid by OCMCS and Volpe, Brown, Whelan & Company's fees and expenses will be paid by FPA.

     Fulfillment of Conditions. Subject to the terms and conditions of the Merger Agreement, each of FPA, FPA California, SJMC and OCMCS agreed to take or cause to be taken all steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in the Merger Agreement and to consummate and make effective the transactions contemplated by the Merger Agreement, and further agreed that neither FPA, FPA California, SJMC nor OCMCS will take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

     No Solicitations. Prior to the Closing Date, each of SJMC and OCMCS agreed that (a) it shall not, and it shall use its best efforts to cause its respective Representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, consolidation or other business combination including SJMC or OCMCS or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (i) all or any portion of the assets of SJMC or OCMCS, or (ii) any of the outstanding shares of SJMC Common Stock or OCMCS Stock (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or group relating to an Alternative Proposal (excluding the transactions contemplated by the Merger Agreement), or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal and (b) it will notify FPA and FPA California immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any such person or group; and (c) it will, prior to accepting an Alternative Proposal, (i) receive a determination from an independent financial advisor that such Alternative Proposal is more favorable to the OCMCS Stockholders or the SJMC Shareholders than the transactions contemplated by the Merger Agreement, (ii) determine in the exercise of its fiduciary obligations that such Alternative Proposal is more favorable to the OCMCS Stockholders or SJMC Shareholders than the transactions contemplated by the Merger Agreement and give FPA and FPA California at least three days to offer a counterproposal prior to executing a definitive agreement.

     FPA, SJMC and OCMCS Affiliates. Within five business days after the date of the Merger Agreement (i) SJMC and OCMCS will deliver a letter to FPA and FPA California identifying all persons who may be deemed affiliates of SJMC and OCMCS under Rule 145, including, without limitation, all directors and executive officers of SJMC and OCMCS and (ii) SJMC and OCMCS shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and (iii) SJMC shall advise the affiliates of SJMC of Accounting Series Release Number 135 ("ASR 135"). Each of FPA, FPA California and SJMC shall use its reasonable best efforts to obtain as soon as practicable after the date of the Merger Agreement from affiliates of FPA, FPA California and SJMC, as the case may be, an agreement that such persons will comply with the provision of ASR 135.

     Resale Restrictions. The shares of FPA Common Stock to be received in exchange for the OCMCS Common Stock, the OCMCS Preferred Stock and the OCMCS Options shall be restricted from sale, transfer or other disposition for a period of 90 days commencing as of the Effective Time; provided, however, that the holders of OCMCS Options may sell, transfer or otherwise dispose of that number of shares of FPA Common Stock received upon exercise of such OCMCS Options whose value equals the sum of the exercise price payable with respect to such OCMCS Option and the minimum statutory federal and state withholding taxes immediately due and payable upon such exercise. All shares of FPA Common Stock subject to such transfer restriction shall contain a legend to such effect which shall be removed effective upon the 91st day after the Effective Time.

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

CONDITIONS TO CONSUMMATION OF THE COMBINED MERGER

     In addition to the approval and adoption of the Merger Agreement by the stockholders of SJMC and OCMCS, the obligation of each party to effect the Combined Merger is subject to the fulfillment, at or prior to the Closing, or where legally permissible, the waiver, of various conditions, including: (i) the effectiveness of the Registration Statement in accordance with the provisions of the Securities Act and any applicable state blue sky laws and the absence of any stop order suspending such effectiveness; (ii) the shares of FPA Common Stock issuable to SJMC's and OCMCS' stockholders in the Combined Merger shall have been approved for inclusion on Nasdaq; (iii) the expiration or termination of any waiting period (and any extension thereof) under the HSR Act; (iv) no injunction or restraining order shall be in effect nor shall any suit, action or proceeding be pending or threatened to prohibit, nullify or otherwise materially adversely affect the consummation of the Combined Merger; (vi) there shall have been no law, statute, rule or order, enacted or promulgated which would make consummation of the transactions contemplated by the Merger Agreement Illegal;
(vii) FPA California shall have filed the notice with the Department pursuant to
Section 1352 of the Knox-Keene Act and the Department shall have approved of such material modification without any conditions to such approval having or which would be reasonably expected to have a material adverse effect on FPA California; (viii) the receipt of all consents, approvals and notices from governmental or regulatory authorities or any other public or private third parties required to consummate the Combined Merger; and (ix) the approval of the OCMCS stockholders and SJMC shareholders shall have been obtained.

     The obligations of FPA and FPA California to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by FPA or FPA California in their sole discretion): (i) SJMC and OCMCS shall have performed in all Material respects each Material agreement, covenant and obligation required by the Merger Agreement to be performed or complied with by it on or prior to the Closing Date and the representations and warranties of SJMC and OCMCS in the Merger Agreement shall be true and correct in all Material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the date made and as of the Closing Date as though made on and as of the Closing and SJMC and OCMCS shall have delivered to FPA a certificate, dated the Closing Date and executed on behalf of SJMC and OCMCS by their respective Chairman, Presidents, or any Executive or Senior Vice Presidents, to such effect; (ii) FPA and FPA California shall have received all certificates, instruments, agreements, and other documents required by the Merger Agreement to be obtained on or before the Closing Date; (iii) FPA and FPA California shall have received copies of resolutions of each of SJMC and OCMCS certified by a Secretary, Assistant Secretary of other appropriate officer of such company, authorizing the execution, delivery and performance of the Merger Agreement and the transactions contemplated by the Merger Agreement; (iv) FPA shall have received a letter from Deloitte & Touche LLP dated not more than two business days prior to the Effective Time, to the effect that the SJMC Merger as contemplated by the Merger Agreement qualifies for "pooling of interests" accounting treatment if consummated in accordance with the Merger Agreement and if the operations of FPA and the Surviving Corporation are conducted in a manner that do not violate "pooling of interests" accounting treatment; and (v) FPA shall have received a letter from Ernst & Young LLP, dated not more than two days prior to the Effective Time, to the effect that SJMC meets the conditions that must be met to be a party to a business combination accounted for as a "pooling of interests" in accordance with APB. Opinion No. 16 and related interpretations of the American Institute of Certified Public Accountants, consensuses of the FASB's Emerging Issues Task Force and the rules and regulations of the SEC.

     The obligation of SJMC and OCMCS to effect the Combined Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by SJMC or OCMCS in its sole discretion): (i) FPA and FPA California shall have performed in all Material respects each Material agreement, covenant and obligation required by the Merger Agreement to be performed or complied with by them on or prior to the Closing Date and the representations and warranties of FPA and FPA California in the Merger Agreement shall be true and correct in all Material respects (except for such representations and warranties that are qualified by their terms by a referral to materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the

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

date made and on and as of the Closing Date as though made on and as of the Closing and each of FPA and FPA California shall have delivered to SJMC and OCMCS certificates, dated the Closing Date and executed on behalf of FPA and FPA California by its Chairman of the Board, President or any Executive or Senior Vice President to such effect; (ii) SJMC and OCMCS shall have received all certificates, instruments, agreements, and other documents to be delivered by FPA or FPA California required by the Merger Agreement on or before the Closing Date; and (iii) SJMC and OCMCS shall have received copies of resolutions of each of FPA and FPA California certified by a Secretary, Assistant Secretary or other appropriate officer of such company, authorizing the execution, delivery and performance of the Merger Agreement and the Merger Agreement and any documents related thereto.

     To the extent that FPA, SJMC or OCMCS waives compliance with any material provisions of or conditions to the consummation of the Combined Merger, including the condition that the SJMC Merger be treated as a "pooling of interests" for accounting and financial reporting purposes and that the Combined Merger qualify as a tax-free reorganization, FPA, SJMC and OCMCS will amend this Proxy Statement/Prospectus and SJMC and OCMCS will resolicit shareholder and stockholder votes, to the extent required by applicable law.

TERMINATION

     The Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Closing: (i) by mutual written consent of FPA, FPA California, SJMC and OCMCS; (ii) at any time after May 1, 1998 if the transactions contemplated by the Merger Agreement shall not have been consummated on or prior to such date and such failure to consummate the transaction is not caused by a breach of the Merger Agreement by the terminating party, except that the termination date shall be extended automatically for consecutive 30 day periods if the only condition to close which shall not have been satisfied are the effectiveness of the Registration Statement or the obtaining of the approval of the Department of the notice of material modification and the parties are using their best efforts to obtain such effectiveness and approval; provided, however, that if such effectiveness and approval are not obtained by August 1, 1998, any of the parties may terminate the Merger Agreement; (iii) if any governmental or regulatory authority, the taking of action by which is a condition to the obligations of either FPA, FPA California, SJMC or OCMCS, to consummate the transactions contemplated by the Merger Agreement, shall have determined not to take such action and all appeals of such determination shall have been taken and have been unsuccessful; (iv) if there has been a Material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in the Merger Agreement which breach has not been cured within fifteen (15) business days following receipt by the nonterminating party of notice of such breach from the terminating party or assurance of such cure reasonably satisfactory to the terminating party shall not have been given by or on behalf of the non-terminating party within such fifteen (15) business day period; (v) if any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued any order making illegal or otherwise restricting, preventing or prohibiting the transactions contemplated by the Merger Agreement and such order shall have become final and non-appealable; or (vi) by SJMC and OCMCS if the Boards of Directors of SJMC and OCMCS conclude in good faith on the basis of advice from independent counsel (which may include Klein & Martin) that such action is necessary or appropriate in order for such Boards of Directors to act in a manner which is consistent with their fiduciary obligations under applicable law and the Boards of Directors have followed the Alternative Proposal procedures set forth in the Merger Agreement.

     As described above, FPA may terminate the Merger Agreement if the FPA Closing Price is less than $15.00.

EFFECT OF TERMINATION

     If the Merger Agreement is validly terminated by either SJMC, OCMCS or FPA pursuant to the Merger Agreement, the Merger Agreement shall become void and there will be no further obligation on the part of either SJMC, OCMCS or FPA (or any of their respective Representatives or affiliates), except (i) that certain provisions of the Merger Agreement will continue to apply following any such termination and (ii) that nothing contained therein shall relieve any party thereto from liability for willful breach by such party of its representations, warranties, covenants or agreements contained in the Merger Agreement.

INDEMNIFICATION

     Each of the OCMCS stockholders and the SJMC shareholders shall jointly and severally indemnify, defend and hold harmless each of FPA and FPA California and their respective directors, shareholders, officers, employees, agents, affiliates, successors and assigns from and against any and all claims, liabilities, obligations, losses, actual costs, expenses (including, without limitation, reasonable attorneys' fees and costs), fines and damages (individually a "Loss" and collectively "Losses"), arising out of: (a) a breach or violation by OCMCS or SJMC of any covenant made by either OCMCS or SJMC in the Merger Agreement or in any agreement, certificate or similar document delivered pursuant thereto; or (b) a breach of, or any inaccuracy in, any of the representations or warranties made by OCMCS or SJMC in the Merger Agreement or in any schedule, exhibit, agreement, instrument, certificate or similar document required to be delivered pursuant to the terms thereof.

     The Merger Agreement provides that the Boards of Directors of OCMCS and SJMC shall each appoint two shareholder representatives to represent their respective shareholders and stockholders in the event a claim for indemnity is made against the OCMCS stockholders or SJMC shareholders under the Merger Agreement. By tendering their shares of OCMCS Voting Securities or SJMC Voting Securities in connection with the Combined Merger, shareholders of SJMC and stockholders of OCMCS will be deemed to have consented to be bound by the decisions and actions of the shareholder representatives representing the OCMCS stockholders and SJMC shareholders. The shareholder representatives shall have the authority to bill and collect from the OCMCS stockholders and SJMC shareholders all amounts incurred by them on behalf of the OCMCS stockholders and SJMC shareholders. The OCMCS stockholders shall be jointly and severally liable for all amounts incurred by the shareholder representatives designated by the OCMCS Board of Directors and the SJMC shareholders shall be jointly and severally liable for all amounts incurred by the shareholder representatives designated by the SJMC Board of Directors. The OCMCS stockholders shall have a right of contribution against any non-paying OCMCS stockholder. Similarly, SJMC shareholders shall have a right of contribution against any non-paying SJMC shareholder.

     FPA and FPA California shall jointly and severally indemnify, defend and hold harmless OCMCS' and SJMC's directors, shareholders, officers, employees, agents, affiliates, successors and assigns from and against any and all Losses arising out of or in connection with: (a) a breach or violation by FPA and FPA California of any covenant made by either FPA or FPA California in the Merger Agreement or in any agreement, certificate or similar document delivered pursuant thereto; or (b) a breach of, or any inaccuracy in, any of the representations or warranties made by FPA and FPA California in the Merger Agreement, or in any schedule, exhibit, agreement, instrument, certificate or similar document required to be delivered pursuant to the terms hereof.

     The representations and warranties of OCMCS and SJMC, on the one hand, and FPA and FPA California, on the other hand, contained in the Merger Agreement or in any document or instrument delivered pursuant thereto shall survive the Closing Date and shall continue in full force and effect until the first anniversary of the Closing Date, except with respect to payment of taxes and fraud, which shall survive until the expiration of the applicable statute of limitations thereto.

     FPA and FPA California shall not assert any claim against the OCMCS stockholders and the SJMC shareholders, nor shall the OCMCS stockholders and the SJMC shareholders assert any claim against FPA and FPA California for indemnification thereunder unless and until the amount of such claim or claims shall exceed $500,000 calculated on a cumulative basis, and thereafter shall be entitled to indemnification for all indemnifiable damages thereunder. Additionally, neither FPA and FPA California nor OCMCS and SJMC shall be entitled to claim for or recover from the other more than the value of the Merger Consideration with respect to all claims for indemnity hereunder. Further, neither FPA nor FPA California shall be entitled to claim for or recover from any OCMCS stockholder or SJMC shareholder more than the value of the Merger Consideration received by such stockholder or shareholder.

AMENDMENT

     The Merger Agreement may be amended only by written agreement duly executed by Representatives of all the parties to the Merger Agreement.

WAIVER

     Any waiver of rights hereunder must be set forth in writing. A waiver of any breach or failure to enforce any of the terms or conditions of the Merger Agreement shall not in any way affect, limit or waive any party's rights at any time to enforce strict compliance thereafter with every term or condition of the Merger Agreement.

           COMPARISON OF RIGHTS OF HOLDERS OF SJMC VOTING SECURITIES,
                  OCMCS VOTING SECURITIES AND FPA COMMON STOCK

     SJMC is a California professional corporation and the rights of its shareholders are governed by the California Code and its Articles of Incorporation and Bylaws. Both FPA and OCMCS are Delaware corporations and the rights of their respective stockholders are governed by the Delaware Act and their respective Certificates of Incorporation and Bylaws. If the Combined Merger is consummated, SJMC and OCMCS stockholders will become stockholders of FPA, and their rights will be governed by the Delaware Act and the Certificate of Incorporation and Bylaws of FPA. The following is a brief summary of certain differences between the rights of SJMC and OCMCS stockholders and FPA stockholders and is qualified in its entirety by reference to the relevant provisions of the Delaware Act, FPA's Certificate of Incorporation and Bylaws, the California Code, SJMC's Articles of Incorporation and Bylaws, OCMCS' Certificate of Incorporation and Bylaws.

PREFERRED STOCK


     The Boards of Directors of FPA and OCMCS are authorized to provide for the issuance of shares of preferred stock, in one or more series, and to fix for each such series such voting powers, designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions, as are stated in the resolution adopted by the Board of Directors providing for the issuance of such series and as permitted by the Delaware Act. FPA currently has authorized 2,000,000 shares of preferred stock, $.001 par value; OCMCS currently has authorized 7,181,150 shares of Series A Preferred Stock, $.001 par value and 3,607,742 shares of Series B Preferred Stock, $.001 par value. FPA has not authorized or issued any shares of preferred stock. OCMCS has issued and outstanding 7,181,150 shares of Series A Preferred Stock and 3,107,742 shares of Series B Preferred Stock. As a result of these transactions, the current holders of OCMCS Series A Preferred Stock and OCMCS Series B Preferred Stock will no longer enjoy the special dividend, voting and liquidation preferences and rights set forth in the OCMCS Certificate of Incorporation, and the OCMCS Series A Preferred Stock will be cancelled without consideration or payment therefor upon consummation of the Merger. The Board of Directors of SJMC is authorized to provide for the issuance of one or more classes or series of shares or both, with full, limited or no voting rights and with such other rights, preferences, privileges and restrictions as are stated or authorized in its Articles of Incorporation. The Board of Directors of SJMC may also include a provision requiring a vote of a specified percentage or proportion of the outstanding shares of the class or series that is less than a majority of the class or series to approve any corporate action, except where the vote of a majority or greater proportion of the class or series is required by the California Code, regardless of restrictions or limitations on the voting rights thereof. SJMC currently has no authorized shares of preferred stock.


BOARD OF DIRECTORS

     FPA's Certificate of Incorporation provides that the FPA Board shall have not less than three nor more than twelve members, as determined from time to time by resolution of the board. Currently, the FPA Board consists of seven members. The OCMCS Bylaws provide that the Board shall have not less than five nor more than ten members, the exact number to be set by the Board, provided that increasing the size of the Board to more than six members, or decreasing the size of the Board requires approval by 75% of the Board. Currently, the OCMCS Board consists of nine members. SJMC's Articles of Incorporation provide that the SJMC Board shall have not less than seven nor more than eleven members, as determined from time to time by resolution adopted by no fewer than all but one of the authorized number of directors. Currently, the SJMC Board consists of eleven members.

     FPA's Bylaws provide that any or all directors may be removed with or without cause by the holders of a majority of shares then entitled to vote at an election of directors. OCMCS' Bylaws provide that any or all directors may be removed with or without cause at any meeting of stockholders by a majority of the stock represented and entitled to vote thereat. SJMC's Bylaws provide that a director may be removed only upon the unanimous vote of all of the then authorized number of directors, and that directors may not be removed by the stockholders.

     FPA's Certificate of Incorporation provides that a vacancy on the FPA Board shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director. OCMCS' Bylaws provide that a vacancy on the OCMCS Board may be filled solely by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director. SJMC's Bylaws provide that a vacancy on the SJMC Board shall be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director. Vacancies of specialty physician directorships shall be filled by such directors.

     FPA's Bylaws provide for a staggered Board of Directors, with the directors of FPA divided into three classes, as nearly equal in number as possible. Each director on the FPA Board is elected to serve a term of three years and until his successor is duly elected and qualified. OCMCS' Certificate of Incorporation provides that its Series A and Series B Preferred Stock shall have the same right to vote as and together with the OCMCS Common Stock holders. OCMCS' Bylaws provide that each director elected shall hold office until his successor is elected and qualified. SJMC's Bylaws provide that five of the directors shall be elected at meeting of the stockholders, and the remaining two directors shall be selected by SJMC's Medical Executive Committee. SJMC's Bylaws provide that the SJMC Board shall have three classes of directors serving staggered three year terms, and a fourth class to be selected by action of SJMC's Medical Executive Committee (as described in SJMC's Bylaws).

BYLAWS

     FPA's Certificate of Incorporation grants the FPA Board the power to repeal, alter, amend or rescind FPA's Bylaws. FPA's Bylaws permit FPA's stockholders to alter, amend, repeal or adopt the same. OCMCS' Bylaws provide that the OCMCS Board may adopt, amend or repeal OCMCS' Bylaws, without the approval of the stockholders, provided, however, that amending the number of directors on the Board, or the number of members constituting a quorum requires the approval of 75% of the Board. OCMCS stockholders shall also have the power to adopt, amend or repeal the Bylaws. SJMC's Bylaws provide that the Board may adopt, amend or repeal Bylaws. SJMC's Bylaws also grant its stockholders the right to adopt, amend or repeal Bylaws, provided, however, that a supermajority of 75% of the outstanding shares of SJMC Class A Common Stock plus the approval of no fewer than all but one of the authorized number of directors shall be required to amend, alter, change or repeal certain Bylaws (as specified in Article VIII, Section 3 of SJMC's Bylaws).

STOCKHOLDER MEETINGS

     FPA's Bylaws provide that special meetings of stockholders may be called by the President. Furthermore, FPA's Bylaws provide that such special meeting shall be called by the President or Secretary at the request in writing of a majority of the FPA Board or stockholders owning a majority in amount of the entire capital stock of FPA issued and outstanding and entitled to vote. OCMCS' Bylaws provide that special meetings of stockholders may be called by the President, and shall be called by the President or the Secretary upon written request of the majority of the Board or stockholders owning a majority of the issued and outstanding capital stock of OCMCS, and entitled to vote. SJMC's Bylaws provide that a special meeting of shareholders may be called by the Board, the Chairman of the Board, the President, or one or more shareholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting.

INDEMNIFICATION

     Under the Delaware Act, a corporation may generally indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of any proceedings (other than derivative actions), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in derivative actions, except that indemnification may be made only for (i) expenses (including attorneys' fees) and certain amounts paid in settlement and
(ii) in the event the person seeking indemnification has been adjudicated liable, amounts deemed proper, fair and reasonable by the appropriate court upon application thereto. The Delaware Act provides that to the extent that such persons have been successful in defense of any proceeding, they must be indemnified by the corporation against expenses actually and reasonably incurred in connection therewith. Further, the Delaware Act allows a corporation to advance funds to a director or officer in anticipation of expenses (including legal fees) upon receipt of an undertaking by such director or officer to repay such amount advanced should it ultimately be determined that such director or officer is not entitled to be indemnified by the corporation.

     Under the California Code, a corporation may generally indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceedings (other than derivative actions), if they acted in good faith and in a manner they reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in derivative actions, except that indemnification may be made only for expenses (including attorneys' fees). No indemnification shall be made in the event the person seeking indemnification has been adjudicated liable, except for expenses to which the person is deemed fairly and reasonably entitled by the appropriate court upon application thereto. The California Code provides that to the extent that such persons have been successful in defense of any proceeding, they must be indemnified by the corporation against expenses actually and reasonably incurred in connection therewith. Further, the California Code provides that expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the agent to repay that amount if it shall be determined ultimately that the agent is not entitled to be indemnified by the corporation pursuant to the California Code.

     FPA's Certificate of Incorporation requires indemnification for directors and officers, their legal representatives, and persons serving at the request of FPA as a director, officer, employee or agent of another corporation, partnership or other entity ("Indemnitees") for actions undertaken in an official capacity or any other capacity. FPA's Certificate of Incorporation provides for the continuation of indemnification for Indemnitees no longer employed by the respective company (where the conduct at issue occurred while the Indemnitee was employed by such company). FPA's Certificate of Incorporation also provides for the benefits of indemnification to inure to the heirs, executors and administrators of the Indemnitee. Furthermore, FPA's Certificate of Incorporation requires, as a prerequisite to indemnification in connection with a suit initiated by the Indemnitee, that the Indemnitee receive authorization from the Board prior to initiating the suit. FPA's Certificate of Incorporation grants Indemnitees the right to receive an advance of funds from their respective company to pay for anticipated legal costs in defending a lawsuit for which indemnification is sought. However, to the extent required by the Delaware Act, an Indemnitee may be required to deliver an undertaking to his respective company to the effect that the Indemnitee will repay all amounts advanced should the Indemnitee ultimately be determined not to be entitled to indemnification. FPA's Certificate of Incorporation provides that if an Indemnitee is not advanced funds for anticipated costs in defending a lawsuit within thirty days of FPA receiving a written request for such funds, the Indemnitee may sue FPA for the unpaid amount. If the Indemnitee has delivered to FPA an undertaking to repay such advance, FPA may not offer as a defense to such claim for indemnity that the claimant has not met the standard of conduct for indemnification under the Delaware Act. However, if no such undertaking has been delivered to FPA, FPA may offer such failure to meet the standard of conduct for indemnification as a defense. FPA may not offer as a defense to the advancement of funds that it has not yet determined whether the Indemnitee has met the appropriate standard of conduct.

     OCMCS' Bylaws adopt substantially the indemnification provisions of the Delaware Act (Section 145).

     SJMC's Bylaws adopt substantially the indemnification provisions of the California Code (Section 317).

STOCKHOLDER VOTING REQUIREMENTS

     Under the Delaware Act, unless otherwise provided for by the Delaware Act or a Delaware corporation's certificate of incorporation or bylaws, if a quorum exists, action on a matter is approved by the affirmative vote of a majority of the shares represented at a meeting and entitled to vote on the matter.

     Under the California Code, unless otherwise provided for by the California Code or a California corporation's Articles of Incorporation, if a quorum exists, action on a matter is approved by the affirmative vote of a majority of the shares represented and voting at a duly held meeting.

     Neither FPA's Certificate of Incorporation nor its Bylaws contains a provision requiring a greater vote on any matter than required by the Delaware Act. OCMCS' Bylaws require that adoption, amendment or repeal of any provision of the Bylaws be approved by the affirmative vote of at least 66 2/3% of the outstanding shares of stock of OCMCS. The OCMCS Certificate of Incorporation requires that OCMCS obtain approval of the OCMCS Series B Preferred Stock holders prior to engaging in a merger. SJMC's Bylaws require a supermajority of 75% of the outstanding shares of SJMC Class A Common Stock plus the approval of no fewer than all but one of the authorized number of directors to amend, alter, change or repeal certain Bylaws (as specified in Article VIII, Section 3 of SJMC's Bylaws).

ACTION BY CONSENT

     The Delaware Act provides that, unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. Both FPA's and OCMCS' Bylaws permit action by such written consent.

     The California Code provides that, unless otherwise provided in the Articles of Incorporation, any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, by written consent of the holders of outstanding stock, setting forth the action so taken, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Directors may not be elected by written consent except by unanimous written consent of all shares entitled to vote thereon. SJMC's Bylaws permit action by such written consent.

                 SELECTED HISTORICAL AND PRO FORMA INFORMATION

                        PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS (UNAUDITED) OF
                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

     The following pro forma condensed consolidated balance sheet of FPA as of September 30, 1997 and the pro forma condensed consolidated statements of operations for the two years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997 give effect, to the extent set forth below, the following consummated and probable transactions.

     Consummated Transactions:

          (1) The acquisition of Physicians First, Inc. ("PFI") (effective June 1, 1996).

          (2) The acquisition of Foundation Health Medical Services and Affiliates ("FHMS") (effective November 29, 1996).

     Probable Transaction:

          (1) The proposed merger of FPA and SJMC (the "Merger").

          (2) The proposed acquisition of OCMCS (the "Acquisition")

     The Merger and the Acquisition are reflected as of September 30, 1997 for the pro forma condensed consolidated balance sheet. The Consummated Transactions and the Acquisition are reflected as of January 1, 1996 in the pro forma condensed consolidated statements of operations. The Merger is reflected as of January 1, 1995 in the pro forma condensed consolidated statements of operations. The pro forma information is based on the respective historical financial statements of the companies involved in the Consummated Transactions, the Merger, and the Acquisition giving effect to the Merger under the pooling of interests method of accounting and the Consummated Transactions and the Acquisition under the purchase method of accounting, and the assumptions and adjustments described in the accompanying notes to the pro forma condensed consolidated financial statements.

     The pro forma condensed consolidated financial statements have been prepared by the management of FPA based upon the unaudited financial statements of FPA, SJMC, and OCMCS as of September 30, 1997 and for the nine months then ended, the audited financial statements of FPA and unaudited financial statements of SJMC as of December 31, 1996 and for each of the two years in the period then ended, the unaudited financial statements of OCMCS as of December 31, 1996 and the year then ended, and the unaudited results of operations for PFI and FHMS up to their respective acquisition dates.

     Management of FPA does not believe that the pro forma condensed consolidated financial statements are indicative of the results that actually would have occurred if the combinations had been in effect on the dates indicated or which may be obtained in the future. The pro forma condensed consolidated financial statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of FPA, SJMC, OCMCS and FHMS.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                               SEPTEMBER 30, 1997

                                     ASSETS

                                                                                       FPA MEDICAL
                                                  ORANGE COAST                      MANAGEMENT, INC.
                                                  MANAGED CARE                     AND THE ACQUISITION     ST. JOSEPH
                                FPA MEDICAL         SERVICES,       PRO FORMA           PRO FORMA           MEDICAL
                              MANAGEMENT, INC.        INC.         ADJUSTMENTS        CONSOLIDATED        CORPORATION
                              ----------------    -------------    ------------    -------------------    ------------
Current assets:
 Cash and cash
   equivalents.............     $ 33,449,221       $ 3,491,281                        $  36,940,502       $ 4,149,003
 Marketable securities.....        1,195,990         1,086,948                            2,282,938
 Accounts receivable net...      205,659,119        12,286,661                          217,945,780         1,151,091
 Prepaid expenses and other
   assets..................        6,979,402           479,297                            7,458,699           103,956
 Deferred income tax
   asset...................        4,658,691                                              4,658,691         1,172,687
                                ------------       -----------                        -------------       -----------
   Total current assets....      251,942,423        17,344,187                          269,286,610         6,576,737
Property and
 equipment -- net..........       52,360,414         2,909,076                           55,269,490
Restricted cash and
 deposits..................          500,000                                                500,000
Goodwill and
 intangibles -- net........      371,957,764                       $ 14,686,124(F)    $ 386,643,888         1,762,324
Investments in HealthCor
 (formerly GLHP)...........        4,994,900                                              4,994,900
Deferred income tax
 asset.....................        3,645,742                                              3,645,742
Other assets...............        9,279,005            51,422                            9,330,427         2,082,855
                                ------------       -----------     ------------       -------------       -----------
   Total...................     $694,680,248       $20,304,685     $ 14,686,124       $ 729,671,057       $10,421,916
                                ============       ===========     ============       =============       ===========
Current liabilities:
 Accounts payable and
   accrued expenses........     $ 84,866,185       $ 3,729,811     $  2,107,000(F)    $  90,702,996       $ 1,033,941
 Claims payable, including
   incurred but not
   reported claims.........      121,170,576                                            121,170,576         9,689,646
 Long-term debt -- current
   portion.................       11,665,970           207,998                           11,873,968         1,238,140
 Current portion of accrued
   liability for
   professional liability
   claims..................        1,534,000                                              1,534,000
 Other liabilities.........        2,268,000                                              2,268,000
                                ------------       -----------     ------------       -------------       -----------
   Total current
     liabilities...........      221,504,731         3,937,809        2,107,000         227,549,540        11,961,727
                                ------------       -----------     ------------       -------------       -----------
 Long-term debt -- net of
   current portion.........      278,746,175         6,500,000                          285,246,175
 Accrued liability for
   professional liability
   claims, net of current
   portion.................        4,270,545                                              4,270,545
 Other long-term
   liabilities.............       30,311,727                                             30,311,727
 Minority interests........          693,000                                                693,000
 Stockholders' equity:
   Preferred stock.........
   Common stock............           78,464                              2,494(F)           80,958
   Additional paid in
     capital...............      273,236,223        11,727,493      (11,727,493)(F)      295,679,729        5,432,107
                                                                     22,443,506(F)
   Stock payable...........          534,600                                                534,600
   Accumulated deficit.....     (114,268,217)       (1,860,617)       1,860,617(F)     (114,268,217)       (6,971,918)
   Less: Due from
     stockholders..........         (427,000)                                              (427,000)
                                ------------       -----------     ------------       -------------       -----------
   Total stockholders'
     equity (deficit)......      159,154,070         9,866,876       12,579,124         181,600,070        (1,539,811)
                                ------------       -----------     ------------       -------------       -----------
     Total.................     $694,680,248       $20,304,685     $ 14,686,124       $ 729,671,057       $10,421,916
                                ============       ===========     ============       =============       ===========


                                                       FPA MEDICAL
                                                     MANAGEMENT, INC.
                             POOLING OF INTEREST        PRO FORMA
                                 ADJUSTMENTS           CONSOLIDATED
                             --------------------    ----------------
Current assets:
 Cash and cash
   equivalents.............                           $   41,089,505
 Marketable securities.....                                2,282,938
 Accounts receivable net...                              219,096,871
 Prepaid expenses and other
   assets..................                                7,562,655
 Deferred income tax
   asset...................                                5,831,378
                                                      --------------
   Total current assets....                              275,863,347
Property and
 equipment -- net..........                               55,269,490
Restricted cash and
 deposits..................                                  500,000
Goodwill and
 intangibles -- net........                              388,406,212
Investments in HealthCor
 (formerly GLHP)...........                                4,994,900
Deferred income tax
 asset.....................                                3,645,742
Other assets...............      $ (2,082,855)(I)          9,330,427
                                 ------------         --------------
   Total...................      $ (2,082,855)        $  738,010,118
                                 ============         ==============
Current liabilities:
 Accounts payable and
   accrued expenses........      $  7,393,000(A)      $   99,129,937
 Claims payable, including
   incurred but not
   reported claims.........                              130,860,222
 Long-term debt -- current
   portion.................                               13,112,108
 Current portion of accrued
   liability for
   professional liability
   claims..................                                1,534,000
 Other liabilities.........                                2,268,000
                                 ------------         --------------
   Total current
     liabilities...........         7,393,000            246,904,267
                                 ------------         --------------
 Long-term debt -- net of
   current portion.........                              285,246,175
 Accrued liability for
   professional liability
   claims, net of current
   portion.................                                4,270,545
 Other long-term
   liabilities.............                               30,311,727
 Minority interests........                                  693,000
 Stockholders' equity:
   Preferred stock.........
   Common stock............             3,306(F)              84,264
   Additional paid in
     capital...............        (5,432,107)(F)        298,901,149
                                    5,428,801(F)
                                   (2,207,381)(I)
   Stock payable...........                                  534,600
   Accumulated deficit.....        (7,393,000)(A)       (128,508,609)
                                      124,526(I)
   Less: Due from
     stockholders..........                                 (427,000)
                                 ------------         --------------
   Total stockholders'
     equity (deficit)......        (9,475,855)           170,584,404
                                 ------------         --------------
     Total.................      $ (2,082,855)        $  738,010,118
                                 ============         ==============

See accompanying notes to pro forma condensed consolidated financial statements.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                      NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                                                     FPA MEDICAL
                                                  ORANGE COAST                     MANAGEMENT, INC.
                                                  MANAGED CARE                   AND THE ACQUISITION
                                  FPA MEDICAL      SERVICES,       PRO FORMA          PRO FORMA
                                MANAGEMENT, INC.      INC.        ADJUSTMENTS        CONSOLIDATED
                                ----------------  ------------    -----------    --------------------
Managed care revenue..........    $610,103,454    $ 1,013,016                        $611,116,470
Fee-for-service revenue.......     211,392,556                                        211,392,556
Management services revenue...      18,183,000     17,817,476                          36,000,476
                                  ------------     ----------      ---------         ------------
    Total operating revenue...     839,679,010     18,830,492                         858,509,502
                                  ------------     ----------      ---------         ------------
Expenses:
  Medical services............     611,987,779     10,972,485                         622,960,264
  General and
    administrative............     192,069,982      7,986,265      $ 440,584(C)       200,496,831
  Merger, restructuring and
    other unusual charges.....      38,004,841                                         38,004,841
                                  ------------     ----------      ---------         ------------
    Total expenses............     842,062,602     18,958,750        440,584          861,461,936
                                  ------------     ----------      ---------         ------------
Loss from operations..........      (2,383,592)      (128,258)      (440,584)          (2,952,434)
Other income (expense):
  Interest and other income...       6,051,501        424,822                           6,476,323
  Interest expense............     (15,061,150)      (344,275)                        (15,405,425)
  Minority interests' share in
    net losses................         122,000                                            122,000
                                  ------------     ----------      ---------         ------------
    Total other income
      (expense)...............      (8,887,649)        80,547                          (8,807,102)
                                  ------------     ----------      ---------         ------------
Income (loss) before income
  taxes.......................     (11,271,241)       (47,711)      (440,584)         (11,759,536)
Income tax (expense)
  benefit.....................      (2,625,277)                      195,318(E)        (2,429,959)
                                  ------------     ----------      ---------         ------------
Net income (loss).............    $(13,896,518)   $   (47,711)     $(245,266)        $(14,189,495)
                                  ============     ==========      =========         ============
Net loss per share............    $      (0.34)                                      $      (0.34)
Weighted average shares
  outstanding(G)..............      40,472,579                                         41,719,579


                                                                      FPA MEDICAL
                               ST. JOSEPH                           MANAGEMENT, INC.
                                MEDICAL    POOLING OF INTERESTS        PRO FORMA
                              CORPORATION      ADJUSTMENTS            CONSOLIDATED
                              ------------ --------------------     ----------------
                                <
Managed care revenue..........$ 57,321,496                            $668,437,966
Fee-for-service revenue.......  11,803,356                             223,195,912
Management services revenue...                  (17,817,476)(I)         18,183,000
                               -----------       ----------           ------------
    Total operating revenue...  69,124,852      (17,817,476)           909,816,878
                               -----------       ----------           ------------
Expenses:
  Medical services............  49,743,265                             672,703,529
  General and
    administrative............  19,510,054      (17,817,476)(I)        202,189,409
  Merger, restructuring and
    other unusual charges.....                                          38,004,841
                               -----------       ----------           ------------
    Total expenses............  69,253,319      (17,817,476)           912,897,779
                               -----------       ----------           ------------
Loss from operations..........    (128,467)                             (3,080,901)
Other income (expense):
  Interest and other income...   2,854,195                               9,330,518
  Interest expense............     (82,124)                            (15,487,549)
  Minority interests' share in
    net losses................                                             122,000
                               -----------       ----------           ------------
    Total other income
      (expense)...............   2,772,071                              (6,035,031)
                               -----------       ----------           ------------
Income (loss) before income
  taxes.......................   2,643,604                              (9,115,932)
Income tax (expense)
  benefit.....................                                          (2,429,959)
                               -----------       ----------           ------------
Net income (loss).............$  2,643,604     $                      $(11,545,891)
                               ===========       ==========           ============
Net loss per share............                                        $      (0.27)
Weighted average shares
  outstanding(G)..............                                          43,372,579


See accompanying notes to pro forma condensed consolidated financial statements.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1996

                                                                                                                FPA MEDICAL
                                                                 FOUNDATION                                   MANAGEMENT, INC.
                                                                   HEALTH                                       CONSUMMATED
                                                                  MEDICAL      ORANGE COAST                   TRANSACTIONS AND
                                   FPA MEDICAL    PHYSICIANS      SERVICES     MANAGED CARE                   THE ACQUISITION
                                    MANAGEMENT      FIRST,          AND         SERVICES,      PRO FORMA         PRO FORMA
                                       INC.         INC.(B)      AFFILIATES        INC.       ADJUSTMENTS       CONSOLIDATED
                                   ------------   -----------   ------------   ------------   -----------     ----------------
Managed care revenue.............  $468,158,760   $14,870,833   $121,214,187   $ 2,623,269                     $  606,867,049
Fee-for-service revenue..........  180,489,747      4,176,018     19,251,147                                      203,916,912
Management services revenue......   28,826,000                                  23,307,536                         52,133,536
                                   ------------   -----------   ------------   -----------    -----------       -------------
    Total operating revenue......  677,474,507     19,046,851    140,465,334    25,930,805                        862,917,497
                                   ------------   -----------   ------------   -----------    -----------       -------------
Expenses:
  Medical services...............  515,126,273     16,128,269    166,950,333    16,184,835                        714,389,710
  General and administrative.....  188,429,378      2,811,904     44,210,000     9,784,802    $ 7,098,259(C)      252,334,343
  Merger, restructuring and other
    unusual charges..............   52,571,868                                     461,500                         53,033,368
                                   ------------   -----------   ------------   -----------    -----------       -------------
    Total expenses...............  756,127,519     18,940,173    211,160,333    26,431,137      7,098,259       1,019,757,421
                                   ------------   -----------   ------------   -----------    -----------       -------------
Income (loss) from operations....  (78,653,012)       106,678    (70,694,999)     (500,332)    (7,098,259)       (156,839,924)
Other income (expense):
  Interest and other income......    2,539,301         83,940      6,168,667       179,547                          8,971,456
  Interest expense...............   (6,767,664)       (15,382)    (8,619,667)     (609,589)    (2,406,837)(D)     (18,419,140)
  Other expense..................                                 (2,757,000)                                      (2,757,000)
  Minority interests' share in
    net losses...................      866,000                                                                        866,000
                                   ------------   -----------   ------------   -----------    -----------       -------------
    Total other income
      (expense)..................   (3,362,363)        68,558     (5,208,000)     (430,042)    (2,406,837)        (11,338,684)
                                   ------------   -----------   ------------   -----------    -----------       -------------
Income (loss) before income
  taxes..........................  (82,015,375)       175,236    (75,902,999)     (930,374)    (9,505,096)       (168,178,608)
Income tax (expense) benefit.....   (1,265,000)       (73,922)    16,362,667                   18,172,721(E)       33,196,466
                                   ------------   -----------   ------------   -----------    -----------       -------------
Net income (loss)................  $(83,280,375)  $   101,314   $(59,540,332)  $  (930,374)   $ 8,667,625      $ (134,982,142)
                                   ============   ===========   ============   ===========    ===========       =============
Net loss per share...............  $     (2.54)                                                                $        (3.55)
Weighted average shares
  outstanding(G).................   32,744,919                                                                     38,034,582


                                                                    FPA MEDICAL
                                    ST. JOSEPH    POOLING OF      MANAGEMENT, INC.
                                     MEDICAL       INTERESTS         PRO FORMA
                                   CORPORATION    ADJUSTMENTS       CONSOLIDATED
                                   ------------   -----------     ----------------
                                   <C
Managed care revenue.............  $ 71,708,294                    $  678,575,343
Fee-for-service revenue..........    17,119,772                       221,036,684
Management services revenue......                 (23,307,536)(I)      28,826,000
                                   ------------   -----------       -------------
    Total operating revenue......    88,828,066   (23,307,536)        928,438,027
                                   ------------   -----------       -------------
Expenses:
  Medical services...............    64,384,934                       778,774,644
  General and administrative.....    24,388,747   (23,307,536)(I)     253,415,554
  Merger, restructuring and other
    unusual charges..............                                      53,033,368
                                   ------------   -----------       -------------
    Total expenses...............    88,773,681   (23,307,536)      1,085,223,566
                                   ------------   -----------       -------------
Income (loss) from operations....        54,385                      (156,785,539)
Other income (expense):
  Interest and other income......       222,816                         9,194,272
  Interest expense...............      (277,201)                      (18,696,341)
  Other expense..................   (10,701,678)                      (13,458,678)
  Minority interests' share in
    net losses...................                                         866,000
                                   ------------   -----------       -------------
    Total other income
      (expense)..................   (10,756,063)          --          (22,094,747)
                                   ------------   -----------       -------------
Income (loss) before income
  taxes..........................   (10,701,678)                     (178,880,286)
Income tax (expense) benefit.....                                      33,196,466
                                   ------------   -----------       -------------
Net income (loss)................  $(10,701,678)  $                $ (145,683,820)
                                   ============   ===========       =============
Net loss per share...............                                  $        (3.67)
Weighted average shares
  outstanding(G).................                                      39,687,582


See accompanying notes to pro forma condensed consolidated financial statements.

                          FPA MEDICAL MANAGEMENT, INC.
                                AND SUBSIDIARIES

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1995


                                                                                            FPA MEDICAL
                                       FPA MEDICAL       ST. JOSEPH      POOLING OF       MANAGEMENT, INC.
                                       MANAGEMENT,         MEDICAL       INTERESTS           PRO FORMA
                                           INC.          CORPORATION    ADJUSTMENTS         CONSOLIDATED
                                     ----------------    -----------    ------------      ----------------
Managed care revenue...............    $200,210,370      $62,807,510                        $263,017,880
Fee-for-service revenue............     124,774,866        6,585,660                         131,360,526
Management services revenue........      15,636,000                                           15,636,000
                                       ------------      -----------     -----------        ------------
     Total operating revenue.......     340,621,236       69,393,170                         410,014,406
                                       ------------      -----------     -----------        ------------
Expenses:
  Medical services.................     235,889,380       61,447,138                         297,336,518
  General and administrative.......     108,980,699        7,127,850                         116,108,549
  Merger, restructuring and other
     unusual charges...............       1,589,908                                            1,589,908
                                       ------------      -----------     -----------        ------------
     Total expenses................     346,459,987       68,574,988                         415,034,975
                                       ------------      -----------     -----------        ------------
Income (loss) from operations......      (5,838,751)         818,182                          (5,020,569)
Other income (expense):
  Interest and other income........       1,445,316          503,856                           1,949,172
  Interest expense.................      (2,918,106)                                          (2,918,106)
  Minority interests' share in net
     losses........................         683,000                                              683,000
                                       ------------      -----------     -----------        ------------
     Total other income
       (expense)...................        (789,790)         503,856                            (285,934)
                                       ------------      -----------     -----------        ------------
Income (loss) before income
  taxes............................      (6,628,541)       1,322,038                          (5,306,503)
Income tax expense.................      (1,679,320)        (331,000)                         (2,010,320)
                                       ------------      -----------     -----------        ------------
Net income (loss)..................    $ (8,307,861)     $   991,038     $                  $ (7,316,823)
                                       ============      ===========     ===========        ============
Pro forma
  Adjustment to income tax
     expense(H)....................        (262,000)
                                       ------------
Net income (loss)..................    $ (8,569,861)
                                       ============
Pro forma net income (loss) per
  share............................    $      (0.39)                                        $      (0.31)
Weighted average shares
  outstanding(G)...................      22,245,898                                           23,898,898


See accompanying notes to pro forma condensed consolidated financial statements.

               FPA NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (UNAUDITED)

     FPA consummated the purchase of PFI effective June 1, 1996 for $21,591,541 consisting of cash, FPA Common Stock and debt, and FHMS effective November 29, 1996 for $111,000,000 consisting of cash, FPA Common Stock and debt. These completed acquisitions by FPA were accounted for under the purchase method. The mergers of FPA with Sterling (October 1996), AHI (March 1997), HealthCap (June
1997), Axminster (September 30, 1997) and Health Partner (October 1997) were accounted for as poolings of interests and FPA's financial statements have been restated to take into account financial information and data of Sterling, AHI, HealthCap, Axminster and Health Partner for all periods presented. Additionally, FPA proposes to merge with SJMC by issuing FPA Common Stock in exchange for all of the outstanding SJMC Common Stock and acquire OCMCS for FPA Common Stock and cash. It is contemplated that the Merger will be accounted for as poolings of interests and the Acquisition will be accounted for as a purchase. The following adjustments are necessary to reflect the pro forma effects of the FPA consummated and probable transactions.

     Certain of the entities included in the pro forma condensed consolidated financial statements are professional corporations in which FPA is unable to own a majority interest due to certain state laws which prohibit the corporate practice of medicine. Such entities are included in the pro forma condensed consolidated financial statements due to the fact FPA consolidates these professional corporations in the consolidated financial statements of FPA. These professional corporations are consolidated by FPA because FPA has direct or indirect unilateral and perpetual control over the assets and operations of the professional corporations, other than by means of owning the majority of the voting stock of the professional corporations. The shareholder/director of each of these professional corporations which are affiliated with FPA has entered into a succession agreement which requires such shareholder/director to sell to a designee of FPA such shareholder/director's shares of stock if such shareholder/director is terminated from FPA. This ensures unilateral and perpetual control over these professional corporations by FPA. As such, due to the parent-subsidiary relationship under generally accepted accounting principles, FPA consolidates the financial statements of these professional corporations. FPA believes that consolidation of the financial statements of these professional corporations is necessary to present fairly the financial position and results of operations of FPA.

     (A) Nonrecurring costs estimated to be $7,400,000 will be recorded in connection with the Merger. These costs consist primarily of certain employee termination costs, financial advisory fees, professional fees and restructuring costs. Because such costs are nonrecurring, they have not been recorded in the accompanying unaudited pro forma condensed consolidated statements of operations. However, such costs will be expensed in the period the Merger is consummated.

     (B) As a result of FPA's acquisition, PFI receives fully delegated capitation revenue from Physicians Corporation of America, the seller, based on the acquisition agreement with FPA, rather than only primary care capitation as is reflected in this historical statement of operations of PFI. The incremental revenue which PFI would have received under this fully delegated contract, which is not included in the pro forma condensed consolidated statement of operations, was approximately $31,000,000 for the five months ended May 31, 1996 (date of acquisition). Additionally, there would have been a corresponding increase in medical services expense and general and administrative expense for the provision of hospital and specialty care services under this fully delegated contract, which is not included in the pro forma condensed consolidated statement of operations.

               FPA NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

     (C) For the purpose of determining the pro forma effects of the acquisitions of OCMCS, PFI and FHMS on FPA's statement of operations, the following adjustments to increase (decrease) income have been made:

                                                                    YEAR ENDED DECEMBER 31, 1996
                                                        ----------------------------------------------------
                                                          OCMCS         PFI          FHMS           TOTAL
                                                        ---------    ---------    -----------    -----------
    Amortization over 4 - 15 years of intangible
      assets(1)(2)....................................               $(100,419)   $  (751,667)   $  (852,086)
    Amortization over 25 - 30 years of cost in excess
      of net assets acquired (goodwill) and value
      assigned to managed care contract in FHMS
      acquisition(2)..................................   (587,445)    (177,957)    (5,599,013)    (6,364,415)
    Depreciation of additional purchase cost assigned
      to property and equipment.......................                 118,242                       118,242
                                                        ---------    ---------    -----------    -----------
                                                        $(587,445)   $(160,134)   $(6,350,680)   $(7,098,259)
                                                        ==========   ==========   ============   ============

                                                                                    NINE MONTHS ENDED
                                                                                   SEPTEMBER 30, 1997
                                                                                 -----------------------
                                                                                   OCMCS         TOTAL
                                                                                 ---------     ---------
    Amortization over 25 years of cost in excess of net assets acquired
      (goodwill)...............................................................  $(440,584)    $(440,584)
                                                                                 ---------     ---------
                                                                                 $(440,584)    $(440,584)
                                                                                 ==========    ==========

---------------

(1) The amortization period of the identifiable intangible assets is based on the period of estimated future economic benefit as determined by FPA in conjunction with independent valuation analyses.


(2) The total balance of the goodwill and intangibles at January 1, 1996 would have been approximately $216,903,481 related to OCMCS, PFI, and FHMS.


     (D) Reflects the increase in interest expense as a result of the notes issued in connection with the acquisitions of PFI and FHMS. The debt in the amount of approximately $116,000,000 that was issued or assumed in connection with the FHMS acquisition bears interest at LIBOR plus .45%. A one-eighth percent change in the interest rate would have had an impact to interest expense of approximately $145,000 for the year ended December 31, 1996.

     (E) Reflects the estimated income tax effects of the pro forma adjustments and the estimated tax benefit for OCMCS and FHMS at an assumed forty percent of the net loss before income taxes. No valuation allowance has been recognized related to the pro forma tax benefits and the FHMS benefit based on FPA management's belief that it is more likely than not, based on the assessment of future taxable income and available tax planning strategies, that such benefit would be realized in future periods. If FPA had incurred the losses before income taxes of $168,178,608 for the year ended December 31, 1996 included in the pro forma condensed consolidated statement of operations, FPA would need to generate a comparable amount of future taxable income over the next 15 years (the net operating loss carryforward period) in order to fully realize the benefit of these net operating losses.


     (F) Reflects the effects of the issuance of 2,900,000 shares (assuming a value of $18.00 per share) of FPA Common Stock in exchange for 100% of the shares of outstanding SJMC Common Stock, and the acquisition of OCMCS which gives rise to goodwill of $14,686,124. Based on the outstanding shares and options of OCMCS and SJMC shareholders, OCMCS and SJMC shareholders would receive 1,247,000 and 1,653,000 shares, respectively. Goodwill is computed as $18 per share times 1,247,000 shares provided to OCMCS stockholders or $22,446,000 of proceeds less book value of $9,866,876 plus estimated transaction costs of $2,107,000. The purchase price allocation is based on management's estimates and may be subject to change upon completion of the transaction.

               FPA NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

     (G) The weighted average shares outstanding was calculated based on the historical weighted average shares outstanding of FPA giving effect to the assumed 2,900,000 shares of FPA Common Stock to be issued in connection with the Merger and the Acquisition and the shares issued in connection with the acquisitions of PFI and FHMS.

     (H) The pro forma net income (loss) and net income (loss) per share information in the 1995 pro forma condensed consolidated statement of operations reflect the effect on historical results as if FPA had been a C Corporation rather than an S Corporation for income tax purposes, and no tax benefit arose as a result of the change in tax status.

     (I) Reflects the elimination of intercompany transactions between SJMC and OCMCS and the elimination of SJMC's investment in OCMCS.

                   SELECTED HISTORICAL FINANCIAL DATA -- FPA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     The selected historical financial data of FPA set forth below for the years ended December 31, 1994, 1995 and 1996 which have been restated to give effect to the mergers with AHI, Healthcap, Axminster, Health Partners, accounted for as poolings of interests, have been derived from FPA's audited Consolidated Financial Statements incorporated by reference in this Proxy Statement/Prospectus. The selected historical financial data for the years ended December 31, 1993 and 1992 and the nine months ended September 30, 1997 and 1996 are unaudited. In the opinion of FPA's management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of FPA's financial position and results of operations for such unaudited periods, have been included. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for any other interim period or for the year. The data set forth below should be read in conjunction with FPA's Consolidated Financial Statements and the notes thereto incorporated by reference in this Proxy Statement/Prospectus.


                                                                                                           NINE MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,                                    SEPTEMBER 30,
                          -----------------------------------------------------------------------     ---------------------------
                           1992          1993            1994            1995            1996            1996            1997
                          -------     -----------     -----------     -----------     -----------     -----------     -----------
COMBINED STATEMENTS OF
  OPERATIONS:
Operating revenue.......  $39,960     $    59,766     $   136,434     $   340,621     $   677,474     $   461,346     $   839,679
Medical services
  expense...............   28,477          41,791          92,543         235,889         515,126         347,995         611,988
                          -------     -----------     -----------     -----------     -----------     -----------     -----------
                           11,483          17,975          43,890         104,732         162,348         113,351         227,691
General and
  administrative
  expense...............   12,385          16,063          45,547         108,981         188,429         121,176         192,070
Merger, restructuring
  and other unusual
  charges...............                                                    1,590          52,572           1,707          38,005
                          -------     -----------     -----------     -----------     -----------     -----------     -----------
Income (loss) from
  operations............     (902)          1,912          (1,657)         (5,839)        (78,653)         (9,532)         (2,384)
Other income (expense),
  net...................      197             125             394          (1,473)         (4,228)         (1,330)         (9,010)
                          -------     -----------     -----------     -----------     -----------     -----------     -----------
Income (loss) before
  minority interests and
  income taxes..........     (705)          2,037           1,263          (7,312)        (82,881)        (10,862)        (11,393)
Minority interests......                                      367             683             866             515             122
Income tax (expense)
  benefit...............      (10)            (85)         (1,707)         (1,679)         (1,265)         (5,228)         (2,625)
                          -------     -----------     -----------     -----------     -----------     -----------     -----------
Net income (loss).......  $  (715)    $     1,952     $    (2,603)    $    (8,308)    $   (83,280)    $   (15,575)    $   (13,896)
                          -------     -----------     -----------     -----------     -----------     -----------     -----------
PRO FORMA PER SHARE
  DATA:
Net income (loss) per
  share.................              $      0.18     $     (0.19)    $     (0.39)    $     (2.54)    $     (0.46)    $     (0.34)
Weighted average shares
  outstanding...........               10,883,701      14,258,120      22,245,898      32,744,919      33,505,926      40,472,579

                                                                           DECEMBER 31,                            SEPTEMBER 30,
                                                     --------------------------------------------------------     ---------------
                                                      1992       1993        1994         1995         1996            1997
                                                     ------     -------     -------     --------     --------     ---------------
COMBINED BALANCE SHEET DATA:
Cash and marketable securities.....................  $3,546     $ 7,621     $19,493     $ 49,781     $ 64,128        $  34,645
Working capital surplus (deficit)..................    (972)       3063      22,290       39,780      (47,337)          30,437
Total assets.......................................   7,726      17,930      88,555      264,505      632,607          694,680
Long-term liabilities..............................     112         371      12,989       28,640      199,701          313,328
Stockholders' equity...............................     139        2862      40,717      153,313      154,427          159,154

                    ORANGE COAST MANAGED CARE SERVICES, INC.
                                      AND
                         ST. JOSEPH MEDICAL CORPORATION

                       COMBINED STATEMENTS OF OPERATIONS

                                           TWELVE MONTHS ENDED               NINE MONTHS ENDED
                                       ----------------------------     ---------------------------
                                        DECEMBER                         SEPTEMBER       SEPTEMBER
                                           31,         DECEMBER 31,         30,             30,
                                          1995             1996            1996            1997
                                       -----------     ------------     -----------     -----------
                                                                        (UNAUDITED)
Operating revenue..................    $70,715,799     $ 91,451,336     $68,458,676     $70,137,868
Cost of medical services...........     62,202,197       80,569,770      59,601,587      62,267,646
                                       -----------     ------------     -----------     -----------
Gross margin.......................      8,513,602       10,881,566       8,857,089       7,870,222
Operating expenses.................      8,329,784       10,866,013       8,129,527       8,126,947
Provision for write-down of
  intangible assets................             --       10,701,678              --              --
Abandoned merger-related
  expenses.........................             --          461,500              --              --
Other (loss) income, net...........        687,447           59,969         310,845         (85,077)
                                       -----------     ------------     -----------     -----------
Operating income...................        871,265      (11,087,656)        727,562        (341,802)
Other income
  Investment income................        192,307          342,395         168,620         320,980
  Interest expense.................       (375,016)        (886,790)       (688,781)       (426,398)
  Gain on sale of division.........             --               --              --       3,043,113
                                       -----------     ------------     -----------     -----------
Total other income (expense),
  net..............................       (182,709)        (544,395)       (209,316)      2,937,695
Income (loss) before income
  taxes............................        688,556      (11,632,051)        518,246       2,595,893
Income tax provision (benefit).....        331,000               --         266,752              --
                                       -----------     ------------     -----------     -----------
Net income (loss)..................    $   357,556     $(11,632,051)    $   251,494     $ 2,595,893
                                       ===========     ============     ===========     ===========

                    ORANGE COAST MANAGED CARE SERVICES, INC.
                                      AND
                         ST. JOSEPH MEDICAL CORPORATION

                     CONDENSED COMBINED BALANCE SHEET DATA

                                               DECEMBER 31,                    SEPTEMBER 30,
                                       ----------------------------     ---------------------------
                                          1995             1996            1996            1997
                                       -----------     ------------     -----------     -----------
                                                                        (UNAUDITED)
Cash and cash equivalents*.........    $ 7,014,795     $  4,848,210     $ 4,209,136     $ 8,727,232
Working capital....................      5,953,530        3,103,199       3,859,649       7,716,399
Total assets.......................     33,243,853       21,153,967      32,342,061      28,643,746
Long-term debt.....................      9,710,457        6,285,096       8,826,021       6,187,500
Stockholder's equity...............     12,602,581        3,831,243      13,006,621       6,251,721

---------------

* includes marketable securities

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                    RESULTS OF OPERATIONS -- SJMC AND OCMCS

     The discussion and analysis set forth below is qualified in its entirety, and should be read in conjunction with OCMCS and SJMC Combined Financial Statements and notes thereto and the other financial and business information related to OCMCS and SJMC included elsewhere in this Proxy Statement/Prospectus.

OVERVIEW

     OCMCS was incorporated and commenced operations in November 1993. SJMC was incorporated in November 1992 in connection with the merger of Saint Joseph Hospital Medical Group and St. Joseph Multi-Specialty Group, Inc. OCMCS manages the operations of SJMC under a 50-year management services agreement. OCMCS and SJMC are hereunder collectively referred to as "OCMCS/SJMC".

     SJMC operates two divisions: 1) SJIPA and 2) SJMG. As of January 1998, SJIPA contracts with approximately 580 physicians, consisting of approximately 190 primary care physicians and approximately 390 specialist physicians to provide healthcare services through contracts with 11 health maintenance organizations in the Orange County, California area. As of December 1997, the SJIPA membership was comprised of approximately 120,200 members in commercial and point-of-service health plans and approximately 8,800 members in Medicare risk healthplans.

     SJIPA receives capitation from Payors and is responsible for all professional services provided to its members when the services are provided in the SJIPA network. SJIPA participates in institutional risk pools in which SJIPA is rewarded for the efficient and appropriate use of health care in-patient and out-patient facilities by the SJIPA membership. To the extent an institutional risk pool generates a deficit, SJIPA is contractually obligated to pay its portion of the deficit.

     SJIPA pays its contracted physicians largely on a capitated basis. For the nine months ended September 30, 1997, approximately 74.9% of the cost of medical services for SJIPA consisted of capitated payments to primary care and specialty care physicians.

     SJMG delivers primary care through nine medical offices located in central Orange County, California. For the nine months ended September 30, 1997 approximately 58.3% of the SJMG revenue is from managed care patients, and approximately 39.7% of the SJMG revenue is from fee-for-service patients. SJMG employs 48 primary care physicians to provide services to 54,800 managed care members as of December 31, 1997. Approximately 50,100, or 91.4%, of the managed care members assigned to SJMG are members of SJIPA.

     SJMG was formed in October 1994 through the combination of the practices of approximately 40 primary care physicians located in central Orange County, California.

     Discontinued Division. OCMCS and SJMC sold the assets of St. Joseph Occupational Healthcare ("SJOH") effective as of September 30, 1997. SJOH provided medical care for workplace-related injuries in four clinics in Orange County, California.

NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO SEPTEMBER 30, 1997

     For the nine months ended September 30, 1997, operating revenue increased $1.6 million, or 2.3%, to $70.1 million from $68.5 million for the nine months ended September 30, 1996. Capitation revenue increased 5.3%, from $49.4 million through September 30, 1996 to $52.0 million through September 30, 1997. This was partially offset by a decrease in PPO/indemnity fee-for-service revenue of $0.7 million for the nine months ended September 30, 1997 compared to the nine months ended September 30, 1996. The decrease in PPO/ indemnity revenue resulted from the closure or sale of unprofitable operations in SJMG.

     For the nine months ended September 30, 1997, the medical loss ratio was 88.8% compared to 87.1% for the nine months ended September 30, 1996. This increase is attributable to an increase in capitation expense of $2.6 million and an increase in pharmacy expense of $0.6 million, partially offset by a reduction in medical office expense of $1.1 million.

     For the nine months ended September 30, 1997, operating expenses as a percent of revenue were 11.6% compared to 11.9% for the nine months ended September 30, 1996. Decreases in professional services, insurance and supplies account for the decrease in operating expenses.

     For the nine months ended September 30, 1997, other income (expense) was $2.9 million compared to ($.2 million) for the nine months ended September 30, 1996. The difference primarily is the result of the $3.0 million gain on the sale of OCMCS/SJMC's occupational medicine division effective as of September 30, 1997.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     For 1996, operating revenue increased $20.8 million, or 29.4%, to $91.5 million from $70.7 million for 1995. 1995 only includes revenue from SJMG for the period from September 7, 1995 through December 31, 1995, because the predecessor to SJMG merged into SJMC on September 7, 1995. SJMG revenue in 1995 was $6.4 million compared to $19.2 million in 1996. In addition, increased membership and per member per month capitation rates for SJIPA account for $8.5 million of the increase in OCMCS/SJMC's revenue from 1995 to 1996.

     For 1996, the medical loss ratio was 88.1% compared to 88.0% in 1995. For 1996, operating expenses as a percent of revenue were 11.9% compared to 11.8% in 1995.

     In December 1996, OCMCS/SJMC determined that $10.7 million of goodwill associated with the merger of the predecessor of SJMG into SJMC was not recoverable and reduced the carrying value of goodwill resulting in a charge of $10.7 million to expense. In addition, OCMCS/SJMC wrote off $0.5 million of merger-related expenses from a transaction which was abandoned.

     For 1996, other income/(expense) increased to ($0.5 million) compared to ($0.2 million) for 1995. The increase results largely from the interest expense associated with the additional debt assumed in September 1995 in the merger with the predecessor to SJMG.

LIQUIDITY AND CAPITAL RESOURCES

     OCMCS/SJMC requires capital primarily to acquire physician practices, improve the infrastructure of existing OCMCS/SJMC owned physician practices, develop new IPA affiliates, and expand existing OCMCS/SJMC owned IPA operations and infrastructure. OCMCS/SJMC's capitation agreements with Payors generally positively impact OCMCS/SJMC's cash flow because capitation revenue is generally received prior to paying expenses associated with the agreements.

     OCMCS/SJMC's risk pool arrangements generally have a negative impact on cash flow because net revenue from the agreements is generally received after expenses are incurred related to the agreements. Fee-for-service revenue negatively impacts cash flow because payment for services rendered is generally not collected until 90 to 120 days after the service is provided.

     As of September 30, 1997, OCMCS/SJMC had cash, cash equivalents and marketable securities of $8.7 million. OCMCS/SJMC had a working capital (current assets less current liabilities) surplus of $7.7 million. As of December 31, 1996, OCMCS/SJMC had cash, cash equivalent and marketable securities of $4.8 million, and a working capital surplus of $3.1 million. The increase in working capital resulted largely from the sale of SJOH which generated approximately $5.8 million of net cash for OCMCS/SJMC.

     During the nine months ended September 30, 1997, non-operating sources of cash included advances on the Loan Agreement (as described below) and other debt of approximately $3.6 million. Non-operating uses of cash included the purchase of property and equipment for approximately $0.5 million, and payments under the Loan Agreement and other debt of $2.3 million.

     On March 15, 1995, a predecessor to OCMCS/SJMC executed a Loan Agreement with Mellon Bank, N.A. ("Loan Agreement") for $5.0 million. Subsequently, on December 14, 1995, OCMCS became the borrower, and on August 6, 1996, the commitment under the Loan Agreement was increased to $15.6 million. The Loan Agreement includes a revolving credit period which expires on March 31, 1998, and a term loan period which expires on April 1, 2000. The outstanding loan balance on March 31, 1998 amortizes in equal amounts each quarter beginning June 30, 1998, and ending on April 1, 2000. The borrowings bear interest based on the prime rate or the Euro-Rate plus 75 basis points. The Loan Agreement is guaranteed by St. Joseph Hospital of Orange. The Loan Agreement and the guarantee are secured by substantially all of the assets of OCMCS and SJMC.

     The Loan Agreement contains customary terms, events of default, financial and non-financial covenants, which among other things, limit payment of cash dividends, certain acquisitions or mergers, and the occurrence of additional debt. OCMCS expects to pay off in full and terminate the Loan Agreement immediately prior to the consummation of the Combined Merger. OCMCS/SJMC believes that its cash on hand, combined with anticipated cash flows from its operations will be sufficient to meet OCMCS/SJMC's operating capital needs through 1998, including the payment of all outstanding debt under the Loan Agreement.

                           BUSINESS OF SJMC AND OCMCS

BACKGROUND

     OCMCS and SJMC. OCMCS is a physician practice management company which provides a wide range of medical management services, organizational development and contracting support to SJMC. OCMCS currently provides administrative support in the areas of network development, provider contracting, claims processing, financial management, management information systems, quality management, utilization management, grievance resolution, billing and collections, and medical office support services.

     SJMC operates two divisions, SJMG and SJIPA. SJMC delivers primary medical care through nine clinics located in Orange County. SJMC employs 48 primary care physicians to provide services to approximately 54,800 managed care members as of December 1997. The medical group of SJMC, SJMG, is the largest primary care provider in the SJMC network, SJIPA. Of SJIPA's 129,800 HMO members, SJMG currently provides medical services to approximately 50,100 members, as well as a comparable number of fee-for-service patients. SJMC also provides primary medical care services to nearly 4,700 IPA members who are not affiliated with SJIPA.

     The predecessors of OCMCS and SJMC commenced operations in Orange County, California in May 1980 when Saint Joseph Hospital Medical Group was incorporated by some of the physicians at SJHO. In 1992, Saint Joseph Hospital Medical Group merged with Saint Joseph Multi-Specialty Group, Inc. to form SJMC. At the time of the merger, SJMC was Orange County's largest IPA. SJMG is the result of a combination of the practices of approximately 40 primary care physicians representing a wide range of primary care disciplines (pediatrics, family practice and internal medicine) which are located throughout Orange County, California. In November 1992, OCMCS' predecessor, Orange Coast Managed Care Services, Inc. California (the "Predecessor"), was formed as an equal joint venture between SJHO and SJMC to provide administrative and management functions to SJMC.

     OCMCS, as currently structured, was formed in 1995 through the restructuring of the relationship between the Predecessor, SJHO and SJMC. SJMC acquired SJHO's 50% interest in the Predecessor and, as a result of the merger of the Predecessor with and into OCMCS, all outstanding shares of the Predecessor (which were held by SJMC) were converted into shares of OCMCS' Series A Preferred Stock. Immediately thereafter, SJHO and a venture capital investor acquired shares of OCMCS' Series B Preferred Stock. As a result, while both SJHO and SJMC became stockholders of OCMCS as the successor entity to the Predecessor, their respective rights and preferences had changed by virtue of the fact that SJHO held Series B Preferred Stock and SJMC held all of the issued and outstanding shares of the OCMCS Series A Preferred Stock. At the time of the merger, SJMC and OCMCS signed a 50 year management services agreement.

DYNAMICS OF THE HEALTH CARE MARKET

     Consolidation of the Health Care Industry. Fully capitated managed health care has become a prominent form of health care reimbursement and this trend may continue in the future. As a result, many health care providers have been motivated to affiliate with other health care providers, offer global capitation arrangements and services and otherwise implement integrated delivery systems.

     Hospitals, individual physicians, medical groups and other health care providers are forming integrated partnerships to achieve more efficient methods to deliver health care services. The health care market in California is becoming increasingly competitive. A number of hospitals have recently established integrated networks, or are buying physician practices, or merging or affiliating with other hospitals. Most hospitals are attempting to increase their market presence in an effort to attract large employer groups and managed care plans.

     The increasing influence of managed health care organizations has encouraged the growth of physician practice management companies. A number of HMOs and other Payors have encouraged physicians to combine into larger groups. Many physicians in turn are attracted to joining larger practice groups as a vehicle to participate in and benefit from the changes occurring in the health care industry. Without affiliating with a physician practice management company, many individual medical groups are poorly equipped to cope with increasing administrative burden resulting from the numerous requirements promulgated by managed care companies and regulatory agencies and the capital resources necessary to grow and compete in this environment. Physician groups and physician practice management companies are purchasing or are affiliating with other provider groups, in an effort to establish market leverage and economies of scale.

     There has been significant consolidation within the physician practice management industry itself and OCMCS and SJMC expect similar transactions to be announced and consummated in the future.

     Primary Care. Primary care services include general practice, internal medicine, obstetrics/gynecology, pediatrics, emergency medicine and basic orthopedic and general surgical services. Most medical care begins at the primary care level and many entities that pay for health care services have designated primary care physicians as "gatekeepers." The role of such "gatekeepers" is to monitor and minimize the quantity and range of services provided and the resources consumed during the treatment of patients. As Payors in California continue to move toward capitation systems, the role of primary care physicians may become more prominent. A majority of the professional medical services delivered at hospital emergency departments is primary, nonacute care. SJIPA's physicians are members of the medical staffs of either or both SJHO and Children's Hospital of Orange County, and such hospitals, together with the nine clinics at which the SJMG physicians practice, provide a platform for SJMC to deliver a comprehensive range of medical care in Orange County, California.

     Governmental Regulation. The health care industry is highly regulated and there can be no assurance that the regulatory environment in which OCMCS and SJMC operate will not change significantly. Various legislative proposals affecting federal and state regulation of the health care industry, including limitations on Medicare and Medicaid reimbursement, have been introduced in the past, including various plans to restructure dramatically the financing and delivery of health care services in the United States. There can be no assurance that significant health care reforms will not be approved in the future, resulting in substantial changes to the health care industry. OCMCS has filed an application for a limited license as a health care service plan under the Knox-Keene Act. Such a license, if granted, would permit OCMCS to receive capitation payments from HMOs for both hospital and medical professional services.

     OCMCS and SJMC are unable to predict whether any additional laws and regulations affecting their business may be enacted in the future or the potential effect of such laws and regulations on them. The failure of OCMCS and SJMC or any other party with whom they conduct business to comply with applicable laws or regulations could have a material adverse effect on their respective businesses.

     Federal law and the laws of the State of California generally specify who may practice medicine and limit the scope of relationships between medical practitioners and other parties. Under such laws, OCMCS is prohibited from practicing medicine or exercising control over the provision of medical services. In order to comply with such laws, the relationship between OCMCS, SJMC and the payors and hospitals with which they are affiliated is organized so that all physician employment agreements and all contracts with third party payors are between SJMC and such parties. Under the management services agreement between OCMCS and SJMC, SJMC delegates to OCMCS the performance of administrative, management and support functions, while SJMC retains control over the provision of medical services.

     Litigation. OCMCS and SJMC and its physician-employees are defendants in several lawsuits alleging medical malpractice. The ultimate outcome of these lawsuits or potential losses in relation to SJMC's and OCMCS' professional liability insurance coverage cannot presently be determined; however, SJMC and OCMCS do not believe that these lawsuits, individually or in the aggregate, would have a material adverse effect on the results of operations or financial condition of SJMC's and OCMCS' businesses, respectively.

     Risk Management; Malpractice Insurance. OCMCS and SJMC maintain general and professional liability, property and fidelity coverage. Additionally, SJMC requires all of its independently contracted provider physician groups, specialists and other health care providers to maintain professional liability coverage.

     Governance Issues. SJMC management, reporting and contracting operations have been structured to provide for the separation of medical services from the fiscal and administrative management services provided by OCMCS in order to ensure that medical determinations and decisions will be made by medical, rather than administrative, personnel.

     OCMCS is governed by a nine member board of directors elected by its stockholders. SJMC is governed by an eleven member board of directors elected by its physician shareholders. The SJMC board of directors and the SJIPA medical director have primary responsibility for SJMC medical policy and decision making.

     Assets and Properties. Neither SJMC nor OCMCS owns any real property. OCMCS holds all of the leases for the facilities operated by OCMCS and SJMC.


     No Public Market for OCMCS Stock or SJMC Shares. There is no established public trading market for the capital stock of OCMCS or SJMC. As of December 31, 1997, OCMCS had 22 stockholders of record and SJMC had 182 shareholders of record. Additionally, ownership of SJMC is governed by certain provisions of the California Code relating to ownership of professional corporations.


                                 LEGAL MATTERS

     The validity of the FPA Common Stock offered hereby will be passed upon for FPA by Ballard Spahr Andrews & Ingersoll, LLP Philadelphia, Pennsylvania. Certain legal matters in connection with the Combined Merger will be passed upon for SJMC and OCMCS by Klein & Martin, Los Angeles, California.

                             ADDITIONAL INFORMATION

     Neither the SJMC Board nor the OCMCS Board is aware of any additional business to be acted upon at the SJMC and OCMCS Special Meetings other than as described herein. If, however, other matters are properly brought before the Special Meetings, or any adjournment or postponement thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment and applicable rules of the Commission.

                                    EXPERTS

     The consolidated financial statements of FPA incorporated in this Proxy Statement/Prospectus by reference from FPA's Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference herein, and have been incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated balance sheet as of December 31, 1995 and the consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1995 and the period June 1, 1994 to December 31, 1994 of Sterling, have been incorporated herein by reference, in reliance on the report of by Coopers & Lybrand LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The Consolidated Financial Statements of FPA incorporated in this Proxy Statement/Prospectus by reference from FPA's Current Report on Form 8-K dated July 31, 1997 as amended by Form 8-K/A have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The Supplemental Consolidated Financial Statements of FPA incorporated in this Proxy Statement/ Prospectus by reference from FPA's Current Report on Form 8-K dated December 9, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The Consolidated Financial Statements of AHI Healthcare Systems, Inc. as of December 31, 1996 and the year then ended incorporated in this Proxy Statement/Prospectus by reference from FPA's Current Report on Form 8-K dated March 17, 1997, as amended by Form 8-K/A, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The Consolidated Financial Statements of AHI Healthcare Systems, Inc. as of December 31, 1995 and for each of the two years in the period ended December 31, 1995, included in the consolidated financial statements of FPA for such periods, which statements appear in the Current Reports on Form 8-K filed on December 10, 1997, July 31, 1997 and May 30, 1997, and incorporated herein by reference, have been audited by Ernst & Young LLP, independent auditors, as stated in their reports therein and incorporated herein by reference, and have been incorporated herein by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The Consolidated Financial Statements of Health Partners, Inc. and subsidiaries as of December 31, 1994, 1995 and 1996, and for each of the years in the three-year period ended December 31, 1996, have been incorporated herein by reference and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

     The combined financial statements of Foundation Health Medical Services (a wholly-owned subsidiary of Foundation Health Corporation) and Affiliates as of June 30, 1995 and 1996 and for each of the three years in the period ended June 30, 1996, incorporated in this Proxy Statement/Prospectus by reference from FPA's Registration Statement on Form S-4, filed on February 13, 1997 have been audited by Deloitte & Touche LLP (except for the December 31, 1993 financial statements of Thomas-Davis Medical Centers, P.C.) as stated in their report which is incorporated herein by reference (such report expresses an unqualified opinion and includes an explanatory paragraph referring to significant related party transactions), and have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The financial statements of Thomas-Davis Medical Centers, P.C. for the year ended December 31, 1993 have been audited by Stevenson, Jones, Imig, Holmaas & Kleinhans, P.C., as stated in their report incorporated herein by reference.

     The Combined Financial Statements of SJMC and OCMCS as of September 30, 1997 and December 31, 1996 and for the nine months ended September 30, 1997 and for each of the two years in the period ended December 31, 1995, included in the Proxy Statement of SJMC and OCMCS, which is referred to and made a part of this Proxy Statement/Prospectus, have been audited by Ernst & Young LLP, independent auditors, as stated in their reports appearing elsewhere herein, and have been included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                       ST. JOSEPH MEDICAL CORPORATION AND
                    ORANGE COAST MANAGED CARE SERVICES, INC.

                     AUDITED COMBINED FINANCIAL STATEMENTS
                    NINE MONTHS ENDED SEPTEMBER 30, 1997 AND
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                    CONTENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Auditors........................................................  F-2
Combined Financial Statements
Combined Balance Sheets...............................................................  F-3
Combined Statements of Operations.....................................................  F-4
Combined Statements of Equity.........................................................  F-5
Combined Statements of Cash Flows.....................................................  F-6
Notes to Combined Financial Statements................................................  F-7

                         REPORT OF INDEPENDENT AUDITORS

Boards of Directors
St. Joseph Medical Corporation and
Orange Coast Managed Care Services, Inc.

     We have audited the accompanying combined balance sheets of St. Joseph Medical Corporation and Orange Coast Managed Care Services, Inc. as of September 30, 1997 and December 31, 1996, and the related combined statements of operations, equity, and cash flows for the nine months ended September 30, 1997 and for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of St. Joseph Medical Corporation and Orange Coast Managed Care Services, Inc. at September 30, 1997 and December 31, 1996, and the combined results of their operations and their cash flows for the nine months ended September 30, 1997 and for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Los Angeles, California
January 27, 1998

                       ST. JOSEPH MEDICAL CORPORATION AND
                    ORANGE COAST MANAGED CARE SERVICES, INC.

                            COMBINED BALANCE SHEETS

                                                                SEPTEMBER 30,     DECEMBER 31,
                                                                    1997              1996
                                                                -------------     ------------
ASSETS
Current assets:
  Cash and cash equivalents...................................   $ 7,640,284      $ 3,773,780
  Marketable securities available-for-sale, net...............     1,086,948        1,074,430
  Due from U.S. Healthworks...................................     7,401,378               --
  Accounts receivable, net of allowance for doubtful accounts
     of $550,478 for 1997 and $1,187,832 for 1996.............     6,036,374        7,533,498
  Deferred income taxes.......................................     1,172,687        1,172,687
  Prepaid expenses and other current assets...................       583,253          586,432
                                                                 -----------      -----------
          Total current assets................................    23,920,924       14,140,827
Equipment, furniture and leasehold improvements, net..........     2,909,076        3,706,910
Investment in management company..............................            --        1,206,906
Deposits and other assets.....................................        51,422          279,324
Intangible assets, net........................................     1,762,324        1,820,000
                                                                 -----------      -----------
          Total assets........................................   $28,643,746      $21,153,967
                                                                 ===========      ===========
LIABILITIES AND EQUITY
Current liabilities:
  Accounts payable and accrued expenses.......................   $ 4,756,241      $ 3,154,178
  Accrued medical claims......................................     9,689,646        7,505,396
  Current maturities of long-term debt........................     1,758,638          378,054
                                                                 -----------      -----------
          Total current liabilities...........................    16,204,525       11,037,628
Long-term debt, less current maturities.......................     6,187,500        6,285,096
                                                                 -----------      -----------
          Total liabilities...................................    22,392,025       17,322,724
                                                                 -----------      -----------
Equity:
  Paid-in capital.............................................    14,952,219       15,135,144
  Unrealized gain (loss) on marketable securities, net of
     taxes....................................................         2,606           (4,904)
  Accumulated deficit.........................................    (8,703,104)     (11,298,997)
                                                                 -----------      -----------
Total equity..................................................     6,251,721        3,831,243
                                                                 -----------      -----------
          Total liabilities and equity........................   $28,643,746      $21,153,967
                                                                 ===========      ===========

                            See accompanying notes.

                       ST. JOSEPH MEDICAL CORPORATION AND
                    ORANGE COAST MANAGED CARE SERVICES, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                     NINE MONTHS
                                                        ENDED                 YEAR ENDED
                                                      SEPTEMBER              DECEMBER 31,
                                                         30,         ----------------------------
                                                        1997             1996            1995
                                                     -----------     ------------     -----------
Total operating revenue............................  $70,137,868     $ 91,451,336     $70,715,799
Cost of medical services...........................   62,267,646       80,569,770      62,202,197
                                                     -----------     ------------     -----------
Gross margin.......................................    7,870,222       10,881,566       8,513,602
Operating expenses.................................    8,126,947       10,866,013       8,329,784
Provision for write-down of intangible assets......           --       10,701,678              --
Abandoned merger-related expenses..................           --          461,500              --
Other (loss) income, net...........................      (85,077)          59,969         687,447
                                                     -----------     ------------     -----------
Operating income (loss)............................     (341,802)     (11,087,656)        871,265
Other income (expense):
  Investment income................................      320,980          342,395         192,307
  Interest expense.................................     (426,398)        (886,790)       (375,016)
  Gain on sale of division.........................    3,043,113               --              --
                                                     -----------     ------------     -----------
Total other income (expense), net..................    2,937,695         (544,395)       (182,709)
                                                     -----------     ------------     -----------
Income (loss) before income taxes..................    2,595,893      (11,632,051)        688,556
Income tax provision...............................           --               --         331,000
                                                     -----------     ------------     -----------
Net income (loss)..................................  $ 2,595,893     $(11,632,051)    $   357,556
                                                     ===========     ============     ===========

                            See accompanying notes.

                       ST. JOSEPH MEDICAL CORPORATION AND
                    ORANGE COAST MANAGED CARE SERVICES, INC.

                         COMBINED STATEMENTS OF EQUITY

                                                       UNREALIZED
                                                     GAIN (LOSS) ON      RETAINED-
                                       PAID-IN         MARKETABLE         EARNINGS
                                       CAPITAL         SECURITIES        (DEFICIT)          TOTAL
                                     -----------     --------------     ------------     ------------
Balance at January 1, 1995.........  $   462,919       $ (214,934)      $    (24,502)    $    223,483
  Common stock issued for
     compensation..................       79,200               --                 --           79,200
  Issuance of preferred stock for
     cash..........................    4,440,000               --                 --        4,440,000
  Issuance of preferred stock in
     exchange for cancellation of
     notes payable.................    2,237,187               --                 --        2,237,187
  Increase in value of marketable
     securities, net...............           --          209,962                 --          209,962
  Issuance of shares in
     acquisition...................    8,672,744               --                 --        8,672,744
  Repurchases of common stock in
     exchange for notes payable....   (3,249,020)              --                 --       (3,249,020)
  Repurchase of stock for cash.....     (368,531)              --                 --         (368,531)
  Net income.......................           --               --            357,556          357,556
                                     -----------        ---------       ------------     ------------
Balance at December 31, 1995.......   12,274,499           (4,972)           333,054       12,602,581
  Issuance of common stock for
     cash..........................    1,014,080               --                 --        1,014,080
  Issuance of preferred stock for
     cash..........................      222,000               --                 --          222,000
  Capital contribution in exchange
     for first offer rights........    2,497,725               --                 --        2,497,725
  Increase in value of marketable
     securities, net...............           --               68                 --               68
  Repurchase of stock for cash.....     (873,160)                                 --         (873,160)
  Net loss.........................           --               --        (11,632,051)     (11,632,051)
                                     -----------        ---------       ------------     ------------
Balance at December 31, 1996.......   15,135,144           (4,904)       (11,298,997)       3,831,243
  Issuance of common stock for
     cash..........................       79,460               --                 --           79,460
  Repurchase of stock for cash.....     (262,385)              --                 --         (262,385)
  Change in value of marketable
     securities, net...............           --            7,510                 --            7,510
  Net income.......................           --               --          2,595,893        2,595,893
                                     -----------        ---------       ------------     ------------
Balance at September 30, 1997......  $14,952,219       $    2,606       $ (8,703,104)    $  6,251,721
                                     ===========        =========       ============     ============

                            See accompanying notes.

                       ST. JOSEPH MEDICAL CORPORATION AND
                    ORANGE COAST MANAGED CARE SERVICES, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                    NINE MONTHS             YEAR ENDED
                                                                                       ENDED               DECEMBER 31,
                                                                                   SEPTEMBER 30,    --------------------------
                                                                                        1997            1996          1995
                                                                                   --------------   ------------   -----------
OPERATING ACTIVITIES
Net income (loss)................................................................   $  2,595,893    $(11,632,051)  $   357,556
Adjustments to reconcile net income (loss) to net cash provided by (used in)
  operating activities:
  Provision for write-down of intangible assets..................................             --      10,701,678            --
  Depreciation and amortization..................................................        869,914       1,508,488       572,897
  Equity in earnings from investment in management company.......................         76,101         (26,506)           --
  Gain on sale of division.......................................................     (3,043,113)             --            --
  Compensation awarded in common stock...........................................             --              --        79,200
  Loss on sale of investments....................................................             --              --         6,972
  Changes in operating assets and liabilities, net of effects from acquisitions:
    Accounts receivable..........................................................        (75,177)      1,113,024    (2,607,074)
    Prepaid expenses and other current assets....................................        (85,355)       (469,765)       82,014
    Deposits and other assets....................................................        205,052          59,810      (281,431)
    Deferred income taxes........................................................             --         (66,326)      200,000
    Accounts payable and accrued expenses........................................        494,337      (1,798,979)   (1,087,587)
    Accrued medical claims.......................................................      2,184,250       2,612,541     1,301,722
    Income taxes payable.........................................................             --        (124,500)      124,500
                                                                                     -----------    ------------   -----------
Net cash provided by (used in) operating activities..............................      3,221,902       1,877,414    (1,251,231)
                                                                                     -----------    ------------   -----------
INVESTING ACTIVITIES
Purchase of equipment, furniture and leasehold improvements......................       (450,453)     (1,505,635)     (659,760)
Sales of marketable securities...................................................         (5,008)        781,766       938,622
Acquisitions, net of cash acquired...............................................             --        (500,000)      498,744
Purchases of marketable securities...............................................             --              --      (945,593)
                                                                                     -----------    ------------   -----------
Net cash used in investing activities............................................       (455,461)     (1,223,869)     (167,987)
                                                                                     -----------    ------------   -----------
FINANCING ACTIVITIES
Net proceeds from issuance of stock for forgiveness of debt......................             --              --       160,644
Additional borrowings on long-term debt..........................................      3,563,835       1,000,000       900,000
Principal payments on long-term debt.............................................     (2,280,847)     (5,903,981)     (500,210)
Issuance of stock for cash.......................................................         79,460       1,236,080     4,440,000
Capital contribution in exchange for first offer rights..........................             --       2,497,725            --
Repurchase of stock for cash.....................................................       (262,385)       (873,160)     (368,531)
                                                                                     -----------    ------------   -----------
Net cash provided by (used in) financing activities..............................      1,100,063      (2,043,336)    4,631,903
                                                                                     -----------    ------------   -----------
Net increase (decrease) in cash and cash equivalents.............................      3,866,504      (1,389,791)    3,212,685
Cash and cash equivalents at beginning of year...................................      3,773,780       5,163,571     1,950,886
                                                                                     -----------    ------------   -----------
Cash and cash equivalents at end of year.........................................   $  7,640,284    $  3,773,780   $ 5,163,571
                                                                                     ===========    ============   ===========
Supplemental schedule of noncash investing and financing activities:
  Issuance of preferred stock in exchange for debt cancellation:
    Preferred stock issued.......................................................   $         --    $         --   $ 2,237,187
    Cancellation of debt.........................................................             --              --    (2,397,831)
                                                                                     -----------    ------------   -----------
Net cash received................................................................   $         --    $         --   $   160,644
                                                                                     ===========    ============   ===========
Details of purchase business transactions:
  Cash (paid) acquired...........................................................   $         --    $   (500,000)  $   498,744
  Other assets acquired..........................................................             --       1,180,400    21,008,204
                                                                                     -----------    ------------   -----------
  Fair value of assets acquired..................................................             --         680,400    21,506,948
  Less:
    Issuance of notes payable....................................................             --         680,400       371,119
    Other liabilities assumed....................................................             --              --    12,462,985
                                                                                     -----------    ------------   -----------
    Total liabilities assumed and notes issued...................................   $         --    $    680,400   $12,834,104
                                                                                     ===========    ============   ===========
  Common stock issued............................................................   $         --    $         --   $ 8,672,844
                                                                                     ===========    ============   ===========
Details of unrealized gain on marketable securities:
  Marketable securities..........................................................   $     12,518    $        114   $   206,647
  Deferred income taxes..........................................................         (5,008)            (46)        3,315
                                                                                     -----------    ------------   -----------
  Increase in shareholders' equity...............................................   $      7,510    $         68   $   209,962
                                                                                     ===========    ============   ===========
Compensation awarded in common stock.............................................   $         --    $         --   $    79,200
                                                                                     ===========    ============   ===========
Leases capitalized...............................................................   $         --    $         --   $    32,578
                                                                                     ===========    ============   ===========
Retirement of SJMC common stock in exchange for notes payable....................   $         --    $         --   $ 3,249,020
                                                                                     ===========    ============   ===========

                            See accompanying notes.

                       ST. JOSEPH MEDICAL CORPORATION AND
                    ORANGE COAST MANAGED CARE SERVICES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1997

 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Background and Organization

     Orange Coast Managed Care Services, Inc. (OCMCS), a Delaware corporation incorporated in December 1995, is a physician practice management organization which provides comprehensive medical management services, organizational development and contracting support to St. Joseph Medical Corporation, a California professional corporation (SJMC) under a Management Services Agreement (the Agreement). OCMCS and SJMC are hereafter collectively referred to as the "Company." OCMCS is the surviving corporation resulting from a December 14, 1995, merger between Orange Coast Managed Care Services, Inc. California (the Predecessor) and OCMCS. The Predecessor was formed on November 13, 1993, and commenced operations on February 1, 1994. It contracted to provide management and consulting services to SJMC under a management services agreement. The agreement was modified in connection with the merger and reorganization and is discussed below. The Predecessor was owned 50% by each of St. Joseph Hospital of Orange (SJHO) and SJMC; however, on December 14, 1995, SJHO's 50% interest was purchased by SJMC. Concurrent with the December 14, 1995, merger and reorganization, all outstanding shares of the Predecessor were converted to OCMCS Series A preferred stock and OCMCS exchanged 1,007,742 shares of Series B preferred stock for cancellation of $2,237,187 in notes payable to SJHO. At the same time, all of the OCMCS common stock was issued to an executive officer and two member physicians. The OCMCS Series B preferred stock is owned by a venture capital fund and SJHO.

     The Company is comprised of a medical group division (Medical Group), occupational medicine division (Occupational Medicine Division) (sold on October 20, 1997, effective September 30, 1997) and an IPA division (IPA). The Medical Group provides services to patients at primary care clinical sites in Orange County. The Occupational Medicine Division provides services to patients at workers' compensation clinical sites in Orange County. The IPA contracts on behalf of SJMC with various health maintenance organizations (HMOs), and, at September 30, 1997 and December 31, 1996, provided coverage to approximately 125,000 and 122,000 members, respectively. SJMC has entered into provider contracts with primary care and specialist physicians who provide services from their own offices. In addition, the Medical Group provides primary care services for approximately 49,000 and 50,000 of the IPA's members at September 30, 1997 and December 31, 1996, respectively. The SJMC common stock is owned by physicians practicing in its network.

  Basis of Presentation

     The combined financial statements include the accounts of OCMCS (including the results of operations of the Predecessor through December 14, 1995), and SJMC. SJMC owns a majority voting interest in OCMCS; however, due to certain participatory rights of the minority shareholders, SJMC is not deemed to have a controlling financial interest in OCMCS. Such accounts have been combined since OCMCS and SJMC are under common management for all periods presented and these financial statements represent the results of a single business enterprise. All significant intercompany transactions and balances have been eliminated in combination. The Company accounts for its 49% interest in the East Edinger Management Company under the equity method of accounting.

  Management Services Agreement

     The Agreement has a term of 50 years, which renews automatically and perpetually for additional one-year terms, unless either party notifies the other of its intention to terminate at least 90 days prior to renewal date. Either party may terminate the Agreement if there is a material breach of contract that is not timely corrected. SJMC is solely responsible for the practice of medicine and delivery of medical services, including but not limited to diagnosis, treatment, referrals, surgery and therapy.

                       ST. JOSEPH MEDICAL CORPORATION AND
                    ORANGE COAST MANAGED CARE SERVICES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     Under the Agreement, OCMCS has agreed to provide administrative and operational services such as contract management, network development, provider and member services, marketing, financial reporting, utilization review, case management, claims processing and payment, and quality assurance for a fee, based upon a contractual formula.

  Revenue Recognition

     Operating revenue consists primarily of fees for medical services provided by SJMC under capitated contracts with various managed care payors including HMOs or under fee-for-service type arrangements. Capitation payments from third-party payors are paid monthly and are recognized as capitation revenue in the month received. Contracts with third-party payors are generally renewable on an annual basis and are subject to cancellation upon 30 to 180 days notice by either party. Revenue for fee-for-service arrangements is recognized as the services are rendered.

     As a cost control incentive, certain third-party payors have established shared-risk pools through which SJMC shares in any surplus (deficit) of budgeted amounts over (under) actual hospital utilization costs. The budgets are agreed to at the commencement of each contract year. Under the Agreement, SJMC assigns any surplus received (deficit payable) to OCMCS. Estimates of shared-risk funds to be received or paid by the Company are recorded based on management's estimates of hospital utilization. Differences between actual settlements and amounts estimated as receivable (payable) relating to third-party payors' shared risk pool arrangements are recorded at the time of final settlement. Included in accounts receivable as of September 30, 1997 and December 31, 1996, is $1,581,762 and $1,938,508, respectively, of estimated net amounts due under these arrangements.

     The following third-party payors represent more than 10% of operating revenue for the nine months ended September 30, 1997 and the years ended December 31, 1996 and 1995:

                                                                1997     1996     1995
                                                                ----     ----     ----
        PacifiCare Secure Horizons plan.......................  18%      16%      23%
        PacifiCare commercial plans...........................  17%      11%      18%

  Medical Services Expense Recognition

     The IPA division arranges for the provision of physician services to enrollees principally through capitation, a fixed monthly amount payable without regard to the frequency, extent, or nature of the physician services actually furnished by the physicians. Benefits are provided to enrollees by the Medical Group primary care physicians, and through contracts between the IPA and independent primary care physicians and specialists. Specialists are paid on a capitated or fee-for-service basis. The IPA is also responsible for certain ancillary services. Specialists and referral physicians and ancillary costs are included in medical services. The cost of physician services is accrued in the period it is provided to enrollees based in part on estimates, including an estimate for medical costs which have been incurred but not yet reported to the Company. Salaries paid to physicians in the Medical Group are expensed when incurred.

     The IPA division has stop-loss insurance to cover unusually high costs of physician care incurred beyond a predetermined annual amount per enrollee. Stop-loss insurance recoveries are reported as a reduction of the cost of medical services. Estimates of stop-loss insurance recoveries are included in accounts receivable which, as of September 30, 1997 and December 31, 1996, totaled $1,034,922 and $1,369,793, respectively.

                       ST. JOSEPH MEDICAL CORPORATION AND
                    ORANGE COAST MANAGED CARE SERVICES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents consist of money market funds.

  Marketable Securities

     Management determines the appropriate classification of marketable securities at the time of purchase. At September 30, 1997 and December 31, 1996, all marketable securities are classified as available-for-sale.
Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of equity. Fair value is determined based on quoted market prices from published sources.

  Equipment, Furniture and Leasehold Improvements

     Equipment, furniture and leasehold improvements are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from three to seven years. The costs of major remodeling and leasehold improvements are capitalized and amortized over the shorter of the remaining term of the lease or the life of the asset. Capital lease obligations are amortized over the life of the lease. Lease amortization is included in depreciation expense.

  Intangible Assets

     Goodwill totaling $12,997,305 arose as the result of the September 7, 1995, acquisition of the Company's Medical Group division (see Note 2) which had been operating as Primary Care Doctors of California (PCDOC). The amount represents the excess of the consideration paid and liabilities assumed over the fair value of the assets acquired. At each reporting period, the Company reviews the carrying value of goodwill to determine if facts and circumstances exist which would suggest that goodwill may be impaired or that the amortization period needs to be modified. Among the factors considered by the Company in making the evaluation are changes in the Company's payor or physician contracts, local market developments, changes in regulations, national health care trends, changes in third party payment patterns and other factors. Using these factors, if indicators are present which may indicate impairment is probable, the Company will prepare a projection of the undiscounted cash flows of the acquired enterprise and determine if goodwill is recoverable based on these undiscounted cash flows. If impairment is indicated, then an adjustment will be made. As of December 31, 1996, the Company determined, based on a projection of future cash flows of the Medical Group division, which comprises all of the cash flows of operations acquired from PCDOC, that $10,701,678 of the unamortized balance of $12,521,678 is not recoverable through future operations. Therefore, the Company reduced the carrying value of its investment in PCDOC with a corresponding charge to expense of $10,701,678 as of December 31, 1996. The Company has concluded that it will be able to realize its investment in the remaining long-lived assets of PCDOC through future operations.

     Goodwill has been recorded at cost after giving consideration to the reduction in carrying value described above and is amortized on the straight-line method over 25 years. Accumulated amortization is $744,370 and $686,694 at September 30, 1997 and December 31, 1996, respectively.

  Medical Malpractice Liability Insurance

     SJMC maintains claims-made basis professional liability insurance coverage for medical malpractice of $5,000,000 per claim and $8,000,000 in the aggregate on an annual basis. In addition, SJMC and OCMCS maintain claims-made basis professional liability insurance for errors and omissions coverage of $1,000,000 per

                       ST. JOSEPH MEDICAL CORPORATION AND
                    ORANGE COAST MANAGED CARE SERVICES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) incident and $10,000,000 in the aggregate on an annual basis. Claims-made coverage covers only those claims reported during the policy period. An estimate of losses, if any, for incurred but unreported claims is recorded based upon historical experience. During January 1998, the Company renewed its existing policies and expects to be able to continue to obtain coverage in future years. Further, it has been the experience of the Company that substantially all claims are reported within a year of the incident date.

     The individual physicians who contract with SJMC carry their own medical malpractice insurance.

  Income Taxes

     Taxes based upon income are recorded in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires the use of the liability method for deferred income taxes.

  Fair Value of Financial Instruments

     The Company's balance sheet includes the following financial instruments: cash and cash equivalents, marketable securities, accounts receivable, accounts payable and accrued expenses, accrued medical claims and long-term obligations. The Company considers the carrying amounts of current assets and liabilities in the balance sheet to approximate the fair value of these financial instruments because of the relatively short period of time between origination of the instruments and their expected realization. The Company believes that the carrying value of the long-term obligations approximates the fair value of such obligations due to the current availability of credit at similar terms at the balance sheet date.

  Concentrations of Credit Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable, shared-risk and reinsurance receivables. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of payors comprising the Company's customer base. Concentrations of credit risk with respect to shared-risk and reinsurance receivables are limited since amounts are generally due from large HMOs or insurance companies with significant financial resources.

  Risks and Uncertainties

     The preparation of the combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. For example, estimates are used when accounting for allowance for uncollectible accounts receivable and accrued medical claims. Actual results could differ from those estimates.

  Regulatory Matters

     Laws and regulations governing the Medicare program are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing. Compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare and Medicaid programs.

                       ST. JOSEPH MEDICAL CORPORATION AND
                    ORANGE COAST MANAGED CARE SERVICES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

 2. ACQUISITIONS

     Effective September 7, 1995, SJMC acquired PCDOC for consideration totaling $9,043,966, consisting of a promissory notes payable of $371,119, bearing interest at 8% payable on January 1, 1998, and the issuance of 257,744 shares of Class A Common Stock and 175,858 shares of Class B Common Stock. This acquisition resulted in goodwill of $12,997,305. This transaction has been accounted for as a purchase and the operating results of PCDOC are included in the Company's financial statements from the date of purchase.

     In January 1996, the Company purchased a 49 percent interest in East Edinger Management Company LLC (Edinger) for $1,180,400. Acquisition consideration consisted of $500,000 in cash, a note payable of $680,400 and the contribution of the assets of Advantage Care Medical Clinic, a wholly owned medical clinic. The carrying value of the contributed assets was insignificant.

 3. EQUIPMENT, FURNITURE AND LEASEHOLD IMPROVEMENTS

     Equipment, furniture and leasehold improvements consists of the following:

                                                            SEPTEMBER 30,     DECEMBER 31,
                                                                1997              1996
                                                            -------------     ------------
        Equipment and leasehold improvements..............   $  4,203,436     $  4,326,907
        Furniture and fixtures............................        865,926          951,171
                                                              -----------      -----------
                                                                5,069,362        5,278,078
        Less accumulated depreciation and amortization....     (2,160,286)      (1,571,168)
                                                              -----------      -----------
                                                             $  2,909,076     $  3,706,910
                                                              ===========      ===========

 4. INCOME TAXES

     For income tax reporting purposes, OCMCS and SJMC are separate entities that do not file a consolidated tax return. Therefore, the income tax provisions are calculated separately for each Company and then combined for financial reporting purposes.

     The components of the provision (benefit) for income taxes for the nine months ended September 30, 1997 and years ended December 31, 1996 and 1995 are as follows:

                                                       1997         1996         1995
                                                     --------     --------     --------
        Current:
          Federal..................................  $ 20,000     $ 51,326     $ 60,000
          State....................................     9,000       15,000       71,000
                                                     --------     --------     --------
                                                       29,000       66,326      131,000
        Deferred:
          Federal..................................   (20,000)     (51,326)     150,000
          State....................................    (9,000)     (15,000)      50,000
                                                     --------     --------     --------
                                                      (29,000)     (66,326)     200,000
        Total:
          Federal..................................        --           --      210,000
          State....................................        --           --      121,000
                                                     --------     --------     --------
                                                     $     --     $     --     $331,000
                                                     ========     ========     ========

                       ST. JOSEPH MEDICAL CORPORATION AND
                    ORANGE COAST MANAGED CARE SERVICES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

 4. INCOME TAXES (CONTINUED)
     Temporary differences and carryforwards that result in deferred tax assets and liabilities are as follows:

                                                             SEPTEMBER 30,     DECEMBER 31,
                                                                 1997              1996
                                                             -------------     ------------
        Deferred tax assets:
          Depreciation and amortization....................   $   449,000       $  283,000
          Net operating loss carryforward..................       899,000        1,402,000
          Bad debt reserve.................................       220,000          705,000
          Accrued expenses.................................       167,000          559,000
          Alternative minimum tax credits..................       140,000          120,000
          Capital loss carryforward........................        63,000           45,000
          State taxes, net of federal benefit..............            --            4,000
          Other............................................        78,000           76,000
                                                                ---------        ---------
        Total deferred tax assets..........................   $ 2,016,000       $3,194,000
                                                                =========        =========
        Deferred tax liabilities:
          Prepaid expenses.................................   $   (42,000)      $  (32,000)
                                                                ---------        ---------
          Cash to accrual adjustment.......................            --               --
                                                                ---------        ---------
                  Total deferred tax liabilities...........       (42,000)         (32,000)
                                                                ---------        ---------
                                                                1,974,000        3,162,000
        Less valuation allowance...........................       801,303        1,989,313
                                                                ---------        ---------
        Net deferred tax assets............................   $ 1,172,687       $1,172,687
                                                                =========        =========

     The combined net operating loss carryforwards for federal of $2,363,000 and state of $1,602,000 will begin to expire in 2009.

     The differences between the statutory federal income tax rate and the effective income tax rate reported in the statement of operations for the nine months ended September 30, 1997 and the years ended December 31, 1996 and 1995 are as follows:

                                                                1997     1996     1995
                                                                ----     ----     ----
        Statutory federal income tax rate.....................    34%     (34)%     35%
        State income taxes, net of federal tax benefit........    --       (3)       6
        Write-off of intangible assets, amortization, and
          other...............................................     2       39        7
        Increase in valuation allowance.......................   (36)      (2)      --
                                                                ----     ----     ----
        Effective income tax rate.............................    --%      --%      48%
                                                                ====     ====     ====

                       ST. JOSEPH MEDICAL CORPORATION AND
                    ORANGE COAST MANAGED CARE SERVICES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

 5. MARKETABLE SECURITIES

     Marketable securities consist of the following at:

                                                             SEPTEMBER 30, 1997
                                           -------------------------------------------------------
                                                            GROSS          GROSS        ESTIMATED
                                           AMORTIZED      UNREALIZED     UNREALIZED        FAIR
                                              COST          GAINS          LOSSES         VALUE
                                           ----------     ----------     ----------     ----------
Available-for-sale:
  U.S. Treasury securities and
     obligations of U.S. government
     agencies............................  $1,048,321       $  798         $   --       $1,049,119
  Preferred stocks.......................      34,283        3,546             --           37,829
                                           ----------       ------         ------       ----------
                                           $1,082,604       $4,344         $   --       $1,086,948
                                           ==========       ======         ======       ==========

                                                              DECEMBER 31, 1996
                                           -------------------------------------------------------
                                                            GROSS          GROSS        ESTIMATED
                                           AMORTIZED      UNREALIZED     UNREALIZED        FAIR
                                              COST          GAINS          LOSSES         VALUE
                                           ----------     ----------     ----------     ----------
Available-for-sale:
  U.S. Treasury securities and
     obligations of U.S. government
     agencies............................  $1,048,321       $   --        $(10,391)     $1,037,930
  Preferred stocks.......................      34,283        2,217              --          36,500
                                           ----------       ------          ------      ----------
                                           $1,082,604       $2,217        $(10,391)     $1,074,430
                                           ==========       ======          ======      ==========

     The contractual maturities of marketable securities available-for-sale are as follows at:

                                               SEPTEMBER 30, 1997             DECEMBER 31, 1996
                                            -------------------------     -------------------------
                                            AMORTIZED      ESTIMATED      AMORTIZED      ESTIMATED
                                               COST        FAIR VALUE        COST        FAIR VALUE
                                            ----------     ----------     ----------     ----------
Due in one year or less...................  $       --     $       --     $       --     $       --
Due after one year through five years.....     974,942        949,871        974,942        945,609
Due after five years through ten years....          --             --             --             --
Due after ten years.......................      73,379         99,248         73,379         92,321
Preferred stocks..........................      34,283         37,829         34,283         36,500
                                            ----------         ------         ------     ----------
                                            $1,082,604     $1,086,948     $1,082,604     $1,074,430
                                            ==========         ======         ======     ==========

     Realized gains and losses for securities sold in 1997, 1996 and 1995 were insignificant.

                       ST. JOSEPH MEDICAL CORPORATION AND
                    ORANGE COAST MANAGED CARE SERVICES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

 6.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                SEPTEMBER 30,     DECEMBER 31,
                                                                    1997              1996
                                                                -------------     -------------
    Secured revolving credit note, varying interest rate,
      payable quarterly with principal due in full in April
      2000..................................................     $ 6,500,000       $ 4,000,000
    Notes payable to former shareholders, interest at 8.0%
      payable quarterly with principal due in full in
      January 1998..........................................       1,238,140         2,029,579
    Note payable to individual, due in monthly installments
      of $22,680 plus interest at prime plus 1.5% through
      July 1, 1998..........................................         204,120           408,240
    Notes payable to banks, due in varying monthly
      installments at various rates from 10.50% to 13.82%
      through September 1999................................              --            12,556
    Notes payable to SJHO, principal due in monthly
      installments of $1,322 plus interest at 8.0% through
      February 1999.........................................              --            33,742
    Unsecured non-interest bearing notes payable to
      shareholders, due in varying quarterly installments
      through August 1996...................................              --                --
    Capital lease obligations...............................           3,878           179,033
                                                                  ----------        ----------
                                                                   7,946,138         6,663,150
    Less current maturities.................................       1,758,638           378,054
                                                                  ----------        ----------
                                                                 $ 6,187,500       $ 6,285,096
                                                                  ==========        ==========

     At January 1, 1996, the Company had a revolving credit agreement with a bank for $5,600,000 with interest at the bank's prime rate (8.5% at January 1, 1996), payable quarterly. In August 1996, the Company entered into an amendment to this credit agreement. Under this amendment, the credit available was increased to $15,600,000, the method of computing interest was modified, and the final maturity date was changed to April 1, 1999. Under this amended agreement, interest charges are to be based on two options: the prime interest rate (8.5% as of September 30, 1997), or the Euro-rate plus .75% (Euro-rate 5.66% as of September 30, 1997). Interest is payable quarterly, with the revolving credit agreement expiring on March 31, 1997. At March 31, 1997, the outstanding balance under the revolving credit agreement converted to a term loan agreement. Under the term agreement, quarterly principal payments are due through the final maturity date when all unpaid principal and interest is due. The amounts outstanding under the revolving credit agreement totaled $6,500,000 at September 30, 1997 and $4,000,000 at December 31, 1996, and have been classified as long-term. The revolving credit agreement is guaranteed by SJHO. The revolving credit agreement is secured by equipment and accounts receivable and is subject to financial covenants, including maintenance of tangible net worth and net income (loss) within certain limits.

     On March 31, 1997, the Company entered into an amendment to the revolving credit agreement. Under this amendment, the revolving credit agreement was extended until March 31, 1998, and the final maturity date was changed to April 1, 2000. The quarterly principal payments due under the term loan from June 30, 1998 until April 1, 2000, are the same as the principal payments that were due under the July 1996 amendment.

     Interest paid for the nine months ended September 30, 1997 and the years ended December 31, 1996 and 1995, totaled $339,708, $813,565 and $151,815, respectively.

                       ST. JOSEPH MEDICAL CORPORATION AND
                    ORANGE COAST MANAGED CARE SERVICES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

 6.  LONG-TERM DEBT (CONTINUED)
     Maturities of long-term debt and capital lease obligations at September 30, 1997, are summarized as follows:

            1998...................................................    $1,758,638
            1999...................................................       625,000
            2000...................................................     5,562,500
                                                                       ----------
                                                                       $7,946,138
                                                                       ==========

 7. PAID-IN CAPITAL

     Following is a summary of the components of paid-in capital, shares authorized, issued and outstanding for the companies comprising the combined Company as of December 31:

                                                                SEPTEMBER 30,     DECEMBER 31,
                                                                    1997              1996
                                                                -------------     ------------
    Orange Coast Managed Care Services, Inc.:
      Common stock, $.001 par value; 14,000,000 shares
         authorized; 560,000 and 360,000 shares issued and
         outstanding as of September 30, 1997 and December 31,
         1996, respectively...................................   $        560     $        360
      Series A preferred stock, $.001 par value; 7,181,150
         shares authorized, issued and outstanding at
         September 30, 1997 and December 31, 1996.............          7,181            7,181
      Series B preferred stock, $.001 par value; 3,607,742
         shares authorized; 3,107,742 and 3,107,742 shares
         issued and outstanding as of September 30, 1997 and
         December 31, 1996, respectively......................          3,108            3,108
      Additional paid-in capital..............................     11,716,644       11,672,844
    St. Joseph Medical Corporation:
      Class A voting common stock, no par value, 1,000,000
         shares authorized; 408,674 and 418,044 shares issued
         and outstanding as of September 30, 1997 and December
         31, 1996, respectively...............................      2,951,644        3,126,802
      Class B non-voting common stock, no par value, 500,000
         shares authorized; 306,377 and 308,484 issued and
         outstanding as of September 30, 1997 and December 31,
         1996, respectively...................................      2,480,464        2,532,231
                                                                  -----------      -----------
                                                                   17,159,601       17,342,526
    Elimination of SJMC's investment in OCMCS.................     (2,207,382)      (2,207,382)
                                                                  -----------      -----------
    Total paid-in capital.....................................   $ 14,952,219     $ 15,135,144
                                                                  ===========      ===========

     OCMCS's authorized capital stock consists of 24,788,892 shares comprised of 10,788,892 shares of preferred stock, par value $0.001 per share and 14 million shares of common stock, par value $0.001 per share. The preferred stock is divided into 7,181,150 shares of Series A preferred stock (wholly owned by SJMC) and 3,607,742 shares of Series B preferred stock. OCMCS has reserved 7,181,150 and 3,607,742 shares of common stock for issuance upon conversion of the Series A and Series B preferred stock, respectively. The preferred stock is convertible into common stock with liquidation preferences of $0.09 per share plus declared but unpaid dividends on such share for Series A preferred stock and $2.22 per share plus declared but unpaid dividends on such share for Series B preferred stock as of September 30, 1997. The holders of the Series B preferred stock are entitled to receive payment prior to the holders of the Series A preferred stock.

                       ST. JOSEPH MEDICAL CORPORATION AND
                    ORANGE COAST MANAGED CARE SERVICES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

 7. PAID-IN CAPITAL (CONTINUED)
     The conversion ratio of Series A and Series B stock into common stock is one to one, subject to certain adjustments for dilutive issuances, stock splits and combinations. Series A and Series B stock will automatically be converted into common stock upon the earlier of (i) the corporation's sale of its common stock in a firm commitment underwritten public offering at an offering price of not less than $8.00 per share and $15,000,000 in the aggregate or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of each of the Series A and Series B stock.

     Holders of the Series A and Series B stock are entitled to receive dividends in an amount equal to that paid on the outstanding common stock as determined on an as-if-converted basis. Holders of the common stock shall receive such dividends as may be declared from time to time subject to the prior rights of holder of all classes of stock.

     During 1996, OCMCS established an incentive stock option plan (the Plan) under which the Company granted stock options to certain executives and key employees. Under the Plan, a maximum of 1,910,000 options to purchase shares of common stock may be granted at prices not less than 100% of the then fair market value at the date of grant. In April 1997, the Plan was amended to provide a maximum of 2,200,000 options to purchase shares. As of September 30, 1997, total options granted and outstanding in the plan are 1,804,354 with an exercise price of $0.22. Under the individual option agreements issued pursuant to the Plan, shares vest over periods ranging from 30 to 48 months.

     Following is a summary of stock option activity:

        January 1, 1996...................................................         --
        Granted...........................................................  2,235,500
        Exercised.........................................................         --
        Canceled..........................................................   (340,417)
                                                                            ---------
        Outstanding at December 31, 1996..................................  1,895,083
        Granted...........................................................    220,000
        Exercised.........................................................   (200,000)
        Canceled..........................................................   (110,729)
                                                                            ---------
        Outstanding at September 30, 1997.................................  1,804,354
                                                                            =========

     The weighted average fair value of the stock options granted during 1997 was $.25 per share. The fair value of each stock option grant is estimated on the date of grant using the minimum value option pricing model with the following weighted average assumptions used for grants in 1997: risk-free interest rate of 6.2% expected dividend yield of 0% and expected life of 6.5 years.

     The outstanding stock options at September 30, 1997, have a weighted average remaining contractual life of 3 years. Stock options exercisable at September 30, 1997 and December 31, 1996, were 834,815 and 307,750, respectively, and have a weighted average exercise price of $.22 per share.

     The Company accounts for its stock options in accordance with Accounting Principles Board Opinion No. 25, under which no compensation cost has been recognized for stock option awards because the stock options were granted at fair market value at the date of grant. Had compensation cost been determined consistent with SFAS No. 123, the Company's pro forma net income (loss) would have been $2,584,200 and $(11,648,900) for the nine months ended September 30, 1997, and the year ended December 31, 1996, respectively.

                       ST. JOSEPH MEDICAL CORPORATION AND
                    ORANGE COAST MANAGED CARE SERVICES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

 7. PAID-IN CAPITAL (CONTINUED)
     Following is a summary of outstanding stock options at September 30, 1997:

                                   WEIGHTED
              STOCK OPTIONS         AVERAGE        WEIGHTED      STOCK OPTIONS      WEIGHTED
RANGE OF     OUTSTANDING AT        REMAINING        AVERAGE      EXERCISABLE AT      AVERAGE
EXERCISE      SEPTEMBER 30,       CONTRACTUAL      EXERCISE      SEPTEMBER 30,      EXERCISE
 PRICE            1997           LIFE (YEARS)        PRICE            1997            PRICE
--------     ---------------     -------------     ---------     --------------     ---------
  $.22          1,804,354              9             $ .22           834,815          $ .22

     During 1996, SJHO and OCMCS amended the December 14, 1995, merger and reorganization agreement. Under this amendment, SJHO has purchased a first offer right to purchase OCMCS. SJHO contributed $2,497,725 to OCMCS in 1996 in connection with this agreement. The first offer right extends indefinitely, or until such time there is an initial public offering of the shares of OCMCS.

     Under the first offer right, if the OCMCS board of directors intends to sell more than half of its assets, issue more than half of its shares to a potential buyer or enter into a management agreement by which another party agrees to manage the OCMCS business on a turnkey basis, OCMCS shall notify SJHO in writing as to such intent. OCMCS shall, from the date of the notice, exclusively negotiate in good faith with SJHO for a period of 60 days from the date of notice.

     Further, the first offer right states that in the event OCMCS receives a bona-fide offer from any party to purchase more than half of its assets or issue more than half of its shares to a potential buyer, or enter into a management agreement by which another party agrees to manage the OCMCS business on a turnkey basis, OCMCS board of directors, prior to accepting such offer, shall notify SJHO in writing of such intent. OCMCS shall, from the date of the notice, exclusively negotiate in good faith as to such sale with SJHO for a period of 30 days from the date of notice.

 8. LEASES

     The Company leases office space, medical practice space and equipment under noncancelable operating leases. Future minimum lease payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of September 30, 1997, are as follows:

            1998.....................................................  $1,540,780
            1999.....................................................   1,361,923
            2000.....................................................   1,191,359
            2001.....................................................   1,135,289
            2002.....................................................     562,505
            Thereafter...............................................   2,779,546
                                                                       ----------
                                                                       $8,571,402
                                                                       ==========

     Net operating lease expense for the nine months ended September 30, 1997 and the years ended December 31, 1996 and 1995, totaled $1,759,085, $2,618,495 and $1,199,790, respectively.

 9. RELATED PARTY TRANSACTIONS

     As of September 30, 1997, the Company has outstanding sublease agreements for medical and administrative office space with SJHO aggregating to $39,471 per month. During 1997, 1996 and 1995, the Company incurred $355,239; $557,664 and $346,647 of lease expense related to these leases. The Company also has sublease agreements with physician shareholders aggregating to $7,000 per month as of

                       ST. JOSEPH MEDICAL CORPORATION AND
                    ORANGE COAST MANAGED CARE SERVICES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

 9. RELATED PARTY TRANSACTIONS (CONTINUED)
September 30, 1997. During 1997, 1996 and 1995, the Company incurred $63,000, $275,412 and $78,750 of lease expense under these sublease agreements.

     The Company is liable for a loan made in connection with a split dollar life insurance policy on the life of one of the Company's shareholders. The amount of the loan at September 30, 1997, is $427,047 with interest paid annually at 9.55% by the Company. All unpaid principal and interest is due at the maturity date of the loan of February 24, 2004. The loan is secured by the cash surrender value of the life insurance policy, which, at November 11, 1997, is approximately $581,244. The cash surrender value of the policy may not fall below the carrying amount of the loan, and the loan is fully secured by the cash surrender value. After repayment of the loan, any residual amount in the cash surrender value is the property of the shareholder.

10. PROFIT SHARING PLAN

     In 1995, OCMCS had a 401(k) employee savings plan (OCMCS Plan) covering substantially all of its employees. Participants deferred up to statutory limits under the OCMCS Plan and OCMCS made discretionary contributions. PCDOC had a profit sharing 401(k) plan covering substantially all of its nonphysician employees and a profit sharing 401(k) plan covering substantially all of its physician employees (collectively referred to as the PCDOC Plans). The PCDOC Plans allowed employees to contribute up to statutory limits or to limits established by the Company. Such employee contributions were matched by the Company, as provided for in the PCDOC Plans. In addition, the PCDOC Plans allowed for discretionary contributions by the Company. Amounts charged to expense applicable to the three plans totaled $317,784 for the year ended December 31, 1995.

     Effective January 1, 1996, SJMC adopted and amended one of the PCDOC Plans to provide a 401(k) plan for substantially all of the Company's employees. The plan allows employees to contribute up to statutory limits or to limits established by the Company. SJMC has established 1996 employee contribution limits of nine percent of compensation, as defined. Such employee contributions are matched by the Company as provided for in the plan. In addition, the plan allows for discretionary contributions by the Company. The amount charged to expenses applicable to the plan was $175,042 and $283,298 for the nine months ended September 30, 1997 and the year ended December 31, 1996.

11. GAIN ON SALE OF A DIVISION AND OTHER

     During the nine months ended September 30, 1997, the Company sold its Occupational Medicine Division to U.S. Healthworks and discontinued its laboratory operations. The Occupational Medicine Division was sold effective September 30, 1997 for $7,100,000 plus certain reimbursed expenses resulting in a gain of $3,043,113. The proceeds of the sale were received in October 1997. The laboratory operations were discontinued effective June 1997. The Company incurred expenses of $234,679, related to the cancellation of operating leases associated with the laboratory operations.

     In September 1995, SJMC and Monarch HealthCare, Inc. (Monarch) signed a non-binding letter of intent to combine the businesses of these two organizations. During 1996, SJMC and Monarch abandoned the merger plans. In connection with this planned merger, $461,500 in merger-related expenses were incurred by SJMC. At the time that the planned merger was abandoned, these costs were expensed and are included as merger-related expenses in the combined statements of operations.

12. SUBSEQUENT EVENT

     On January 21, 1998, OCMCS and SJMC agreed to merge with FPA Medical Management, Inc. and FPA Medical Management of California, Inc. in exchange for common stock of FPA Medical Management,

                       ST. JOSEPH MEDICAL CORPORATION AND
                    ORANGE COAST MANAGED CARE SERVICES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

12. SUBSEQUENT EVENT (CONTINUED)
Inc. valued at a floor of $50,000,000 depending on the price of the FPA common stock for a period of 21 trading days ending two days prior to the closing.

     The Company has capitalized cost incurred in the nine months ended September 30, 1997 in the amount of $291,000 primarily related to its application for a Limited Knox-Keene license that the Company continues to pursue. At the closing of the merger discussed above, these costs will be expensed.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF JANUARY 21, 1998

                                  BY AND AMONG

                         FPA MEDICAL MANAGEMENT, INC.,

                  FPA MEDICAL MANAGEMENT OF CALIFORNIA, INC.,

                    ORANGE COAST MANAGED CARE SERVICES, INC.

                                      AND

                         ST. JOSEPH MEDICAL CORPORATION

                               TABLE OF CONTENTS

                                   ARTICLE I

                                   THE MERGER

                                                                                         PAGE
                                                                                         ----
 1.1    The Merger.....................................................................   A-1
 1.2    Effective Time.................................................................   A-1
 1.3    Closing........................................................................   A-1
 1.4    Articles of Incorporation and Bylaws of the Surviving Corporation..............   A-1
 1.5    Directors and Officers of the Surviving Corporation............................   A-1
 1.6    Effects of the Merger..........................................................  A- 2
 1.7    Further Assurances.............................................................  A- 2
 1.8    Tax Treatment..................................................................  A- 2
 1.9    Pooling Treatment..............................................................  A- 2

                                   ARTICLE II

                               EXCHANGE OF SHARES
 2.1    Exchange of Shares.............................................................   A-2
        (a)  Capital Stock of OCMCS and SJMC...........................................   A-2
        (b)  Cancellation of OCMCS/SJMC Stock..........................................   A-3
        (c)  Fractional Shares.........................................................   A-3
        (d)  Dissenting Shares.........................................................   A-4
        (e)  OCMCS Options Procedure...................................................   A-4
        (f)  Cancellation of Treasury Stock............................................   A-4
 2.2    Exchange of Certificates.......................................................   A-5
        (a)  Exchange Agent............................................................   A-5
        (b)  FPA Stock Exchange Procedures.............................................   A-5
        (c)  Distributions with Respect to Unexchanged Shares..........................   A-5
        (d)  No Further Ownership Rights in OCMCS Stock or SJMC Stock..................   A-6

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF OCMCS
 3.1    Organization and Qualification.................................................   A-6
 3.2    Capital Structure..............................................................   A-6
 3.3    No Subsidiaries................................................................   A-7
 3.4    Authority......................................................................   A-7
 3.5    Consents and Approvals.........................................................   A-7
 3.6    No Breach......................................................................   A-7
 3.7    Certificate of Incorporation; Bylaws...........................................   A-7
 3.8    OCMCS and SJMC Financial Statements............................................   A-7
 3.9    Absence of Changes.............................................................   A-8
 3.10   Absence of Undisclosed Liabilities.............................................   A-8
 3.11   Title to Assets................................................................   A-8
 3.12   Agreements.....................................................................   A-9
 3.13   Insurance......................................................................   A-9
 3.14   Taxes..........................................................................   A-9
 3.15   Litigation.....................................................................  A-10
 3.16   Compliance with Laws, Etc......................................................  A-10

                                                                                         PAGE
                                                                                         ----
 3.17   Brokers........................................................................  A-10
 3.18   Employees......................................................................  A-10
 3.19   Employee Benefit Plans; ERISA..................................................  A-10
 3.20   Permits, Etc...................................................................  A-12
 3.21   Labor Controversies............................................................  A-12
 3.22   Tax-Free Reorganization........................................................  A-12
 3.23   Registration Statement and Proxy Statement/Prospectus..........................  A-12
 3.24   Disclosure.....................................................................  A-12

                                         ARTICLE IV

                           REPRESENTATIONS AND WARRANTIES OF SJMC
 4.1    Organization and Qualification.................................................  A-13
 4.2    Capital Structure..............................................................  A-13
 4.3    No Subsidiaries................................................................  A-13
 4.4    Authority......................................................................  A-13
 4.5    Consents and Approvals.........................................................  A-14
 4.6    No Breach......................................................................  A-14
 4.7    Articles of Incorporation, Bylaws..............................................  A-14
 4.8    OCMCS and SJMC Financial Statements............................................  A-14
 4.9    Absence of Changes.............................................................  A-14
 4.10   Absence of Undisclosed Liabilities.............................................  A-15
 4.11   Title to Assets................................................................  A-15
 4.12   Agreements.....................................................................  A-15
 4.13   Insurance......................................................................  A-16
 4.14   Taxes..........................................................................  A-16
 4.15   Litigation.....................................................................  A-16
 4.16   Compliance with Laws, Etc......................................................  A-16
 4.17   Brokers........................................................................  A-16
 4.18   Employees......................................................................  A-16
 4.19   Employee Benefit Plans; ERISA..................................................  A-17
 4.20   Permits, Etc...................................................................  A-18
 4.21   Labor Controversies............................................................  A-18
 4.22   Accounting Matters.............................................................  A-18
 4.23   Tax-Free Reorganization........................................................  A-18
 4.24   Registration Statement and Proxy Statement/Prospectus..........................  A-18
 4.25   Disclosure.....................................................................  A-19

                                         ARTICLE V
                       REPRESENTATIONS AND WARRANTIES OF FPA AND SUB
 5.1    Organization and Qualification.................................................  A-19
        (a)  FPA.......................................................................  A-19
        (b)  Sub.......................................................................  A-19
 5.2    Capital Structure..............................................................  A-19
        (a)  FPA.......................................................................  A-19
        (b)  Sub.......................................................................  A-20
 5.3    Authority......................................................................  A-21
 5.4    Consents and Approvals.........................................................  A-21
 5.5    No Breach......................................................................  A-21

                                                                                         PAGE
                                                                                         ----
 5.6    Charter Documents..............................................................  A-21
 5.7    SEC Reports and FPA Financial Statements.......................................  A-21
 5.8    Absence of Changes.............................................................  A-21
 5.9    Absence of Undisclosed Liabilities.............................................  A-21
 5.10   Taxes..........................................................................  A-21
 5.11   Litigation.....................................................................  A-21
 5.12   Compliance with Laws, Etc......................................................  A-22
 5.13   Brokers........................................................................  A-22
 5.14   Permits, Etc...................................................................  A-22
 5.15   Accounting Matters.............................................................  A-22
 5.16   Tax-Free Reorganization........................................................  A-22
 5.17   Registration Statement and Proxy Statement.....................................  A-23
 5.18   Multi-State Payor Contracts....................................................  A-23
 5.19   Disclosure.....................................................................  A-23

                                         ARTICLE VI

                                    PRE-CLOSING COVENANTS
 6.1    Conduct of Business............................................................  A-23
 6.2    Covenants of FPA and Sub.......................................................  A-24
 6.3    Advice of Changes..............................................................  A-25
 6.4    Access to Information; Confidentiality.........................................  A-25
 6.5    Registration Statement and Proxy Statement.....................................  A-26
 6.6    Inclusion of Shares on Nasdaq..................................................  A-26
 6.7    Approval of the OCMCS Stockholders and the SJMC Shareholders...................  A-26
 6.8    Regulatory and Other Approvals.................................................  A-26
 6.9    Expenses.......................................................................  A-26
 6.10   Notice and Cure................................................................  A-26
 6.11   Fulfillment of Conditions......................................................  A-27
 6.12   No Solicitations...............................................................  A-27
 6.13   Pooling of Interests...........................................................  A-27
 6.14   Affiliate Letters..............................................................  A-27
 6.15   Public Announcements...........................................................  A-28
 6.16   Third Party Consents...........................................................  A-28
        (a)  HSR Act...................................................................  A-28
        (b)  Knox-Keene Act............................................................  A-28
        (c)  Other Consents............................................................  A-28
 6.17   Updated OCMCS and SJMC Financial Statements....................................  A-28

                                         ARTICLE VII

                                    CONDITIONS TO CLOSING
 7.1    Conditions to the Obligations of the Parties...................................  A-28
 7.2    Conditions to the Obligations of FPA and Sub...................................  A-29
 7.3    Conditions to the Obligations of OCMCS and SJMC................................  A-30

                                        ARTICLE VIII

                                  TERMINATION AND SURVIVAL
 8.1    Termination....................................................................  A-30
 8.2    Effect of Termination..........................................................  A-31

                                                                                         PAGE
                                                                                         ----
                                         ARTICLE IX

                                  POST CLOSING OBLIGATIONS
 9.1    Further Assurances.............................................................  A-31
 9.2    Cooperation in Litigation......................................................  A-31
 9.3    Retention of Books and Records.................................................  A-31
 9.4    Malpractice Protection.........................................................  A-31
 9.5    Provider Relations.............................................................  A-32
 9.6    Employees......................................................................  A-33
 9.7    Directors' and Officers' Indemnification and Insurance.........................  A-34

                                          ARTICLE X

                                       INDEMNIFICATION
10.1    Indemnification by the OCMCS Stockholders and the SJMC Shareholders............  A-35
10.2    Indemnification by FPA and Sub.................................................  A-35
10.3    Indemnification Procedure......................................................  A-35
10.4    Survival and Limitations.......................................................  A-36
10.5    Reduction for Insurance and Taxes..............................................  A-36

                                         ARTICLE XI

                                       MISCELLANEOUS
11.1    Expenses.......................................................................  A-36
11.2    Notices........................................................................  A-37
11.3    Counterparts...................................................................  A-37
11.4    Entire Agreement...............................................................  A-37
11.5    Construction...................................................................  A-37
11.6    Assignment.....................................................................  A-37
11.7    Amendment......................................................................  A-37
11.8    Applicable Law.................................................................  A-37
11.9    No Third Party Rights..........................................................  A-38
11.10   Waivers........................................................................  A-38
11.11   Severability...................................................................  A-38

     This AGREEMENT AND PLAN OF MERGER dated as of January 21, 1998 (the "Signing Date") is made and entered into by and among FPA Medical Management, Inc., a Delaware corporation ("FPA"), FPA Medical Management of California, Inc., a California corporation and wholly-owned subsidiary of FPA ("Sub"), Orange Coast Managed Care Services, Inc., a Delaware corporation ("OCMCS"), and St. Joseph Medical Corporation, a California professional corporation ("SJMC").

     WHEREAS, FPA, Sub, OCMCS and SJMC have each determined that it is advisable and in their best interests to consummate, and have approved, the business combination transaction provided for herein in which OCMCS and SJMC would merge with and into Sub (the "Merger"); and

     WHEREAS, FPA, Sub, OCMCS and SJMC desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2), upon the terms and subject to the conditions of this Agreement, SJMC shall be merged with and into Sub in accordance with the California Corporations Code (the "California Code") and immediately thereafter OCMCS shall be merged with and into Sub in accordance with the Delaware General Corporation Law (the "Delaware Code") and the California Code. Sub shall be the surviving corporation in the Merger (the "Surviving Corporation"). OCMCS, SJMC and Sub are sometimes referred to herein as the "Constituent Corporations." As a result of the Merger, the outstanding shares of capital stock of the Constituent Corporations shall be exchanged or canceled in the manner provided in Article II.

     1.2 Effective Time. At the Closing (as defined in Section 1.3), an agreement of merger (the "Agreement of Merger") shall be duly prepared and executed by the Surviving Corporation and an officers' certificate for each Constituent Corporation shall be duly prepared and executed by the appropriate officers of each such Constituent Corporation and thereafter delivered to the Secretary of State of the States of Delaware and California (the "Secretary of State") for filing, as provided in Section 252 of the Delaware Code and Section 1103 of the California Code, on, or as soon as practicable after, the Closing Date (as defined in Section 1.3). The Merger shall become effective at the time of filing of the Agreement of Merger (such date and time being referred to herein as the "Effective Time").

     1.3 Closing. The closing of the Merger (the "Closing") will take place at the offices of FPA, 3636 Nobel Drive, Suite 200, San Diego, California 92122, or at such other place as the parties hereto mutually agree, on a date and at a time to be specified by the parties, which shall in no event be later than 10:00 a.m., local time, on the day the conditions set forth in Article VII have been satisfied or, if permissible, waived in accordance with this Agreement, or on such other date as the parties hereto mutually agree (the "Closing Date"). At the Closing there shall be delivered to FPA, OCMCS, SJMC and Sub the certificates and other documents and instruments required to be delivered under
Article VII.

     1.4 Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, (i) the Articles of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation and (ii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

     1.5 Directors and Officers of the Surviving Corporation. The directors and officers of Sub, respectively, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

     1.6 Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the Delaware Code and the California Code.

     1.7 Further Assurances. Each party hereto will execute such further documents and instruments and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, rights, approvals, immunities and franchises of all of the Constituent Corporations or to effect the other purposes of this Agreement.

     1.8 Tax Treatment. The parties intend that the Merger be treated as a reorganization described in Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

     1.9 Pooling Treatment. The parties intend that the acquisition of the SJMC Shares (as hereinafter defined) as contemplated by this Agreement be accounted for as a pooling of interests for financial and accounting purposes.

                                   ARTICLE II

                               EXCHANGE OF SHARES

     2.1 Exchange of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the number of shares of fully paid and nonassessable shares of common stock, par value $.002 per share of FPA (the "FPA Common Stock"), issuable at the Effective Time shall be determined as follows:

          (a) Capital Stock of OCMCS and SJMC. The number of shares of FPA Common Stock, issuable at the Effective Time (the "Aggregate FPA Shares") to holders of all the issued and outstanding shares of OCMCS Common Stock, $.001 par value per share ("OCMCS Common"), Series A Preferred Stock of OCMCS, $.001 par value per share ("OCMCS Series A Preferred"), Series B Preferred Stock of OCMCS, $.001 par value per share ("OCMCS Series B Preferred") (the OCMCS Series A Preferred and the OCMCS Series B Preferred are collectively referred to as the "OCMCS Preferred"), SJMC Class A Common Stock of SJMC, $.001 par value per share ("SJMC Class A Common") and SJMC Class B Common Stock of SJMC, $.001 par value per share ("SJMC Class B Common") (the SJMC Class A Common and the SJMC Class B Common are collectively referred to as the "SJMC Common"), and all outstanding warrants or options to purchase OCMCS Common shall be determined as follows:

        (i) First, the Aggregate FPA Shares shall be determined as follows:

                A. In the event the average of the closing prices of FPA Common Stock for the twenty-one (21) consecutive trading days ending on the second trading day prior to Closing (as defined below) as reported on the Nasdaq National Market System ("Nasdaq") (the "Closing Price") is equal to or greater than $20.6897 and equal to or less than $24.00 the Aggregate FPA Shares shall be determined by dividing Sixty Million Dollars ($60,000,000) by the Closing Price;

                B. In the event that the Closing Price is greater than $17.24 and less than $20.6897, then the Aggregate FPA Shares shall equal Two Million Nine Hundred Thousand (2,900,000); and

                C. Subject to Section 2.1(a)(i)(E), in the event that the Closing Price is equal to or less than $17.24, then the Aggregate FPA Shares shall be determined by dividing Fifty Million Dollars ($50,000,000) by the Closing Price; and

                D. In the event that the Closing Price is greater than $24.00, then the Aggregate FPA Shares shall equal Two Million Five Hundred Thousand (2,500,000); and

                E. In the event that the Closing Price is less than $15.00, then FPA may terminate this Agreement and the transactions contemplated hereby.

             (ii) Second, the Aggregate FPA Shares shall be allocated between OCMCS and SJMC as follows:

                A. SJMC shall receive that portion of the Aggregate FPA Shares multiplied by the fraction, the numerator of which shall be the number of shares of OCMCS Common into which the shares of Series A Preferred held by SJMC are convertible and the denominator of which shall be the sum of (a) outstanding shares of OCMCS Common, (b) the shares underlying options for OCMCS Common which are vested and exercisable (taking into account accelerated vesting as a result of the Merger) ("OCMCS Options"), (c) the number of shares of OCMCS Common into which the issued and outstanding shares of Series B Preferred are convertible and (d) the number of shares of OCMCS Common into which the outstanding shares of Series A Preferred are convertible, all as of the Effective Time (the "SJMC Aggregate Consideration"). SJMC shall, in turn, distribute the SJMC Aggregate Consideration to its shareholders in accordance with their respective ownership interest in SJMC. The shares of Series A Preferred shall be canceled as a result of the Merger without consideration or payment therefor.

                B. OCMCS shall receive that portion of the Aggregate FPA Shares equal to the amount obtained by subtracting the SJMC Aggregate Consideration from the Aggregate FPA Shares (the "OCMCS Aggregate Consideration").

                Each share of OCMCS Common, each OCMCS Option and each share of Series B Preferred (on an as-converted basis) shall be converted into and receive that number of FPA Shares equal to the OCMCS Conversion Amount. The OCMCS Conversion Amount shall be determined by dividing the OCMCS Aggregate Consideration by the sum of (a) the number of issued and outstanding shares of OCMCS Common immediately prior to the Effective Time, (b) the number of shares of OCMCS Common underlying all fully vested, outstanding and unexercised options and warrants to purchase OCMCS Common (taking into account accelerated vesting as a result of the Merger) immediately prior to the Effective Time, and (c) the number of Shares of OCMCS Common into which the outstanding shares of Series B Preferred are convertible as to the Effective Time.

             (iii) Notwithstanding the foregoing, Dissenting Shares shall be treated in accordance with Section 2.1(d) and fractional shares of FPA Common Stock that would be issuable to any holder of Preferred Stock, OCMCS Common or SJMC Common shall be treated in accordance with Section 2.1(c).

             (iv) Each OCMCS Option shall be treated as the right to receive, in consideration for payment of the exercise price set forth in such OCMCS Option, that number of shares of FPA Common Stock per share of OCMCS Common underlying each fully vested OCMCS Option equal to the OCMCS Common Conversion Amount.

          (b) Cancellation of OCMCS/SJMC Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, all shares of OCMCS Common, OCMCS Preferred and SJMC Common (collectively, the "OCMCS Stock and SJMC Stock") shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of FPA Common Stock and any cash in lieu of fractional shares of FPA Common Stock to be issued or paid in consideration therefor (determined in accordance with Section 2.1(c)), upon the surrender of such certificate in accordance with Section 2.2, without interest.

          (c) Fractional Shares. No fractional shares of FPA Common Stock shall be issued, but in lieu thereof each holder of shares of OCMCS Stock and SJMC Stock who would otherwise be entitled to receive a fraction of a share of FPA Common Stock (after aggregating all fractional shares of FPA

     Common Stock to be received by such holder), shall receive from FPA an amount of cash (rounded down to the nearest whole cent) equal to the product of the fraction of a share of FPA Common Stock to which such holder would otherwise be entitled, times the Closing Price.

          (d) Dissenting Shares.

             (i) If applicable, notwithstanding any provision of this Agreement to the contrary, each outstanding share of OCMCS Stock and SJMC Stock, the holder of which has not voted in favor of the Merger, has perfected such holder's right to an appraisal of such holder's shares in accordance with the applicable provisions of the Delaware Code or the California Code, as the case may be, and has not effectively withdrawn or lost such right to appraisal (a "Dissenting Share"), shall not be converted into a right to receive shares of FPA Common Stock pursuant to
        Section 2.1(a), but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the Delaware Code or the California Code, as the case may be; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the Delaware Code or the California Code, as the case may be, shall be deemed to be converted into, as of the Effective Time, the right to receive shares of FPA Common Stock pursuant to Section 2.1(a).

             (ii) OCMCS and SJMC shall give FPA and Sub (x) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provision of the Delaware Code or the California Code, as the case may be, relating to the appraisal process received by OCMCS or SJMC and (y) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware Code or the California Code, as the case may be. OCMCS and SJMC will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of FPA and Sub, settle or offer to settle any such demands.

          (e) OCMCS Options Procedure. Within five (5) business days after the Effective Time, FPA shall mail, or cause to be mailed by the Exchange Agent, to each holder of record of an agreement which immediately prior to the Effective Time represented an outstanding OCMCS Option (collectively, the "OCMCS Option Agreements") notification of the number of shares of FPA Common Stock with respect to which such OCMCS Option is exercisable as a result of the Merger as described in Section 2.1 above. Upon surrender of an OCMCS Option Agreement in accordance with its terms for cancellation to FPA (an affidavit of lost OCMCS Option Agreement shall be sufficient if the OCMCS Option is reflected in Exhibit 3.2), and payment of the exercise price specified in such OCMCS Option Agreement and applicable federal and state withholding taxes, the holder of such OCMCS Option shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of FPA Common Stock to which such holder of OCMCS Options shall become entitled pursuant to Section 2.1 above, and (ii) if applicable, a check representing the amount of cash in lieu of fractional shares of FPA Common Stock.

          (f) Cancellation of Treasury Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, all shares of capital stock owned by OCMCS as treasury stock shall be canceled and retired and shall cease to exist and no stock of FPA or other consideration shall be delivered in exchange therefor.

          (g) FPA Common Stock Transfer Restrictions. Notwithstanding anything contained in this Agreement to the contrary, the shares of FPA Common Stock to be received in exchange for the OCMCS Common Stock, the OCMCS Preferred Stock and the OCMCS Options shall be restricted from sale, transfer or other disposition for a period of 90 days commencing as of the Effective Time; provided, however, that the holders of OCMCS Options may sell, transfer or otherwise dispose of that number of shares of FPA Common Stock received upon exercise of such OCMCS Options whose value equals the sum of the exercise price payable with respect to such OCMCS Option and the minimum statutory federal and state withholding taxes immediately due and payable upon such exercise. All shares of FPA

     Common Stock subject to such transfer restriction shall contain a legend to such effect which shall be removed effective upon the 91st day after the Effective Time.

     2.2  Exchange of Certificates.

          (a) Exchange Agent. On the Closing Date, FPA shall make available for deposit with American Stock Transfer & Trust Company, or any other bank or trust company designated before the Effective Time by FPA and reasonably acceptable to OCMCS and SJMC (the "Exchange Agent"), certificates representing the number of duly authorized whole shares of FPA Common Stock issuable in connection with the Merger plus an amount of cash equal to the aggregate amount payable in lieu of fractional shares in accordance with
     Section 2.1(c) to be held for the benefit of and distributed to such holders in accordance with this Section. The Exchange Agent shall agree to hold such shares of FPA Common Stock and funds (such shares of FPA Common Stock and funds, together with earnings thereon, being referred to herein as the "Exchange Fund") for delivery as contemplated by this Section and upon such additional terms as may be agreed upon by the Exchange Agent, FPA, Sub, OCMCS and SJMC before the Effective Time.

          (b) FPA Stock Exchange Procedures. As soon as reasonably practicable after the Effective Time, FPA shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of OCMCS Stock and SJMC Stock (individually, a "Certificate" and collectively, the "Certificates"), whose shares are to be exchanged pursuant to Section 2.1(a) into the right to receive FPA Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as FPA may reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates in exchange for certificates representing shares of FPA Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of FPA Common Stock, plus the cash amount payable in lieu of fractional shares in accordance with Section 2.1(c), which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. In the event of a transfer of ownership of OCMCS Stock or SJMC Stock which is not registered in the transfer records of OCMCS or SJMC, as the case may be, a certificate representing that number of whole shares of FPA Common Stock, plus the cash amount payable in lieu of fractional shares in accordance with Section 2.1(c), may be paid and issued to a transferee if the Certificate representing such OCMCS Stock or SJMC Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time for all corporate purposes of FPA, except as limited by paragraph (c) below, to represent ownership of the number of shares of FPA Common Stock into which the number of shares of OCMCS Stock or SJMC Stock shown thereon have been converted as contemplated by this Article II.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to FPA Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of FPA Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.1(c) until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of FPA Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such whole shares of FPA Common Stock, and (ii) at

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     the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of FPA Common Stock.

          (d) No Further Ownership Rights in OCMCS Stock or SJMC Stock. All shares of FPA Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 2.1(c)) shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to the shares of OCMCS Stock or SJMC Stock represented thereby. From and after the Effective Time, the stock transfer books of OCMCS and SJMC shall be closed and there shall be no further registration of transfers on the stock transfer books of FPA of the shares of OCMCS Stock and SJMC Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to FPA for any reason, they shall be canceled and exchanged as provided in this Section.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF OCMCS

     OCMCS represents and warrants to FPA and Sub that the statements contained in this Article III are true, correct and complete as of the Signing Date and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Signing Date throughout this Article), except as set forth in the Exhibits to this Agreement.

     For purposes of the representations and warranties provided in this Article the term "Knowledge of OCMCS" shall be defined as the actual knowledge of any person who is at the signing or Closing, as applicable, an officer or director of OCMCS. For purposes of this Article III, the phrase "Material Adverse Effect" or the word "Material" shall mean any event or occurrence that has or, if it occurred reasonably would be expected to have, an adverse effect in each case in excess of Five Hundred Thousand Dollars ($500,000) on the business, condition (financial or otherwise), results of operations, prospects, assets (including intangible assets), properties or liabilities (including contingent liabilities) of OCMCS.

     3.1 Organization and Qualification. OCMCS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as currently conducted and to own or lease and operate its properties. OCMCS is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failure to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, are not having and would not be reasonably expected to have a Material Adverse Effect on OCMCS.

     3.2  Capital Structure. The authorized capital stock of OCMCS consists of
(i) Fourteen Million (14,000,000) shares of OCMCS Common, of which Eight Hundred Seventy-Five Thousand (875,000) shares (the "OCMCS Common Shares) are issued and outstanding; and (ii) Seven Million One Hundred Eighty-One Thousand One Hundred Fifty (7,181,150) shares of OCMCS Series A Preferred, of which Seven Million One Hundred Eighty-One Thousand One Hundred Fifty (7,181,150) shares (the "OCMCS Series A Preferred Shares") are issued and outstanding; and (iii) Three Million Six Hundred Seven Thousand Seven Hundred Forty-Two (3,607,742) shares of OCMCS Series B Preferred, of which Three Million One Hundred Seven Thousand Seven Hundred Forty-Two (3,107,742) shares (the "OCMCS Series B Preferred Shares") are issued and outstanding. The OCMCS Common Shares, the OCMCS Series A Preferred Shares and the OCMCS Series B Preferred Shares are collectively referred to herein as the "OCMCS Shares." All the OCMCS Shares are validly issued, fully paid, and nonassessable, and have been so issued in compliance with all federal and state securities laws. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating OCMCS to issue or to transfer from treasury any additional shares of its capital stock of any class other than as set forth in Exhibit 3.2.

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

     3.3 No Subsidiaries. OCMCS does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust, or other entity. As used in this Agreement, "Subsidiary" means, with respect to any party hereto (a "Subject Party"), any corporation or other organization, whether incorporated or unincorporated, (i) of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through subsidiaries or otherwise, beneficially owned by such Subject Party or (ii) which is a professional corporation as to which such Subject Party or a subsidiary thereof has executed a succession or similar stockholder agreement.

     3.4 Authority. OCMCS has the requisite power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of OCMCS, and no other proceedings on the part of OCMCS are necessary to authorize the execution, delivery and performance of this Agreement by OCMCS and the consummation by OCMCS of the transactions contemplated hereby except for authorization by the holders of the outstanding shares of OCMCS (the "OCMCS Stockholders"). This Agreement has been duly and validly executed by OCMCS and constitutes a valid and binding obligation of OCMCS enforceable in accordance with its terms except (i) as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     3.5 Consents and Approvals. Other than in connection with or in compliance with the provisions of Delaware and California law, applicable federal and state securities laws, the Knox-Keene Health Care Service Plan Act of 1975 (California Health & Safety Code Section 1340 et seq.) (the "Knox-Keene Act") and the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), or as otherwise set forth on Exhibit 3.5, no consent, approval or authorization of, or declaration, filing or registration with, any third party, including any government or regulatory authority, is required in connection with the execution and delivery of this Agreement by OCMCS and the consummation by OCMCS of the transactions contemplated hereby.

     3.6 No Breach. Except as provided in Exhibit 3.6, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of OCMCS, (ii) violate any law, order, judgment or decree to which any of OCMCS's properties or assets or its shares are bound;
(iii) violate or constitute a Material default under (whether after the giving of notice, passage of time or both), or permit the termination of, or impair any rights or increase any obligations of OCMCS under, any Material agreement or instrument to which OCMCS is a party or by which any part of OCMCS's properties or assets is bound or (iv) result in the acceleration of the maturity of any Material debt or obligation of OCMCS or in the creation or imposition of any Material lien, charge or encumbrance upon any of the properties or assets of OCMCS.

     3.7 Certificate of Incorporation; Bylaws. The copies of the Certificate of Incorporation and the Bylaws of OCMCS which have been heretofore provided to FPA and Sub are true and complete copies of such instruments as amended to date, and such instruments are in full force and effect on the date hereof.

     3.8 OCMCS and SJMC Financial Statements. Exhibit 3.8(a) sets forth true and complete copies of the combined balance sheets of OCMCS and SJMC as of December 31, 1996 and December 31, 1995, and the related statements of income and retained earnings for the two years ending on those dates, audited by Ernst & Young, LLP, OCMCS's and SJMC's independent public accountants, whose opinions with respect to those financial statements are included in that Exhibit. Exhibit 3.8(b) sets forth unaudited combined balance sheets of OCMCS and SJMC as of September 30, 1997, together with related unaudited statements of income and retained earnings for the nine-month period ending on September 30, 1997, certified by the chief financial officer of each of OCMCS and SJMC as accurately reflecting the financial condition of OCMCS and SJMC for those periods and accurately reflecting all information normally reported to OCMCS's and SJMC's independent public accountants for the preparation of OCMCS's and SJMC's' financial statements. The

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

financial statements in Exhibits 3.8(a) and 3.8(b) are referred to as the "OCMCS and SJMC Financial Statements." The OCMCS and SJMC Financial Statements (i) present fairly the financial position of OCMCS and SJMC at their respective dates and the results of operations and cash flows for the respective periods then ended; (ii) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently followed by OCMCS and SJMC throughout the periods indicated; and (iii) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of this paragraph, the term "material" shall be defined pursuant to GAAP and not using any materiality standards applicable elsewhere in this Agreement.

     3.9 Absence of Changes. Since September 30, 1997 and except as set forth on Exhibit 3.9, OCMCS has conducted its business only in the ordinary course consistent with past practice and there has been no change and no development in the business, properties, operations, condition (financial or otherwise), or results of operations of OCMCS, that had or would be reasonably expected to have a Material Adverse Effect on OCMCS, and there has not been any:

          (a) Capital expenditure by OCMCS exceeding Two Hundred Fifty Thousand Dollars ($250,000) (excluding for purposes of this limitation the capital expenditures required for the Santa Ana primary care facility improvements);

          (b) Change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by OCMCS;

          (c) Revaluation by OCMCS of any of its Material assets;

          (d) Declaration, setting aside, or payment of a dividend or other distribution in respect to the capital stock of OCMCS, or any direct or indirect redemption, purchase, or other acquisition by OCMCS of any of its shares of capital stock;

          (e) Increase in the salary or other compensation payable or to become payable by OCMCS to any of its officers, directors, or employees, or the declaration, payment, or commitment or obligation of any kind for the payment, by OCMCS, of a bonus or other additional salary or compensation to any such person other than in the ordinary course of business and other than certain severance agreements entered into with members of management;

          (f) Sale or transfer of any Material asset of OCMCS, except in the ordinary course of business or other than the sale of its occupational medicine division; or

          (g) Agreement by OCMCS to do any of the things described in the preceding clauses 3.9(a) through 3.9(f).

     3.10 Absence of Undisclosed Liabilities. OCMCS does not have any debts, liabilities or obligations of any nature (whether absolute, accrued, unliquidated, contingent or otherwise, whether known or unknown, and whether due or to become due) that would be required by GAAP to be on a balance sheet of OCMCS, other than those which (a) are set forth in the OCMCS and SJMC Financial Statements, (b) have been specifically disclosed elsewhere herein, (c) are exempt from disclosure pursuant to this Agreement or GAAP, or (d) have been incurred since the date of the most recent OCMCS and SJMC Financial Statements in the ordinary course of business in amounts and on terms consistent, individually and in the aggregate, with OCMCS's past practice.

     3.11 Title to Assets. OCMCS is in possession of and has good title to, or has valid leasehold interests in or valid rights under any OCMCS Contract (as defined in Section 3.12) to use, all of its properties and assets primarily used in its business and Material to the condition (financial or other) of such business, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) the lien for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not Materially detract from the value of or interfere with the present use of the property subject thereto or affected thereby, or otherwise Materially impair OCMCS's business operations (in the manner presently carried on by OCMCS) or (iii) as

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

disclosed in the OCMCS and SJMC Financial Statements, and except for such matters which, individually or in the aggregate, would not have a Material Adverse Effect on OCMCS. All leases under which OCMCS leases any Material amount of real or personal property have been made available to FPA and Sub and are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default by OCMCS or event which with notice or lapse of time or both would become a default by OCMCS other than defaults under such leases which in the aggregate would not have a Material Adverse Effect on OCMCS.

     3.12  Agreements. Exhibit 3.12 sets forth a complete and accurate list of
(i) all contracts, agreements, leases, licenses and other documents ("Contracts") to which OCMCS is a party or by which it or any of its assets is bound as of the date of this Agreement (excluding OCMCS Employee Benefit Plans which can be terminated at will without subjecting OCMCS to cost or penalty) providing for a commitment for employment or consultation services for a specified or unspecified term to, or otherwise relating to employment or the termination of employment of, any employee; (ii) all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of OCMCS to engage in any business activity or compete with any Person in connection with its business or prohibiting or limiting the ability of any Person to compete with OCMCS in connection with its business; (iii) all partnership, joint venture, shareholders' or other similar Contracts with any Person in connection with OCMCS's business; (iv) all Contracts relating to the future disposition or acquisition of assets of OCMCS, other than dispositions or acquisitions in the ordinary course of business; (v) all other Contracts with respect to OCMCS that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to OCMCS of more than $200,000 annually and (B) cannot be terminated within sixty (60) days after giving notice of termination without resulting in any Material cost or penalty to OCMCS (collectively, the "OCMCS Contracts"). Each of the OCMCS Contracts is as to OCMCS, and to the Knowledge of OCMCS is as to the other parties to the OCMCS Contracts, in full force and effect and enforceable in all Material respects in accordance with its terms except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as set forth in Exhibit 3.12, to the Knowledge of OCMCS, OCMCS has not received written notice of cancellation of or intent to cancel any of the OCMCS Contracts and there exists no event of default or occurrence, condition or act on the part of OCMCS or, to the Knowledge of OCMCS, on the part of the other party(ies) to such OCMCS Contracts which constitutes or would constitute (whether after the giving of notice, passage of time or both) a Material breach or would cause or permit acceleration of any Material obligation of OCMCS.

     3.13 Insurance. Exhibit 3.13 is an accurate description of all insurance policies held by OCMCS concerning its business and properties. OCMCS is not in default with respect to payment of premiums on any such policy. OCMCS believes that such insurance policies are commercially reasonable in amount and coverage. Except as set forth in Exhibit 3.13 or Exhibit 3.15, no claim is pending under any such policy.

     3.14 Taxes. OCMCS has timely filed or caused to be timely filed all federal, state, local and foreign income and other Material Tax returns required under applicable law to be filed on or before the Closing Date (or obtained extensions to file) (including the period from January 1, 1998 to and including the Closing Date) and to the Knowledge of OCMCS all such returns are true and correct in all Material respects. OCMCS has paid or made provision for all Material Taxes and other charges which have or may become due for the periods covered by such returns (including the period from January 1, 1998 to and including the Closing Date). There have been no Material adverse adjustments as a result of any examination or investigation of any period for which any such return was or should have been filed or any Tax matter relating thereto, and none of the tax returns or reports of OCMCS is currently under investigation or examination. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax return for any period. There are no Material liens for Taxes upon any property or assets of OCMCS, except for liens for taxes not yet due. All Taxes owed by OCMCS or which OCMCS is obligated to withhold from amounts owing to any employee, creditor or third party have been paid or reserved for payment. For purposes of this Agreement the term "Taxes" means all federal, state, and local income, gross receipts, sales, use, transfer, franchise, profits,

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

social security, withholding, payroll, excise, property, or other taxes together with any interest and any penalties with respect thereto, and the term "Tax" means any one of the foregoing Taxes.

     3.15 Litigation. Except as set forth in Exhibit 3.15, (i) there are no actions, suits, arbitrations or proceedings to the Knowledge of OCMCS pending or threatened against, relating to or affecting, nor to the Knowledge of OCMCS are there any governmental or regulatory authority investigations or audits pending or threatened against, relating to or affecting, OCMCS or any of its assets and properties which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on OCMCS or on the ability of OCMCS to consummate the transactions contemplated by this Agreement, (ii) OCMCS is not subject to any order of any governmental or regulatory authority which, individually or in the aggregate, is having or would be reasonably expected to have a Material Adverse Effect on OCMCS or on the ability of OCMCS to consummate the transactions contemplated by this Agreement and (iii) there are no Material Medicare, Medicaid or other managed care recoupment or recoupments of any third-party payor being sought, threatened, requested or claimed against OCMCS.

     3.16 Compliance with Laws, Etc. OCMCS is in compliance with the following, except as set forth on Exhibit 3.16 and/or except where such noncompliance would not have a Material Adverse Effect on OCMCS and SJMC taken as a whole: (a) all judgments, orders, rulings, injunctions, decrees and settlements issued by or with any court, administrative agency or other governmental authority or agency,
(b) all permits, licenses, franchises and other governmental authorizations and
(c) all federal and state laws applicable to OCMCS, including, without limitation the handling and disposition of medical wastes and hazardous or toxic substances. Since 1994, no state or federal governmental entity has revoked or Materially limited any license of OCMCS Material to its business, and no investigation or proceeding is to OCMCS's Knowledge pending or threatened, which involves the revocation or Material limitation of any of such licenses or certificates. To OCMCS's Knowledge, OCMCS is not in possession of any information which would lead such party to believe that any licenses or permits necessary to the conduct of the business of OCMCS as presently conducted will not remain in full force and effect for the complete duration of their terms. OCMCS has made available to FPA and Sub all Material filings made to, and all inspection or compliance reports or correspondence received from, governmental entities for the last three years and will make available to FPA and Sub all other permits as requested by FPA and Sub.

     3.17 Brokers. No broker, finder or investment banker has acted directly or indirectly for OCMCS in connection with this Agreement or the transactions contemplated hereby other than Cowen & Company. OCMCS shall have paid any and all fees or other amounts due to Cowen & Company on or before the Closing.

     3.18 Employees. Exhibit 3.18 is a list of the names of all employees of OCMCS, stating the rates of compensation payable to each.

     3.19  Employee Benefit Plans; ERISA.

          (a) Except as set forth in Exhibit 3.19:

             (i) to the Knowledge of OCMCS, no prohibited transaction within the meaning of Section 406 or 407 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code with respect to any OCMCS Employee Benefit Plan (as defined below) has occurred during the five-year period preceding the date of this Agreement;

             (ii) there is no outstanding liability (except for premiums due) under Title IV of ERISA with respect to any OCMCS Employee Benefit Plan;

             (iii) neither the Pension Benefit Guaranty Corporation (the "PBGC") nor OCMCS has instituted proceedings to terminate any OCMCS Employee Benefit Plan;

             (iv) full payment has been made of all amounts which OCMCS was required to have paid as a contribution to the OCMCS Employee Benefit Plans as of the last day of the most recent fiscal year of each of the OCMCS Employee Benefit Plans ended prior to the date of this Agreement, and none of the OCMCS Employee Benefit Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each such OCMCS Employee Benefit Plan ended prior to the date of this Agreement;

             (v) the value on a termination basis of accrued benefits under each of the OCMCS Employee Benefit Plans which is subject to Title IV of ERISA, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such OCMCS Employee Benefit Plan's actuary with respect to each such OCMCS Employee Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such OCMCS Employee Benefit Plan;

             (vi) except for the Section 401(k) plans maintained by Primary Care Doctors of California, each of the OCMCS Employee Benefit Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has either applied for a determination, or has been determined by the IRS, to be so qualified and such determination has not been modified, revoked or limited;

             (vii) each of the OCMCS Employee Benefit Plans is, and its administration is and has been during the five-year period preceding the date of this Agreement in all Material respects in compliance with, and OCMCS has not received any claim or notice that any such OCMCS Employee Benefit Plan is not in compliance with, all applicable laws and orders and prohibited transaction exemptions, including, without limitation, the requirements of ERISA;

             (viii) to the Knowledge of OCMCS, there are no Material pending, threatened or anticipated claims involving any of the OCMCS Employee Benefit Plans other than claims for benefits in the normal course;

             (ix) to the Knowledge of OCMCS, during the five-year period preceding the date of this Agreement, OCMCS has not entered into any transaction which could subject such entity to liability under Section 302(c)(ii), 4062, 4063, 4064, or 4069 of ERISA and no "reportable event" within the meaning of Section 4043 of ERISA has occurred with respect to any OCMCS Employee Benefit Plan;

             (x) OCMCS is not in default in performing any of its contractual obligations under any of the OCMCS Employee Benefit Plans or any related trust agreement or insurance contract;

             (xi) there are no Material outstanding liabilities of any OCMCS Employee Benefit Plan other than liabilities for benefits to be paid to participants in such OCMCS Employee Benefit Plan and their beneficiaries in accordance with the terms of such OCMCS Employee Benefit Plan; and

             (xii) OCMCS does not maintain and is not obligated to provide benefits under any life, medical or health plan which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Reconciliation Act of 1985, as amended.

          (b) Except as set forth in Section 3.19, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will accelerate benefits under any OCMCS Employee Benefit Plan.

          (c) As used herein:

             (i) "OCMCS Employee Benefit Plan" means any Plan entered into, established, maintained, contributed to or required to be contributed to by OCMCS and existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Effective Time and, in the case of a Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, at any time during the five-year period preceding the date of this Agreement; and

             (ii) "Plan" means any employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workers' compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

     3.20 Permits, Etc. OCMCS owns or validly holds all licenses, permits, certificates of authority, registrations, franchises and similar consents granted or issued by any applicable governmental or regulatory authority, used or held for use which are required to conduct and Material to the condition of its business.

     3.21  Labor Controversies.

          (a) There are no controversies pending or, to the Knowledge of OCMCS, threatened between OCMCS and any representatives of any of OCMCS's employees which would have a Material Advance Effect on OCMCS.

          (b) To the Knowledge of OCMCS, there are no organizational efforts presently being made involving any of the presently unorganized employees of OCMCS.

          (c) OCMCS has complied in all Material respects with all laws relating to the employment of labor, including without limitation, any provisions thereof relating to wages, hours, collective bargaining, and the payment of social security and similar taxes.

          (d) No person has asserted that OCMCS is liable in any material amount for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing, except for such controversies, organizational efforts, non-compliance and liabilities which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on OCMCS.

     3.22 Tax-Free Reorganization. OCMCS has not taken and has not agreed to take any action that would interfere with the ability of FPA and Sub to treat the transactions contemplated by this Agreement as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code.

     3.23 Registration Statement and Proxy Statement/Prospectus. None of the information to be supplied by OCMCS for inclusion in the (i) Registration Statement on Form S-4 to be filed under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission ("SEC") by FPA in connection with the Merger for the purpose of registering the shares of FPA Common Stock to be issued in the Merger (the "Registration Statement") or
(ii) the proxy statement/prospectus to be distributed in connection with the OCMCS meeting of its stockholders to vote upon this Agreement and the transactions contemplated hereby (the "Proxy Statement" and together with the prospectus included in the Registration Statement, the "Proxy Statement/Prospectus") will, in the case of the Proxy Statement/Prospectus or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement/Prospectus and any amendments or supplements thereto, and at the time of the meeting of the stockholders of OCMCS to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and at the time of such meeting of the stockholders of OCMCS, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

     3.24 Disclosure. No representation or warranty by OCMCS in this Agreement or in any other certificate or document required by this Agreement to be delivered to FPA and Sub contains any untrue statement of a Material fact or omits to state any Material fact necessary to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF SJMC

     SJMC represents and warrants to FPA and Sub that the statements contained in this Article IV are true, correct and complete as of the Signing Date and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Signing Date throughout this Article), except as set forth in the Exhibits to this Agreement.

     For purposes of the representations and warranties provided in this Article the term "Knowledge of SJMC" shall be defined as the actual knowledge of any person who is at the signing or Closing, as applicable, an officer or director of SJMC. For purposes of this Article IV, the phrase "Material Adverse Effect" or the word "Material" shall mean any event or occurrence that has or, if it occurred reasonably would be expected to have, an adverse effect in each case in excess of Five Hundred Thousand Dollars ($500,000) on the business, condition (financial or otherwise), results of operations, prospects, assets (including intangible assets), properties or liabilities (including contingent liabilities) of SJMC.

     4.1 Organization and Qualification. SJMC is a professional medical corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to carry on its business as currently conducted and to own or lease and operate its properties. SJMC is not, nor is it required to be, qualified to do business as a foreign corporation in any other jurisdiction.

     4.2  Capital Structure. The authorized capital stock of SJMC consists of
(i) One Million (1,000,000) shares of SJMC Class A Common, of which Four Hundred Eight Thousand Six Hundred Seventy-Four (408,674) shares (the "SJMC Class A Shares") are issued and outstanding; and (ii) Five Hundred Thousand (500,000) shares of SJMC Class B Common, of which Three Hundred Six Thousand Three Hundred Seventy-Seven (306,377) shares (the "SJMC Class B Shares") are issued and outstanding. The SJMC Class A Shares and the SJMC Class B Shares are collectively referred to herein as the "SJMC Shares." Other than as set forth in
Exhibit 4.2, all the SJMC Shares are validly issued, fully paid, and nonassessable, and have been so issued in compliance with all federal and state securities laws. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating SJMC to issue any additional shares of its capital stock of any class other than as set forth in Exhibit 4.2.

     4.3 No Subsidiaries. Other than OCMCS, SJMC does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust, or other entity.

     4.4 Authority. SJMC has the requisite power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of SJMC, and no other proceedings on the part of SJMC are necessary to authorize the execution, delivery and performance of this Agreement by SJMC and the consummation by SJMC of the transactions contemplated hereby except for the authorization by the holders of the outstanding shares of SJMC (the "SJMC Shareholders"). This Agreement has been duly and validly executed by SJMC and constitutes a valid and binding obligation of SJMC enforceable in accordance with its terms except (i) as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     4.5 Consents and Approvals. Other than in connection with or in compliance with the provisions of California law, applicable federal and state securities laws, the Knox-Keene Act and the HSR Act, or as otherwise set forth on Exhibit 4.5, no consent, approval or authorization of, or declaration, filing or registration with, any third party, including any government or regulatory authority, is required in connection with the execution and delivery of this Agreement by SJMC and the consummation by SJMC of the transactions contemplated hereby.

     4.6 No Breach. Except as provided in Exhibit 4.6, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of SJMC, (ii) violate any law, order, judgment or decree to which any of SJMC's properties or assets or its shares are bound; (iii) violate or constitute a Material default under (whether after the giving of notice, passage of time or both), or permit the termination of, or impair any rights or increase any obligations of SJMC under, any Material agreement or instrument to which SJMC is a party or by which any part of SJMC's properties or assets is bound or (iv) result in the acceleration of the maturity of any Material debt or obligation of SJMC or in the creation or imposition of any Material lien, charge or encumbrance upon any of the properties or assets of SJMC.

     4.7 Articles of Incorporation, Bylaws. The copies of the Articles of Incorporation and the Bylaws of SJMC which have been heretofore provided to FPA and Sub are true and complete copies of such instruments as amended to date, and such instruments are in full force and effect on the date hereof.

     4.8 OCMCS and SJMC Financial Statements. Exhibits 4.8(a) and 4.8(b) sets forth true and complete copies of the OCMCS and SJMC Financial Statements. The OCMCS and SJMC Financial Statements (i) present fairly the financial position of OCMCS and SJMC at their respective dates and the results of operations and cash flows for the respective periods then ended; (ii) have been prepared in accordance with GAAP consistently followed by OCMCS and SJMC throughout the periods indicated; and (iii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of this paragraph, the term "material" shall be defined pursuant to GAAP and not using any materiality standards applicable elsewhere in this Agreement.

     4.9 Absence of Changes. Since September 30, 1997 and except as set forth on Exhibit 4.9, SJMC has conducted its business only in the ordinary course consistent with past practice and there has been no change and no development in the business, properties, operations, condition (financial or otherwise), or results of operations of SJMC, that had or would be reasonably expected to have a Material Adverse Effect, and there has not been any:

          (a) Capital expenditure by SJMC exceeding Two Hundred Fifty Thousand Dollars ($250,000) (excluding for purposes of this limitation the capital expenditures required for the Santa Ana primary care facility improvements);

          (b) Change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by SJMC;

          (c) Revaluation by SJMC of any of its Material assets;

          (d) Declaration, setting aside, or payment of a dividend or other distribution in respect to the capital stock of SJMC, or any direct or indirect redemption, purchase, or other acquisition by SJMC of any of its shares of capital stock except for such repurchases of shares required by contract, the SJMC Bylaws or applicable law;

          (e) Increase in the salary or other compensation payable or to become payable by SJMC to any of its officers, directors, or employees (other than with respect to the rendering of medical services), or the declaration, payment, or commitment or obligation of any kind for the payment, by SJMC, of a bonus or other additional salary or compensation to any such person other than in the ordinary course of business and other than certain severance agreements entered into with members of management;

          (f) Sale or transfer of any Material asset of SJMC, except in the ordinary course of business or other than the sale of its occupational medicine division; or

          (g) Agreement by SJMC to do any of the things described in the preceding clauses 4.9(a) through 4.9(f).

     4.10 Absence of Undisclosed Liabilities. SJMC does not have any debts, liabilities or obligations of any nature (whether absolute, accrued, unliquidated, contingent or otherwise, whether known or unknown, and whether due or to become due) that would be required by GAAP to be reflected on a balance sheet of SJMC, other than those which (a) are set forth in the SJMC Financial Statements, (b) have been specifically disclosed elsewhere herein, (c) are exempt from disclosure pursuant to this Agreement or GAAP, or (d) have been incurred since the date of the most recent OCMCS and SJMC Financial Statements in the ordinary course of business in amounts and on terms consistent, individually and in the aggregate, with SJMC's past practice.

     4.11 Title to Assets. SJMC is in possession of and has good title to, or has valid leasehold interests in or valid rights under any SJMC Contract (as defined in Section 4.12) to use, all of its properties and assets primarily used in its business and Material to the condition (financial or other) of such business, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) the lien for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not Materially detract from the value of or interfere with the present use of the property subject thereto or affected thereby, or otherwise Materially impair SJMC's business operations (in the manner presently carried on by SJMC) or (iii) as disclosed in the SJMC Financial Statements, and except for such matters which, individually or in the aggregate, would not have a Material Adverse Effect on SJMC. All leases under which SJMC leases any Material amount of real or personal property have been made available to FPA and Sub and are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default by SJMC or event which with notice or lapse of time or both would become a default by SJMC other than defaults under such leases which in the aggregate would not have a Material Adverse Effect on SJMC.

     4.12 Agreements. Exhibit 4.12(a) sets forth a complete and accurate list of (i) all Contracts to which SJMC is a party or by which it or any of its assets is bound as of the date of this Agreement (excluding SJMC Employee Benefit Plans which can be terminated at will without subjecting SJMC to cost or penalty) providing for a commitment for employment or consultation services for a specified or unspecified term to, or otherwise relating to employment or the termination of employment of, any employee; (ii) all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of SJMC to engage in any business activity or compete with any Person in connection with its business or prohibiting or limiting the ability of any Person to compete with SJMC in connection with its business; (iii) all partnership, joint venture, shareholders' or other similar Contracts with any Person in connection with SJMC's business; (iv) all Contracts between SJMC and all hospitals, hospital systems, physician groups, pharmacies, laboratories, home health care agencies, nursing facilities, mental health providers, therapists and other allied health care professionals and institutions (collectively "Providers"); (v) all Contracts relating to the future disposition or acquisition of assets of SJMC, other than dispositions or acquisitions in the ordinary course of business; (vi) all other Contracts with respect to SJMC that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to SJMC or any of its Subsidiaries of more than $200,000 annually and (B) cannot be terminated within sixty (60) days after giving notice of termination without resulting in any Material cost or penalty to SJMC (collectively, the "SJMC Contracts"). Each of the SJMC Contracts is as to SJMC, and to the Knowledge of SJMC is as to the other parties to the SJMC Contracts, in full force and effect and enforceable in all Material respects in accordance with its terms except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as set forth in Exhibit 4.12(a), to the Knowledge of SJMC, SJMC has not received written notice of cancellation of or intent to cancel any of the SJMC Contracts and there exists no event of default or occurrence, condition or act on the part of SJMC or, to the Knowledge of SJMC, on the part of the other party to such SJMC Contracts which constitutes or would constitute (with notice or lapse of time or both) a Material breach or would cause or permit acceleration of any Material obligation of SJMC. All SJMC Contracts between SJMC and providers of primary, specialty and ancillary medical services are in the forms of agreement(s) attached as
Exhibit 4.12(b) except as provided in Exhibit 4.12.(b).

     4.13 Insurance. Exhibit 4.13 is an accurate description of all insurance policies held by SJMC concerning its business and properties. SJMC is not in default with respect to payment of premiums on any such policy. SJMC believes that such insurance policies are commercially reasonable in amount and coverage. Except as set forth in Exhibit 4.13 or Exhibit 4.15, no claim is pending under any such policy.

     4.14 Taxes. Except as set forth in Exhibit 4.14, SJMC has timely filed or caused to be timely filed all federal, state, local and foreign income and other Material Tax returns required under applicable law to be filed on or before the Closing Date (or obtained extensions to file) and to the Knowledge of SJMC all such returns are true and correct in all Material respects. SJMC has paid or made provision for all Material Taxes and other charges which have or may become due for the periods covered by such returns. There have been no Material adverse adjustments as a result of any examination or investigation of any period for which any such return was or should have been filed or any Tax matter relating thereto, and none of the tax returns or reports of SJMC is currently under investigation or examination. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax return for any period. There are no Material liens for Taxes upon any property or assets of SJMC, except for liens for taxes not yet due. All Taxes owed by SJMC or which SJMC is obligated to withhold from amounts owing to any employee, creditor or third party have been paid or reserved for payment.

     4.15 Litigation. Except as set forth in Exhibit 4.15, (i) there are no actions, suits, arbitrations or proceedings to the Knowledge of SJMC pending or threatened against, relating to or affecting, nor to the Knowledge of SJMC are there any governmental or regulatory authority investigations or audits pending or threatened against, relating to or affecting, SJMC or any of its assets and properties which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on SJMC or on the ability of SJMC to consummate the transactions contemplated by this Agreement, (ii) SJMC is not subject to any order of any governmental or regulatory authority which, individually or in the aggregate, is having or would be reasonably expected to have a Material Adverse Effect on SJMC or on the ability of SJMC to consummate the transactions contemplated by this Agreement and (iii) there are no Material Medicare, Medicaid or other managed care recoupment or recoupments of any third-party payor being sought, threatened, requested or claimed against SJMC.

     4.16 Compliance with Laws, Etc. SJMC is in compliance with the following, except as set forth on Exhibit 4.16 and/or except where such noncompliance would not have a Material Adverse Effect on SJMC and OCMCS taken as a whole: (a) all judgments, orders, rulings, injunctions, decrees and settlements issued by or with any court, administrative agency or other governmental authority or agency,
(b) all permits, licenses, franchises and other governmental authorizations and
(c) all federal and state laws applicable to SJMC, including, without limitation the handling and disposition of medical wastes and hazardous or toxic substances. Since 1994, no state or federal governmental entity has revoked or Materially limited any license of SJMC Material to its business, and no investigation or proceeding is to SJMC's Knowledge pending or threatened, which involves the revocation or Material limitation of any of such licenses or certificates. To the Knowledge of SJMC, SJMC is not in possession of any information which would lead such party to believe that any licenses or permits necessary to the conduct of the business of SJMC as presently conducted will not remain in full force and effect for the complete duration of their terms. SJMC has made available to FPA and Sub all Material filings made to, and all inspection or compliance reports or correspondence received from, governmental entities for the last three years and will make available to FPA and Sub all other permits as requested by FPA and Sub.

     4.17 Brokers. No broker, finder or investment banker has acted directly or indirectly for SJMC in connection with this Agreement or the transaction contemplated thereby other than Cowen & Company. SJMC shall have paid any and all fees or other amounts due to Cowen & Company on or before the Closing.

     4.18 Employees. Exhibit 4.18 is a list of the names of all employees of SJMC, stating the rates of compensation payable to each.

     4.19  Employee Benefit Plans; ERISA.

        (a) Except as set forth in Exhibit 4.19:

             (i) to the Knowledge of SJMC, no prohibited transaction within the meaning of Section 406 or 407 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code with respect to any SJMC Employee Benefit Plan (as defined below) has occurred during the five-year period preceding the date of this Agreement;

             (ii) there is no outstanding liability (except for premiums due) under Title IV of ERISA with respect to any SJMC Employee Benefit Plan;

             (iii) neither the Pension Benefit Guaranty Corporation (the "PBGC") nor SJMC has instituted proceedings to terminate any SJMC Employee Benefit Plan;

             (iv) full payment has been made of all amounts which SJMC was required to have paid as a contribution to the SJMC Employee Benefit Plans as of the last day of the most recent fiscal year of each of the SJMC Employee Benefit Plans ended prior to the date of this Agreement, and none of the SJMC Employee Benefit Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each such SJMC Employee Benefit Plan ended prior to the date of this Agreement;

             (v) the value on a termination basis of accrued benefits under each of the SJMC Employee Benefit Plans which is subject to Title IV of ERISA, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such SJMC Employee Benefit Plan's actuary with respect to each such SJMC Employee Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such SJMC Employee Benefit Plan;

             (vi) except for the Section 401(k) plans maintained by Primary Care Doctors of California, each of the SJMC Employee Benefit Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has either applied for a determination, or has been determined by the IRS, to be so qualified and such determination has not been modified, revoked or limited;

             (vii) each of the SJMC Employee Benefit Plans is, and its administration is and has been during the five-year period preceding the date of this Agreement in all Material respects in compliance with, and SJMC has not received any claim or notice that any such SJMC Employee Benefit Plan is not in compliance with, all applicable laws and orders and prohibited transaction exemptions, including, without limitation, the requirements of ERISA;

             (viii) to the Knowledge of SJMC, there are no Material pending, threatened or anticipated claims involving any of the SJMC Employee Benefit Plans other than claims for benefits in the normal course;

             (ix) to the Knowledge of SJMC, during the five-year period preceding the date of this Agreement, SJMC has not entered into any transaction which could subject such entity to liability under Section 302(c)(ii), 4062, 4063, 4064, or 4069 of ERISA and no "reportable event" within the meaning of Section 4043 of ERISA has occurred with respect to any SJMC Employee Benefit Plan;

             (x) SJMC is not in default in performing any of its contractual obligations under any of the SJMC Employee Benefit Plans or any related trust agreement or insurance contract;

             (xi) there are no Material outstanding liabilities of any SJMC Employee Benefit Plan other than liabilities for benefits to be paid to participants in such SJMC Employee Benefit Plan and their beneficiaries in accordance with the terms of such SJMC Employee Benefit Plan; and

             (xii) SJMC does not maintain and is not obligated to provide benefits under any life, medical or health plan which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Reconciliation Act of 1985, as amended.

          (b) Except as set forth in Exhibit 4.19, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will accelerate benefits under any SJMC Employee Benefit Plan.

          (c) As used herein:

             (i) "SJMC Employee Benefit Plan" means any Plan entered into, established, maintained, contributed to or required to be contributed to by SJMC and existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Effective Time and, in the case of a Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, at any time during the five-year period preceding the date of this Agreement; and

             (ii) "Plan" means any employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workers' compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

     4.20 Permits, Etc. SJMC owns or validly holds all licenses, permits, certificates of authority, registrations, franchises and similar consents granted or issued by any applicable governmental or regulatory authority, used or held for use which are required to conduct and Material to the condition of its business.

     4.21 Labor Controversies.

          (a) There are no controversies pending or, to the Knowledge of SJMC, threatened between SJMC and any representatives of any of SJMC's employees which would have a Material Adverse Effect on SJMC.

          (b) To SJMC's Knowledge, there are no organizational efforts presently being made involving any of the presently unorganized employees of SJMC.

          (c) SJMC has complied in all Material respects with all laws relating to the employment of labor, including without limitation, any provisions thereof relating to wages, hours, collective bargaining, and the payment of social security and similar taxes.

          (d) No person has asserted that SJMC is liable in any Material amount for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing, except for such controversies, organizational efforts, non-compliance and liabilities which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on SJMC.

     4.22 Accounting Matters. To the Knowledge of SJMC, neither SJMC nor any of its affiliates has taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by FPA and Sub or any of its affiliates) would cause SJMC not to meet the conditions that must be met to be a party to a business combination accounted for as a pooling of interests.

     4.23 Tax-Free Reorganization. SJMC has not taken and has not agreed to take any action that would interfere with the ability of FPA and Sub to treat the transactions contemplated by this Agreement as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code.

     4.24 Registration Statement and Proxy Statement/Prospectus. None of the information to be supplied by SJMC for inclusion in the (i) Registration Statement or (ii) the Proxy Statement/Prospectus, will, in the case of the Proxy Statement/Prospectus or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement/Prospectus and any amendments or supplements thereto, and at the time of the meeting of the shareholders of SJMC to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and at the time of such meeting of the shareholders of SJMC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

     4.25 Disclosure. No representation or warranty by SJMC in this Agreement or in any other certificate or document required by this Agreement to be delivered to FPA and Sub contains any untrue statement of a fact or omits to state any Material fact necessary to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF FPA AND SUB

     Each of FPA and Sub represents and warrants to OCMCS and SJMC that the statements contained in this Article V are true, correct and complete as of the Signing Date and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Signing Date throughout this Article), except as set forth in the Exhibits to this Agreement.

     For purposes of the representations and warranties provided in this Article V, the term "Knowledge of FPA and Sub" shall be defined as the actual knowledge of any person who is at the signing or Closing, as applicable, an officer or director of FPA or Sub, as the case may be. For purposes of this Article V, the phrase "Material Adverse Effect" or the word "Material" shall mean any event or occurrence that has or, if it occurred reasonably would be expected to have, ran adverse effect in each case in excess of Fifty Million Dollars ($50,000,000) on the business, condition (financial or otherwise), results of operations, prospects, assets (including intangible assets), properties or liabilities (including contingent liabilities) of FPA and its Subsidiaries, taken as a whole.

     5.1  Organization and Qualification.

          (a) FPA. FPA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as currently conducted and to own or lease and operate its properties. FPA is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, are not having and would not be reasonably expected to have a Material Adverse Effect on FPA and its Subsidiaries taken as a whole.

          (b) Sub. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to carry on its business as currently conducted and to own or lease and operate its properties. Sub is not, nor is it required to be, qualified to do business as a foreign corporation in any other jurisdiction.

          5.2  Capital Structure.

          (a) FPA. The authorized capital stock of FPA consists solely of Ninety-Eight Million (98,000,000) shares of FPA Common Stock and Two Million (2,000,000) shares of preferred stock, par value $0.002 per share ("FPA Preferred Stock"). As of December 31, 1997, 42,799,488 shares of FPA Common Stock were issued and outstanding, no shares were held in the treasury of FPA, options to purchase 7,992,797 shares of FPA Common Stock were outstanding under FPA Option Plans and 532,163 shares were reserved for issuance pursuant to the exercise of outstanding warrants ("FPA Warrants"). There has been no change in the number of issued and outstanding shares of FPA Common Stock or shares of FPA Common Stock held in treasury or reserved for issuance since such date other than as a result of the exercise of Options pursuant to the FPA Option Plans or the exercise of FPA Warrants. As of the date hereof, no shares of FPA Preferred Stock are issued and outstanding. All of the issued and outstanding shares of FPA Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement and except as set forth in
     Exhibit 5.2(a) or in the FPA SEC Reports (as defined in Section 5.7), there are no outstanding Options obligating FPA to issue or sell any shares of capital stock of FPA or to grant, extend or enter into any Option with respect thereto, and there are no rights to register any of FPA's securities under the Securities Act. The Aggregate FPA Shares, when issued and delivered at the Closing in accordance with this Agreement, will be duly authorized, validly issued and fully paid and nonassessable. The Aggregate FPA Shares will have been offered and sold in compliance with all applicable federal securities laws pursuant to the S-4 Registration Statement which, as of or prior to the Closing, will be effective in accordance with the provisions of the Securities Act and any state "blue sky" or securities laws approvals, consents or filings necessary for the offer and sale of the Aggregate FPA Shares to the OCMCS Stockholders and the SJMC Shareholders shall have been obtained or made, as applicable, with no stop-orders having been issued with respect to such offers or sales by the SEC or any state authorities. FPA shall convey good and marketable title to the Aggregate FPA Shares to the OCMCS Stockholders and SJMC Shareholders at the Effective Time. The certificates representing the Aggregate FPA Shares, when issued in accordance with this Agreement, will be in due and proper form as authorized by the FPA Board of Directors and will be duly and validly executed by representatives of FPA authorized by the FPA Board of Directors to execute such certificates.

          (b) Sub. The authorized capital stock of Sub consists solely of 100 shares of common stock, no par value per share ("Sub Common Stock"). As of January 8, 1998, 10 shares of Sub Common Stock were issued and outstanding and no shares are held in treasury. There has been no change in the number of issued and outstanding shares of Sub Common Stock since such date. All of the issued and outstanding shares of Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding Options obligating Sub to issue or sell any shares of capital stock of Sub or to grant, extend or enter into any Option with respect thereto, and there are no rights to register any of Sub's securities under the Securities Act.

     5.3 Authority. Each of FPA and Sub has the requisite power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Boards of Directors of FPA and Sub, and by FPA as the sole shareholder of Sub, and no other proceedings on the part of FPA or Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is a valid and binding obligation of FPA and Sub enforceable in accordance with its terms except (i) as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     5.4 Consents and Approvals. Other than in connection with or in compliance with the provisions of Delaware and California law, applicable federal and state securities laws, the Knox-Keene Act and the HSR Act, or as otherwise set forth on Exhibit 5.4, no consent, approval or authorization of, or declaration, filing or registration with, any third party, including any government or regulatory authority, is required in connection with the execution and delivery of this Agreement by FPA and Sub and the consummation by FPA and Sub of the transactions contemplated hereby.

     5.5 No Breach. Except as provided in Exhibit 5.5, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of FPA or the Articles of Incorporation or Bylaws of Sub, (ii) violate any law, order, judgment or decree to which any of FPA's or Sub's properties or assets or its shares are bound; (iii) violate or constitute a Material default under (whether after the giving of notice, passage of time or both), or permit the termination of, or impair any rights or increase any obligations of FPA or Sub under, any Material agreement or instrument to which FPA or Sub is a party or by which any part of FPA's or Sub's properties or assets is bound or (iv) result in the acceleration of the maturity of any Material debt or obligation of FPA or Sub or in the creation or imposition of any Material lien, charge or encumbrance upon any of the properties or assets of FPA or Sub.

     5.6 Charter Documents. The copies of the Certificate of Incorporation and the Bylaws of FPA and the Articles of Incorporation and the Bylaws of Sub which have been heretofore provided to OCMCS and SJMC are true and complete copies of such instruments as amended to date, and such instruments are in full force and effect on the date hereof.

     5.7 SEC Reports and FPA Financial Statements. FPA has made available to OCMCS and SJMC a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by FPA with the SEC since January 1, 1997 (as such documents have since the time of their filing been amended or supplemented, the "FPA SEC Reports"), which are all the documents (other than preliminary material) that FPA was required to file with the SEC since such date. As of their respective dates, the FPA SEC Reports (i) complied as to form in all Material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the FPA SEC Reports (the "FPA Financial Statements") complied as to form in all Material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which are not expected to be, individually or in the aggregate, Materially Adverse to FPA and its Subsidiaries taken as a whole) the consolidated financial position of FPA and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

     5.8 Absence of Changes. Since September 30, 1997, there has not been any Material Adverse Change to FPA and its Subsidiaries taken as a whole.

     5.9 Absence of Undisclosed Liabilities. FPA and Sub do not have any debts, liabilities or obligations of any nature (whether absolute, accrued, unliquidated, contingent or otherwise, whether known or unknown, and whether due or to become due) which are likely to have a Material Adverse Effect on FPA and its Subsidiaries taken as a whole, other than those which (a) are set forth in the FPA Financial Statements, (b) have been specifically disclosed elsewhere herein, (c) are exempt from disclosure pursuant to this Agreement, or (d) have been incurred since the date of the most recent FPA Financial Statements in the ordinary course of business in amounts and on terms consistent, individually and in the aggregate, with FPA's past practice.

     5.10 Taxes. FPA and Sub have each timely filed or caused to be timely filed all federal, state, local and foreign income and other Material Tax returns required under applicable law to be filed on or before the Closing Date (or obtained extensions to file) and to the Knowledge of FPA and Sub, all such returns are true and correct in all Material respects. FPA and Sub have each paid or made provision for all Material Taxes and other charges which have or may become due for the periods covered by such returns. There have been no Material adverse adjustments as a result of any examination or investigation of any period for which any such return was or should have been filed or any Tax matter relating thereto, and none of the tax returns or reports of FPA or Sub is currently under investigation or examination. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax return for any period. There are no Material liens for Taxes upon any property or assets of FPA or Sub, except for liens for taxes not yet due. All Taxes owed by FPA or Sub or which FPA or Sub is obligated to withhold from amounts owing to any employee, creditor or third party have been paid or reserved for payment.

     5.11 Litigation. Except as disclosed in the FPA SEC Reports filed prior to the date of this Agreement, (i) there are no actions, suits, arbitrations or proceedings or, to the Knowledge of FPA and Sub, pending or threatened against, relating to or affecting, nor to the Knowledge of FPA and Sub are there any governmental or regulatory authority investigations or audits pending or threatened against, relating to or affecting, FPA or

Sub or any of their respective assets and properties which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on FPA and its Subsidiaries taken as a whole or on the ability of FPA or Sub to consummate the transactions contemplated by this Agreement, (ii) neither FPA nor Sub is subject to any order of any governmental or regulatory authority which, individually or in the aggregate, is having or would be reasonably expected to have a Material Adverse Effect on FPA and its Subsidiaries taken as a whole or on the ability of FPA or Sub to consummate the transactions contemplated by this Agreement and (iii) there are no Material Medicare, Medicaid or other managed care recoupment or recoupments of any third-party payor being sought, threatened, requested or claimed against FPA or Sub.

     5.12 Compliance with Laws, Etc. Each of FPA and Sub is in compliance with the following, except where such noncompliance would not have a Material Adverse Effect on FPA and its Subsidiaries taken as a whole: (a) all judgments, orders, rulings, injunctions, decrees and settlements issued by or with any court, administrative agency or other governmental authority or agency, (b) all permits, licenses, franchises and other governmental authorizations and (c) all federal and state laws applicable to it, including, without limitation the Employee Retirement Income Security Act and the handling and disposition of medical wastes and hazardous or toxic substances. Sub is in compliance with all laws, regulations and orders related to the Knox-Keene Act and applicable to limited Knox-Keene licensees, including but not limited to compliance with tangible net equity requirements of the Knox-Keene Act, except where the failure to comply would not have a material adverse effect on Sub. As of the date hereof, there are no administrative or enforcement actions against Sub by the California Department of Corporations and, to the Knowledge of Sub, there are no threatened administrative or enforcement actions against Sub.

     5.13 Brokers. No broker, finder or investment banker has acted directly or indirectly for FPA or Sub in connection with this Agreement or the transaction contemplated thereby other than Volpe, Brown, Whelan & Company, LLC. FPA shall pay any and all fees or other amounts due to Volpe, Brown, Whelan & Company, LLC.

     5.14 Permits, Etc. Each of FPA and Sub owns or validly holds all licenses, permits, certificates of authority, registrations, franchises and similar consents granted or issued by any applicable governmental or regulatory authority, used or held for use and Material to the conduct of their respective businesses.

     5.15 Accounting Matters. To the Knowledge of FPA and Sub, neither FPA nor any of its Subsidiaries has taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by OCMCS, SJMC or any of their affiliates) would prevent FPA from accounting for the acquisition of the SJMC Shares as contemplated by this Agreement as a pooling of interests.

     5.16 Tax-Free Reorganization. Neither FPA nor Sub has taken or agreed to take any action that would interfere with the ability of FPA to treat the Merger as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and
Section 368(a)2)(D) of the Code. Neither FPA nor Sub has any current intention or plan to sell or otherwise dispose of the assets of OCMCS and/or SJMC after the Closing, other than such sales or dispositions of assets occurring in the ordinary course of business.

     5.17 Registration Statement and Proxy Statement. None of the information to be supplied by FPA for inclusion in the Registration Statement or the Proxy Statement/Prospectus will, in the case of the Proxy Statement/Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement/Prospectus and any amendments or supplements thereto, and at the time of the meeting of the stockholders of OCMCS and the shareholders of SJMC, contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and at the time of such meeting, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Proxy Statement/Prospectus, as of its effective time, will comply as to form in all Material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by FPA with respect to information supplied by OCMCS or SJMC for inclusion therein.

     5.18 Multi-State Payor Contracts. Exhibit 5.18 sets forth a complete and accurate list of the payor contracts to which FPA or any of its Subsidiaries is a party (the "Multi-state Contracts"). Each of the Multi-state Contracts is as to FPA or such Subsidiaries, and to the Knowledge of FPA and Sub is as to the other parties to the Multistate Contracts, in full force and effect and enforceable in all Material respects in accordance with its terms except that
(i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     5.19 Disclosure. No representation or warranty by FPA or Sub in this Agreement or in any other certificate or document distributed to OCMCS and SJMC contains any untrue statement of a Material fact or omits to state any Material fact necessary to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE VI
                             PRE-CLOSING COVENANTS

     6.1 Conduct of Business. During the period from the date hereof through the Closing Date or earlier termination of this Agreement, and except as otherwise provided in this Agreement, OCMCS and SJMC covenant and agree that (except as expressly contemplated or permitted by this Agreement, or to the extent that FPA and Sub shall otherwise consent in writing):

          (a) Each of OCMCS and SJMC shall conduct its business only in, and each of OCMCS and SJMC shall not take any action except in, the ordinary course consistent with past practice.

          (b) Without limiting the generality of paragraph (a) of this Section, and except as set forth in this Section 6.1(b), (i) each of OCMCS and SJMC shall use all commercially reasonable efforts to preserve intact in all Material respects its present business organization and reputation, to keep available the services of its key officers and employees, to maintain its assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on its tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve its relationships with customers and suppliers and others having significant business dealings with it and to comply in all Material respects with all laws and orders of all governmental or regulatory authorities applicable to it, and (ii) each of OCMCS and SJMC shall not:

             (i) amend or propose to amend its certificate or articles of incorporation or bylaws (or other comparable corporate charter documents), except as otherwise contemplated by this Agreement;

             (ii) (w) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, (x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (z) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any option with respect thereto except for such repurchases of shares required by contract, the SJMC Bylaws or applicable law;

             (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any option with respect thereto (other than the issuance of shares of OCMCS Stock upon exercise of previously granted options pursuant to the OCMCS Option Plans in accordance with their present terms), or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto;

             (iv) acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation,

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

        partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are Material, individually or in the aggregate, to OCMCS or SJMC;

             (v) other than dispositions of assets which are not, individually or in the aggregate, Material to OCMCS or SJMC, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties;

             (vi) except to the extent required by applicable law or as necessary or appropriate to comply with GAAP, (x) permit any Material change in (A) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventor, credit, allowance or tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (y) make any Material tax election or settle or compromise any Material income tax liability with any governmental or regulatory authority;

             (vii) enter into, adopt, amend in any Material respect (except as may be required by applicable law) or terminate any OCMCS Employee Benefit Plan or SJMC Employee Benefit Plan or, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a Material increase in benefits or compensation expense to OCMCS or SJMC, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of the date hereof; provided, however, that OCMCS or SJMC may pay normal and customary bonuses so long as the aggregate payments made do not exceed Three Million Dollars ($3,000,000) in the aggregate and, provided, further, that OCMCS or SJMC may hire and terminate employees in the ordinary course of business after discussion with FPA and Sub;

             (viii) enter into any contract or amend or modify any existing contract, or engage in any new transaction, outside the ordinary course of business or not consistent with past practice or not on an arm's length basis, with any affiliate of OCMCS or SJMC;

             (ix) make any capital expenditures or commitments for additions to plant, property or equipment constituting capital assets except in the ordinary course of business consistent with past practice in an aggregate amount exceeding Two Hundred Fifty Thousand Dollars $250,000 (excluding for purposes of this limitation the capital expenditures required for the Santa Ana primary care facility improvements);

             (x) make any change in the Material lines of business in which it participates or is engaged;

             (xi) take any action to cause the transactions contemplated by this Agreement not to be treated as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)2)(D) of the Code; or

             (xii) enter into any contract, agreement, commitment or arrangement to do or engage in any of the foregoing.

     OCMCS and SJMC on a combined basis shall have cash and marketable securities at the end of each month prior to the Closing Date equal to the amounts listed on Exhibit 6.1 for each such month; provided, however, if OCMCS and SJMC fail to meet the amounts listed for any given month, FPA and Sub may waive the requirement for that month, and such waiver shall not be unreasonably withheld.

     6.2 Covenants of FPA and Sub. At all times from and after the date hereof until the Closing Date, each of FPA and Sub covenants and agrees that (except as expressly contemplated or permitted by this Agreement, or to the extent that OCMCS and SJMC shall otherwise consent in writing): (i) each of FPA and Sub shall not make any Material changes to its business or structure which would reasonably be expected to have an adverse effect on the consideration to be received by the OCMCS Stockholders and the SJMC Shareholders; (ii) each of FPA and Sub shall use all reasonable efforts to take all such actions as are necessary to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement; and (iii) each of FPA and Sub shall not take any action to cause the transactions contemplated by this Agreement not to be treated as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)2)(D) of the Code.

     6.3 Advice of Changes. Each party shall confer on a regular and frequent basis with the others with respect to its business and operations and other matters relevant to the Agreement and the transactions contemplated hereby, and shall promptly advise the others, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any governmental or regulatory authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, could have, a Material Adverse Effect on OCMCS, SJMC, FPA or Sub, as the case may be, or on the ability of OCMCS, SJMC, FPA or Sub, as the case may be, to consummate the transactions contemplated hereby.

     6.4  Access to Information; Confidentiality.

          (a) OCMCS and SJMC shall, throughout the period from the date hereof to the Closing Date, (i) provide to FPA and Sub and its directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives (collectively, "Representatives") with full access, upon reasonable prior notice, and during normal business hours, to OCMCS and SJMC, and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of such party, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by OCMCS or SJMC, pursuant to the requirements of federal or state securities laws or filed with any other governmental or regulatory authority as it relates to this Agreement and the transactions contemplated hereby, and (y) all other information and data (including, without limitation, copies of OCMCS Contracts, OCMCS Employee Benefit Plans, SJMC Contracts, SJMC Employee Benefit Plans, and other books and records) concerning the business and operations of OCMCS or SJMC, as FPA or Sub or any of such other persons reasonably may request so long as such information relates to this Agreement and the transactions contemplated hereby. No investigation pursuant to this paragraph or otherwise shall affect any representation or warrant contained in this Agreement or any condition to the obligations of the parties hereto. FPA shall provide to OCMCS and SJMC promptly upon filing copies of all FPA SEC Reports.

          (b) Each party will hold, and will use its best efforts to cause its Representatives to hold, in strict confidence, unless (i) compelled to disclose by judicial or administrative process or by other requirements of applicable laws or governmental or regulatory authorities (including, without limitation, in connection with obtaining the necessary approvals of this Agreement or the transactions contemplated hereby of governmental or regulatory authorities), or (ii) disclosed in any action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party furnished to it by such other party or its Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to (x) have been previously known by OCMCS, SJMC, FPA or Sub, as the case may be, or its Representatives, (y) have been in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of OCMCS, SJMC, FPA or Sub, as the case may be, and its Representatives or (z) be or have become available to OCMCS, SJMC, FPA or Sub, as the case may be, on a nonconfidential basis from a source which, to the best of the receiving party's knowledge after due inquiry, is not prohibited from disclosing such information to OCMCS, SJMC, FPA or Sub, as the case may be, by a legal, contractual or fiduciary obligation to the other parties. In the event that this Agreement is terminated without the transactions contemplated hereby having been consummated, upon the request of OCMCS, SJMC, FPA or Sub, as the case may be, the other party will, and will cause its Representatives to, promptly (and in no event later than five (5) days after such request) redeliver or cause to be redelivered all copies of documents and information furnished by OCMCS, SJMC, FPA or Sub, as the case may be, or its Representatives to such party and its Representatives in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other

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

     writings related thereto or based thereon prepared by OCMCS, SJMC, FPA or Sub, as the case may be, or its Representatives.

     6.5 Registration Statement and Proxy Statement. FPA will file with the SEC as soon as is reasonably practicable after the date hereof the Proxy Statement/Prospectus and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. FPA shall also take any action required to be taken under applicable state blue sky, securities laws or rules or regulations of any national securities exchange or Nasdaq in connection with the issuance of FPA Common Stock pursuant hereto. FPA, Sub, OCMCS and SJMC shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the preceding two sentences.

     6.6 Inclusion of Shares on Nasdaq. FPA shall file the application for original listing of the shares of FPA Common Stock on the Nasdaq National Market to be issued in accordance with this Agreement on or before the Closing Date.

     6.7 Approval of the OCMCS Stockholders and the SJMC Shareholders. Each of OCMCS and SJMC shall use all reasonable efforts to obtain approval of this Agreement by its stockholders and shareholders (the "OCMCS/SJMC Shareholders' Approval") as soon as reasonably practicable after the date hereof. Subject to the exercise of fiduciary obligations under applicable law as advised by independent counsel, each of OCMCS and SJMC shall recommend, through its Board of Directors, to the OCMCS Stockholders and the SJMC Shareholders, as the case may be, that it is in the best interest of the stockholders of OCMCS and the shareholders of SJMC, as the case may be, to approve this Agreement and the transactions contemplated hereby, and each shall use its best efforts to obtain such approval.

     6.8 Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement, each of OCMCS, SJMC, FPA and Sub will proceed diligently and in good faith and will use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to, as promptly as practicable, (i) obtain all consents, approvals or actions of, make all filings with and give all notices to governmental or regulatory authorities or any other public or private third parties required of OCMCS, SJMC, FPA or Sub to consummate the transactions contemplated by this Agreement and the other matters contemplated hereby, and (ii) provide such other information and communications to such governmental or regulatory authorities or other public or private third parties as the other party or such governmental or regulatory authorities or other public or private third parties may reasonably request in connection therewith.

     6.9 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, and except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

     6.10 Notice and Cure. Each of OCMCS and SJMC, on the one hand, and FPA and Sub, on the other hand, will notify the other in writing of, and contemporaneously will provide the other with, true and complete copies of any and all information or documents relating to, and will use best efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to such party, occurring after the date of this Agreement that causes or will cause any covenant or agreement of OCMCS, SJMC, FPA or Sub, as the case may be, under this Agreement to be breached or that renders or will render untrue any representation or warrant of OCMCS, SJMC, FPA or Sub, as the case may be, contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Each of OCMCS, SJMC, FPA or Sub, as the case may be, also will notify the others in writing of, and will use best efforts to cure, before the Closing, any violation or breach, as soon as practical after it becomes known to such party, of any representation, warrant, covenant or agreement made by OCMCS, SJMC, FPA or Sub, as the case may be, in this Agreement, whether occurring or arising prior to, on or after the date of this Agreement. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

     6.11 Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each of OCMCS, SJMC, FPA or Sub will take or cause to be taken all steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the others' obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither OCMCS, SJMC, FPA nor Sub will take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

     6.12 No Solicitations. Prior to the Closing Date, each of OCMCS and SJMC agrees (a) that it shall not, and it shall use its best efforts to cause its Representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, consolidation or other business combination including OCMCS or SJMC or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (i) all or any significant portion of the assets of OCMCS or SJMC, or (ii) any of the outstanding shares of OCMCS Stock or SJMC Stock or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or group relating to any Alternative Proposal (excluding the transactions contemplated by this Agreement), or otherwise facilitate any effort or attempt to make or implement any Alternative Proposal;
(b) that it will notify FPA and Sub promptly if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any such person or group; and (c) that it will, prior to accepting any Alternative Proposal, (i) receive a determination from an independent financial advisor (which could include the current financial advisors to OCMCS and SJMC) that such Alternative Proposal is more favorable (from a financial point of view) to the OCMCS Stockholders or the SJMC Shareholders, as the case may be, than the transactions contemplated by this Agreement and (ii) determine in the exercise of its fiduciary obligations under applicable law as advised by independent counsel (which could include the law firm of Klein & Martin) that such Alternative Proposal is more favorable to the OCMCS Stockholders or the SJMC Shareholders, as the case may be, than the transactions contemplated by this Agreement, and give FPA and Sub at least three (3) days to offer a counterproposal prior to executing such definitive agreement; provided, however, that nothing contained in this Section 6.12 shall prohibit the Board of Directors of OCMCS or SJMC, as the case may be, from (1) furnishing information to or entering into discussions or negotiations with any person or group that makes an unsolicited bona fide Alternative Proposal, if, and only to the extent that, (A) the Board of Directors of OCMCS or SJMC, as the case may be, determines in good faith that such action is required or appropriate for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (B) the Board of Directors has reasonably concluded in good faith that the person or group making such Alternative Proposal will have adequate sources of financing to consummate such Alternative Proposal and that such Acquisition Proposal is more favorable to the OCMCS Stockholders or the SJMC Shareholders, as the case may be, than the transactions contemplated by this Agreement and (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or group, each of OCMCS and SJMC provides written notice to FPA and Sub to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or group; and (2) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to any Alternative Proposal.

     6.13 Pooling of Interests. From and after the date hereof and until the Closing Date, neither OCMCS, SJMC, FPA nor Sub, nor affiliates of any such party, shall knowingly take any action, or knowingly fail to take any action, that would jeopardize the treatment of Sub's acquisition of SJMC as a "pooling of interests" for financial and accounting purposes. Following the Closing Date, each of FPA and Sub shall use its best efforts to conduct the business of SJMC in a manner that would not jeopardize the characterization of the acquisition of the SJMC Shares as contemplated by this Agreement as a "pooling of interests" for financial and accounting purposes.

     6.14 Affiliate Letters. Within five (5) business days after the date of this Agreement, (i) OCMCS and SJMC shall deliver to FPA and Sub a letter identifying all persons who may be deemed affiliates of OCMCS or SJMC under Rule 145 promulgated under the Securities Act ("Rule 145"), including, without limitation, all directors and executive officers of OCMCS and SJMC, (ii) OCMCS and SJMC shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws, and (iii) SJMC shall advise the affiliates of SJMC of Accounting Series Release Number 135 ("ASR 135"). Each of SJMC, FPA and Sub shall use its reasonable best efforts to obtain as soon as practicable after the date hereof from affiliates of SJMC, FPA and Sub, as the case may be, an agreement that such persons will comply with the provisions of ASR 135.

     6.15 Public Announcements. On and after the date hereof and through the Closing Date or earlier termination of this Agreement, none of the parties shall issue any press release or make any public statement prior to obtaining the other parties' written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent that in the opinion of counsel to the party proposing to make such disclosure, immediate disclosure is required by law or any listing agreement of either party hereto and the disclosing party is unable to contact the other party after using commercially reasonable efforts. Such opinion of counsel shall be confirmed in writing and promptly delivered to the other party. The parties may disclose information with respect to the transactions contemplated hereby to their employees, agents and consultants only to the extent such persons have a need to know and agree to be bound by the terms hereof relative to the disclosure of such information.

     6.16  Third Party Consents.

          (a) HSR Act. Each party agrees promptly to file a notification and report in accordance with the HSR Act and shall use its best efforts to complete the Federal Government's antitrust review of the transactions contemplated herein under the HSR Act which includes promptly furnishing any additional information requested of it under the HSR Act. Each party shall bear the cost of its respective HSR Act filing.

          (b) Knox-Keene Act. Sub agrees promptly to file a notification and report of material modification in accordance with the Knox-Keene Act, subject to review by OCMCS and SJMC prior to such filing, and shall use its best efforts to (i) cause the California Department of Corporations' review of the transactions contemplated herein under the Knox-Keene Act to be completed as promptly as practicable, which includes promptly furnishing any additional information requested of it under the Knox-Keene Act, and
     (ii) obtain approval of such material modification from the California Department of Corporations. FPA and Sub shall bear the cost of the Knox-Keene Act material modification filing and obtaining the California Department of Corporations' approval.

          (c) Other Consents. OCMCS, SJMC, FPA and Sub shall use reasonable efforts to obtain any other required third party consents and any required governmental permits or licenses, prior to Closing. The Consents listed on
     Exhibit 6.16(c) will be required as a condition to FPA's and Sub's obligation to effect the Closing. Each party shall be responsible for any and all costs and expenses of obtaining such consents as are required to be obtained by such party.

     6.17 Updated OCMCS and SJMC Financial Statements. As soon as available, but in no event later than March 15, 1998, OCMCS and SJMC shall deliver to FPA and Sub the audited OCMCS and SJMC Financial Statements for the year ended December 31, 1997 (after consultation with FPA) and, in the event the transactions contemplated by this Agreement have not been consummated by March 31, 1998, as soon as available, but in no event later than May 15, 1998, the unaudited interim OCMCS and SJMC Financial Statements at and for the three months ended March 31, 1998.

                                  ARTICLE VII
                             CONDITIONS TO CLOSING

     7.1 Conditions to the Obligations of the Parties. The respective obligations of each party to effect the transactions contemplated under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions, any one or more of which may be waived by written agreement of all parties:

          (a) No injunction or restraining order shall be in effect to forbid or enjoin, and no suit, action or proceeding shall be pending or threatened to prohibit, nullify or otherwise Materially adversely affect the

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

     consummation of the transactions contemplated by this Agreement or the consideration to be received hereunder.

          (b) The OCMCS/SJMC Shareholders' Approval shall have been obtained.

          (c) The parties and any other person (as defined in the HSR Act and the rules and regulations thereunder) required in connection with the acquisition or the other transactions contemplated by this Agreement to file a Notification and Report Form for Certain Mergers and Acquisitions with the Department of Justice and Federal Trade Commission pursuant to Title 11 of the HSR Act shall have made such filing and the applicable waiting period with respect to each such filing (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

          (d) Sub shall have filed the notice with the California Department of Corporations pursuant to Section 1352 of the Knox-Keene Act and the California Department of Corporations shall have approved of such material modification without any conditions to such approval having or which would be reasonably expected to have a Material Adverse Effect on Sub.

          (e) OCMCS, SJMC, FPA and Sub, as the case may be, shall have obtained and delivered to the other party the written consents (or in lieu thereof waivers) listed in Exhibit 6.16(c).

          (f) There shall have been no law, statute, rule or order, enacted or promulgated which would make the consummation of the transactions contemplated hereby illegal.

          (g) The shares of FPA Common Stock issuable to the OCMCS Stockholders and the SJMC Shareholders in the Merger in accordance with this Agreement shall have been approved for inclusion on the Nasdaq.

          (h) The S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act and any applicable state blue sky laws and no stop order shall have been issued by the SEC or such state authorities with respect to the S-4 Registration Statement.

     7.2 Conditions to the Obligations of FPA and Sub. The obligations of FPA and Sub under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions, any one or more of which may be waived by FPA and Sub in their sole discretion:

          (a) The representations and warranties of OCMCS and SJMC contained in this Agreement or in any certificate or document delivered to FPA and Sub pursuant hereto shall be complete, true and correct in all Material respects on the Closing Date (except for such representations and warranties which are qualified by a materiality standard, in which case such representations and warranties shall be true and correct in all respects), with the same force and effect as though such representations and warranties had been made on and as of the Closing Date and each of OCMCS and SJMC shall have delivered to FPA a certificate, dated the Closing Date and executed on behalf of each of OCMCS and SJMC by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

          (b) OCMCS and SJMC shall have performed in all Material respects all of their Material covenants, obligations and agreements contained in this Agreement to be performed and complied with by them prior to the Closing Date and each of OCMCS and SJMC shall have delivered to FPA a certificate, dated the Closing Date and executed on behalf of each of OCMCS and SJMC by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

          (c) FPA and Sub shall have received all certificates, instruments, agreements, and other documents required by this Agreement to be obtained on or before the Closing Date.

          (d) FPA and Sub shall have received copies of resolutions of each of OCMCS and SJMC certified by a Secretary, Assistant Secretary or other appropriate officer of such company, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (ii) incumbency certificates for each signatory to this Agreement and any documents related thereto.

          (e) FPA shall have received a letter from Deloitte & Touche LLP dated not more than two (2) business days prior to the Effective Time, to the effect that the acquisition of the SJMC Shares as contemplated by this Agreement qualifies for "pooling of interests" accounting treatment if consummated in accordance with this Agreement and if the operations of FPA and the Surviving Corporation are conducted in a manner that do not violate "pooling of interests" accounting treatment. FPA shall have received a letter from Ernst & Young LLP, dated not more than two (2) days prior to the Effective Time, to the effect that SJMC meets the conditions that must be met to be a party to a business combination accounted for as a pooling of interests in accordance with APB. Opinion No. 16 and related interpretations of the American Institute of Certified Public Accountants, consensuses of the FASB's Emerging Issues Task Force and the rules and regulations of the SEC.

     7.3 Conditions to the Obligations of OCMCS and SJMC. The obligations of OCMCS and SJMC under this Agreement are subject to the fulfillment, prior to the Closing, of each of the following conditions, any one or more of which may be waived by OCMCS and SJMC in their sole discretion:

          (a) The representations and warranties of FPA and Sub contained in this Agreement or in any certificates or documents delivered to OCMCS and SJMC pursuant hereto shall in all Material respects be complete, true and correct on the Closing Date (except for such representations and warranties which are qualified by a materiality standard, in which case such representations and warranties shall be true and correct in all respects), with the same force and effect as though such representations and warranties had been made on and as of the Closing Date and each of FPA and Sub shall have delivered to OCMCS and SJMC a certificate, dated the Closing Date and executed on behalf of each of FPA and Sub by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

          (b) FPA and Sub shall have performed all of their covenants, obligations and agreements contained in this Agreement to be performed and complied with by them prior to the Closing Date and each of FPA and Sub shall have delivered to OCMCS and SJMC a certificate, dated the Closing Date and executed on behalf of each of FPA and Sub by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

          (c) OCMCS and SJMC shall have received all certificates, instruments, agreements, and other documents to be delivered by FPA or Sub required by this Agreement on or before the Closing Date.

          (d) OCMCS and SJMC shall have received copies of resolutions of each of FPA and Sub certified by a Secretary, Assistant Secretary or other appropriate officer of such company, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (ii) incumbency certificates for each signatory to this Agreement and any documents related thereto.

                                  ARTICLE VIII

                            TERMINATION AND SURVIVAL

          8.1 Termination. The parties hereto shall use reasonable efforts to bring about the satisfaction of the conditions hereunder prior to and at Closing. Notwithstanding anything to the contrary set forth herein, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

          (a) by mutual written consent of FPA, Sub, OCMCS and SJMC;

          (b) at any time after May 1, 1998 if the transactions contemplated by this Agreement shall not have been consummated on or prior to such date and such failure to consummate the transactions is not caused by a breach of this Agreement by the terminating party, except that the termination date shall be extended automatically for consecutive 30 day periods if the only conditions to close which shall not have been satisfied are the effectiveness of the Registration Statement or the obtaining of the approval of the Department of Corporations of the material modification application and the parties are using their best efforts to obtain such effectiveness and approval; provided, however, that if such effectiveness and approval are not obtained by August 1, 1998, any of the parties hereto may terminate this Agreement.

          (c) if any governmental or regulatory authority, the taking of action by which is a condition to the obligations of either OCMCS, SJMC, FPA or Sub to consummate the transactions contemplated hereby, shall have determined not to take such action and all appeals of such determination shall have been taken and have been unsuccessful;

          (d) if there has been a Material breach of any representation, warranty, covenant or agreement on the party of the non-terminating party set forth in this Agreement which breach has not been cured within fifteen
     (15) business days following receipt by the non-terminating party of notice of such breach from the terminating party or assurance of such cure reasonably satisfactory to the terminating party shall not have been given by or on behalf of the non-terminating party within such fifteen (15) business day period;

          (e) if any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued any order making illegal or otherwise restricting, preventing or prohibiting the transactions contemplated by this Agreement and such order shall have become final and non-appealable; or

          (f) by OCMCS and SJMC if the Boards of Directors of OCMCS and SJMC conclude in good faith on the basis of advice from independent counsel (which may include Klein & Martin) that such action is necessary or appropriate in order for such Boards of Directors to act in a manner which is consistent with their fiduciary obligations under applicable law and the Boards of Directors have followed the Alternative Proposal procedures set forth in Section 6.12 hereof.

     8.2  Effect of Termination. If this Agreement is terminated pursuant to
Section 8.1, this Agreement shall become void and of no further force and effect, except for the provisions of Section 6.4(b), and none of the parties hereto (nor their respective affiliates, directors, shareholders, officers, employees, agents, consultants, attorneys-in-fact or other representatives) shall have any liability in respect of such termination; provided, however, nothing contained herein shall relieve any party from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

                                   ARTICLE IX

                            POST CLOSING OBLIGATIONS

     9.1 Further Assurances. From time to time after the Closing, without further consideration, the parties shall cooperate with one another and shall execute and deliver instruments of transfer or assignment, or such other documents to the other parties as such other parties reasonably may request to carry out the transactions contemplated by this Agreement.

     9.2 Cooperation in Litigation. The parties shall reasonably cooperate with one another at the requesting party's expense in the prosecution or defense of any litigation or other proceeding arising from their respective operations of the businesses and assets to be transferred hereunder.

     9.3 Retention of Books and Records. For a minimum period of six (6) years after the Closing Date, Sub shall retain and preserve all books and records with respect to OCMCS and SJMC and the operation of their businesses. For purposes reasonably related to each of the OCMCS Stockholders' and the SJMC Shareholders' respective ownership of OCMCS and SJMC prior to the Closing Date or with respect to this Agreement, such books and records shall, upon any Stockholder's/Shareholder's prior written request therefor be made available for inspection by such Stockholder/Shareholder, his or her authorized representative or agent, during Sub's normal business hours, and the Stockholder/Shareholder shall be entitled to copy, at his or her expense, all or any portion of the contents of such books and records.

     9.4 Malpractice Protection. At all times from and after the Closing Date, Sub shall procure and maintain professional liability insurance for the benefit of the SJMC Shareholders with commercially reasonable limits of coverage, but not less than One Million Dollars ($1,000,000) per claim and Three Million Dollars ($3,000,000) in the aggregate, covering professional services rendered by, the SJMC Shareholders for and on behalf of SJMC prior to the Closing Date. Sub shall be responsible for the payment of all premiums with respect to such coverage. After the Closing Date, Sub shall procure and maintain business and medical malpractice insurance coverages similar in type and amount maintained by SJMC immediately prior to the Closing Date which will otherwise protect the SJMC Shareholders while employed by Sub after the Closing Date.

     9.5  Provider Relations.

     (a) Immediately after the Effective Time, Sub shall establish an Orange County Quality Improvement Committee (the "Committee") substantially as currently in existence for Sub (as described on Exhibit 9.5(a)) for its California regional operations. The initial membership of the Committee shall be mutually selected by Sub and the Board of Directors of SJMC prior to the Closing Date. The operation of the Committee shall be in accordance with the operations of Sub's current Regional Quality Improvement Committees.

     Immediately after the Effective Time, Sub shall establish two Leadership Councils, the St. Joseph IPA Leadership Council (the "SJIPA Council") and the St. Joseph Medical Group Leadership Council (the "SJMG Council") (collectively, the "Councils"). The initial membership of the SJIPA Council shall consist of the physicians listed in Exhibit 9.5(b); and the initial membership of the SJMG Council shall consist of the physicians listed in Exhibit 9.5(c). A member of the Councils shall serve a one-year term starting with the Effective Date. The Councils shall be self-perpetuating, with new terms for a new or existing Council member subject to the approval of FPA and Sub.

     (b) Sub will maintain for two years after the Closing Date, the SJMC compensation program for the St. Joseph IPA physicians (the "St. Joseph IPA Compensation Program") and the SJMC compensation program for the St. Joseph Medical Group Physicians (the "St. Joseph Medical Group Compensation Program"). The components of the St. Joseph IPA Compensation Program and the St. Joseph Medical Group Compensation Program are hereinafter described. In the event of a material adverse change in the California healthcare services market, Sub may reassess and modify the St. Joseph IPA Compensation Program and the St. Joseph Medical Group Compensation Program to meet such changed conditions. At any time after the Effective Date, Sub may re-negotiate contracts for services provided on a fee-for-service basis.

     Sub management will present monthly financial reports to the SJIPA Council, including quarterly reports on the St. Joseph IPA Bonus Program (as hereinafter defined). The SJIPA Council will be an advisory committee providing advice and counsel to FPA and Sub for operational issues which affect St. Joseph IPA, and for the St. Joseph IPA Bonus Program.

     The SJMG Council will be an advisory subcommittee providing oversight for medical office operations. Sub management will present monthly financial reports to the SJMG Council.

St. Joseph IPA Compensation Program

     The St. Joseph IPA Compensation Program consists of two components:
Capitation payments and bonus payments as determined by the St. Joseph IPA Bonus Program. Capitation payments are set contractually with physicians per the contracts listed in Exhibit 4.12(a). After the Closing Date, the St. Joseph IPA shall be defined as the physicians, and the members associated with those physicians, contracted with SJMC as of the Closing Date, plus physicians approved after the Closing Date by Sub or its designee committee (after considering the recommendation of the Committee), to provide service in the service area covered by St. Joseph IPA as of the Closing Date.

     The St. Joseph IPA Bonus Program consists of a Bonus Pool which is funded from two sources of revenues: first, all surplus or deficit revenue from health plans for facility risk pools, pharmacy risk pools, point-of-service risk pools, administrative revenue, contract signing fees and quality incentive revenues (the "Periodic Revenue"); and second, all earnings in excess of three percent (3%) of the Monthly Margin. The Monthly Margin consists of capitation revenue received by the IPA from the health plans less expenses incurred by the IPA including capitation payments to providers, fee-for-service claim payments to providers, and administrative expenses (direct expenses and indirect expenses including corporate overhead expenses).

Capitation payments to providers may be increased or deceased based on changes in capitation revenue received from health plans.

     The Bonus Pool will be reduced or eliminated to the extent that the Monthly Margin is less than three percent (3%) for the commercial/POS product line or the senior product line. The Bonus Pool is then split between the commercial/POS product line and the senior product line, according to the revenue and costs associated with each product line.

     The Bonus Pool is split (50%) to Sub and 50% to a physician bonus pool. The physician bonus pool is then split 60% to specialists and 40% to primary care physicians. In turn, the individual primary care physician or physician group bonus is determined by (1) the number of commercial/POS or senior members associated with the physician or physician group, (2) factors such as referral rates to specialists, and (3) citizenship factors such as committee participation. The individual specialty care physician or physician group bonus is determined by (1) the relative share of the capitation received by the specialty, (2) the relative impact a specialty may have on facility usage, and
(3) other criteria such as the relative productivity of an individual specialist compared to other specialists within a given specialty.

     The Bonus Pool is an annual (calendar year) pool and is settled annually. On a quarterly basis, financial reports on the Bonus Pool are distributed to the SJIPA Council, and quarterly bonus payments (subject to an appropriate IBNR estimate) are made to physicians.

     Separate and apart from the Bonus Pool, there is an Emergency Room bonus pool (the "ER Bonus Pool") for primary care physicians only. The ER Bonus Pool is funded at $1.27pmpm for commercial/POS members and $3.58pmpm for senior members. The ER Bonus Pool is charged with all emergency room expenses for which St. Joseph IPA is financially responsible. The surplus is distributed to the primary care physicians based on member months for each primary care physician. Any deficit in the ER Bonus Pool is funded by the primary care portion of the Bonus Pool. The ER Bonus Pool is settled annually.

St. Joseph Medical Group Compensation Program

     The St. Joseph Medical Group Compensation Program consists of base compensation and bonus compensation. Base compensation is determined by RVU volume and productivity for each physician and compared to market standards.

     Bonus compensation is determined on an annual basis by calculating the financial performance of each physician and subtracting the physician's base compensation. The financial performance of each St. Joseph Medical Group physician is determined as follows:

          Revenue: Capitation and other revenue per office/FTE physician in office plus net collected FFS revenue generated by the physician, less

          Office expenses: (Variable costs of office/total patient visits in office) times number of patient visits by the physician, less

          Group and central expenses: (Group and central overhead costs of medical group/total patient visits in all medical group offices) times number of patient visits by the physician.

     The bonus compensation may be reallocated by the Board of Directors of Sub among existing factors such as care management initiatives, citizenship, and patient satisfaction.

     Bonus compensation will not be paid to the physicians in a given office to the extent the office fails to breakeven after April 1, 1998.

     9.6  Employees.

          (a) From and after the Effective Time, FPA and Sub, and their respective affiliates, will honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between OCMCS and SJMC and any current or former officer, director, employee or consultant to OCMCS or SJMC.

          (b) From and after the Effective Time, FPA or Sub, as the case may be, shall provide each OCMCS and SJMC employee who becomes an FPA or Sub employee (and, to the extent applicable, the employee's respective eligible dependents) benefits which are substantially similar to those provided under the FPA Employee Benefit Plans applicable to similarly situated employees of FPA or its affiliates. For purposes of determining eligibility to participate, vesting and benefit eligibility in any FPA Employee Benefit Plan (other than the FPA Employee Stock Purchase Plan), FPA shall give each OCMCS and SJMC employee full credit for the service credited to such employee under the respective OCMCS or SJMC Employee Benefit Plans and FPA shall waive any applicable waiting periods under the FPA Employee Benefit Plans. Notwithstanding the foregoing, FPA shall provide the OCMCS and SJMC employees with credit of, and shall assume OCMCS's and SJMC's liability with respect to, up to a maximum of 160 hours of accrued vacation.

     9.7  Directors' and Officers' Indemnification and Insurance.

          (a) Except to the extent required by law, until the fifth anniversary of the Effective Time, neither FPA nor Sub will take any action so as to amend, modify or repeal the provisions for indemnification of directors, officers, stockholders, employees or agents contained in the articles of incorporation or bylaws of Sub in such a manner as would materially and adversely affect the rights of any individual who shall have served as a director, officer, stockholder, employee or agent of OCMCS or SJMC prior to the Effective Time (each an "Indemnified Party") to be indemnified by such corporations in respect of their serving in such capacities prior to the Effective Time. FPA and Sub shall, to the fullest extent authorized by the California Code or any other applicable law as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Sub to provide broader indemnification rights than said law permitted Sub to provide prior to such amendment), indemnify all directors, officers, employees, agents and stockholders who are officers or directors of OCMCS or SJMC against any liability or losses (including reasonable attorneys' fees for counsel who are reasonably acceptable to FPA and Sub) any of them may incur in connection with any action, proceeding or investigation with which they become involved prior to or within five (5) years from the Effective Time as officers, directors, employees, agents or stockholders of OCMCS and SJMC; provided, however, that any such indemnification by FPA and Sub shall be in excess of any available insurance coverage to an Indemnified Party. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by FPA and Sub any expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if so required by FPA and Sub, such advance shall be made only upon delivery to FPA and Sub of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. FPA and Sub shall not be liable for any settlement effected without their written consent (which consent shall not be unreasonably withheld). FPA and Sub shall not be obligated pursuant to this Section to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action, except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action, or one or more of such Indemnified Parties and FPA and Sub have conflicting interests in the outcome of such action. FPA and Sub may obtain directors' and officers' liability insurance covering its obligations under this Section.

          (b) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and his or her heirs and legal representatives, and shall be in addition to any other rights an Indemnified Party may have under the Articles of Incorporation or Bylaws of Sub, under the California Code or otherwise.

          (c) Prior to the Effective Time, OCMCS and SJMC shall purchase and maintain directors' and officers' liability insurance ("tail coverage") for a period of three (3) years following the Effective Time, covering each person who was a director or officer of OCMCS and SJMC prior to the Effective Time with respect to claims arising from facts or events that occurred on or prior to the Effective Time and providing substantially the same coverage and amounts and terms as were in effect for such directors or officers prior to the Effective Time.

                                   ARTICLE X

                                INDEMNIFICATION

     10.1 Indemnification by the OCMCS Stockholders and the SJMC Shareholders. Each of the OCMCS Stockholders and the SJMC Shareholders shall jointly and severally indemnify, defend and hold harmless each of FPA and Sub and their respective directors, shareholders, officers, employees, agents, affiliates, successors and assigns from and against any and all claims, liabilities, obligations, losses, actual costs, expenses (including, without limitation, reasonable attorneys' fees and costs), fines and damages (individually a "Loss" and collectively "Losses"), arising out of:

          (a) a breach or violation by OCMCS or SJMC of any covenant made by either OCMCS or SJMC herein or in any agreement, certificate or similar document delivered pursuant hereto; or

          (b) a breach of, or any inaccuracy in, any of the representations or warranties made by OCMCS or SJMC in this Agreement or in any schedule, Exhibit, agreement, instrument, certificate or similar document required to be delivered pursuant to the terms hereof.

     10.2 Indemnification by FPA and Sub. FPA and Sub shall jointly and severally indemnify, defend and hold harmless OCMCS's and SJMC's directors, shareholders, officers, employees, agents, affiliates, successors and assigns from and against any and all Losses arising out of or in connection with:

          (a) a breach or violation by FPA and Sub of any covenant made by either FPA or Sub herein or in any agreement, certificate or similar document delivered pursuant hereto; or

          (b) a breach of, or any inaccuracy in, any of the representations or warranties made by FPA and Sub in this Agreement, or in any schedule, Exhibit, agreement, instrument, certificate or similar document required to be delivered pursuant to the terms hereof.

     10.3  Indemnification Procedure.

          (a) Any party seeking indemnification hereunder (the "Indemnitee") shall notify the party liable for such indemnification (the "Indemnitor") in writing of any event, omission or occurrence which the Indemnitee has determined has given or could give rise to Losses which are indemnifiable hereunder (such written notice being hereinafter referred to as a "Notice of Claim"). Any Notice of Claim shall be given promptly after the Indemnitee becomes aware of such third party claim; provided, that the failure of any Indemnitee to give notice as provided in this Section 10.3 shall not relieve the Indemnitor of its obligations under this Section 10.3, except to the extent that the Indemnitor is actually prejudiced by such failure to give notice. A Notice of Claim shall specify in reasonable detail the nature and any particulars of the event, omission or occurrence giving rise to a right of indemnification. The Indemnitor shall satisfy its obligations hereunder within thirty (30) days of its receipt of a Notice of Claim; provided, however, that so long as the Indemnitor is in good faith defending a claim pursuant to Section 10.3(b) below, its obligation to indemnify the Indemnitee with respect thereto shall be suspended.

          (b) Except as provided in Section 10.4 below, with respect to any third party claim, demand, suit, action or proceeding which is the subject of a Notice of Claim, the Indemnitor shall, in good faith and at its own expense, defend, contest or otherwise protect against any such claim, demand, suit, action or proceeding with legal counsel of its own selection. The Indemnitee shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof through counsel of its own choice and shall have the right, but not the obligation, to assert any and all crossclaims or counterclaims it may have. So long as the Indemnitor is defending in good faith any such third party claim, demand, suit, action or proceeding, the Indemnitee shall at all times cooperate, at its own expense, in all reasonable was with, make its relevant files and records available for inspection and copying by, and make its employees available or otherwise render reasonable assistance to, the Indemnitor. In the event that the Indemnitor fails to timely defend, contest or otherwise protect against any such third party claim, demand, suit, action or proceeding, the Indemnitee shall have the right, but not the obligation, to defend, contest, assert crossclaims or counterclaims, or otherwise protect against, the same and may make any compromise or settlement thereof and be entitled to all amounts paid as a result of such third party claim, demand, suit or action or any compromise or settlement thereof. Any compromise or settlement of asserted liability by the Indemnitor shall require the prior written consent of the party seeking indemnification, which consent shall not be unreasonably withheld.

          (c) This indemnity is conditioned on and subject to the Indemnitee giving its full cooperation in complying with any applicable foreign, federal, state or local laws, rules or regulations or any discover or testimony necessary to effectively carry out the Indemnitor's obligations hereunder. Such cooperation shall be without charge to the Indemnitor.

     10.4  Survival and Limitations.

          (a) The representations and warranties of OCMCS and SJMC, on the one hand, and FPA and Sub, on the other hand, contained in this Agreement or in any document or instrument delivered pursuant hereto shall survive the Closing Date and shall continue in full force and effect until the first anniversary of the Closing Date, except for Sections 3.14 (Taxes) and 4.14 (Taxes) and fraud, which shall survive until the expiration of the applicable statute of limitations thereto.

          (b) Anything to the contrary contained herein notwithstanding, (i) FPA and Sub shall not assert any claim against the OCMCS Stockholders and the SJMC Shareholders for indemnification hereunder unless and until the amount of such claim or claims shall exceed Five Hundred Thousand Dollars ($500,000) calculated on a cumulative basis and not a per item basis, and thereafter shall be entitled to indemnification for all indemnifiable damages hereunder; and (ii) FPA and Sub shall not be entitled to claim for or recover from the OCMCS Stockholders and the SJMC Shareholders more than the value of the Aggregate FPA Shares with respect to all claims for indemnity hereunder. Notwithstanding the foregoing FPA and Sub shall not be entitled to claim for or recover from any OCMCS Stockholder or SJMC Shareholder, the value of the merger consideration received by such stockholder or shareholder.

          (c) Anything to the contrary contained herein notwithstanding, (i) the OCMCS Stockholders and the SJMC Shareholders shall not assert any claim against FPA and Sub for indemnification hereunder unless and until the amount of such claim or claims shall exceed Five Hundred Thousand Dollars ($500,000) calculated on a cumulative basis and not a per item basis, and thereafter shall be entitled to indemnification for all indemnifiable damages hereunder; (ii) the OCMCS Stockholders and the SJMC Shareholders shall not be entitled to recover from FPA and Sub more than the value of the Aggregate FPA Shares with respect to all claims for indemnity hereunder and (iii) claims for payment of any or all of the Aggregate FPA Shares shall not be subject to a minimum dollar amount.

     10.5 Reduction for Insurance and Taxes. The amount (an "Indemnity Payment") which any Indemnitor is required to pay on behalf of any other party ("Indemnitee") pursuant to this Article 10 shall be reduced by the amount of any insurance proceeds theretofore or thereafter actually received by or on behalf of the Indemnitee in reduction of the related indemnifiable loss. An Indemnitee shall pay to the Indemnitor the amount of such insurance proceeds or, if lesser, the amount of the Indemnity Payment. Where any tax benefit is available to the Indemnitee with respect to an indemnifiable event, the Indemnity Payment shall be reduced dollar for dollar by the amount of such tax benefit.

                                   ARTICLE XI

                                 MISCELLANEOUS

     11.1 Expenses. Except as specifically set forth elsewhere herein and except that a party not in breach of this Agreement shall be entitled to recover from a breaching party all expenses and costs incurred by the non-breaching party by reason of such breach (including, without limitation all legal expenses and costs), each of the parties hereto shall pay its own expenses and costs incurred or to be incurred by it in negotiating, closing and carrying out this Agreement.

          11.2 Notices. Any notice or communication given pursuant to this Agreement by a party hereto to the other parties shall be in writing and hand delivered, or mailed by registered or certified mail, postage prepaid, return receipt requested (notices so mailed shall be deemed given when mailed), or sent via facsimile, with an original mailed as follows:

        If to OCMCS:           Orange Coast Managed Care Services, Inc.
                               505 South Main Street, Suite 200
                               Orange, California 92868
                               Attention: Chief Executive Officer
                               Facsimile: 714-560-4315
        If to SJMC:            St. Joseph Medical Corporation
                               505 South Main Street, Suite 200
                               Orange, California 92868
                               Attention: President
                               Facsimile: 714-560-4315

        With copies of
        notices to OCMCS
        or SJMC to:            Klein & Martin
                               2029 Century Park East, Suite 2550
                               Los Angeles, California 90067
                               Attention: Eric A. Klein, Esq.
                               Facsimile: (310) 201-0108

        If to FPA or Sub:      FPA Medical Management, Inc.
                               3636 Nobel Drive, Suite 200
                               San Diego, California 92122
                               Attn: James A. Lebovitz, Esq.
                               Facsimile: (619) 453-1941

     11.3 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.4 Entire Agreement. This Agreement, together with its exhibits and schedules, is the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior communications, representations, agreements and understandings between the parties hereto, whether oral or written, including, without limitation, any financial or other projections or predictions regarding OCMCS and SJMC.

     11.5 Construction. When the context so requires, references herein to the singular number include the plural and vice versa and pronouns in the masculine or neuter gender include the feminine. The headings contained in this Agreement and the tables of contents, exhibits and schedules are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     11.6 Assignment. This Agreement may not be assigned without the prior written consent of the other parties hereto, which consent shall not unreasonably be withheld.

     11.7 Amendment. This Agreement may be amended only by written agreement duly executed by representatives of all the parties hereto.

     11.8 Applicable Law. This Agreement shall be construed in accordance with the laws of the State of California, disregarding its conflicts of laws principles which may require the application of the laws of another jurisdiction.

     11.9 No Third Party Rights. This Agreement is not intended and shall not be construed to create any rights in any parties other than OCMCS, SJMC, FPA and Sub and no other person shall assert any rights as a third party beneficiary hereunder other than the OCMCS Stockholders and the SJMC Shareholders, but only with respect to the consideration to be received hereunder.

     11.10 Waivers. Any waiver of rights hereunder must be set forth in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive any party's rights at any time to enforce strict compliance thereafter with ever term or condition of this Agreement.

     11.11 Severability. If and to the extent that any court of competent jurisdiction holds any provisions (or any part thereof) of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

     IN WITNESS WHEREOF, OCMCS and SJMC and FPA and Sub have duly executed and delivered this Agreement as of the day and year first above written.

"OCMCS"                                   ORANGE COAST MANAGED CARE
                                          SERVICES, INC., a Delaware corporation

                                          By:      /s/ CHARLES MADDEN

                                            ------------------------------------

                                          Its:         President and CEO

                                            ------------------------------------

"SJMC"                                    ST. JOSEPH MEDICAL CORPORATION,
                                          a California professional medical
                                          corporation

                                          By:  /s/ R. WILLIAM BUSTER, M.D.

                                            ------------------------------------

                                          Its:             President

                                            ------------------------------------

"FPA"                                     FPA MEDICAL MANAGEMENT, INC.
                                          a Delaware corporation

                                          By:      /s/ STEVEN M. LASH

                                            ------------------------------------

                                          Its:      Executive Vice President and
                                               CFO

                                            ------------------------------------

"Sub"                                     FPA MEDICAL MANAGEMENT OF
                                          CALIFORNIA, INC., a California
                                          corporation

                                          By:      /s/ STEVEN M. LASH

                                            ------------------------------------

                                          Its:      Executive Vice President and
                                               CFO

                                            ------------------------------------

                                 EXHIBIT 9.5(b)

                  ST. JOSEPH MEDICAL GROUP LEADERSHIP COUNCIL

Maria Minon, M.D.             David Sodaro, M.D.
Nancy Brownell, M.D.          Dawn Bruner, M.D.
Shashidar Acharya, M.D.       Tom Hryniewicki, M.D.
Gary Jenkins, M.D.            Lisa Gorab, M.D.
Keith Gladstein, M.D.         James Strebig, M.D.

                                 EXHIBIT 9.5(c)

                       ST. JOSEPH IPA LEADERSHIP COUNCIL

R. William Buster, M.D.      Richard Bond, D.O.
Shashidar Acharya, M.D.      William McMaster, M.D.
William Collins, M.D.        Marshall Rowen, M.D.
Richard Pitts, D.O.          Bharat Bhimani, M.D.
Laurence Wellikson, M.D.     Maria Minon, M.D.
Norman Rosen, M.D.

              AMENDMENT NUMBER ONE TO AGREEMENT AND PLAN OF MERGER

     This Amendment Number One (this "Amendment") to the Agreement and Plan of Merger dated as of January 21, 1998 (the "Merger Agreement") by and among FPA Medical Management, Inc., FPA Medical Management of California, Inc., Orange Coast Managed Care Services, Inc. and St. Joseph Medical Corporation is entered into as of January 28, 1998. Unless otherwise defined herein, each term used herein that is defined in the Merger Agreement shall have the meaning assigned to such term in the Merger Agreement.

     WHEREAS, the Merger Agreement omitted certain terms which the parties agree should have been contained therein; and

     WHEREAS, the parties wish to correct such omissions as mutually agreed;

     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto agree to amend the Merger Agreement and the Merger Agreement is hereby amended as follows:

     1.  Section 6.13 is hereby deleted in its entirety.

     2.  Section 7.3(b) is hereby amended in its entirety to read as follows:

          (b) FPA and Sub shall have performed in all Material respects all of their Material covenants, obligations and agreements contained in this Agreement to be performed and complied with by them prior to the Closing Date and each of FPA and Sub shall have delivered to OCMCS and SJMC a certificate, dated the Closing Date and executed on behalf of each of FPA and Sub by its Chairman of the Board, President or any Executive Vice President or Senior Vice President, to such effect.

     3. Section 10.1 is hereby deleted in its entirety and amended to read as follows:

     10.1 Indemnification by the OCMCS Stockholders and the SJMC Shareholders.

          (a) Each of the OCMCS Stockholders and the SJMC Shareholders shall jointly and severally indemnify, defend and hold harmless each of FPA and Sub and their respective directors, shareholders, officers, employees, agents, affiliates, successors and assigns from and against any and all claims, liabilities, obligations, losses, actual costs, expenses (including, without limitation, reasonable attorneys' fees and costs), fines and damages (individually a "Loss" and collectively "Losses"), arising out of:

             (i) a breach or violation by OCMCS or SJMC of any covenant made by either OCMCS or SJMC herein or in any agreement, certificate or similar document delivered pursuant hereto; or

             (ii) a breach of, or any inaccuracy in, any of the representations or warranties made by OCMCS or SJMC in this Agreement or in any Schedule, agreement, instrument, certificate or similar document required to be delivered pursuant to the terms hereof.

          (b) The OCMCS Board of Directors shall appoint two (2) OCMCS Stockholder Representatives and the SJMC Board of Directors shall appoint two (2) SJMC Shareholder Representatives. Such OCMCS Stockholder Representatives and SJMC Shareholder Representatives shall represent the stockholders of OCMCS and the shareholders of SJMC, respectively, in the event the OCMCS Stockholders or the SJMC Shareholders are required to perform under this Section 10.1. By tendering shares of OCMCS Common Stock or OCMCS Preferred Stock and/or SJMC Common Stock in exchange for FPA Shares, each tendering Shareholder of SJMC and each tendering Stockholder of OCMCS shall be deemed to have consented to be bound by the decisions and actions of his, her or its Shareholder Representative.

          (c) Each SJMC Shareholder Representative and each OCMCS Stockholder Representative shall serve in such capacity for a term of four (4) years, until a Vacancy (as defined below) occurs or until such Shareholder Representative is removed as set forth below, whichever occurs first. The SJMC Shareholder Representatives and OCMCS Stockholder Representatives are sometimes referred to collectively herein as the "Shareholder Representatives." If a Vacancy occurs, the remaining Shareholder

     Representatives shall elect a replacement SJMC Shareholder Representative or OCMCS Stockholder Representative, as the case may be, and such replacement SJMC Shareholder Representative or OCMCS Stockholder Representative shall serve as a Shareholder Representative for the remainder of the four (4) year term, unless a Vacancy occurs earlier. If any claim made against the OCMCS stockholders or SJMC shareholders under this Article X is pending at the expiration of the four (4) year term of the Shareholder Representatives, the terms of such Shareholder Representatives shall be automatically renewed without any action by the OCMCS stockholders or SJMC shareholders for additional one (1) year terms until such time as no claim has been presented or is pending at the expiration of such term.

          (d) All meetings of the Shareholder Representatives shall be held at such place as may be designated from time to time by the Shareholder Representatives. Any such meetings may be held by conference telephone or similar communication equipment so long as all Shareholder Representatives participating in the meeting can hear one another, and all such Shareholder Representatives shall be deemed to be present in person at the meeting. Meetings of the Shareholder Representatives may be called at any time by two (2) Shareholder Representatives. Notice of such meetings, stating the time, date, place and purpose thereof shall be sent by first-class mail not less than four (4) days before the date of the meeting, telegraphed, personally delivered, or telephoned not less than forty-eight (48) hours before the date of the meeting. No defect in the call or notice of a meeting shall affect the validity of any action taken at the meeting if each Shareholder Representative not present at the meeting signs a written waiver of notice, or consents to the holding of the meeting, or an approval of the minutes, if any, either before or after the meeting.

          (e) Every act or decision done or made by a majority of the Shareholder Representatives in a duly held meeting shall be regarded as the act of the Shareholder Representatives. Any action required or permitted to be taken by the Shareholder Representatives may be taken without a meeting if all of the Shareholder Representatives shall individually or collectively consent in writing to the action.

          (f) Each Shareholder Representative shall perform his, her or its duties in good faith, in the manner such Shareholder Representative believes to be in the best interests of the shareholders or stockholders whom he or she represents. The Shareholder Representatives shall exercise all powers and authority in the performance of the obligations of the OCMCS Stockholders and SJMC Shareholders set forth in this Article X, including but not limited to:

             (i) the strategic determination of contesting or accepting a claim of indemnification;

             (ii) the selection of counsel and professional advisors to represent the OCMCS Stockholders and SJMC Shareholders and, if the Shareholder Representatives determine that it is necessary, independent counsel for the OCMCS Stockholders as a group and the SJMC Shareholders as a group;

             (iii) the participation in the defense of a claim, suit, demand, action or proceeding; and

             (iv) the settlement or compromise of any asserted liability.

          The OCMCS Stockholder Representatives and the SJMC Shareholder Representatives shall give prior notice to their respective stockholders and shareholders of any action to (i) contest or accept a claim of indemnification, (ii) participate in the defense of a claim, suit, demand, action or proceeding or (iii) settle or compromise any asserted liability.

          (g) The Shareholder Representatives shall have the authority to bill and collect from the OCMCS stockholders and the SJMC shareholders, as the case may be, for any expenses incurred by the Shareholder Representatives in such capacity. The Shareholder Representatives shall bill each OCMCS stockholder and SJMC shareholder in accordance with such OCMCS stockholder's or SJMC shareholder's percentage interest in OCMCS and SJMC, respectively, at the Effective Time. Such invoices or statements from the Shareholder Representatives shall be the personal obligation of each OCMCS stockholder and SJMC shareholder. Upon non-payment by any OCMCS stockholder or SJMC shareholder of any amount due from such OCMCS stockholder or SJMC shareholder as a result of a demand for payment by a Shareholder Representative, the OCMCS stockholders shall have a right of contribution against such non-paying OCMCS stockholder and the SJMC shareholders shall have a right of contribution against such non-paying SJMC shareholder for the amounts demanded by the Shareholder Representative from such SJMC shareholder or OCMCS stockholder, as the case may be, together with all costs incurred in connection with the collection of such amounts. If a payment is required to be made to a Shareholder Representative and the OCMCS stockholder responsible for making such payment shall fail to make such payment, the other OCMCS stockholders shall make the entire required payment pro rata as if such other stockholders owned 100% of the OCMCS voting securities as of the Effective Time. Such payment by such other OCMCS stockholders shall not be deemed to relieve the non-paying OCMCS stockholder of his, her or its obligations with respect to the Shareholder Representatives. If a payment is required to be made to a Shareholder Representative and the SJMC shareholder responsible for making such payment shall fail to make such payment, the other SJMC shareholders shall make the entire required payment pro rata as if such other shareholders owned 100% of the SJMC voting securities as of the Effective Time. Such payment by such other SJMC shareholders shall not be deemed to relieve the non-paying SJMC shareholder of his, her or its obligations with respect to the Shareholder Representatives.

          (h) For the purposes of this Article X, any one or more of the following events or conditions shall be deemed to be a Vacancy:

             (i) the filing of a petition in bankruptcy by or against the Shareholder Representative;

             (ii) an adjudication that the Shareholder Representative is an insane or incompetent person;

             (iii) any general assignment by the Shareholder Representative for the benefit of his, her or its creditors;

             (iv) any transfer, award or confirmation of any or all shares of the Shareholder Representative to the Shareholder Representative's spouse pursuant to a decree of divorce, dissolution or separate maintenance, or pursuant to a property settlement or separation agreement;

             (v) the "disability" (as defined below) of any Shareholder Representative. For purposes of this Article X, a Shareholder Representative shall be deemed to be "disabled" if, and on such date that, (1) the Shareholder Representative suffers from bodily infirmities or disorders, diseases, injuries (including self-inflicted injuries), addiction to substances hazardous to health (including addiction to narcotics and alcoholism), or mental illness, and (2) one of the following conditions is satisfied:

                (A) Under terms of a bona fide disability income insurance policy which insures such Shareholder Representative, the insurance company that underwrites such insurance policy determines that the Shareholder Representative is totally disabled for purposes of such insurance policy;

                (B) A physician licensed to practice medicine in the State of California, who has been selected by the Shareholder Representative (or the conservator of the Shareholder Representative's estate) and approved by the majority of the Shareholder Representatives certifies that the Shareholder Representative is partially or totally disabled so that the Shareholder Representative will be unable to serve in his or her capacity as a Shareholder Representative for a six (6) month period. The costs and expenses of such physician shall be borne by the shareholders or stockholders whom such Shareholder Representative represents;

                (C) The Shareholder Representatives determine that the Shareholder Representative is partially or totally disabled so that the Shareholder Representative will be unable to serve in his or her capacity as a Shareholder Representative for a six (6) month period;

                (D) the death of the Shareholder Representative;

                (E) the uncured breach by the Shareholder Representative of any term of this Section 10.1 after written notice from the Shareholders as specified herein, or if not specified, within thirty (30) days after written notice from the shareholders or stockholders whom such Shareholder Representative represents; or

                (F) the indictment or conviction of the Shareholder Representative for any felony.

          (i) Any or all of the Shareholder Representatives may be removed upon the approval of a majority of the shareholders or stockholders who such Shareholder Representative represents.

          (j) No Shareholder Representative shall be compensated for services rendered in his, her or its capacity as a Shareholder Representative; provided, however, Shareholder Representatives shall be reimbursed for their expenses related to the performance of their duties hereunder. In addition, OCMCS Stockholder Representatives shall be indemnified after the Closing in their capacity as OCMCS Stockholder Representatives by OCMCS stockholders. Similarly, SJMC Shareholder Representatives shall be indemnified after the Closing in their capacity as SJMC Shareholder Representatives by SJMC shareholders.

     4. The last sentence of Section 10.4(b) is amended to read as follows:

        "Notwithstanding the foregoing, FPA and Sub shall not be entitled to claim for or recover from any OCMCS Stockholder or SJMC Shareholder more than the value of the merger consideration received by such stockholder or shareholder."

     5. Except as set forth herein, the Merger Agreement remains in full force and effect, and, as so amended, the Merger Agreement is hereby in all respects ratified and confirmed.

     6. This Amendment shall be governed by and construed in accordance with the laws of the State of California.

     7. This Amendment may be executed in multiple counterparts each of which shall be an original and all of which together shall constitute one instrument.

     IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the parties hereto as of the date first written above.

FPA MEDICAL MANAGEMENT, INC.,
a Delaware corporation


By: /s/ JAMES A. LEBOVITZ

    -----------------------------------------------------------


Title: Senior Vice President

     ----------------------------------------------------------

FPA MEDICAL MANAGEMENT OF CALIFORNIA, INC., a Delaware corporation


By: /s/ JAMES A. LEBOVITZ

    -----------------------------------------------------------


Title: Secretary

     ----------------------------------------------------------

ORANGE COAST MANAGED CARE SERVICES, INC., a Delaware corporation


By: /s/ CHARLES MADDEN

    -----------------------------------------------------------


Title: President and CEO

     ----------------------------------------------------------

ST. JOSEPH MEDICAL CORPORATION,
a California professional corporation


By: /s/ R. WILLIAM BUSTER, M.D.

    -----------------------------------------------------------


Title: President


     ----------------------------------------------------------

                                                                      APPENDIX B

February 5, 1998

Orange Coast Managed Care Services, Inc.
505 South Main Street, Suite 200
Orange, CA 92868

Ladies and Gentlemen:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, of the aggregate consideration to be paid in the Transaction (as hereinafter defined). For the purposes of this opinion, the "Transaction" means the transaction described below pursuant to that certain Agreement and Plan of Merger among Orange Coast Managed Care Services, Inc. (the "Company"), St. Joseph Medical Corporation ("SJMC"), FPA Medical Management, Inc. ("FPA") and FPA Medical Management of California, Inc. ("Sub") dated January 21, 1998, as amended by that certain Amendment Number One to Agreement and Plan of Merger entered into as of January 28, 1998 (the "Agreement") .

     As more specifically set forth in the Agreement, and subject to certain terms and conditions thereof, the Company and SJMC have agreed to be acquired by FPA through mergers of the Company and SJMC with and into Sub (collectively, the "Merger"). In the Merger, each then outstanding share of the Company's capital stock (other than Series A Preferred Stock of the Company), each then outstanding option to purchase shares of the Company's capital stock and each then outstanding share of SJMC capital stock will be converted into the number of shares of Common Stock, $.001 par value, of FPA ("FPA Common Stock") as set forth in Section 2.1 of the Agreement.

     In the ordinary course of its services, Cowen & Company ("Cowen") is regularly engaged in the valuation and pricing of businesses and their securities and in advising corporate securities issuers on related matters.

     In arriving at our opinion, Cowen has, among other things:

          (1) reviewed the combined financial statements of the Company and SJMC for the fiscal year ended December 31, 1996, and the seven months ended July 31, 1997 and certain other relevant financial and operating data of the Company and SJMC provided to us by management of the Company;

          (2) reviewed FPA's publicly available consolidated financial statements for the fiscal year ended December 31, 1996 and the nine month periods ended September 30, 1996 and September 30, 1997, certain publicly available filings with the Securities and Exchange Commission and certain other relevant financial and operating data of FPA provided to us by management of FPA;

          (3) reviewed the Agreement;

          (4) held meetings and discussions with management and senior personnel of the Company to discuss the business, operations, historical financial results and future prospects of the Company and SJMC;

          (5) reviewed financial projections furnished to us by the management of the Company, including, among other things, the capital structure, revenue, net income, cash flow, capital requirements and other data of the Company and SJMC;

          (6) reviewed the combined valuation of the Company and SJMC in comparison to certain publicly traded companies;

Orange Coast Managed Care Services, Inc.
February 5, 1998
Page 2

          (7) compared the Transaction with the acquisition of other companies through certain other transactions;

          (8) analyzed the potential pro forma financial effects of the Transaction;

          (9) held a meeting with senior management of FPA to discuss FPA's historical financial results and financial projections furnished by the management of FPA, as well as the future prospects of FPA; and

          (10) conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     At the request of the Company, Cowen solicited third party indications of interest in acquiring the Company and SJMC.

     For purposes of this opinion, Cowen analyzed as a whole the consideration to be paid by FPA and to be received by all holders of the capital stock or options to purchase the capital stock of the Company or SJMC. Cowen is not expressing any opinion as to the allocation of such consideration between the Company and SJMC or amongst such shares of capital stock and options.

     In rendering our opinion, upon the advice of management and with your consent, we relied upon the accuracy and completeness of the financial and other information furnished to or reviewed by us as described above. We assumed the attainability of the financial results in the financial forecasts, projections and estimates of operating efficiencies and potential synergies provided by the Company's and FPA's respective managements, and that such forecasts, projections and estimates reflected the best currently available estimates and judgments of the Company's management and FPA's management as to the expected future financial performance of their respective entities. We have not assumed any responsibility for independent verification of such information, including financial information, nor have we made or received an independent evaluation or appraisal of any of the properties or assets of the Company, SJMC or FPA. We further assumed that there have been no material changes in the assets, financial condition, results of operations, business or prospects of the Company, SJMC or FPA since the date of the last financial statements reviewed by us.

     Our opinion is necessarily based on general economic, market, financial and other conditions as they exist on, and can be evaluated as of, the date hereof, as well as the information currently available to us. It should be understood that, although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion. Our opinion does not constitute a recommendation to any stockholder as how to such stockholder should vote on the proposed Transaction. Our opinion does not imply any conclusion as to the likely trading range for FPA Common Stock following consummation of the Transaction or otherwise, which may vary depending on numerous factors that generally influence the price of securities. Our opinion is limited to the fairness, from a financial point of view, of the aggregate consideration to be paid in the Transaction. We express no opinion with respect to any other reasons, legal, business or otherwise, that may support the decision of the Special Committee to recommend, or the Company's decision to consummate, the Transaction.

     For purposes of rendering our opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction.

Orange Coast Managed Care Services, Inc.
February 5, 1998
Page 3

     We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, which is contingent upon the consummation of the Transaction. Furthermore, a limited partner of Cowen owns less than 0.5% of the outstanding shares of Company's Class B Preferred Stock.

     On the basis of our review and analysis, as described above, it is our opinion as investment bankers that, as of the date hereof, the aggregate consideration to be paid in the Transaction is fair, from a financial point of view.


                                          Very truly yours,


                                          COWEN & COMPANY

                                                                      APPENDIX C

              CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW

     1300. SHORT FORM MERGER; PURCHASE OF SHARES AT FAIR MARKET VALUE; "DISSENTING SHARES" AND DISSENTING SHAREHOLDER -- (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and b) or subdivision (e) or (f) of
Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
     Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
     (B) or paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applies in any case were the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

     1301.  DISSENTER'S RIGHTS; DEMAND ON CORPORATION FOR PURCHASE OF
SHARES -- (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivisions (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivisions
(b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares describe in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or shortform merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

     1302. DISSENTING SHARES, STAMPING OR ENDORSING -- Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

     1303. DISSENTING SHAREHOLDER ENTITLED TO AGREED PRICE WITH INTEREST; TIME OF PAYMENT -- (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

     1304. DISSENTERS ACTIONS; JOINDER; CONSOLIDATION; APPOINTMENT OF APPRAISERS -- (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market values of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

     1305. APPRAISERS DUTY AND REPORT; COURT JUDGMENT; PAYMENT; APPEAL; COSTS OF ACTION -- (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market vale of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to undercertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Section 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

     1306. DISSENTING SHAREHOLDERS; EFFECT OF PREVENTION OF PAYMENT OF FAIRMARKET VALUE. -- To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

     1307. DISSENTING SHARES, DISPOSITION OF DIVIDENDS. -- Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

     1308. DISSENTING SHARES, RIGHTS AND PRIVILEGES. -- Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

     1309. DISSENTING SHARES, LOSS OF STATUS. -- Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

     (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

     (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

     (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivisions (i) of
Section 1110 was mailed to the shareholder.

     (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

     1310. SUSPENSION OF CERTAIN PROCEEDINGS WHILE LITIGATION IS PENDING. -- If litigation is instituted to test the sufficiency of regularity of the votes of the shareholder in authorizing a reorganization, any proceedings under Section 1304 and 1305 shall be suspended until final determination of such litigation.

     1311. CHAPTER INAPPLICABLE TO CERTAIN CLASSES OF SHARES. -- This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

     1312. VALIDITY OF REORGANIZATION OR SHORT FORM MERGER, ATTACK ON; SHAREHOLDERS' RIGHTS; BURDEN OF PROOF. -- (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right or law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days, prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                                                      APPENDIX D

                          DELAWARE GENERAL CORPORATION
                                LAW SECTION 262

SEC. 262. APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to subsection (g) of sec. 251), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                         ST. JOSEPH MEDICAL CORPORATION
                 PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON MARCH 19, 1998



The undersigned shareholder(s) of ST. JOSEPH MEDICAL CORPORATION, a California professional corporation (the "Corporation"), revoking all previous proxies, hereby acknowledges receipt of the Notice of Special Meeting of Shareholders dated February 17, 1998, and the Proxy Statement/Prospectus dated February 17, 1998, and hereby appoints William Collins, M.D. and Richard Bond, D.O. and each of them true and lawful agents and proxies of the undersigned, with full power to each of substitution, on behalf, and in the name of, the undersigned, to represent the undersigned at the Special Meeting of Shareholders of the Corporation to be held on March 19, 1998, at 9:00 a.m., local time, at 505 South Main Street, Suite 200, Orange, California and at any adjournment or postponement thereof, and to vote all shares of Class A Voting Common Stock and Class B Non-Voting Common Stock which the undersigned would be entitled to vote if present in person, on the matters set forth below as indicated:



1. APPROVAL OF AGREEMENT AND PLAN OF MERGER: To approve the Agreement and Plan of Merger, dated as of January 21, 1998, as amended (the "Merger Agreement"), between the Corporation and Orange Coast Managed Care Services, Inc., FPA Medical Management, Inc. and FPA Medical Management of California, Inc. ("Merger Sub"), with a vote for the Merger Agreement binding the undersigned shareholder to the indemnification provisions of the Merger Agreement and limiting the ability of FPA and Merger Sub to claim indemnification and recover from any shareholder more than the value of the merger consideration received by such shareholder during the indemnification period specified in the Merger Agreement, all as more fully disclosed in the Proxy Statement/Prospectus dated February 17, 1998.


               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN


2. OTHER BUSINESS: To vote on such other business as may properly come before the Special Meeting and any and all adjournments or postponements thereof.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, SHARES WILL BE VOTED "FOR" THE APPROVAL OF THE AGREEMENT AND PLAN OF MERGER REFERENCED ABOVE WHICH IS MORE FULLY DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS DATED FEBRUARY 17, 1998, OF WHICH THE UNDERSIGNED SHAREHOLDER ACKNOWLEDGES RECEIPT. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.


THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF ST. JOSEPH MEDICAL CORPORATION.

Either of such proxyholders or substitutes shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

                                              Dated:

                                             ----------------------------------,
                                              1998

                                              ----------------------------------
                                              Signature

                                              ----------------------------------
                                              Name Printed

                                              This proxy should be dated, signed
                                              by the shareholder(s) exactly as
                                              his or her name appears on his or
                                              her stock certificate(s) and
                                              returned promptly in the enclosed
                                              envelope. When signing as
                                              attorney-in-fact, executor,
                                              administrator, trustee or
                                              guardian, please add your title as
                                              such. Proxies executed in the name
                                              of a corporation should be signed
                                              on behalf of the corporation by a
                                              duly authorized officer. Where
                                              shares are owned in the name of
                                              two or more persons, all such
                                              persons should sign this proxy.

                    ORANGE COAST MANAGED CARE SERVICES, INC.
                 PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MARCH 19, 1998



The undersigned stockholder(s) of ORANGE COAST MANAGED CARE SERVICES, INC., a Delaware corporation (the "Corporation"), revoking all previous proxies, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders dated February 17, 1998, and the Proxy Statement/Prospectus dated February 17, 1998, and hereby appoints Charles Madden and Christopher Ohman and each of them true and lawful agents and proxies of the undersigned, with full power to each of substitution, on behalf, and in the name of, the undersigned, to represent the undersigned at the Special Meeting of Stockholders of the Corporation to be held on March 19, 1998, at 9:00 a.m., local time, at 505 South Main Street, Suite 200, Orange, California and at any adjournment or postponement thereof, and to vote all shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock which the undersigned would be entitled to vote if present in person, on the matters set forth below as indicated:



1. APPROVAL OF AGREEMENT AND PLAN OF MERGER: To approve the Agreement and Plan of Merger, dated as of January 21, 1998, as amended (the "Merger Agreement"), between the Corporation and St. Joseph Medical Corporation, FPA Medical Management, Inc. and FPA Medical Management of California, Inc. ("Merger Sub"), with a vote for the Merger Agreement binding the undersigned stockholder to the indemnification provisions of the Merger Agreement and limiting the ability of FPA and Merger Sub to claim indemnification and recover from any stockholder more than the value of the merger consideration received by such stockholder during the indemnification period specified in the Merger Agreement, all as more fully disclosed in the Proxy Statement/Prospectus dated February 17, 1998.


               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN


2. OTHER BUSINESS: To vote on such other business as may properly come before the Special Meeting and any and all adjournments or postponements thereof.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, SHARES WILL BE VOTED "FOR" THE APPROVAL OF THE AGREEMENT AND PLAN OF MERGER REFERENCED ABOVE WHICH IS MORE FULLY DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS DATED FEBRUARY 17, 1998, OF WHICH THE UNDERSIGNED STOCKHOLDER ACKNOWLEDGES RECEIPT. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.


THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF ORANGE COAST MANAGED CARE SERVICES, INC.

Either of such proxyholders or substitutes shall have and may exercise all of the powers of said attorneys-in-fact hereunder.


                                              Dated:



                                             ----------------------------------,
                                              1998


                                              ----------------------------------
                                              Signature

                                              ----------------------------------
                                              Name Printed

                                              This proxy should be dated, signed
                                              by the shareholder(s) exactly as
                                              his or her name appears on his or
                                              her stock certificate(s) and
                                              returned promptly in the enclosed
                                              envelope. When signing as
                                              attorney-in-fact, executor,
                                              administrator, trustee or
                                              guardian, please add your title as
                                              such. Proxies executed in the name
                                              of a corporation should be signed
                                              on behalf of the corporation by a
                                              duly authorized officer. Where
                                              shares are owned in the name of
                                              two or more persons, all such
                                              persons should sign this proxy.